  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998

                                                     REGISTRATION NO. 333-49977

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             SNB BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         GEORGIA                     6060                    58-2107916
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
     INCORPORATION)        CLASSIFICATION CODE NO.)

                             2918 RIVERSIDE DRIVE
                                 P.O. BOX 4748
                             MACON, GEORGIA 31208
                                (912) 722-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               H. AVERETT WALKER
                             SNB BANCSHARES, INC.
                             2918 RIVERSIDE DRIVE
                                 P.O. BOX 4748
                             MACON, GEORGIA 31208
                                (912) 722-6200

                               ----------------

                                   COPY TO:

                            JOHN T. MCGOLDRICK, JR.
                         MARTIN, SNOW, GRANT & NAPIER
                                 P.O. BOX 1606
                           MACON, GEORGIA 31202-1606
                                (912) 749-1716
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                           PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED        REGISTERED(1)    PER SHARE    OFFERING PRICE    FEE(2)
----------------------------------------------------------------------------------
Common Stock, $1.00 par
 value.................  846,748 shares      N/A         $6,057,417    $1,786.94

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Registrant will deregister the indicated shares if the Registrant's shareholders fail to approve the matter described above.
(2) In accordance with Rule 457(f)(2), the total registration fee has been calculated based on the book value of the securities to be received by the Registrant in the exchange as of the latest practicable date prior to April 13, 1998, the date of filing the Registration Statement.
 * As provided in the Agreement and Plan of Merger between SNB Bancshares,
   Inc. and Crossroads Bancshares, Inc., the Registrant will issue as many as 846,748 shares of its common stock for all of the 291,982 shares of the common stock of Crossroads Bancshares, Inc.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID 1 SECTION 8(A), MAY DETERMINE.

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

                       [SNB BANCSHARES, INC. LETTERHEAD]

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of SNB Bancshares, Inc. ("SNB"), to be held at the Macon
Centreplex, 200 Coliseum Drive, Macon, Georgia on June  , 1998, at    o'clock
 .m., local time, notice of which is enclosed.

  The proposals to be presented at the meeting are (i) the approval of an Agreement and Plan of Merger (the "Agreement"), entered into with Crossroads Bancshares, Inc. ("Crossroads") on January 29, 1998, as amended on February 12, 1998, pursuant to which Crossroads will merge with and into SNB (the "Merger"); (ii) approval of an amendment to the articles of incorporation of SNB to increase the number of shares of the Company's common stock which the corporation is authorized to issue from 5,000,000 shares to 10,000,000 shares;
(iii) the approval of an amendment to the articles of incorporation of SNB which will provide for a restructuring of the Board of Directors of SNB into three classes which shall be as nearly equal in number as possible, with staggered terms of three (3) years each; (iv) in the event of the approval of the amendment to the articles of incorporation restructuring the Board of Directors, the election of eight (8) persons to serve as the directors of SNB; and (v) ratification of the appointment of McNair, McLemore, Middlebrooks & Co. LLP as independent accountants for the year ended December 31, 1998. SNB will also transact such other business as may properly come before the annual meeting or any adjournments thereof.

  Upon consummation of the Merger, each share of Crossroads common stock ("Crossroads Common Stock") issued and outstanding will be converted into and exchanged for the right to receive 2.9 shares of SNB common stock ("SNB Common Stock"), subject to adjustment if the number of shares of Crossroads Common Stock outstanding on the effective date of the Merger is not 291,982.

  I urge you to read the accompanying Proxy Statement/Prospectus, which includes a description of the proposed Merger and also provides other specific information concerning the additional proposals to be presented at the Meeting.

  The proposals listed above have been approved by your Board of Directors and are recommended by the Board to you for approval. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by the holders of both SNB Common Stock and Crossroads Common Stock, and approval of the Merger by various regulatory agencies.

  IT IS IMPORTANT TO UNDERSTAND THAT APPROVAL OF THE AGREEMENT AND OF THE TWO PROPOSALS TO AMEND THE ARTICLES OF INCORPORATION OF SNB REQUIRE THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE SHARES OF SNB COMMON STOCK ENTITLED TO VOTE AT THE MEETING. CONSEQUENTLY, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. IF YOU HAVE ANY QUESTIONS CONCERNING THE DELIVERY OF THE ENCLOSED PROXY CARD, PLEASE CALL ME OR H. AVERETT WALKER AT
(912) 722-6200.

  Accordingly, whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger is a significant transaction for SNB, and your vote on this matter, as well as the other proposals to be voted upon at the Meeting, is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE PROPOSALS TO BE PRESENTED AT THE MEETING BY MARKING THE ENCLOSED PROXY CARD "FOR" THE PROPOSALS.

                                          Sincerely,

                                          ROBERT C. HAM
                                          Chairman of the Board

                               [SNB LETTERHEAD]
                             SNB BANCSHARES, INC.
                             2918 RIVERSIDE DRIVE
                             MACON, GEORGIA 31204
                                (912) 722-6200

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE  , 1998

  Notice is hereby given that an Annual Meeting of Shareholders (the "Meeting") of SNB Bancshares, Inc. ("SNB") will be held at the Macon
Centreplex, 200 Coliseum Drive, Macon, Georgia on June   , 1998 at    p.m.,
local time, for the following purpose:

PROPOSAL I

  To consider and vote on the Agreement and Plan of Merger, dated as of January 29, 1998, as amended on February 12, 1998 (the "Agreement"), by and between SNB and Crossroads Bancshares, Inc. ("Crossroads") pursuant to which SNB will acquire all of the issued and outstanding common stock of Crossroads ("Crossroads Common Stock") through the merger of Crossroads with and into SNB (the "Merger"), and each share of Crossroads Common Stock will be converted into shares of SNB common stock ("SNB Common Stock"), as described more fully in the accompanying Joint Proxy Statement/Prospectus.

PROPOSAL II

  To amend the articles of incorporation of SNB to increase the number of shares of the Company's common stock which the corporation is authorized to issue from 5,000,000 shares to 10,000,000 shares.

PROPOSAL III

  (a) To approve an amendment to the articles of incorporation of SNB which will provide for a restructuring of the Board of Directors of SNB into three classes which shall be as nearly equal in number as possible, with staggered terms of three (3) years each; and

  (b) In the event of the approval of the amendment to the articles of incorporation restructuring the Board of Directors, to elect eight (8) persons to serve as the directors of SNB.

PROPOSAL IV

  To ratify the appointment of McNair, McLemore, Middlebrooks & Co. LLP as independent accountants for the year ended December 31, 1998; and

  Other business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

  Approval of the Agreement and of the two proposed changes to the articles of incorporation of SNB requires the affirmative vote of two-thirds of the shares of SNB Common Stock entitled to vote at the Meeting; the election of directors requires the affirmative vote of a majority of the shares represented at the Meeting; and approval of the ratification of McNair, McLemore, Middlebrooks & Co. LLP and any other business which might come before the Meeting requires a majority of the votes cast with respect to such matters. Only shareholders of record at the close of business on May , 1998 are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

  THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF SNB COMMON STOCK VOTE "FOR" THE PROPOSALS LISTED ABOVE.

  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of SNB an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Meeting.

                                          By Order of the Board of Directors

                                          SHIRLEY D. JACKSON
                                          Secretary

Macon, Georgia
June  , 1998

                            [CROSSROADS LETTERHEAD]

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Meeting") of Crossroads Bancshares, Inc. ("Crossroads") to be held at Crossroads' main office, 1208 Washington Street, Perry, Georgia on June ,
1998, at    o'clock p.m., local time, notice of which is enclosed.

  At the Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger entered into with SNB Bancshares, Inc. ("SNB") on January 29, 1998, as amended on February 12, 1998 (the "Agreement") pursuant to which Crossroads will merge with and into SNB (the "Merger"). Upon consummation of the Merger, each share of Crossroads common stock ("Crossroads Common Stock") issued and outstanding will be converted into and exchanged for the right to receive 2.9 shares of SNB common stock ("SNB Common Stock"), assuming there are 291,982 shares of Crossroads Common Stock outstanding as of the effective date of the Merger.

  Crossroads Bank of Georgia will be operated as a subsidiary of SNB subsequent to the Merger, and I will serve on the effective date of the Merger as President of Crossroads Bank of Georgia, and the directors of Crossroads Bank of Georgia immediately prior to the effective date of the Merger shall continue to serve as the initial directors of Crossroads Bank of Georgia after the Merger. Four of the existing directors of Crossroads, to be selected by SNB, will be nominated and recommended by SNB to serve as directors of SNB following the Merger.

  Please read the enclosed Proxy Statement/Prospectus carefully and consider thoughtfully the information set forth therein. The Agreement and the Merger have been approved unanimously by your Board of Directors and are recommended by the Board to you for approval. Each member of the Board of Directors has agreed to vote all shares of Crossroads Common Stock owned by such member in favor of the Agreement and the Merger.

  IT IS IMPORTANT TO UNDERSTAND THAT APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF 60 PERCENT (60%) OF THE SHARES OF CROSSROADS COMMON STOCK ENTITLED TO VOTE AT THE MEETING. CONSEQUENTLY, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. IF YOU HAVE ANY QUESTIONS CONCERNING THE DELIVERY OF THE ENCLOSED PROXY CARD, PLEASE CALL ME OR CAROL A. BRYANT AT (912) 987-0011.

  Accordingly, whether or not you plan to attend the Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE AGREEMENT AND THE MERGER PRESENTED BY MARKING THE ENCLOSED PROXY CARD "FOR" THE MERGER.

                                          Sincerely,

                                          WILLIAM D. WATSON
                                          President

                            [CROSSROADS LETTERHEAD]

                          CROSSROADS BANCSHARES, INC.
                            1208 WASHINGTON STREET
                             PERRY, GEORGIA 31069
                                (912) 987-0011

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE  , 1998

  Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of Crossroads Bancshares, Inc. ("Crossroads") will be held at Crossroads' main office, 1208 Washington Street, Perry, Georgia 31069 on June
 , 1998, at  p.m., local time, for the following purpose:

    1. Merger. To consider and vote on the Agreement and Plan of Merger dated January 29, 1998, as amended on February 12, 1998 (the "Agreement") by and between SNB Bancshares, Inc. ("SNB") and Crossroads Bancshares, Inc. ("Crossroads") pursuant to which (i) SNB will acquire all of the issued and outstanding common stock of Crossroads ("Crossroads Common Stock") through the merger of Crossroads with and into SNB (the "Merger"), and (ii) each share of Crossroads Common Stock will be converted into shares of SNB common stock, as described more fully in the accompanying Joint Proxy Statement/Prospectus.

    2. Other Business. To transact such other business as may properly come before the Meeting, including adjourning the Meeting to permit, if necessary, further solicitation of proxies.

  Approval of the Agreement requires the affirmative vote of 60 percent (60%) of the shares of Crossroads Common Stock entitled to vote at the Meeting. Only shareholders of record at the close of business on May , 1998, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF CROSSROADS COMMON STOCK VOTE "FOR" THE AGREEMENT AND THE MERGER.

  We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Crossroads an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Meeting.

                                          By Order of the Board of Directors

                                          Carol A. Bryant
                                          Secretary

Perry, Georgia
June  , 1998

                             JOINT PROXY STATEMENT

       FOR THE ANNUAL MEETING                    FOR THE SPECIAL MEETING
          OF SHAREHOLDERS                            OF SHAREHOLDERS
     TO BE HELD ON JUNE  , 1998                 TO BE HELD ON JUNE  , 1998

        SNB BANCSHARES, INC.                   CROSSROADS BANCSHARES, INC.
        2918 RIVERSIDE DRIVE                      1208 WASHINGTON STREET
        MACON, GEORGIA 31204                       PERRY, GEORGIA 31069
           (912) 722-6200       --------------        (912) 987-0011

                                  PROSPECTUS
                                      OF
                             SNB BANCSHARES, INC.
                             2918 RIVERSIDE DRIVE
                                 P.O. BOX 4748
                             MACON, GEORGIA 31208
                                (912) 722-6200
                                      FOR
                   AS MANY AS 846,748 SHARES OF COMMON STOCK

                                --------------

  This Prospectus of SNB Bancshares, Inc., a bank holding company organized and existing under the laws of the State of Georgia ("SNB"), relates to the shares of its common stock, par value $1.00 per share ("SNB Common Stock"), which are issuable to the shareholders of Crossroads Bancshares, Inc. ("Crossroads") upon consummation of the proposed merger (the "Merger") described herein, pursuant to which Crossroads will merge with and into SNB under the terms of that certain Agreement and Plan of Merger dated as of January 29, 1998, as amended on February 12, 1998, by and between SNB and Crossroads (the "Agreement"). A copy of the Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A.

  On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) Crossroads will merge with and into SNB, and
(ii) each outstanding share of the $10.00 par value common stock of Crossroads ("Crossroads Common Stock") will be converted into the right to receive 2.9 shares of SNB Common Stock, subject to adjustment in the event the issued and outstanding shares of Crossroads as of the effective date of the Merger do not number 291,982. SNB will survive the Merger and the separate existence of Crossroads will cease. Crossroads Bank of Georgia ("Crossroads Bank") will become a wholly owned subsidiary of SNB. For a further description of the terms of the Merger, see "The Merger."

  This Prospectus also constitutes a Joint Proxy Statement of SNB and Crossroads and is being furnished to their respective shareholders in connection with the solicitation of proxies by their respective Boards of Directors. The proxies solicited by the Crossroads Board of Directors will be used at the Special Meeting of Shareholders of Crossroads (the "Crossroads Meeting") to be held on June , 1998, including any adjournment thereof, to consider and vote on the proposed Merger and to transact such other business as may properly come before the Crossroads Meeting or any adjournments thereof. The proxies solicited by the SNB Board of Directors will be used at the Annual Meeting of Shareholders of SNB (the "SNB Meeting") to be held on June , 1998, including any adjournment thereof, to: (i) consider and vote on the proposed Merger; (ii) approve an amendment to the articles of incorporation of SNB to increase the number of shares of the Company's common stock which the corporation is authorized to issue from 5,000,000 shares to 10,000,000 shares; (iii) approve an amendment to the articles of incorporation of SNB which will provide for a restructuring of the Board of Directors of SNB into three classes which shall be as nearly equal in number as possible, with staggered terms of three (3) years each.; (iv) in the event of the approval of the amendment to the articles of incorporation restructuring the Board of Directors, elect eight (8) persons to serve as the directors of SNB; (v) ratify the appointment of McNair, McLemore, Middlebrooks & Co. LLP as independent accountants for the year ended December 31, 1998; and (vi) transact such other business as may properly come before the SNB Meeting or any adjournments thereof. This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of SNB and Crossroads on or about June , 1998.

  On January 20, 1998, the last day prior to public announcement that Crossroads and SNB had executed the Agreement, the last reported sales price per share of SNB Common Stock on The Nasdaq Stock Market was $18.00 (or equivalent pro forma per share of Crossroads Common Stock based on the 2.9
Exchange Ratio of $52.20). On May   , 1998, the last reported sales price per
share of SNB Common Stock as reported on The Nasdaq Stock Market was $    (or
equivalent pro forma per share of Crossroads Common Stock of $   ).

  There are presently 291,982 shares of Crossroads Common Stock outstanding. Assuming that no holders of those shares dissent from the proposed transaction and that SNB acquires all of those shares as a consequence of the Merger, the present holders of Crossroads Common Stock will acquire 846,748 shares of SNB Common Stock, or approximately 26.93% of the SNB Common Stock outstanding immediately after the Merger.

  FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN SNB COMMON STOCK, SEE THE "RISK FACTORS" SECTION OF THIS JOINT PROXY STATEMENT/PROSPECTUS BEGINNING ON PAGE 11.)

  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
INSTRUMENTALITY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Joint Proxy Statement/Prospectus is June  , 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
SUMMARY....................................................................   2
  The Parties..............................................................   2
  Special Meeting of Crossroads Shareholders...............................   2
  Annual Meeting of SNB Shareholders.......................................   3
  The Merger; Exchange Ratio...............................................   3
  Dissenters' Rights.......................................................   4
  Reasons for the Merger...................................................   4
  Effective Date...........................................................   4
  Exchange of Stock Certificates...........................................   5
  Regulatory Approvals and Other Conditions................................   5
  Waiver, Amendment, and Termination of the Agreement......................   5
  Directors and Executive Officers Following the Merger....................   5
  Interests of Certain Persons in the Merger...............................   6
  Material Federal Income Tax Consequences of the Merger...................   6
  Accounting Treatment.....................................................   6
  Certain Differences in Rights of Shareholders............................   6
  Comparative Market Prices of Common Stock................................   7
  Comparative Per Share Data...............................................   8
  Selected Pro Forma Financial Data........................................   9
  Additional Proposals Presented to SNB Shareholders Only..................  10
RISK FACTORS...............................................................  11
  Management of Growth.....................................................  11
  Highly Competitive Business..............................................  11
  Volatility of Stock Price................................................  11
  Dependence on Senior Management..........................................  11
  Dilutive Effect of Exercise of Founders Warrants.........................  12
THE CROSSROADS MEETING.....................................................  13
  General..................................................................  13
  Record Date; Vote Required...............................................  13
THE SNB MEETING............................................................  14
  General..................................................................  14
  Record Date; Vote Required...............................................  14
THE MERGER.................................................................  16
  General..................................................................  16
  Background of and Reasons for the Merger.................................  16
  Crossroads' Reasons for the Merger.......................................  18
  SNB's Reasons for the Merger.............................................  18
  Fairness Opinions........................................................  19
  Effective Date of the Merger.............................................  19
  Distribution of Stock Certificates after the Merger......................  20
  Conditions to Consummation of the Merger.................................  20
  Regulatory Approvals.....................................................  21
  Rights of Dissenting Shareholders........................................  21
  Waiver, Amendment, and Termination of The Agreement......................  23
  Conduct of Business Pending the Merger...................................  23

                                                                           PAGE
                                                                           ----
  Directors and Executive Officers Following the Merger...................  24
  Interests of Certain Persons in the Merger..............................  24
  Material Federal Income Tax Consequences of the Merger..................  25
  Accounting Treatment....................................................  27
  Expenses and Fees.......................................................  27
  Resales of SNB Common Stock.............................................  27
  Description of SNB Common Stock.........................................  28
  Certain Differences in Rights of Shareholders...........................  28
  General.................................................................  28
  Authorized Capital Stock................................................  28
  Removal of Directors....................................................  28
  Vote Required for Shareholder Approval..................................  28
  Action by Shareholders Without a Meeting................................  29
  Number of Directors.....................................................  29
COMPARATIVE MARKET PRICES AND DIVIDENDS...................................  30
  SNB Market Prices.......................................................  30
  Crossroads Market Prices................................................  30
  Recent Prices...........................................................  30
  Dividends...............................................................  30
  Shareholders of Record..................................................  31
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............  32
  General.................................................................  32
BUSINESS OF SNB...........................................................  41
  General.................................................................  41
  The Bank................................................................  41
  History.................................................................  41
  Business................................................................  41
  Banking Premises........................................................  41
  Market Area.............................................................  42
  Competition.............................................................  42
  Employees...............................................................  42
SELECTED FINANCIAL DATA...................................................  43
MANAGEMENT OF SNB.........................................................  44
  Director Nominees.......................................................  44
  Other Current Directors of SNB..........................................  45
  Executive Officers......................................................  47
  Biographies of Director Nominees, Directors and Executive Officers of
   SNB....................................................................  48
  Committees of The Board of Directors and Attendance.....................  50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................  52
SECURITY OWNERSHIP OF SNB.................................................  53
EXECUTIVE COMPENSATION FOR SNB............................................  54
STOCK OPTION GRANT AND EXERCISE TABLES....................................  55
EMPLOYMENT CONTRACT AND CHANGE IN CONTROL ARRANGEMENT.....................  55
COMPENSATION PURSUANT TO PLANS............................................  56
  Stock Warrants..........................................................  56
  Incentive Stock Options.................................................  56
  401(K) Savings Incentive and Profit Sharing Plan........................  56

                                                                           PAGE
                                                                           ----
  Annual Cash Incentive Plan..............................................   57
  Other Plans.............................................................   58
  Other Executive Compensation............................................   58
COMPENSATION OF DIRECTORS.................................................   58
PENDING LEGAL PROCEEDINGS.................................................   58
SNB BANCSHARES, INC.--MANAGEMENT'S DISCUSSION AND ANALYSIS................   59
BUSINESS OF CROSSROADS....................................................   89
  General.................................................................   89
  Deposits................................................................   89
  Lending Activities......................................................   89
  Investment Activities...................................................   90
  Asset/Liability Management..............................................   90
  Employees...............................................................   90
  Properties..............................................................   90
  Litigation..............................................................   90
MANAGEMENT AND SECURITY OWNERSHIP OF CROSSROADS...........................   91
  Management..............................................................   91
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS...............   93
SELECTED HISTORICAL FINANCIAL DATA OF CROSSROADS..........................   95
CERTAIN REGULATORY CONSIDERATIONS.........................................  112
  General.................................................................  112
  Payment of Dividends....................................................  113
  Capital Adequacy........................................................  114
  Support of Subsidiary Institutions......................................  115
  Prompt Corrective Action................................................  115
  FDIC Insurance Assessments..............................................  116
  Safety and Soundness Standards..........................................  118
10-KSB ANNUAL REPORT......................................................  118
EXPERTS................................. .................................  118
OPINIONS..................................................................  118
ADDITIONAL PROPOSALS FOR SNB SHAREHOLDERS.................................  119
SHAREHOLDER PROPOSALS FOR 1999............................................  121
OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING....................  122
INDEX TO FINANCIAL STATEMENTS
SNB BANCSHARES, INC. FINANCIAL STATEMENTS.................................  F-1
CROSSROADS FINANCIAL STATEMENTS........................................... F-30
APPENDIX A: AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED..............  A-1
APPENDIX B: ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE...........  B-1

                             AVAILABLE INFORMATION

  SNB is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at its New York Regional Office at 7 World Trade Center, Suite 1300, New York, New York 10048 and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding SNB. The address of such Web site is http://www.sec.gov.

  This Joint Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of SNB (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about SNB and Crossroads and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. SNB Common Stock is traded on The Nasdaq Stock Market. Reports, proxy statements, and other information concerning SNB are also filed at the office of The Nasdaq Stock Market, Nasdaq Regulatory Filings, 1735 K Street, NW, Washington, D.C. 20006-1500.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SNB OR CROSSROADS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SNB OR CROSSROADS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  All information included in this Joint Proxy Statement/Prospectus with respect to SNB was supplied by SNB, and all information included herein with respect to Crossroads was supplied by Crossroads.

                                    SUMMARY

  The following is a summary of certain information relating to the Crossroads Meeting, the SNB Meeting, the Merger, and the shares of SNB Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendices. As used in this Joint Proxy Statement/Prospectus, the terms "SNB" and "Crossroads" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

  SNB. SNB is a bank holding company headquartered in Macon, Georgia, which operates as its wholly owned subsidiary, Security National Bank (the "Bank"). As of March 31, 1998, SNB had total consolidated assets of approximately $146.1 million, total consolidated deposits of approximately $124.8 million and total consolidated shareholders' equity of approximately $17.8 million. Through its subsidiary, SNB offers a broad range of banking and banking-related services.

  SNB was incorporated in 1994 under the laws of the State of Georgia and is registered as a bank holding company with the Federal Reserve Board (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "Georgia Department") under the federal Bank Holding Company Act of 1956, as amended (the "BHCA") and the Georgia Bank Holding Company Act (the "Georgia BHCA"). SNB's principal executive offices are located at 2918 Riverside Drive, Macon, Georgia 31204, and its telephone number at such address is (912) 722-6200.

  Crossroads. Crossroads is a bank holding company headquartered in Perry, Georgia. Crossroads operates through its subsidiary, Crossroads Bank of Georgia. As of March 31, 1998, Crossroads had total consolidated assets of approximately $68.9 million, total consolidated deposits of approximately $62.0 million and total consolidated shareholders' equity of approximately $6.1 million.

  Crossroads was incorporated in 1991 under the laws of the State of Georgia and is a registered bank holding company under the BHCA and the Georgia BHCA. Crossroads' principal executive offices are located at 1208 Washington Street, Perry, Georgia 31069, and its telephone number at such address is (912) 987-0011.

SPECIAL MEETING OF CROSSROADS SHAREHOLDERS

  The Crossroads Meeting will be held at    o'clock p.m., local time, on June
 , 1998, at Crossroads' main office, 1208 Washington Street, Perry, Georgia 31069, for the purpose of considering and voting on approval of the Agreement and transacting such other business as may properly come before the meeting or any adjournments thereof. See "The Crossroads Meeting." Only holders of record of Crossroads Common Stock at the close of business on June , 1998 (the "Crossroads Record Date"), will be entitled to vote at the Crossroads Meeting. Approval of the Agreement and the Merger requires the affirmative vote of 60 per cent (60%) of the shares of Crossroads Common Stock entitled to vote at the Crossroads Meeting. As of the Crossroads Record Date, there were 291,982 shares of Crossroads Common Stock outstanding and entitled to be voted.

  The directors and executive officers of Crossroads beneficially owned, as of the Crossroads Record Date, 93,068 shares (or approximately 31.87% of the outstanding shares) of Crossroads Common Stock. Each member of the Board of Directors of Crossroads has delivered to SNB irrevocable proxies appointing SNB to act as their attorney in fact for the purpose of voting all shares of Crossroads Common Stock owned by them at the special meeting of the shareholders of Crossroads. SNB intends to vote those shares in favor of the Agreement and the Merger.

  As of the Crossroads Record Date, the directors and executive officers of SNB did not beneficially own any shares of Crossroads Common Stock. As of that date, neither Crossroads nor SNB held any shares of Crossroads Common Stock in a fiduciary capacity for others. See "The Crossroads Meeting."

ANNUAL MEETING OF SNB SHAREHOLDERS

  The SNB Meeting will be held at    o'clock p.m., local time, on June  , 1998,
at the Macon Centreplex, 200 Coliseum Drive, Macon, Georgia 31201, to vote on
(i) approval of the Agreement and the Merger; (ii) approval of an amendment to the articles of incorporation of SNB to increase the number of shares of the Company's common stock which the corporation is authorized to issue from 5,000,000 shares to 10,000,000 shares; (iii) approval of an amendment to the articles of incorporation of SNB which will provide for a restructuring of the Board of Directors of SNB into three classes which shall be as nearly equal in number as possible, with staggered terms of three (3) years each; (iv) in the event of the approval of the amendment to the articles of incorporation restructuring the Board of Directors, the election of eight (8) persons to serve as the directors of SNB; (v) ratification of the appointment of McNair, McLemore, Middlebrooks & Co. LLP as independent accountants for the year ended December 31, 1998; and (vi) the transaction of such other business as may properly come before the annual meeting or any adjournments thereof. See "The SNB Meeting."

  Only holders of record of SNB Common Stock at the close of business on June
 , 1998 (the "SNB Record Date") will be entitled to vote at the SNB Meeting. The affirmative vote of two-thirds of the shares of SNB Common Stock outstanding and entitled to vote at the SNB Meeting will be required to approve the Agreement and the two proposed amendments to the articles of incorporation of SNB. The election of a director requires the affirmative vote of a majority of the shares represented at the SNB Meeting. Approval of any other matter will require the affirmative vote of a majority of the shares cast on the matter. As of April 30, 1998, there were 2,297,331 shares of SNB Common Stock outstanding and entitled to vote.

  The directors and executive officers of SNB beneficially owned, as of April 30, 1998, approximately 985,294 shares (or approximately 42.89% of the outstanding shares) of SNB Common Stock.

  As of the SNB Record Date, the directors and executive officers of Crossroads did not beneficially own any shares of SNB Common Stock. As of that date, neither SNB nor Crossroads held any shares of SNB Common Stock in a fiduciary capacity for others. See "The SNB Meeting."

THE MERGER; EXCHANGE RATIO

  Proposal No. 1 is approval of the Agreement and Plan of Merger dated
January 29, 1998 between SNB and Crossroads. The Agreement provides for the combination of Crossroads with SNB pursuant to the merger of Crossroads with and into SNB. On the effective date of the Merger, each share of Crossroads Common Stock then issued and outstanding will be converted into the right to receive that number of shares of SNB Common Stock (plus cash in lieu of fractional shares) equal to (i) 846,748 divided by (ii) the aggregate number of outstanding Crossroads shares (the "Exchange Ratio"); provided, however, if the number of shares of Crossroads outstanding as of the date of the Merger is 291,982 shares the Exchange Ratio shall be 2.9. SNB will pay cash in lieu of any fractional shares (computed to the nearest cent) in an amount equal to such fraction multiplied by $18.00.

DISSENTERS' RIGHTS

  Holders of Crossroads Common Stock who dissent from the Merger are entitled to the rights and remedies of dissenting shareholders set forth in Article 13 of the Georgia Business Corporation Code (the "Georgia Code"), subject to compliance with the procedures set forth herein. A dissenting shareholder is entitled to receive cash in an amount equal to the "fair value" of such holder's shares. A copy of Article 13 of the Georgia Code is set forth in Appendix B to this Joint Proxy Statement/Prospectus and a summary thereof is included under "The Merger--Rights of Dissenting Shareholders." To perfect dissenters' rights a shareholder must comply with Article 13 of the Georgia Code, which requires, among other things, that a shareholder give Crossroads notice of such holder's intent to dissent from approval of the Agreement prior to the vote of the shareholders at the Crossroads Meeting and that such shareholder not vote his or her shares in favor of the Agreement. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted in favor of the Agreement and thus will not be entitled to assert dissenters' rights.

REASONS FOR THE MERGER

  Crossroads' Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Crossroads and its shareholders. ACCORDINGLY, CROSSROADS' BOARD UNANIMOUSLY RECOMMENDS THAT CROSSROADS' SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. DIRECTORS AND EXECUTIVE OFFICERS OF CROSSROADS HAVE EXECUTED IRREVOCABLE PROXIES WHICH AUTHORIZE SNB TO VOTE THE SHARES OWNED BY SUCH PERSONS IN FAVOR OF THE AGREEMENT. In approving the Merger, Crossroads directors considered SNB's financial condition; various alternatives to the Merger, including the merits of other acquisition proposals; the consideration to be received by Crossroads shareholders; the anticipated synergies and enhanced resources and lending capabilities that would result from the Merger; the competitive and regulatory environments for financial institutions and commercial lending businesses generally; the income tax aspects of the Merger as a tax-free exchange; the current lack of marketability of the Crossroads Common Stock, contrasted with the ability of Crossroads' shareholders to exchange their Crossroads Common Stock for SNB Common Stock in connection with the Merger and thereafter have the ability to trade such securities on The Nasdaq Stock Market; and the likelihood that the Merger would be approved by applicable regulatory authorities. See "The Merger--Background of and Reasons for the Merger."

  The SNB Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of SNB and its shareholders. ACCORDINGLY, SNB'S BOARD UNANIMOUSLY RECOMMENDS THAT SNB'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. (PROPOSAL I). In approving the Merger, SNB's directors considered Crossroads' financial condition, operations and market area; SNB's overall strategic focus; the financial terms and income tax consequences of the Merger; and the management philosophy of Crossroads and its compatibility with that of SNB. See "The Merger--Background of and Reasons for the Merger."

EFFECTIVE DATE

  Subject to the conditions to the obligations of the parties to effect the Merger, the effective date (the "Effective Date") will occur on the date and at the time specified in Articles of Merger (the "Articles of Merger") filed by SNB with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Articles of Merger. Unless otherwise agreed upon by SNB and Crossroads, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or; (ii) the date on which the

Agreement is approved by the requisite vote of SNB and Crossroads shareholders. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the third quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "The Merger--Effective Date of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

  Promptly after the Effective Date, SNB or an exchange agent selected by it (the "Exchange Agent") will send to the former shareholders of Crossroads a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Crossroads Common Stock for certificates representing shares of SNB Common Stock. Former shareholders of Crossroads will not be entitled to receive dividends or other distributions on their shares of SNB Common Stock until SNB has received their Crossroads stock certificates. CROSSROADS SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "The Merger--Distribution of Stock Certificates After the Merger."

REGULATORY APPROVALS AND OTHER CONDITIONS

  The Merger is subject to approval by the Federal Reserve and the Georgia Department. Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of these agencies will be given or as to the timing or conditions of such approvals.

  Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the SNB and Crossroads shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "The Merger-- Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

  The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both Crossroads and SNB, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, SNB will continue to operate as a bank holding company under its present management and Crossroads will continue to operate as a bank holding company under its present management. See "The Merger--Waiver, Amendment, and Termination of the Agreement."

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  The Agreement provides that SNB will be the Surviving Corporation after the Merger (the "Surviving Corporation") and that the directors of the Surviving Corporation after the Merger will consist of the directors of SNB immediately prior to the Effective Date of the Merger, but that SNB will nominate and recommend election of four of the existing directors of Crossroads as directors of SNB. The executive officers of SNB immediately prior to the Merger will continue to serve as officers of SNB after the Effective Date of the Merger in accordance with the bylaws of SNB. Crossroads Bank will operate as a separately chartered banking subsidiary of SNB as of the Effective Date and until such time as SNB in its business judgment deems a change in such status warranted. The directors and officers of Crossroads Bank immediately prior to the Effective Date of the Merger shall serve as the initial directors and officers of Crossroads Bank from and after the Effective Date of the Merger in accordance with the bylaws of Crossroads.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain executive officers and directors of Crossroads have interests in the Merger in addition to their interests as Crossroads shareholders generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain SNB employee benefits. SNB has agreed that William D. Watson, who presently serves as President of Crossroads Bank, will serve initially as President of Crossroads Bank subsequent to the Effective Date of the Merger and that Carol A. Bryant, Ronald
K. Bell, Ronald J. Baggett, and Ray M. Durham will be maintained with the resulting organization in a role similar to that now occupied by them with Crossroads Bank. The Agreement does not provide for, nor do the parties contemplate, written employment agreements with those persons, all of whom will serve as employees at will. See "The Merger--Interests of Certain Persons in the Merger."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Crossroads has received an opinion of Martin, Snow, Grant & Napier, LLP, counsel to SNB, to the effect that, among other things: (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the exchange in the Merger of Crossroads Common Stock for SNB Common Stock will not give rise to gain or loss to Crossroads shareholders except for the recognition of gain as required by Section 302 of the Code with respect to cash received by Crossroads shareholders in lieu of fractional shares of SNB stock as a result of the Merger; (iii) neither SNB nor Crossroads will recognize income, gain or loss as a consequence of the Merger; (iv) the aggregate tax basis of SNB Common Stock received by Crossroads shareholders pursuant to the Merger will be the same as the tax basis of the shares of Crossroads Common Stock exchanged therefor, decreased by any portion of such tax basis allocated to fractional shares of SNB Common Stock that are treated as redeemed by SNB; (v) Crossroads shareholders will have the same holding period in the shares of SNB Common Stock received pursuant to the Merger as the holding period of the shares of Crossroads Common Stock exchanged therefor. The tax opinion of Martin, Snow, Grant & Napier, LLP is not binding on the Internal Revenue Service. See "The Merger--Material Federal Income Tax Consequences of the Merger."

  DUE TO THE INDIVIDUAL NATURE OF THE INCOME TAX CONSEQUENCES OF THE MERGER, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Crossroads will be carried forward and recorded on the financial statements of SNB at their previously recorded amounts. In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Crossroads Common Stock must be exchanged for SNB Common Stock. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  On the Effective Date, Crossroads shareholders, whose rights are governed by the Georgia Code and by Crossroads' Articles of Incorporation and Bylaws, will automatically become SNB shareholders, and their rights as SNB shareholders will be determined by the Georgia Code and by SNB's Articles of Incorporation and Bylaws. Upon consummation of the Merger, the rights of SNB shareholders will differ from the rights of Crossroads shareholders in certain respects. See "The Merger--Certain Differences in Rights of Shareholders" and "The Merger-- Description of SNB Common Stock."

COMPARATIVE MARKET PRICES OF COMMON STOCK

  SNB Common Stock is currently traded on The Nasdaq Stock Market under the symbol "SNBJ." Prior to December 1, 1997, SNB Common Stock was not traded on The Nasdaq Stock Market or on any stock exchange, although certain brokerage firms made a market for its common stock. Crossroads Common Stock is not traded on an established market. The following table sets forth the last sale price of SNB Common Stock on January 20, 1998, the date of the last sale reported by The Nasdaq Stock Market prior to January 29, 1998 (the date of public announcement of the proposed Merger) and the sale price of Crossroads Common Stock on August 22, 1997, the date of the last known arms-length sale of Crossroads Common Stock prior to January 29, 1998. It also provides the last sales price of SNB Common Stock on May , 1998, the date of the last sale reported by The Nasdaq Stock Market prior to the mailing of this Joint Proxy Statement/Prospectus and the sale price of Crossroads Common Stock on August 22, 1997, the date of the most recent known arms-length sale of Crossroads Common Stock prior to the mailing of this Joint Proxy Statement/Prospectus.

          SNB COMMON STOCK                 CROSSROADS COMMON STOCK
       $18.00 at January 20,   $18.00 at August 22, 1997 (prior to announcement)
           1998 (prior to                 $18.00 at August 22, 1997
        announcement) $   at
            May  , 1998

COMPARATIVE PER SHARE DATA

  The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) a historical basis for SNB and Crossroads, (ii) a pro forma combined basis per share of SNB Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Crossroads Common Stock, giving effect to the Merger. The data also retroactively reflects the effect of SNB's 20% stock split in the form of a dividend on March 20, 1995; its 100% stock split effected as a dividend on June 1, 1996; and its 25% stock split in the form of a dividend declared on September 25, 1997. The SNB and Crossroads pro forma combined information gives effect to the Merger on a pooling-of-interests accounting basis and assumes the Exchange Ratio of 2.9 shares of SNB Common Stock for each share of Crossroads Common Stock. See "The Merger--Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

  The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of SNB and Crossroads, including the respective notes thereto, and the pro forma financial information included herein. See "--Selected Historical Financial Data of SNB," "--Selected Historical Financial Data of Crossroads."

                      SNB BANCSHARES, INC. AND SUBSIDIARY
            COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                 CERTAIN UNAUDITED PRO FORMA AND PER SHARE DATA

                                                               YEARS ENDED
                                             QUARTER ENDED     DECEMBER 31,
                                               MARCH 31,   --------------------
                                                 1998       1997   1996   1995
                                             ------------- ------ ------ ------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)
INCOME STATEMENT DATA:
  Net interest income.......................    $2,450     $9,313 $7,812 $6,352
  Provision for loan losses.................        80        505    320    219
  Noninterest income........................       650      2,187  1,780  1,377
  Noninterest expense.......................     1,986      7,165  5,788  4,612
  Income before income taxes and
   extraordinary item.......................     1,034      3,830  3,484  2,898
  Income before extraordinary item..........       692      2,607  2,393  1,998
COMMON SHARE DATA:
SNB HISTORICAL:
  Income per share before extraordinary
   item, diluted............................    $ 0.82     $ 0.73 $ 0.81 $ 0.80
  Book value per share......................      7.74       7.93   7.22   5.62
  Dividends per share.......................      0.05       0.20   0.18   0.16
CROSSROADS HISTORICAL:
  Income per share before extraordinary
   item, diluted............................    $ 3.11     $ 2.76 $ 2.54 $ 2.05
  Book value per share......................     20.82      20.24  17.57  15.30
  Dividends per share.......................      0.20       0.20   0.20   0.20
CROSSROADS EQUIVALENT PRO FORMA:
  Income per share before extraordinary
   item, diluted............................    $ 0.61     $ 2.29 $ 2.41 $ 2.26
  Book value per share......................     22.01      22.21  23.26  15.92
  Dividends per share.......................      0.15       0.58   0.52   0.46
SNB PRO FORMA COMBINED:
  Income per share before extraordinary
   item, diluted............................    $ 0.21     $ 0.79 $ 0.83 $ 0.78
  Book value per share......................      7.59       7.66   8.02   5.49
  Dividends per share.......................      0.06       0.16   0.15   0.13

                       SELECTED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data gives effect to the acquisition of Crossroads as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a pooling-of-interests transaction. The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
            COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                      SUMMARY OF PRO FORMA FINANCIAL DATA

  The following unaudited selected pro forma financial data give effect to the Merger as of the dates and for the periods indicated and pursuant to the accounting basis described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the Merger had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited Pro Forma Financial Information appearing elsewhere in this Proxy Statement/Prospectus.

  Selected Pro Forma Combined Financial Data for SNB and Crossroads. The following unaudited pro forma combined data give effect to the Merger as of March 31, 1998 and December 31, 1997 and for each of the years ended December 31, 1997, 1996 and 1995 and the quarter ended March 31, 1998, assuming the Merger was consummated on March 31, 1998 and December 31, 1997 for "Balance Sheet Data" and at the beginning of each period presented for "Income Statement Data."

                                                            AS OF      AS OF
                                                          MARCH 31, DECEMBER 31,
                                                            1998        1997
                                                          --------- ------------
                                                          (DOLLARS IN THOUSANDS,
                                                          EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
  Total Assets........................................... $215,029    $216,462
  Cash...................................................    9,240      12,274
  Federal Funds Sold.....................................   11,660       9,075
  Investment Securities..................................   35,845      41,234
  Loans, net.............................................  148,198     143,623
  Total Deposits.........................................  186,848     188,861
  Stockholders' Equity...................................   23,867      22,750
  Book Value Per Common Share............................ $   7.59    $   7.66

                                          QUARTER ENDED YEAR ENDED DECEMBER 31,
                                            MARCH 31,   -----------------------
                                              1998       1997    1996    1995
                                          ------------- ------- ------- -------
INCOME STATEMENT DATA:
  Total Interest Income..................    $4,339     $16,658 $14,425 $11,847
  Total Interest Expense.................     1,889       7,345   6,613   5,495
                                             ------     ------- ------- -------
   Net Interest Income...................     2,450       9,313   7,812   6,352
  Provision for Loan Losses..............        80         505     320     219
                                             ------     ------- ------- -------
   Net Interest Income After Provision
    for Loan Losses......................     2,370       8,808   7,492   6,133
  Total Noninterest Income...............       650       2,187   1,780   1,377
  Total Noninterest Expense..............     1,986       7,165   5,788   4,612
  Income Tax Expense.....................       342       1,223   1,091     900
                                             ------     ------- ------- -------
   Income From Continuing Operations.....    $  692     $ 2,607 $ 2,393 $ 1,998
                                             ======     ======= ======= =======
   Income From Continuing Operations Per
    Share--Basic.........................    $ 0.22     $  0.88 $  0.94 $  0.85
                                             ======     ======= ======= =======

ADDITIONAL PROPOSALS PRESENTED TO SNB SHAREHOLDERS ONLY

  At the SNB Meeting, the shareholders of SNB will be asked to vote on the following additional proposals:

PROPOSAL II

  To approve an amendment to the articles of incorporation of SNB which will increase the number of shares of SNB's Common Stock authorized to be issued from 5,000,000 to 10,000,000 shares;

PROPOSAL III

  (a) To approve an amendment to the articles of incorporation of SNB to provide for a restructuring of the Board of Directors of SNB. The Board of Directors of SNB is presently divided into five classes, the terms of which are for five (5) years each and are staggered to provide for the election of approximately 20% of the directors of SNB each year. The Board presently consists of eighteen (18) members. Under the proposed amendment, the directors would consist of three (3) classes, each of a term of three years each and staggered to provide for the election each year of approximately one-third of the directors of SNB;

  (b) In the event the foregoing proposal to amend the articles of incorporation of SNB is approved, to elect eight (8) persons to serve as the Board of Directors of SNB;

PROPOSAL IV

  To ratify the appointment of McNair, McLemore, Middlebrooks & Co. LLP as independent accountants of SNB for the year ended December 31, 1998;

                                 RISK FACTORS

  In addition to the other information contained in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully by shareholders of SNB and Crossroads in evaluating the Merger.

MANAGEMENT OF GROWTH

  SNB has experienced significant growth in the last several years. SNB intends to continue to pursue an aggressive growth strategy for the foreseeable future, including possible acquisitions, and its future operating results will depend largely upon its ability to successfully integrate any businesses which it acquires, including Crossroads, and to manage its growth. The process of integrating acquired businesses into SNB's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. There is no assurance that SNB will be able to successfully enter other markets or that any such expansion will be as profitable as existing operations. If SNB management is unable to manage growth effectively, SNB's business, its results of operations and its financial condition could be materially and adversely affected.

HIGHLY COMPETITIVE BUSINESS

  The SNB business is extremely competitive. Certain of SNB's primary competitors offer substantially similar services as SNB and some have greater market recognition and greater financial, technical, marketing and human resources than SNB. There can be no assurance that SNB will be able to compete successfully against existing companies or new entrants to the banking industry.

MARKET AREA OF THE COMPANY

  The Bank, the wholly-owned subsidiary of SNB, is located and conducts virtually all of its business in Bibb County, which had a population in 1990 of approximately 149,967 as reported by the United States Bureau of Census. The Bank conducts business to a lesser extent in the surrounding counties of Jones, Monroe, Twiggs, Wilkinson, and Houston. The loan portfolio of SNB is concentrated in various commercial, real estate and consumer loans to individuals and entities located in Middle Georgia, and the ultimate collectibility of the loans and future growth of the Bank is largely dependent upon the economic conditions in the Middle Georgia area. The Bank's agricultural loans are negligible. The economy of the Middle Georgia area has generally been favorable in recent years, although population growth in Bibb County has been relatively slow. Robins Air Force Base, the state's largest employer, is located in Houston County. It recently survived national base closure mandates and has recently expanded in size, although further base closure mandates are possible.

VOLATILITY OF STOCK PRICE

  The market price of the SNB Common Stock could be subject to significant fluctuations in response to SNB's operating results and other factors, and there can be no assurance that the market price of the SNB Common Stock will not decline below the current market price. In addition, the stock market has from time to time experienced price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are publicly traded and may adversely affect the market price of the SNB Common Stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS--SNB Market Prices".

DEPENDENCE ON SENIOR MANAGEMENT

  The success of SNB has been largely dependent on the skills, experience and efforts of its senior management. The loss of the services of H. Averett Walker, President of SNB, or other members of senior management of SNB could have a material adverse effect on SNB's business and prospects. Mr. Walker is operating under an employment agreement dated January 10, 1996. That agreement may be terminated by SNB for cause only; it may be terminated by Mr. Walker for cause or, upon 30-day notice, without cause. SNB does not maintain "Key Men" life insurance policies on any members of its senior management. SNB believes that its future success will also depend upon its ability to attract, retain and motivate qualified personnel. There can be no assurance that SNB will be successful in attracting and retaining such personnel.

DILUTIVE EFFECT OF EXERCISE OF FOUNDERS WARRANTS

  Certain organizers of SNB and its predecessor, Security National Bank, and their transferees, most of whom are presently directors or executive officers of SNB, hold unexercised Founders Warrants to purchase in the aggregate 196,550 shares of SNB's Common Stock as of March 31, 1998. As of that date those shares of SNB's Common Stock could have been purchased by the holders of those warrants at a price of $3.33 per share, a price considerably less than the current market price of SNB's Common Stock and its book value as of March 31, 1997. The exercise of those options will dilute the per share book value of SNB's Common Stock. The Warrants will expire in November, 1998 if not exercised by that time, but it is expected that all Warrants will be exercised.

                            THE CROSSROADS MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of Crossroads Common Stock in connection with the solicitation by the Crossroads Board of Directors of proxies for use at the Crossroads Meeting, at which Crossroads shareholders will be asked to vote upon a proposal to approve the
Agreement and the Merger. The Crossroads Meeting will be held at    p.m.,
local time, on June , 1998, at the main office of Crossroads, located at 1208 Washington Street, Perry, Georgia 31069.

  Crossroads shareholders are requested promptly to sign, date, and return the accompanying proxy card to Crossroads in the enclosed postage-paid envelope.

  Any Crossroads shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Crossroads a signed proxy bearing a later date, provided that such notice or proxy is actually received by Crossroads prior to the taking of the shareholder vote, or by electing to vote in person at the Crossroads Meeting. Any notice of revocation should be sent to Crossroads Bancshares, Inc., P.O. Box 1308, 1208 Washington Street, Perry, Georgia 31069, Attention:
Carol A. Bryant. The shares represented by properly executed proxies received at or prior to the Crossroads Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE CROSSROADS MEETING. As of the date of this Joint Proxy Statement/Prospectus, Crossroads is unaware of any other matter to be presented at the Crossroads Meeting.

  Solicitation of proxies will be made by mail but also may be made by telephone or in person by the directors, officers, and employees of Crossroads, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

  Crossroads shareholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

  Crossroads' Board of Directors has established the close of business on June , 1998, as the Record Date for determining the shareholders entitled to notice of and to vote at the Crossroads Meeting. Only record holders of Crossroads Common Stock as of the Record Date will be entitled to vote at the Crossroads Meeting. Approval of the Agreement requires the affirmative vote of 60 percent (60%) of the shares of Crossroads Common Stock entitled to vote at the Crossroads Meeting as required by Crossroads Articles of Incorporation. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement. As of the Record Date, there were approximately 306 holders of 291,982 shares of Crossroads Common Stock outstanding and entitled to vote at the Crossroads Meeting, with each share entitled to one vote.

  The presence, in person or by proxy, of a majority of the outstanding shares of Crossroads Common Stock is necessary to constitute a quorum of the shareholders in order to take action at the Crossroads Meeting. For these purposes, shares of Crossroads Common Stock that are present, or represented by proxy, at the Crossroads Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement. Proxies which are voted against the Merger will not be voted in favor of any motion to adjourn the meeting for the purpose of soliciting votes to approve the Merger.

  The directors and executive officers of Crossroads and their affiliates beneficially owned, as of the Record Date, 93,068 shares (or approximately 31.87% of the outstanding shares) of Crossroads Common Stock. All directors and executive officers of Crossroads have executed irrevocable proxies which authorize SNB to vote the shares owned by such persons in favor of the Agreement. It is the intention of SNB to vote such shares in favor of the Agreement.

  As of the Record Date, the directors and executive officers of SNB and their affiliates did not beneficially own any shares of Crossroads Common Stock. As of that date, neither Crossroads nor SNB held any shares of Crossroads Common Stock in a fiduciary capacity for others.

                                THE SNB MEETING

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of SNB Common Stock in connection with the solicitation by the SNB Board of Directors of proxies for use at the SNB Meeting, at which SNB shareholders will be asked to vote upon (i) the approval of an Agreement and Plan of Merger (the "Agreement"), entered into with Crossroads Bancshares, Inc. ("Crossroads") on January 29, 1998, as amended on February 12, 1998, pursuant to which Crossroads will merge with and into SNB (the "Merger"); (ii) the approval of an amendment to the articles of incorporation of SNB to increase the number of shares of the Company's common stock which the corporation is authorized to issue from 5,000,000 shares to 10,000,000 shares; (iii) the approval of an amendment to the articles of incorporation of SNB which will provide for a restructuring of the Board of Directors of SNB into three classes which shall be as nearly equal in number as possible, with staggered terms of three (3) years each; (iv) in the event of the approval of the amendment to the articles of incorporation restructuring the Board of Directors, the election of eight (8) persons to serve as the directors of SNB;
(v) the ratification of the appointment of McNair, McLemore, Middlebrooks & Co. LLP as independent accountants for the year ended December 31, 1998; and
(vi) such other business as may properly come before the annual meeting or any adjournments thereof.

  The SNB Meeting will be held at    p.m., local time, on June  , 1998, at the
Macon Centreplex, 200 Coliseum Drive, Macon, Georgia 31201.

  SNB shareholders are requested promptly to sign, date, and return the accompanying proxy card to SNB in the enclosed postage-paid envelope. Any SNB shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to SNB a signed proxy bearing a later date, provided that such notice or proxy is actually received by SNB prior to the taking of the shareholder vote, or by electing to vote in person at the SNB Meeting. Any notice of revocation should be sent to SNB Bancshares, Inc., P.O. Box 4748, 2918 Riverside Drive, Macon, Georgia 31208-4748, Attention: Shirley Jackson. The shares of SNB Common Stock represented by properly executed proxies received at or prior to the SNB Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED IN FAVOR OF ALL PROPOSALS AND FOR THE ELECTION OF ALL PERSONS NOMINATED BY MANAGEMENT TO SERVE AS DIRECTORS OF SNB AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SNB MEETING. As of the date of this Joint Proxy Statement/Prospectus, SNB is unaware of any other matter to be presented at the SNB Meeting.

  Solicitation of proxies will be made by mail but also may be made by telephone or in person by the directors, officers, and employees of SNB, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

RECORD DATE; VOTE REQUIRED

  SNB's Board of Directors has established the close of business on June , 1998, as the Record Date for determining the SNB shareholders entitled to notice of and to vote at the SNB Meeting. Only SNB shareholders of record as of the Record Date will be entitled to vote at the meeting. The affirmative vote of two-thirds of the SNB Common Stock outstanding and entitled to vote at the SNB Meeting will be required to approve the Agreement and the two proposed amendments to the articles of incorporation of SNB. Directors are elected by the affirmative vote of a majority of the shares represented at the Meeting. The affirmative vote of a majority of the votes cast at the Meeting will be required to approve the retention of McNair, McLemore, Middlebrooks & Co., LLP as the independent accountants of SNB and such other business as may come before the Meeting. Abstentions or failures to return a properly executed proxy will have the same effect as a vote against the Agreement. Broker non-votes, which occur when a broker submits a proxy card without exercising discretionary voting authority on a non-routine matter, are not counted for purposes of determining whether a proposal has been approved. As a result, broker non-votes will have the effect of votes against the Agreement, the proposed amendments to the articles of incorporation, and the election of directors. As of April 30, 1998, there were approximately 542 holders of 2,297,331 shares of SNB Common Stock outstanding and entitled to vote at the SNB Meeting, with each share entitled to one vote.

  The presence, in person or by proxy, of a majority of the outstanding shares of SNB Common Stock entitled to vote at the SNB Meeting is necessary to constitute a quorum of the shareholders in order to take action at the meeting. For these purposes, shares of SNB Common Stock that are present, or represented by proxy, at the SNB Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on any matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any matter. Proxies which are voted against the Merger will not be voted in favor of any motion to adjourn the meeting for the purpose of soliciting votes to approve the Merger.

  The directors and executive officers of SNB beneficially owned, as of April 30, 1998, 985,294 shares (or approximately 42.89% of the outstanding shares) of SNB Common Stock. As of the Record Date, the directors and executive officers of Crossroads did not beneficially own any shares of SNB Common Stock. As of that date, neither Crossroads nor SNB held any shares of SNB Common Stock in a fiduciary capacity for others.

                                  THE MERGER

  The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

  Upon consummation of the Merger, Crossroads will merge with and into SNB, SNB will survive the Merger and the separate existence of Crossroads will cease. Crossroads Bank will become a wholly owned subsidiary of SNB following consummation of the Merger, although its name may be changed to achieve consistency with the marketing program of SNB.

  At the Effective Date, each share of Crossroads Common Stock issued and outstanding will be converted into the right to receive a number of shares of SNB Common Stock equal to (i) 846,748 divided by (ii) the aggregate number of shares of Crossroads Common Stock outstanding on the Effective Date; provided, however, that if the number of shares of Crossroads Common Stock outstanding on the Effective Date is 291,982 shares the Exchange Ratio will be 2.9. Each share of SNB Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger. No fractional shares of SNB Common Stock will be issued in connection with the Merger. SNB will pay cash in lieu of any fractional shares (computed to the nearest cent) in an amount equal to such fraction multiplied by $18.00.

BACKGROUND OF AND REASONS FOR THE MERGER

  The Board of Directors of Crossroads has been concerned for some time about increased competition in its primary market of Houston County, Georgia. Competition from large regional banks in that market has increased significantly in recent years, and several community banks have announced plans to expand into that market. Crossroads Bank, the wholly owned subsidiary of Crossroads, had equity capital of $6.1 million dollars as of December 31, 1997. A bank is limited by its capital in the size of extensions of credit which can be legally made by it. The Board of Directors concluded that the accumulation of capital through retained earnings would be inadequate to significantly increase the size of the loans which could be made by Crossroads Bank, and it entertained doubts as to the ability of Crossroads to raise additional capital of the magnitude needed to significantly increase its lending limits in the local market. The resulting restrictions on the ability of Crossroads Bank to extend credit significantly impairs the ability of Crossroads Bank to establish and maintain large banking relationships. Accordingly, the Board of Directors of Crossroads considered other options.

  In December, 1997 Crossroads engaged in informal discussions with two multi-bank holding companies concerning the potential purchase of Crossroads. Crossroads exchanged preliminary information with those two companies, but no further discussions occurred and no offer was received by Crossroads as a result of those meetings.

  Houston and Bibb County are contiguous, and SNB considers Houston County to be a natural and logical extension of its primary banking market of Bibb County. Crossroads and SNB have established a working relationship through a series of loan participations pursuant to which the subsidiary banks of those institutions purchase a portion of loans made by one another which exceeded the applicable lending limits of the individual banks. As a result of that relationship SNB and Crossroads concluded that both banks adhered to a similar community banking philosophy. Informal discussions between members of the Board of Directors of both SNB and Crossroads suggested that a combination of the two financial institutions would increase economies of scale and enable the combined institutions to increase their legal lending limits and offer customers of both institutions additional services, while continuing as a locally owned community financial institution. Those informal discussions first occurred in January, 1997.

  On October 1, 1997 Security National Bank opened a mortgage loan production office in Houston County. At the invitation of Crossroads, representatives of SNB met with representatives of Crossroads on December 23, 1997. SNB indicated to Crossroads in that meeting that further expansion into the Houston County market was a high priority, and suggested that an expansion into that market through a strategic merger of the two companies would benefit both companies. SNB stressed that a merger of the two companies would afford shareholders of Crossroads a larger representation in the surviving entity than would its merger with a larger bank holding company.

  Representative of Crossroads and SNB engaged in further negotiations on December 31, 1997. SNB stressed to Crossroads its intention to operate Crossroads Bank as a separately chartered institution for the foreseeable future in the event of a merger between Crossroads and SNB, and to preserve the existing Board of Directors of Crossroads Bank, its customer base, and its employees. SNB further discussed the advantages of an acquisition of Crossroads for SNB Common Stock rather than for cash, and emphasized the liquidity of its shares and of the market for those shares in comparison with that for Crossroads Common Stock. No firm offer was made by SNB at that meeting, but during the ensuing weeks the Board of Directors of Crossroads reviewed the financial information which had been furnished by SNB, considered the compatibility of the two institutions, and evaluated all factors involved in a potential merger with SNB.

  On January 17, 1998 Crossroads was approached by Century South Banks, Inc. and representatives of Crossroads met with representatives of that institution to discuss a possible merger. Century South Banks, Inc. made a proposal to purchase Crossroads in exchange for shares of that institution at a price equal to 2.25 times the adjusted consolidated book value of Crossroads, or approximately $12,550,500.00, was made by the other institution. That offer was reviewed and evaluated by Crossroads, but it was declined because of differing banking philosophies of the two institutions and because it was perceived as an acquisition of Crossroads rather than as a strategic merger. Under the terms of the proposal rejected by Crossroads, the shareholders of Crossroads would have owned a relatively small percentage of the combined institutions after the merger. Accordingly, no further negotiations took place between those parties.

  On January 21, 1998 SNB made a firm offer to merge with Crossroads, pursuant to which shareholders of Crossroads would receive 2.8 shares of Common Stock for each share of Crossroads Common Stock owned by that shareholder. That offer was subsequently increased to provide for an exchange ratio of 2.9 shares of SNB Common Stock for each share of Crossroads Common Stock outstanding, a consideration of approximately 2.58 times the adjusted consolidated book value of Crossroads. Based on the exchange ratio, the shareholders of Crossroads would own approximately 27% of the surviving entity to the merger.

  The Board of Directors of Crossroads then met and reviewed and considered the offer of SNB and voted to accept that offer on January 23, 1998.

  The Board of Directors of Crossroads perceived a compatibility of management, personnel and philosophy between SNB and Crossroads, and felt that a strategic merger with another community financial institution was in the best interest of Crossroads and its shareholders. The directors reviewed the terms of several other mergers as well as a competing offer from another bank to acquire Crossroads. After an evaluation of the merits of the respective proposals, including the relative financial condition, results of operations, dividend records and growth potential of both SNB and Crossroads, the value of the consideration offered to Crossroads' shareholders relative to the market value and book value of Crossroads' Common Stock and Crossroads earnings, the market price data and relative liquidity of SNB Common Stock and the lack of an active market for Crossroads' Common Stock, as well as the tax consequences of the merger the Board of Directors of Crossroads approved the merger proposal of SNB. A definitive agreement was then negotiated between the parties and was unanimously approved by the Board of Directors of both institutions.

  No other offer were received by Crossroads.

CROSSROADS' REASONS FOR THE MERGER.

  The Crossroads Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of Crossroads and its shareholders. The terms of the Merger were the result of arms-length negotiations between representatives of Crossroads and representatives of SNB. Without assigning any relative or specific weights to the factors, the Board of Directors of Crossroads considered the following material factors:

    (a) the information presented to the directors by Crossroads' management concerning (i) the business, operations, earnings and financial condition, including capital levels and asset quality, of SNB, and compliance with regulatory capital requirements on an historical and prospective basis, and
  (ii) the results of a due diligence review of SNB by Crossroads' representatives;

    (b) the alternatives to the Merger, including the merits of another acquisition proposal and a review of the terms of other comparable mergers;

    (c) the enhancement of shareholder value as a result of the value of the consideration to be received by Crossroads' shareholders relative to Crossroads' book value and earnings per share of Crossroads' Common Stock;

    (d) the anticipated synergies and operating efficiencies, increased access to capital, increased utilization of capital for lending, and the increased managerial resources and enhanced service capabilities that would result from the Merger;

    (e) the competitive and regulatory environment for financial institutions and commercial lending businesses generally;

    (f) the income tax aspects of the Merger as a tax-free exchange of Crossroads Common Stock for SNB Common Stock;

    (g) the likelihood that the Merger will be approved by applicable regulatory authorities; and

    (h) the current lack of marketability of the Crossroads Common Stock, contrasted with the ability of Crossroads' shareholders to exchange their Crossroads Common Stock for SNB Common Stock in connection with the Merger and thereafter have the ability to trade such securities on The Nasdaq Stock Market.

  In the opinion of management of Crossroads the merger of Crossroads with SNB is as close to a strategic merger as is realistically possible from its perspective. Its shareholders will own approximately 27% of the outstanding shares of the combined institutions, and the ability of shareholders of SNB to trade their shares through The Nasdaq Stock Market enhances the value of those shares considerably. The only negative factor of the proposed merger with SNB is the relatively thin trading volume in SNB's shares, although management of Crossroads anticipates some increase in that volume as a result of the merger. Otherwise, there were no negative factors associated with the offer of SNB other than those necessarily incidental to the sale of a company.

  Each member of the Board of Directors of Crossroads has executed in favor of SNB an irrevocable proxy authorizing SNB to vote all shares of Crossroads Common Stock owned by such director in favor of the Merger.

  CROSSROADS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CROSSROADS SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

SNB'S REASONS FOR THE MERGER.

  The SNB Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of SNB and its shareholders. In approving the Agreement, the SNB Board considered a number of factors. Without assigning any relative or specific weights to the factors, the SNB Board of Directors considered the following material factors:

    (a) Crossroads' business, operations, earnings, and financial condition, including capital levels and asset quality, on an historical, prospective, and pro forma basis and in comparison to other financial institutions serving the Houston County market;

    (b) the results of a due diligence review of Crossroads by SNB representatives;

    (c) the demographic, economic, and financial characteristics of Houston County in which Crossroads operates, on an historical and prospective basis;

    (d) a variety of factors affecting and relating to the overall strategic focus of SNB, including SNB's desire to expand its limited operations in Houston County;

    (e) the financial terms and income tax consequences of the proposed
  Merger;

    (f) the commercial lending experience of the management of Crossroads and its subsidiaries;

    (g) the management philosophy of Crossroads and its compatibility with that of SNB.

  In the opinion of management of SNB, the proposed merger with Crossroads provides it with an attractive means of entering the Houston County market. The only negative factor associated with the merger is the substantial dilution of the ownership interest of present shareholders of SNB, who will see their percentage ownership of SNB reduced from 100% to approximately 73% after the merger. Such a dilution is typically associated with the evolution of a bank holding company into a multi bank holding company, and in the opinion of management is preferable to the capital expenditures which would be involved with de novo branching into Houston County and the time required to acquire a substantial market share in Houston County.

  SNB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SNB STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. (PROPOSAL I).

FAIRNESS OPINIONS

  Neither SNB nor Crossroads has sought or received an opinion from any independent third party regarding the fairness of the Merger to their respective shareholders, nor was any special committee formed to negotiate or make recommendations on behalf of those shareholders.

EFFECTIVE DATE OF THE MERGER

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in the Articles of Merger filed by SNB with the Georgia Secretary of State. If no effective date or time is specified, the Merger will become effective upon the filing of the Articles of Merger. Unless otherwise agreed upon by SNB and Crossroads, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Date to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger or (ii) the date on which the Agreement is approved by the requisite vote of Crossroads and SNB shareholders. It is anticipated the Merger will become effective on the first business day immediately following the vote on the Merger by the latter company to vote on the Merger, but in any event within thirty days thereafter.

  No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. SNB and Crossroads anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the third quarter of 1998. However, delays in the consummation of the Merger could occur.

  The Board of Directors of either SNB or Crossroads generally may terminate the Agreement if the Merger is not consummated by September 30, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

  Promptly after the Effective Date, SNB or an exchange agent selected by it (the "Exchange Agent") will mail to the former shareholders of Crossroads a letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of Crossroads Common Stock for certificates representing shares of SNB Common Stock.

  CROSSROADS SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Crossroads Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Crossroads Common Stock a certificate or certificates representing the number of shares of SNB Common Stock to which such holder is entitled as a result of the Merger. After the Effective Date, holders of record of Crossroads Common Stock as of the Effective Date will be entitled to vote at any meeting of SNB shareholders the number of shares of SNB Common Stock into which their Crossroads Common Stock has been converted, regardless of whether such shareholders have surrendered their Crossroads stock certificates. NO DIVIDEND OR OTHER DISTRIBUTION PAYABLE AFTER THE EFFECTIVE DATE WITH RESPECT TO SNB COMMON STOCK, HOWEVER, WILL BE PAID TO THE HOLDER OF ANY UNSURRENDERED CROSSROADS STOCK CERTIFICATE UNTIL THE HOLDER DULY SURRENDERS SUCH CERTIFICATE. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest.

  After the Effective Date, there will be no transfers of shares of Crossroads Common Stock on Crossroads' stock transfer books. If certificates representing shares of Crossroads Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of SNB Common Stock deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Consummation of the Merger is subject to a number of conditions, including, but not limited to:

    (a) approval from the Federal Reserve and the Georgia Department without any conditions or restrictions that would, in the reasonable judgment of either party, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of applicable waiting periods under the BHCA;

    (b) approval by the holders of 60 percent (60%) of the shares of Crossroads Common Stock entitled to vote on the Merger;

    (c) approval by the holders of 66.67% of the shares of SNB Common Stock entitled to vote on the Merger;

    (d) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

    (e) the receipt of all consents by SNB and Crossroads required for the consummation of the Merger;

    (f) the receipt by Crossroads of an opinion of Martin, Snow, Grant & Napier, LLP to the effect that, among other things: (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code; (ii) the exchange in the Merger of Crossroads Common Stock for SNB Common Stock will not give rise to gain or loss to Crossroads shareholders, except to the extent of any cash received for fractional shares or upon the exercise by a shareholder of his or her dissenters' rights; and (iii) Crossroads will not recognize gain or loss as a consequence of the Merger;

    (g) approval for listing on The Nasdaq Stock Market of the shares of SNB Common Stock to be issued in the Merger; and

    (h) receipt of letters from McNair, McLemore & Middlebrooks Co. LLP dated as of the Effective Date, confirming that the Merger will qualify for pooling-of-interests accounting treatment.

  Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the delivery by SNB and Crossroads of opinions of their respective counsel and certificates executed by their respective Chief Executive Officers and Chief Financial officers as to compliance with the Agreement; and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

  Pursuant to (S)10.6 of the Agreement, each of the conditions may be waived by the party for whose benefit the condition exists. In the event Crossroads waives the condition that (i) the shares of SNB to be acquired in the Merger be listed on the NASDAQ/NMS or (ii) a tax opinion be received from Martin, Snow, Grant & Napier, LLP that the Merger qualifies as a tax-free reorganization under the Internal Revenue Code, the prospectus will be amended and recirculated.
REGULATORY APPROVALS

  The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by conditions which cause such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

  SNB and Crossroads are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

  The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and whether the acquisition can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased competition, conflicts of interest, or unsound banking practices. Under the BHC Act, the Merger may not be consummated until the 15th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

  The Merger also is subject to the approval of the Georgia Department. In its evaluations, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve. The Georgia Department of Banking and Finance's review of the application does not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Crossroads. Further, no shareholder should construe an approval of the application by the Georgia Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

RIGHTS OF DISSENTING SHAREHOLDERS

  Any shareholder of record of Crossroads who objects to the Merger and who fully complies with Section 14-2-1301 et seq. of the Georgia Code will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of Crossroads Stock if the Merger is consummated. A shareholder of record may assert dissenters' rights as to fewer than the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Crossroads in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Code, the fair value of a dissenting shareholder's

Crossroads Stock equals the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

  Any Crossroads shareholder desiring to receive payment of the fair value of his or her Crossroads Stock in accordance with the requirements of the Georgia
Code: (a) must deliver to Crossroads prior to the time the shareholder vote on the Agreement is taken, a written notice of his or her intent to demand payment for his or her shares if such Merger is consummated; (b) must not vote his or her shares in favor of the Agreement; and (c) must demand payment and deposit stock certificates representing Crossroads Stock in accordance with the terms of a notice which will be sent to the shareholder by SNB (as the Surviving Corporation in the Merger) no later than 10 days after such Agreement is consummated. A filing of the written notice of intent to dissent with respect to the Agreement should be sent to: Crossroads Bancshares, Inc., P.O. Box 1308, 1208 Washington Street, Perry, Georgia 31069, Attention:
President. A VOTE AGAINST THE AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS FOR THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF SHARES OF CROSSROADS STOCK AND THE DEPOSIT OF THE STOCK CERTIFICATES, WHICH ARE REFERRED TO IN CONDITIONS (A) AND (C) ABOVE. RATHER, A DISSENTING SHAREHOLDER MUST SEPARATELY COMPLY WITH ALL OF THOSE CONDITIONS.

  Within 10 days of the later of the Effective Date or receipt of a payment demand by a shareholder who deposits his or her stock certificates in accordance with the Crossroads' dissenters' notice sent to those shareholders who notified Crossroads of their intent to dissent, described in (c) above, SNB (as the Surviving Corporation in the Merger) must offer to pay to each dissenting shareholder the amount SNB estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. Such notice and offer must be accompanied by: (a) Crossroads' balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (b) an explanation of how the interest was calculated; (c) a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Code; and (d) a copy of the dissenters' rights provisions of the Georgia Code.

  If the dissenting shareholder accepts SNB's offer, by written notice to such entity, within 30 days after SNB's offer or is deemed to have accepted the offer by reason of failing to respond to such offer, SNB must make payment for his or her shares within 60 days after the making of the offer or the Effective Date, whichever is later. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in his or her shares of Crossroads Stock.

  If within 30 days after SNB offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then SNB, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in a court of competent jurisdiction in Houston County, Georgia, requesting that the fair value of such shares be found and determined. SNB must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If SNB does not commence the proceeding within such 60-day period, it shall be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

  The shareholders of SNB are not entitled to dissent from the proposed transaction because the SNB Common Stock is listed on The Nasdaq Stock Market.

  The foregoing does not purport to be a complete statement of the provisions of the Georgia Code relating to statutory dissenters' rights and is qualified in its entirety by reference to the Dissenters' Rights provisions of the Georgia Code, which are reproduced in full in Appendix B to this Proxy Statement/Prospectus and which are incorporated herein by reference.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

  Prior to the Closing Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between SNB and Crossroads approved by their respective Boards of Directors; provided, however, that after approval by the SNB and Crossroads shareholders, no amendment that would require further approval by such shareholders under the Georgia Code may be made without the approval of such shareholders.

  The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by the SNB and the Crossroads shareholders, upon written notice to the other party as follows:

    (i) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement) in the event of a material breach of any representation, warranty, covenant or agreement contained in the Agreement which cannot or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and, with respect to a material breach of any representation or warranty the breach relates to matters that are reasonably likely to have, individually or in the aggregate, a material adverse effect on the aggrieved party;

    (ii) by either party, if the shareholders of either SNB or Crossroads have not approved the Agreement in accordance with the provisions of the Georgia Code;

    (iii) by either party, in the event any required consents of any regulatory authority for consummation of the Merger and the other transactions contemplated hereby has been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement);

    (iv) by the Board of Directors of either party in the event that the Merger shall not have been consummated by September 30, 1998, provided the failure to consummate the Merger on or before such date was not caused by any breach of this Agreement by the party electing to terminate for such reason;

    (v) by the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by September 30, 1998;

    (vi) by the Board of Directors of Crossroads in connection with entering into a definitive agreement for the sale of Crossroads with a third party if in the opinion of independent outside legal counsel its failure to do so would constitute a breach of its fiduciary duty to its shareholders, provided that it has complied with all provisions of 7.8(b) of the Agreement, including the notice provisions therein, and that it makes simultaneous payment of the Expenses; or

    (vii) by mutual consent of the Board of Directors of both parties.

  If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. See "--Expenses and Fees" for additional information concerning the payment of expenses.

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of SNB and Crossroads generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, to preserve intact its business organization and assets and to maintain its rights and franchises. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of Crossroads prior to consummation of the Merger, as described below.

  Crossroads has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of SNB. Those actions generally include, without limitation: (i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money except in the ordinary course of business consistent with past practices; (iii) changing its authorized or issued capital stock or paying any dividend or other distribution in respect of its capital stock, except that Crossroads was permitted to declare and pay a cash dividend payable on March 1, 1998 to shareholders of record on February 15, 1998 in the amount of $.20 cents per share; (iv) disposing of any asset other than in the ordinary course of business; (v) adopting any new employee benefit plan or program, or materially changing any existing plan or program except for any change required by law or advisable to maintain the tax qualified status of any such plan; (vi) commencing any litigation (except in accordance with past practice), settling any litigation involving liability of the holding company or any subsidiary for damages in excess of $50,000 or material restrictions upon its operations; (vii) entering into or amending any employment contract which Crossroads does not have the unconditional right to terminate without liability, or grant any increase in compensation or benefits to employees or officers of Crossroads; or (viii) entering into, modifying or terminating any material contract except in the ordinary course of business.

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

  Management. The officers and directors of SNB following the Merger shall be those officers and directors of SNB immediately prior to the Merger, except that SNB will nominate and recommend the election of four of the existing directors of Crossroads to serve as directors of SNB following the Merger.

  Crossroads Bank will be operated as a wholly owned subsidiary of SNB unless and until such time as SNB in its business judgment deems a change in such status warranted. It is the present intention of SNB to involve William D. Watson, who presently serves as President of Crossroads Bank, as the President of Crossroads Bank subsequent to the effective time of the Merger, although Mr. Watson presently serves at the will of the Board of Directors of Crossroads and the Agreement does not contemplate an employment contract with Mr. Watson. Carol A. Bryant, Ronald K. Bell, Ronald J. Baggett, and Ray M. Durham, all of whom are presently employed by Crossroads Bank, will remain with the resulting organization in a roll similar to that presently occupied by them with Crossroads Bank.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Agreement also provides that, after the Effective Date, SNB will provide generally to officers and employees of Crossroads and Crossroads Bank who become officers or employees of SNB or its subsidiaries, employee benefits under employee benefit plans on terms and conditions that, taken as a whole, are substantially similar to those currently provided by SNB and its subsidiaries to their similarly situated officers and employees, except that for a period of twelve (12) months after the Effective Date SNB shall provide generally to officers and employees of Crossroads and Crossroads Bank severance benefits in accordance with the policies of either Crossroads, as disclosed to SNB, or SNB, whichever will provide the greater benefit to the officer or employee. For purposes of participation and vesting under such employee benefit plans, service with Crossroads or its subsidiaries prior to the Effective Date will be treated as service with SNB or its subsidiaries. The Agreement further provides that SNB will honor all employment, severance, consulting, and other compensation contracts previously disclosed to SNB between Crossroads or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under Crossroads' benefit plans.

  SNB has agreed that all rights to indemnification and all limitations of liability presently existing in favor of the officers and directors of Crossroads and Crossroads Bank as provided by their respective articles of incorporations and bylaws and with respect to matters occurring prior to the Effective Date of the Merger, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Date of that Merger.

  As of the Record Date, the directors and executive officers of Crossroads beneficially owned no shares of SNB Common Stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  THE FOLLOWING IS A SUMMARY OF MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, OR CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

  A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Martin, Snow, Grant & Napier, LLP, counsel to SNB, has rendered an opinion to SNB and Crossroads concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

    (a) The Merger will be a tax-free reorganization within the meaning of
  Section 368(a) of the Code.

    (b) The shareholders of Crossroads will recognize no gain or loss upon the exchange of their Crossroads Common Stock solely for shares of SNB Common Stock except for the recognition of gain as required by Section 302 of the Code with respect to the receipt by the shareholders (or option holders) of Crossroads Common Stock of cash in lieu of fractional shares.

    (c) Crossroads shareholders who dissent from the Merger will be treated as having received such payment as a distribution in redemption of their shares of stock as required by Section 356(a) of the Code. Crossroads shareholders electing to exercise dissenters' rights should consult their own tax advisors as to the tax treatment in their particular circumstances.

    (d) No income, gain or loss will be recognized by SNB or Crossroads as a consequence of the Merger.

    (e) The aggregate tax basis of SNB Common Stock received by Crossroads shareholders pursuant to the Merger will be the same tax basis of the shares of Crossroads Common Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of SNB Common Stock that are treated as redeemed by SNB.

    (f) The holding period of the shares of SNB Common Stock received by the Crossroads shareholders will include the holding period of the shares of Crossroads Common Stock exchanged therefor, provided that the stock of Crossroads is held as a capital asset on the date of the consummation of the Merger.

  A condition to Consummation of the Merger is the receipt by Crossroads of an opinion of Martin, Snow, Grant & Napier, LLP as to qualifications of the merger as a tax free reorganization and certain other federal income tax consequences of the Merger. Martin, Snow, Grant & Napier, LLP has executed the opinion in the form which has been included as an Exhibit to the Registration Statement regarding this Joint Proxy Statement/Prospectus. The opinion of Martin, Snow, Grant & Napier, LLP is based upon certain representations set out in the opinion made by SNB and Crossroads. If these representations are inaccurate or incomplete in any material respect, then the tax consequences may differ from those stated above, and the opinion of Martin, Snow, Grant & Napier, LLP as to the federal income tax consequences of the Merger may not be relied upon.

  SNB believes the factual matters represented to Martin, Snow, Grant & Napier, LLP and assumed by it in rendering its tax opinion will be satisfied at or before the Effective Date of the Merger.

  The tax opinion of Martin, Snow, Grant & Napier, LLP, which is an exhibit to the Registration Statement filed with the Securities and Exchange Commission, is not binding on the Internal Revenue Service.

  THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

          [The balance of this page is intentionally left blank]

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Crossroads will be carried forward and recorded on the financial statements of SNB at their previously recorded amounts. In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Crossroads Common Stock must be exchanged for SNB Common Stock. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date.

  For information concerning certain conditions to be imposed on the exchange of Crossroads Common Stock for SNB Common Stock in the Merger by affiliates of Crossroads and certain restrictions to be imposed on the transferability of the SNB Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of SNB Common Stock."

EXPENSES AND FEES

  The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that SNB and Crossroads shall each pay one-half of the filing fees incurred in filing the registration statement with the Securities and Exchange Commission and similar authorities and of the fees and expenses incurred in connection with the printing of the registration statement and proxy statement/prospectus.

  The Agreement also provides that if it is terminated because one of the parties breaches its representations and warranties or one of its covenants, and the breach cannot be or has not been cured within 30 days after written notice of the breach is given to the breaching party, then the breaching party agrees to pay the non-breaching party an amount equal to all fees and expenses incurred by the non-breaching party in connection with the Merger.

RESALES OF SNB COMMON STOCK

  The shares of SNB Common Stock issued in connection with Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Crossroads for purposes of Rule 145 under the Securities Act as of the date of the Annual Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Such affiliates may not sell their shares of SNB Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of SNB and Crossroads after the consummation of the Merger have been published. SNB may place restrictive legends on certificates representing SNB Common Stock issued to all persons who are deemed to be "affiliates" of Crossroads under Rule 145. In addition, Crossroads has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. Such agreements by Crossroads affiliates are conditions to the obligations of SNB to close the Merger. This Joint Proxy Statement/Prospectus does not cover resales of SNB Common Stock received by any person who may be deemed to be an affiliate of Crossroads.

DESCRIPTION OF SNB COMMON STOCK

  SNB is currently authorized to issue 5,000,000 shares of SNB Common Stock, of which 2,297,331 shares were issued and outstanding at April 30, 1998. Shareholders of SNB will be requested at the Meeting to approve an increase in the number of shares which SNB is authorized to issue to 10,000,000 shares. Holders of SNB Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of SNB to pay dividends is affected by the ability of its subsidiaries to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1997, under such requirements and guidelines, Security National Bank had $3,130,645 of undivided profits legally available for the payment of dividends without regulatory approval. See "Certain Regulatory Considerations--Payment of Dividends."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

 General

  On the Effective Date, Crossroads shareholders will become shareholders of SNB, and their rights as shareholders will be determined by SNB's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of shareholders of SNB and Crossroads. Both SNB and Crossroads are Georgia corporations governed by the Georgia Code. Accordingly, there are no material differences between the rights of a SNB shareholder and the rights of a Crossroads shareholder solely under the Georgia Code. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Georgia Code and the Articles of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

  SNB is currently authorized to issue 5,000,000 shares of common stock, $1.00 par value, of which 2,297,331 shares were outstanding as of April 30, 1998. Shareholders of SNB will be requested at the Meeting to approve an increase in the number of shares which SNB is authorized to issue to 10,000,000 shares. The Articles of Incorporation of SNB do not provide for the issuance of any other class of shares.

  Crossroads is authorized to issue 5,000,000 shares of Crossroads Common Stock, $10.00 par value, of which 291,982 shares of Crossroads Common Stock were issued and outstanding as of March 31, 1998. No other class of stock is authorized. The payment of cash dividends is subject to authorization by the Board of Directors of Crossroads.

REMOVAL OF DIRECTORS

  Both SNB's and Crossroads' Bylaws provide that any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. In addition, the Bylaws of both parties provide that a director may be removed from office by the Board of Directors of that party if such director is adjudicated an incompetent by a court, if he or she is convicted of a felony, or if he or she fails to attend regular meetings of the Board of Directors for three consecutive meetings without having been excused by the Board of Directors.

VOTE REQUIRED FOR SHAREHOLDER APPROVAL

  The Bylaws of both SNB and Crossroads provide that, if a quorum is present, the affirmative vote of a majority of the shares of the company's Common Stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law or the company's Articles of Incorporation or Bylaws. The Articles of Incorporation of Crossroads requires that any business combination, including a merger, be approved by the affirmative vote of the holders of at least 60 percent (60%) of all classes of stock of Crossroads entitled to vote in the election of directors, and in addition, imposes certain price requirements in the event the business combination is not approved by the Board of Directors of

Crossroads. The Articles of Incorporation of SNB require that a merger or disposition of all or substantially all of the assets of SNB be approved by the affirmative vote of the holders of two-thirds (66.67%) of all classes of stock entitled to vote in the election of directors, but does not contain any pricing requirements. Directors of Crossroads are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. The Articles of Incorporation of SNB provide that a director is elected by the affirmative vote of a majority of the shares represented at the annual meeting of shareholders at which the director stands for election; Proposal III, if adopted by the shareholders of SNB, will provide for the election of directors of SNB by a plurality of the votes cast at the meeting.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

  Neither SNB Bylaws nor those of Crossroads contain any restrictions on the right of shareholders to consent in writing in lieu of a shareholders' meeting to the taking of action required or permitted to be taken at a shareholders' meeting. The Bylaws of both SNB and Crossroads provide that special meetings of shareholders or a special meeting in lieu of the annual meeting of shareholders shall be called by the companies upon the written request of the holders of 25 percent (25%) or more of all the shares of stock of the corporation entitled to vote in an election of directors, and that special meetings of the shareholders may be called at any time by the President, Chairman of the Board, or the Board of Directors. Notice of such meetings must be delivered not less than ten (10) days, nor more than fifty (50) days, before the date of such meeting, either personally, by mail, or by telegram.

NUMBER OF DIRECTORS

  The Articles of Incorporation of SNB currently provide that the Board of Directors of SNB shall consist of not less than five (5) nor more than twenty-five (25) persons, with the number of directors to be fixed each year by the Board of Directors or resolution of the shareholders adopted at the annual meeting of shareholders by the affirmative vote of a majority of the shares represented at the annual meeting. The Articles of Incorporation of SNB further provide for the division of the Board of Directors into five (5) classes with terms of five (5) years each, staggered as to each class. There are presently eighteen (18) members of the Board of Directors of SNB. The shareholders of SNB will be requested at the Meeting to vote on a proposal to divide the Board of Directors into three classes with terms of three years each, staggered as to each class. The Board of Directors of SNB has by resolution provided that in the event Proposal III(a) is approved by the shareholders of SNB the Board of Directors will consist initially of eight (8) persons. All 18 SNB directors have signed an agreement to resign if the board is restructured. In the event the Merger is approved and consummated, it is anticipated the Board will be increased to twelve (12) members, four (4) of whom will be recommended and nominated from the existing Board of Directors of Crossroads.

  The Bylaws of Crossroads provides that the Board of Directors of Crossroads shall consist of not less than three (3), nor more than twenty-five (25), persons with the exact number within such minimum and maximum numbers to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. Each director serves from the time of his election until the next succeeding annual meeting and thereafter until his successor shall have been elected and qualified. There are presently fifteen (15) members of the Board of Directors of Crossroads.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

SNB MARKET PRICES

  The SNB Common Stock has been listed on The Nasdaq Stock Market under the symbol "SNBJ" since December 1, 1997. Prior to that date the Common Stock of SNB was not traded on a stock exchange or on The Nasdaq Stock Market, although certain brokerage firms made a market in SNB's Common Stock. The following table sets forth, for the indicated periods, the high and low closing sales prices for SNB Common Stock as reported by The Nasdaq Stock Market and as known to management prior to listing on The Nasdaq Stock Market. (All sales prices have been retroactively restated to reflect a 20% stock split effected as a dividend on March 20, 1995; a 100% stock split effected as a dividend on June 1, 1996; and a 25% stock split effected as a dividend on September 25, 1997.)

CALENDAR PERIOD                                                     SALES PRICE
---------------                                                    -------------
                                                                    HIGH   LOW
                                                                   ------ ------
1996
  First Quarter...................................................   No Trades
  Second Quarter.................................................. $10.20 $ 9.95
  Third Quarter...................................................  13.20 $12.00
  Fourth Quarter..................................................   No Trades
1997
  First Quarter................................................... $12.00 $10.80
  Second Quarter.................................................. $14.41 $12.00
  Third Quarter................................................... $15.00 $13.63
  Fourth Quarter.................................................. $19.50 $16.00
1998
  First Quarter................................................... $23.00 $18.00

CROSSROADS MARKET PRICES

  Crossroads Common Stock is not listed for quotation on The Nasdaq Stock Market or any other stock exchange. The price of the Crossroads Common Stock in the last known arms-length transaction, which occurred prior to the date the Merger was publicly announced on January 29, 1998, occurred on August 22, 1997 and was for a price of $18.00 per share. Based on transactions of which Crossroads' management is aware, 4,300 shares of Crossroads Common Stock were traded in 1996 at prices ranging from a low of $18.00 per share to a high of $20.00 per share. In 1997 9,600 shares of Crossroads Common Stock was traded at prices ranging from a low of $18.00 per share to a high of $20.00 per share. 100 shares of Crossroads Common Stock have traded in 1998 in a transaction between family members.

RECENT PRICES

  On May , 1998, the last day on which SNB Common Stock was traded prior to the mailing of this Joint Proxy Statement/Prospectus, the last reported sales
price of SNB Common Stock as reported on The Nasdaq Stock Market was $   per
share. At the close of trading on January 20, 1998, the date of the last sale reported by The Nasdaq Stock Market prior to January 29, 1998 (the date the proposed Merger was publicly announced), the last reported sales price of SNB Common Stock was $18.00 per share. The last known sales price of Crossroads Common Stock in an arms-length transaction was $18.00 per share.

DIVIDENDS

  The holders of SNB Common Stock are entitled to receive cash dividends when and if declared by the Board of Directors out of funds legally available therefor. SNB has declared the following cash dividends in recent years (all amounts have been retroactively restated to reflect a 20% stock split effected as a dividend on March 20, 1995; a 100% stock split effected as a dividend on June 1, 1996; and a 25% stock split effected as a dividend on September 25, 1997); $0.16 per share in 1995; $0.18 per share in 1996; $0.19 per share in 1997; and $0.05 per share through April 30, 1998.

  The future declaration and payment of dividends will depend upon the earnings of SNB and its subsidiaries, business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

  The payment of cash dividends to the holders of Crossroads Common Stock is subject to authorization by the Board of Directors of Crossroads. Crossroads has historically paid dividends on an annual basis. It declared per share cash dividends of $0.20 per share in 1997, 1996, and 1995 and also in the first quarter of 1998. The primary source of funds available to Crossroads is the receipt of dividends from the Crossroads Bank.

  SNB and Crossroads are legal entities separate and distinct from their respective subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiaries, which subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

SHAREHOLDERS OF RECORD

  As of April 30, 1998, there were approximately 542 holders of record of SNB Common Stock, and 306 holders of record of Crossroads Common Stock.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

GENERAL

  The following unaudited pro forma condensed combined financial statements are presented assuming the Merger will be accounted for as a pooling of interests and reflect the combination of the historical consolidated financial statements of SNB and Crossroads. The following financial statements do not reflect any anticipated cost savings which may be realized by SNB after consummation of the Merger.

  The pro forma information does not purport to represent what SNB's and Crossroads' combined results of operations actually would have been for the periods reflected therein had the Merger been accomplished during those periods.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                       PRO FORMA CONDENSED BALANCE SHEET
                                MARCH 31, 1998

  The following unaudited pro forma condensed balance sheet as of March 31, 1998 has been prepared to reflect the acquisition by SNB of 100% of Crossroads after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The acquisition will be accounted for as a pooling of interests. This statement should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Proxy statement.

                                                         PRO FORMA
                                   SNB     CROSSROADS   ADJUSTMENTS   PRO FORMA
                                HISTORICAL HISTORICAL (NOTES A AND B) COMBINED
                                ---------- ---------- --------------- ---------
                                                  (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
            ASSETS
Cash and due from banks........  $  5,645   $ 3,595                   $  9,240
Federal funds sold.............     4,650     7,010                     11,660
Investment securities..........    27,927     7,918                     35,845
Loans, net.....................   101,683    46,515                    148,198
Premises and equipment, net....     4,066     2,078                      6,144
Other real estate..............       162       535                        697
Investment in Crossroads.......                           $ 6,079 (1)      --
                                                           (6,079)(2)      --
Other assets...................     2,006     1,239                      3,245
                                 --------   -------       -------     --------
  Total Assets.................  $146,139   $68,890       $   --      $215,029
                                 ========   =======       =======     ========
          LIABILITIES
Deposits.......................  $124,805   $62,043                   $186,848
Notes payable and other bor-
 rowed money...................     1,740       278                      2,018
Other liabilities..............     1,806       490                      2,296
                                 --------   -------       -------     --------
  Total Liabilities............   128,351    62,811                    191,162
                                 --------   -------       -------     --------
     STOCKHOLDERS' EQUITY
Common stock...................     2,297       --        $   847 (1)    3,144
Additional paid in capital.....    10,132       --          2,021 (1)   12,153
Retained earnings..............     5,271       --          3,211 (1)    8,482
Net unrealized gain (loss) on
 securities....................        88       --                          88
Equity of Crossroads...........               6,079        (6,079)(2)      --
                                 --------   -------       -------     --------
  Total Equity.................    17,788     6,079           --        23,867
                                 --------   -------       -------     --------
  Total Liabilities and Stock-
   holders' Equity.............  $146,139   $68,890       $   --      $215,029
                                 ========   =======       =======     ========

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                       PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1997

  The following unaudited pro forma condensed balance sheet as of December 31, 1997 has been prepared to reflect the acquisition by SNB of 100% of Crossroads after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The acquisition will be accounted for as a pooling of interests. This statement should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Proxy statement.

                                                         PRO FORMA
                                   SNB     CROSSROADS   ADJUSTMENTS   PRO FORMA
                                HISTORICAL HISTORICAL (NOTES A AND B) COMBINED
                                ---------- ---------- --------------- ---------
                                                  (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
            ASSETS
Cash and due from banks........  $  7,770   $ 4,504                   $ 12,274
Federal funds sold.............       280     8,795                      9,075
Investment securities..........    30,986    10,248                     41,234
Loans, net.....................    97,530    46,093                    143,623
Premises and equipment, net....     3,971     2,103                      6,074
Other real estate..............       276       601                        877
Investment in Crossroads.......                             5,910 (1)      --
                                                           (5,910)(2)      --
Other assets...................     2,080     1,224                      3,305
                                 --------   -------       -------     --------
  Total Assets.................  $142,893   $73,568       $   --      $216,462
                                 ========   =======       =======     ========
          LIABILITIES
Deposits.......................  $121,941   $66,920                   $188,861
Notes payable and other
 borrowed money................     2,329        76                      2,405
Other liabilities..............     1,783       662                      2,446
                                 --------   -------       -------     --------
  Total Liabilities............   126,053    67,598                    193,712
                                 --------   -------       -------     --------
     STOCKHOLDERS' EQUITY
Common stock...................     2,124       --            847 (1)    2,971
Additional paid in capital.....     9,726       --          2,021 (1)   11,747
Retained earnings..............     4,920       --          3,042 (1)    7,962
Net unrealized gain (loss) on
 securities....................        70       --                          70
Equity of Crossroads...........               5,910        (5,910)(2)      --
                                 --------   -------       -------     --------
  Total Equity.................    16,840     5,910           --        22,750
                                 --------   -------       -------     --------
  Total Liabilities and
   Stockholders' Equity........  $142,893    73,568       $   --      $216,462
                                 ========   =======       =======     ========

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                MARCH 31, 1998

  The following unaudited pro forma condensed statement of income as of March 31, 1998 has been prepared to reflect the acquisition by SNB of 100% of Crossroads after giving effect to the adjustments described in the notes to the pro forma condensed financial statement. The acquisition will be accounted for as a pooling of interests. This statement should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Proxy statement.

                                                        PRO FORMA
                                  SNB     CROSSROADS   ADJUSTMENTS   PRO FORMA
                               HISTORICAL HISTORICAL (NOTES A AND B) COMBINED
                               ---------- ---------- --------------- ---------
                                                 (UNAUDITED)
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income...............   $2,994     $1,345                    $4,339
Interest Expense..............    1,307        582                     1,889
                                 ------     ------         ---        ------
  Net Interest Income.........    1,687        763                     2,450
Provision for Loan Losses.....       35         45                        80
                                 ------     ------         ---        ------
Net Interest Income After
 Provision for Loan Losses....    1,652        718                     2,370
Other Income..................      470        180                       650
Other Expense.................    1,447        539                     1,986
                                 ------     ------         ---        ------
  Income Before Income Taxes..      675        359                     1,034
Income Taxes..................      210        132                       342
                                 ------     ------         ---        ------
  Net Income..................   $  465     $  227                    $  692
                                 ======     ======         ===        ======
Income Per Common Share
  Basic.......................                                        $ 0.22
  Diluted.....................                                        $ 0.21
Average Common Shares
 Outstanding
  Basic.......................                                         3,104
  Diluted.....................                                         3,337

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                MARCH 31, 1997

  The following unaudited pro forma condensed statement of income as of March 31, 1997 has been prepared to reflect the acquisition by SNB of 100% of Crossroads after giving effect to the adjustments described in the notes to the pro forma condensed financial statement. The acquisition will be accounted for as a pooling of interests. This statement should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Proxy statement.

                                                        PRO FORMA
                                  SNB     CROSSROADS   ADJUSTMENTS   PRO FORMA
                               HISTORICAL HISTORICAL (NOTES A AND B) COMBINED
                               ---------- ---------- --------------- ---------
                                                 (UNAUDITED)
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income...............   $2,771     $1,215                    $3,986
Interest Expense..............    1,184        583                     1,767
                                 ------     ------         ---        ------
  Net Interest Income.........    1,587        632                     2,219
Provision for Loan Losses.....       60         12                        72
                                 ------     ------         ---        ------
Net Interest Income After
 Provision for Loan Losses....    1,527        620                     2,147
Other Income..................      337        189                       525
Other Expense.................    1,278        484                     1,761
                                 ------     ------         ---        ------
  Income Before Income Taxes..      586        325                       911
Income Taxes..................      175        128                       303
                                 ------     ------         ---        ------
  Net Income..................   $  411     $  197                    $  608
                                 ======     ======         ===        ======
Income Per Common Share
  Basic.......................                                        $ 0.21
  Diluted.....................                                        $ 0.19
Average Common Shares
 Outstanding
  Basic.......................                                         2,939
  Diluted.....................                                         3,226

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                               DECEMBER 31, 1997

  The following unaudited pro forma condensed statement of income as of December 31, 1997 has been prepared to reflect the acquisition by SNB of 100% of Crossroads after giving effect to the adjustments described in the notes to the pro forma condensed financial statement. The acquisition will be accounted for as a pooling of interests. This statement should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Proxy statement.

                                                        PRO FORMA
                                  SNB     CROSSROADS   ADJUSTMENTS   PRO FORMA
                               HISTORICAL HISTORICAL (NOTES A AND B) COMBINED
                               ---------- ---------- --------------- ---------
                                                 (UNAUDITED)
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income...............  $11,560     $5,098                    $16,658
Interest Expense..............    4,941      2,404                      7,345
                                -------     ------         ---        -------
  Net Interest Income.........    6,619      2,694                      9,313
Provision for Loan Losses.....      372        133                        505
                                -------     ------         ---        -------
Net Interest Income After
 Provision for Loan Losses....    6,247      2,561                      8,808
Other Income..................    1,396        791                      2,187
Other Expense.................    5,055      2,110                      7,165
                                -------     ------         ---        -------
  Income Before Income Taxes..    2,588      1,242                      3,830
Income Taxes..................      785        438                      1,223
                                -------     ------         ---        -------
  Net Income..................  $ 1,803     $  804                    $ 2,607
                                =======     ======         ===        =======
Income Per Common Share
  Basic.......................                                        $  0.88
  Diluted.....................                                        $  0.79
Average Common Shares
 Outstanding
  Basic.......................                                          2,952
  Diluted.....................                                          3,309

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                               DECEMBER 31, 1996

  The following unaudited pro forma condensed statement of income as of December 31, 1996 has been prepared to reflect the acquisition by SNB of 100% of Crossroads after giving effect to the adjustments described in the notes to the pro forma condensed financial statement. The acquisition will be accounted for as a pooling of interests. This statement should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Proxy statement.

                                                        PRO FORMA
                                  SNB     CROSSROADS   ADJUSTMENTS   PRO FORMA
                               HISTORICAL HISTORICAL (NOTES A AND B) COMBINED
                               ---------- ---------- --------------- ---------
                                                 (UNAUDITED)
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income...............  $10,204     $4,221                    $14,425
Interest Expense..............    4,608      2,005                      6,613
                                -------     ------         ---        -------
  Net Interest Income.........    5,596      2,216                      7,812
Provision for Loan Losses.....      257         63                        320
                                -------     ------         ---        -------
Net Interest Income After
 Provision for Loan Losses....    5,339      2,153                      7,492
Other Income..................    1,102        678                      1,780
Other Expense.................    4,112      1,676                      5,788
                                -------     ------         ---        -------
  Income Before Income Taxes..    2,329      1,155                      3,484
Income Taxes..................      687        404                      1,091
                                -------     ------         ---        -------
  Net Income..................  $ 1,642     $  751                    $ 2,393
                                =======     ======         ===        =======
Income Per Common Share
  Basic.......................                                        $  0.94
  Diluted.....................                                        $  0.83
Average Common Shares
 Outstanding
  Basic.......................                                          2,551
  Diluted.....................                                          2,869

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                               DECEMBER 31, 1995

  The following unaudited pro forma condensed statement of income as of December 31, 1995 has been prepared to reflect the acquisition by SNB of 100% of Crossroads after giving effect to the adjustments described in the notes to the pro forma condensed financial statement. The acquisition will be accounted for as a pooling of interests. This statement should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Proxy statement.

                                                        PRO FORMA
                                  SNB     CROSSROADS   ADJUSTMENTS   PRO FORMA
                               HISTORICAL HISTORICAL (NOTES A AND B) COMBINED
                               ---------- ---------- --------------- ---------
                                                 (UNAUDITED)
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest Income...............   $8,041     $3,806                    $11,847
Interest Expense..............    3,731      1,764                      5,495
                                 ------     ------         ---        -------
  Net Interest Income.........    4,310      2,042                      6,352
Provision for Loan Losses.....      109        110                        219
                                 ------     ------         ---        -------
Net Interest Income After
 Provision for Loan Losses....    4,201      1,932                      6,133
Other Income..................      871        506                      1,377
Other Expense.................    3,121      1,491                      4,612
                                 ------     ------         ---        -------
  Income Before Income Taxes..    1,951        947                      2,898
Income Taxes..................      561        339                        900
                                 ------     ------         ---        -------
  Net Income..................   $1,390     $  608                    $ 1,998
                                 ======     ======         ===        =======
Income Per Common Share
  Basic.......................                                        $  0.85
  Diluted.....................                                        $  0.78
Average Common Shares
 Outstanding
  Basic.......................                                          2,347
  Diluted.....................                                          2,577

                      SNB BANCSHARES, INC. AND SUBSIDIARY
            COMBINED WITH CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

A. The pro forma condensed balance sheets have been prepared assuming the transaction was consummated on March 31, 1998 and December 31, 1997. The pro forma condensed statements of income have been prepared assuming the transaction was consummated at the beginning of each period presented.

B. The following pro forma adjustments have been applied to give effect to the proposed transaction:

  Balance Sheet:

  (1) Issue of 846,748 shares of SNB common stock, $1 par value, in exchange for 100% of the equity of Crossroads.

  (2) Elimination of investment in Crossroads.

  Statements of Income:

  (3) Pro forma income per share is based on the average number of shares that would have been outstanding during the respective periods.

                                BUSINESS OF SNB

GENERAL

  SNB is a Georgia corporation formed to act as a bank holding company for Security National Bank under the federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia. SNB was incorporated on February 10, 1994 at the instruction of management of Security National Bank (the "Bank"). At a special meeting of the shareholders of the Bank on August 2, 1994, the shareholders of the Bank voted in favor of a plan of reorganization and agreement of merger pursuant to which the Bank became a wholly owned subsidiary of SNB. The reorganization was effective on September 30, 1994, as a result of which the shares of common stock of the Bank then issued and outstanding were converted into shares of the common stock of SNB. The Bank has operated as a wholly owned subsidiary of SNB since that time, although the functions and business of the Bank, its Board of Directors, staff and physical office locations under went no changes as a result of the reorganization. Substantially all of the business of SNB is conducted through the Bank.

THE BANK

 History

  The Bank is a national bank which engages in the commercial banking business in Bibb County, Georgia. The Bank commenced operations on November 4, 1988. As of March 31, 1998 the Bank had assets of $142.9 million; loans of $100.0 million; deposits of $126.8 million; and equity capital of $12.6 million.

 Business

  The Bank offers a full range of deposit products typically offered by commercial banks, including various checking, savings, interest-bearing transaction accounts, certificates of deposit, and IRA accounts. The Bank's lending services include a wide variety of commercial, consumer, SBA, mortgage and equity line loans designed to meet customer needs. Additionally, the Bank offers safe deposit boxes, automated teller machines, credit cards, wire transfers, traveler's checks, money orders, night depository and other services for the convenience of its customers. No trust services are currently operated.

 Banking Premises

  The Bank commenced operations in its first location at 2918 Riverside Drive in Macon. During 1991, the Bank acquired facilities at 700 Walnut Street in the downtown business district and relocated its main office to that site. The main office has since been relocated to 2918 Riverside Drive, and the Walnut Street facility presently serves as a branch office. In 1993, the Bank opened its third full service office, known as the Log Cabin Branch, at 4699 Log Cabin Drive in Macon. A fourth banking office was established in 1995 at 1897 Shurling Drive to serve the northeastern segment of the local market area. That branch was relocated to 614 Shurling Drive in 1997. A remote ATM/night depository facility was established in 1996 on Forsyth Road in northwest Macon. In October, 1996 the Bank converted its data processing software to a more advanced system, and in February, 1997 the Bank relocated its in-house data processing facility and operational support functions to a leased operations center on Riverside Drive near the Bank's main office.

  In August, 1997 a fifth office was opened at 3945 Pio Nono Avenue in south Macon, and in July, 1997 the Bank purchased land at 4519 Hartley Bridge Road in southwest Macon, where it intends to open its sixth full service office by the third quarter of 1998. The Bank has also established a mortgage loan production office in Warner Robins, Houston County, Georgia.

  The Bank's fixed assets represented 2.8% of total assets as of March 31, 1998. The facilities are considered modern and adequate for servicing the needs of the existing customer base of the Bank.

 Market Area

  The Bank is located and presently conducts most of its business in Bibb County, which had an estimated population in 1996 of approximately 155,000. The Bank opened a mortgage lending facility in 1997 in Houston County, which had an estimated population in 1996 of 101,000. The Bank also conducts business to a lesser extent in the surrounding counties of Jones, Monroe, Twiggs, Crawford, Peach and Wilkinson. The loan portfolio of the Bank is concentrated in various commercial, real estate and consumer loans to individuals and entities located in Middle Georgia, and the ultimate collectibility of the loans and future growth of the Bank are largely dependent upon economic conditions in the Middle Georgia area. The Bank's agricultural loans are negligible. The economy of the Middle Georgia area has been generally favorable in recent years, although population growth in Bibb County has been moderate. Robins Air Force Base, located in contiguous Houston County, is a major Middle Georgia employer which has recently survived national base closure mandates and has expanded in size.

 Competition

  The financial services industry in Macon and Bibb County is highly competitive. As of June 30, 1997 the Bank held a 6.0% market share of Bibb County deposits held in banks, savings and loans, and credit unions. Bibb County is currently served by eight (8) commercial banks with 77.8% of the deposit market, one savings bank with 18.5% of the market, fourteen (14) credit unions with 3.7% of the market, and various finance companies. During 1995 and 1996, the acquisition of Bank South, N.A. by NationsBank, N.A. provided an opportunity in the local marketplace for the Bank to attract transition customers who preferred community banking services of a smaller institution. The Bank's average deposits in 1997 increased by 16.8% over 1996, from $102.1 million to $119.3 million. Average deposits in 1996 grew by 27.6% over 1995 average deposits of $80 million. Growth since then has moderated, although it remains substantial.

 Employees

  As of March 31, 1998, the Bank had 70 full time and 5 part time employees. In the opinion of management, the Bank enjoys an excellent relationship with its employees. The Bank is not a party to any collective bargaining agreement.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

                            SELECTED FINANCIAL DATA

                          THREE MONTHS
                             ENDED                   YEAR ENDED DECEMBER 31,
                           MARCH 31,   ---------------------------------------------------------
                              1998       1997       1997      1996      1995     1994     1993
                          ------------ --------   --------  --------  --------  -------  -------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Balance Sheet
 Data:
 Total Assets...........    $146,139   $133,292   $142,893  $134,085  $107,566  $78,156  $66,022
 Total Loans............     103,252     89,943     99,071    86,422    64,586   52,443   41,183
 Total Deposits.........     124,805    114,265    121,941   113,032    92,969   67,209   56,876
 Investment
  Securities............      27,927     29,260     30,985    32,656    34,440   18,649   19,976
 Stockholders' Equity...      17,788     15,548     16,840    14,932     8,426    7,082    6,399
Selected Income
 Statement Data:
 Interest Income........    $  2,994   $  2,771   $ 11,560  $ 10,204  $  8,041  $ 5,616  $ 4,639
 Interest Expense.......       1,307      1,184      4,941     4,608     3,731    2,090    1,989
                            --------   --------   --------  --------  --------  -------  -------
   Net Interest Income..       1,687      1,587      6,619     5,596     4,311    3,526    2,650
 Provision for Loan
  Losses................          35         60        372       257       109      302      378
 Other Income...........         470        337      1,396     1,102       871    1,046      840
 Other Expense..........       1,447      1,278      5,055     4,112     3,121    2,782    2,334
                            --------   --------   --------  --------  --------  -------  -------
 Income Before Tax......         675        586      2,588     2,329     1,952    1,488      778
 Income Tax Expense.....         210        175        785       687       561      436      205
                            --------   --------   --------  --------  --------  -------  -------
 Net income before
  minority interest and
  cumulative effect.....         465        411      1,803     1,642     1,391    1,052      573
 Minority interest......           0          0          0         0         0        0        0
                            --------   --------   --------  --------  --------  -------  -------
 Net income before
  cumulative effect.....         465        411      1,803     1,642     1,391    1,052      573
 Cumulative effect......           0          0          0         0         0        0       53
                            --------   --------   --------  --------  --------  -------  -------
   Net Income...........    $    465   $    411   $  1,803  $  1,642  $  1,391  $ 1,052  $   626
                            ========   ========   ========  ========  ========  =======  =======
Per Share Data: (a)
 Net Income (Diluted)
  (b)...................    $   0.82   $   0.79   $   0.73  $   0.81  $   0.80  $  0.65  $  0.39
 Book Value.............        7.88       7.43       7.93      7.22      5.62     4.72     4.27
 Tangible Book Value....        7.88       7.43       7.93      7.22      5.62     4.72     4.27
 Dividends..............        0.05       0.05       0.19      0.18      0.16     0.13     0.07
Profitability Ratios:
 (b)
 Net Income to Average
  Assets................        1.30%      1.26%      1.32%     1.40%     1.51%    1.50%    1.03%
 Net Income to Average
  Stockholders'
  Equity................       10.78%     11.05%     11.41%    14.93%    18.16%   15.53%   10.12%
 Net Interest Margin....        5.30%      5.49%      5.50%     5.32%     5.20%    5.60%    4.86%
Loan Quality Ratios:
 Net Charge-Offs to
  Total Loans...........       (0.02%)    (0.01%)     0.36%     0.00%     0.00%    0.05%    1.21%
 Reserve for Loan
  Losses to Total Loans
  and OREO..............        1.40%      1.60%      1.40%     1.59%     1.74%    1.94%    1.79%
 Nonperforming Assets
  to Total Loans and
  OREO..................        1.07%      0.95%      1.10%     1.54%     0.76%    0.96%    0.96%
 Reserve for Loan
  Losses to
  Nonperforming Loans...      131.46%    168.76%    171.59%   137.20%   848.12%  320.75%  149.20%
 Reserve for Loan
  Losses to Total
  Nonperforming
  Assets................      114.62%    104.55%    128.10%   103.83%   227.42%  201.98%  186.22%
Liquidity Ratios:
 Loans to Total
  Deposits..............       82.73%     78.71%     81.25%    76.46%    69.47%   78.03%   72.41%
 Loans to Average
  Earning Assets........       76.03%     73.60%     79.08%    78.47%    74.51%   80.16%   72.54%
 Noninterest-Bearing
  Deposits to Total
  Deposits..............       16.46%     21.41%     20.06%    18.53%    15.32%   19.47%   16.18%
Capital Adequacy Ratios:
 Common Stockholders'
  Equity to Total
  Assets................       12.17%     11.66%     11.79%    11.14%     7.83%    9.06%    9.69%
 Total Stockholders'
  Equity to Total
  Assets................       12.17%     11.66%     11.79%    11.14%     7.83%    9.06%    9.69%
 Dividend Payout
  Ratio.................       24.73%     24.57%     22.71%    19.09%    17.26%   19.01%   15.97%

--------
(a) Per share data for all periods has been retroactively restated for a 20% stock split on March 20, 1995, a 100% stock split on June 1, 1996, and a 25% stock split on September 25, 1997. All stock splits were effected in the form of dividends.
(b) Percentages for the three months ended March 31, 1998 and 1997 have been annualized.

                               MANAGEMENT OF SNB

  The following tables set forth certain information as of April 30, 1998, to the best of management's knowledge, of each of the eight nominees for election as directors of SNB (each of whom has served as a director of SNB since January 1, 1997 and each of whom, if elected, will serve as a director of SNB after the Merger with Crossroads, if consummated) as well as the other persons who have served as directors of SNB since January 1, 1997, including his name, director classification with respect to director nominees, age, positions held, length of service as a director of SNB (or of the Bank prior to SNB's formation) and the number of shares of SNB's Common Stock beneficially owned. Unless otherwise noted, each person listed in the table has sole voting and sole investment power with respect to the shares listed in the table.

DIRECTOR NOMINEES:

                                                                                           SHARES OF
                                                                                         COMMON STOCK
                                                                                      BENEFICIALLY OWNED
                                                                              YEAR    NUMBER OF SHARES &
                               DIRECTOR                                      FIRST   PERCENT OF CLASS (2)
                               CLASSI-                 POSITION(S)          ELECTED  -----------------------
       NAME & ADDRESS        FICATION(1)   AGE             HELD             DIRECTOR    (3)          (4)
       --------------        -----------   --- ---------------------------- -------- ----------   ----------
 Alford C. Bridges..........       I        59 Director,                      1988       61,200       61,200
  Macon, Georgia                               SNB & Security                             (2.66%)      (2.43%)
                                               National Bank
 Richard W. White, Jr. .....       I        44 Director,                      1988       39,150       39,150(5)
  Macon, Georgia                               SNB & Security                             (1.70%)      (1.55%)
                                               National Bank
 Robert C. Ham..............      II        68 Chairman of                    1988       79,625       79,625
  Macon, Georgia                               Board of Directors,                        (3.47%)      (3.16%)
                                               SNB & Security
                                               National Bank
 Robert T. Mullis...........      II        55 Director,                      1988      164,355      164,355(6)
  Macon, Georgia                               SNB & Security                             (7.15%)      (6.52%)
                                               National Bank
 Joe E. Timberlake, III.....      II        57 Director,                      1988      103,951      103,951(7)
  Macon, Georgia                               SNB & Security                             (4.52%)      (4.13%)
                                               National Bank
 Benjamin W. Griffith, III..     III        45 Director,                      1988       72,215       94,715(8)
  Macon, Georgia                               SNB & Security                             (3.14%)      (3.76%)
                                               National Bank
 Ben G. Porter..............     III        64 Director,                      1996       69,750       69,750
  Macon, Georgia                               SNB & Security National Bank               (3.04%)      (2.77%)
 H. Averett Walker..........     III        44 Director,                      1996       28,710       40,310(9)
  Macon, Georgia                               President & CEO, SNB &                     (1.25%)      (1.60%)
                                               Security National Bank

OTHER CURRENT DIRECTORS OF SNB.

                                                                          SHARES OF
                                                                        COMMON STOCK
                                                                     BENEFICIALLY OWNED
                                                             YEAR    NUMBER OF SHARES &
                                                            FIRST   PERCENT OF CLASS (2)
                                      POSITION(S)          ELECTED  -----------------------
     NAME & ADDRESS       AGE             HELD             DIRECTOR    (3)          (4)
     --------------       --- ---------------------------- -------- ----------  -----------
Robert C. Allen.........   72 Director & Vice Chm,           1988      60,000        60,000
 Macon, Georgia               SNB & Security National Bank              (2.61%)       (2.38%)
William P. Brooks,         54 Director, SNB &                1988      48,300        73,800(10)
 M.D. ..................
 Macon, Georgia               Security National Bank                    (2.10%)       (2.93%)
Lee R. Greene, Jr. .....   77 Director, SNB &                1988      39,600        39,600
 Macon, Georgia               Security National Bank                    (1.72%)       (1.57%)
James W. Kinman.........   68 Director, SNB &                1996      13,965        13,965
 Macon, Georgia               Security National Bank                    (0.61%)       (0.55%)
John F. Rogers, Jr. ....   68 Director, SNB &                1996      35,823        35,823(12)
 Macon, Georgia               Security National Bank                    (1.56%)       (1.42%)
Charles W. Selby, Sr. ..   69 Director, SNB &                1988      36,750        60,750(13)
 Macon, Georgia               Security National Bank                    (1.60%)       (2.41%)
Frank M. Shepherd,         57 Director, SNB &                1988      56,782        83,482(14)
 Jr. ...................
 Irwinton, Georgia            Security National Bank                    (2.47%)       (3.31%)
Chris R. Sheridan,         48 Director, SNB &                1996      30,900        30,900(15)
 Jr. ...................
 Macon, Georgia               Security National Bank                    (1.35%)       (1.23%)
Frank G. Wall, Jr. .....   64 Director, SNB & Security       1988      31,500        57,750(16)
 McIntyre, Georgia            National Bank                             (1.37%)       (2.29%)
All directors and execu-
 tive                                                                 985,294     1,151,844
 officers as a group (23                                                42.89%       (45.73%)
  persons)

--------
(1) Terms of Class I directors expire in 1999; those of Class II directors in 2000; and those of Class III directors in 2001.
(2) Beneficial ownership is determined in accordance with Item 403 of Regulation S-B of the Securities and Exchange Commission, and includes all shares which the listed individual has the right to acquire within sixty
    (60) days pursuant to options or warrants. SNB has relied upon information contained in statements filed with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Exchange Act concerning beneficial ownership.
(3) For percentage of class calculations in Column (3), percentage of beneficial ownership is determined based on the 2,297,331 shares of SNB Common Stock issued and outstanding at April 30, 1998.
(4) For percentage of class calculations included in Column (4), the issuance of all outstanding warrants of SNB Common Stock are treated as if issued and outstanding. In connection with its original stock offering, the Bank issued warrants to purchase common stock to its organizers, interim directors and initial executive officers (the "Founders Warrants"). Each warrant originally entitled the owner to purchase one share of the Bank stock at the exercise price of $10 per share until the warrant expires. By virtue of the formation of SNB in 1994, the Founders Warrants were transformed into entitlements to purchase equal amounts of SNB stock. All Founders Warrants issued expire in November, 1998. Due to subsequent stock splits and the exercise of warrants since 1996, there were as of April 30, 1998 warrants to purchase 196,550 shares of SNB Common Stock which could be purchased pursuant to warrants granted, outstanding and eligible to be exercised at an adjusted price of $3.33 per share.

  At the 1996 Annual Meeting of Shareholders, the SNB Bancshares, Inc. 1996
   Incentive Stock Option Plan was approved by a majority vote of the shareholders. Under this option plan, up to 81,250 shares, after adjustment for stock splits, were made available for grants to officers and key individuals of the Bank by the Board of Directors. All authorized shares were granted under the plan, but certain persons to whom the options had been granted left the employment of the Bank and as a result options to purchase 18,750 shares expired under the plan. As of April 30, 1998, none of the options had been exercised and options to purchase 62,500 shares were outstanding. Of the 62,500 option shares outstanding, 56,250 option shares are held by executive officers of SNB and 6,250 option shares are held by a non-executive officer of the Bank. Options to purchase 25,000 shares are exercisable within 60 days of April 30, 1998 and are included as if exercised for the percentage calculations in Column (4) above.
(5) Includes 15,750 shares held jointly with Mr. White's wife.
(6) Includes 132,747 shares held directly by Mr. Mullis; 9,040 shares held by a broker as custodian for Mr. Mullis; 6,086 shares held jointly with Michael C. Griffin; and 16,482 shares for which Mr. Mullis holds a power of attorney. Mr. Mullis disclaims beneficial ownership for the shares held jointly with Mr. Griffin and the shares for which he holds a power of attorney.
(7) Includes 11,050 shares held by Mr. Timberlake as trustee for revocable family trusts; 6,701 shares held by a broker as custodian for Mr. Timberlake, and 400 shares held in a brokerage account in the name of Mr. Timberlake as trustee for a revocable family trust.
(8) Includes 22,500 unexercised Founders Warrants.
(9) Includes 4,660 shares held in Mr. Walker's IRA account, 4,100 shares which may be purchased pursuant to acquired unexercised Founders Warrants, and 7,500 shares which may be purchased within 60 days from April 30, 1998 pursuant to the Incentive Stock Option Plan.
(10) Includes 25,500 unexercised Founders Warrants; 18,000 shares held by a broker for Dr. Brooks' IRA account; and 30,300 shares held by a broker for Dr. Brooks and his minor children.
(11) Includes 18,273 shares held by a broker for Mr. Rogers' IRA account.
(12) Includes 24,000 unexercised Founders Warrants; 3,825 shares held by Mr. Selby's wife, Evelyn B. Selby; and 4,125 shares held by Evelyn B. Selby as custodian for children.
(13) Includes 26,700 unexercised Founders Warrants; 26,700 shares held jointly with his wife; 13,590 shares held by Shepherd Brothers Timber Company, Inc., 2,777 shares held by the Shepherd Brothers Profit Sharing Plan, and 875 shares jointly owned by Frank & Jeffery Shepherd.
(14) Includes 3,000 shares held by Chris R. Sheridan & Co. and 2,325 shares held by Mr. Sheridan's children.
(15) Includes 26,250 unexercised Founders Warrants.

  SNB has committed that in the event the proposed acquisition of Crossroads is approved by shareholders of Crossroads and SNB and is subsequently consummated it will nominate and recommend for election to the Board of Directors of SNB four of Crossroads' existing directors. Those four directors have not been identified, but will be selected from among those directors for whom information is furnished hereinafter. See "Management and Security Ownership of Crossroads."

EXECUTIVE OFFICERS.

  The following table sets forth the name, age and positions with SNB and of the Bank of each executive officer of SNB as of April 30, 1998, and the number of shares of SNB Common Stock beneficially owned. All executive officers of SNB serve at the pleasure of the Board of Directors.

                                                                          SHARES OF
                                                                        COMMON STOCK
                                                                     BENEFICIALLY OWNED
                                                                     NUMBER OF SHARES &
                                                                    PERCENT OF CLASS (1)
                                          POSITION(S)               -----------------------
     NAME & ADDRESS      AGE                  HELD                     (2)          (3)
     --------------      --- -------------------------------------- ----------   ----------
Robert C. Ham...........  68 Chairman of Board of Directors,            79,625       79,625(4)
 Macon, Georgia              SNB & Security National Bank                (3.47%)      (3.16%)
H. Averett Walker.......  44 Director, President & CEO,                 28,710       40,310(5)
 Macon, Georgia              SNB & Security National Bank                (1.25%)      (1.60%)
Richard A.                48 Executive Vice President,                   3,000        8,000(6)
 Collinsworth...........
 Macon, Georgia              SNB & Security National Bank                (0.13%)      (0.32%)
Shirley D. Jackson......  60 Senior Vice President &                     1,500       21,500(7)
 Macon, Georgia              Secretary, SNB; Senior Vice President,      (0.07%)      (0.85%)
                             Security National Bank
Michael T. O'Dillon.....  43 Senior Vice President,                      5,400       10,400(8)
 Macon, Georgia              Treasurer & CFO, SNB;                       (0.24%)      (0.41%)
                             Senior Vice President & Cashier,
                             Security National Bank
R. Chris Smith..........  48 Vice President of Security                  2,500        2,500
 Macon, Georgia              National Bank                               (0.11%)      (0.10%)
Betsy J. Baugham........  48 Assistant Vice President of                    31           31
 Macon, Georgia              Security National Bank                     ( 0.00%)      (0.00%)
David Woodward..........  40 Vice President                                287          287(9)
 Macon, Georgia                                                          (0.01%)      (0.01%)

--------
(1) See note (2) in the subsection above relating to beneficial ownership of director nominees and other current directors of SNB.
(2) See note (3) in the subsection above relating to beneficial ownership of director nominees and other current directors of SNB.
(3) See note (4) in the subsection above relating to beneficial ownership of director nominees and other current directors of SNB.
(4) Mr. Ham's shares are included in the total number of shares beneficially owned by the eighteen (18) directors listed above.
(5) Includes 4,660 shares held in Mr. Walker's IRA account. Mr. Walker's shares are included in the total number of shares beneficially owned by the eighteen (18) directors listed above. Includes 4,100 shares which may be purchased pursuant to acquired unexercised Founders Warrants and 7,500 shares which may be purchased within 60 days from April 30, 1998 pursuant to the Incentive Stock Option Plan.
(6) Included 5,000 shares which Mr. Collinsworth has a right to purchase within 60 days from April 30, 1998 pursuant to the Incentive Stock Option Plan.
(7) Includes 15,000 unexercised Founders Warrants and 5,000 shares which may be purchased within 60 days from April 30, 1998 pursuant to the Incentive Stock Option Plan.
(8) Includes 5,000 shares which may be purchased within 60 days from April 30, 1998 pursuant to the Incentive Stock Option Plan.
(9) Includes 100 shares held in Mr. Woodward's IRA account.

BIOGRAPHIES OF DIRECTOR NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS OF SNB.

  The following information is set forth with respect to the eight nominees for election as directors of SNB and for the other persons who currently serve on the Board of Directors of SNB. There are no family relationships among any directors and executive officers of SNB. There are no nominees who are members of any other Board of Directors of any company with a class of securities registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended, or any company which is subject to the requirements of Section 15(d) of that Act, or any company registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended.

  During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A "legal proceeding" includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
(c) any order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

  ROBERT C. ALLEN was employed with Security Life Insurance Company of Georgia where he served as Vice President of Administration and as a member of the company's Board of Directors from 1954 to 1985. Since his retirement in 1985, he has been active in handling his personal investments and real estate holdings.

  BETSY J. BAUGHAM has served as Human Resources and Training Officer since September 30, 1996. Ms. Baugham has 30 years of business experience, including 10 years employment by Charter Medical in the Human Resources and Information Services departments, five years in an administrative/human resources capacity at Bibb Distributing Company, and six years banking experience at Exchange National Bank's operations division in Tampa, Florida.

  ALFORD C. BRIDGES is President and Chief Executive Officer of Whiteway Development Corporation d/b/a Appling Brothers, a Macon--Middle Georgia grading, paving and construction company which he acquired in 1976. Mr. Bridges has also served since 1969 as President of Gateway Development Center, Inc., a real estate holding company. Mr. Bridges has additional interests in various closely-held businesses in the Middle Georgia area involving contracting, apartment complexes and real estate investments.

  WILLIAM P. BROOKS, M.D. has been a practicing physician since 1968. Dr. Brooks owns and operates South Macon Family Physicians Clinic, where he serves as President. He is active in local medical affairs, having served on the Board of Bibb County Medical Society for the past fifteen years. He participates in state medical activities, serving on the Board of Directors of The Medical Association of Georgia. Dr. Brooks also serves on the Georgia Partners for Health Care Board, a managed care LLC. He is an active investor in stocks, bonds and real estate. His main real estate interest is rental property and apartment complexes.

  RICHARD A. COLLINSWORTH has served as Executive Vice President of SNB and the Bank since January, 1996. Prior to joining the company, he was City Commercial Banking Manager for Bank South in Macon in 1995. He has an extensive twenty-six year banking background which includes NationsBank in North Carolina and Texas and Henderson National Bank in Hunstville, Alabama. He has held leadership positions in commercial bank lending and support functions, internal reorganizations, marketing, product development, pricing and management.

  LEE R. GREENE, JR. is the former owner of Greene Plumbing & Heating Company, a large Macon based mechanical contracting company, which he founded in 1946. Since his retirement in 1983, Mr. Greene has been active in managing personal investments and real estate holdings. He is now serving as Vice President and part owner of Greene & Associates, Inc. (mechanical contractors). Mr. Greene is also a principal in Ashburn Developers, Inc.

  BENJAMIN W. GRIFFITH, III is President and owner of Southern Pine Plantations, Inc., a Macon based real estate development and timberland company which he founded in 1983. Mr. Griffith also holds ownership interests in various timber, mining and real estate investments; Forestry Consultants of GA, Inc.; Southern Timberlands, Inc.; Georgia Mine & Minerals, Inc.; Southern Pine Plantations of Georgia, Inc.; Southern Pine Plantations of Florida, Inc.; and Georgia Industrial Minerals.

  ROBERT C. HAM has a fifty year background in banking, thirty-five of which has been in Macon, Georgia. Mr. Ham was employed by Central Bank of Georgia, now First Union National Bank of Georgia, where he served as President and Chief Executive Officer from 1973 to 1987. Mr. Ham was President and CEO of the Bank from 1988 through 1996, having organized a group to form the Bank in 1988. Mr. Ham currently serves as Chairman of the Board of Directors of SNB and the Bank.

  SHIRLEY D. JACKSON has a thirty-five year background in banking in Macon, Georgia. Mrs. Jackson was one of three founding executive officers of the Bank, and currently serves as Senior Vice President and Secretary of SNB, and Senior Vice President and Secretary of the Board of Directors of the Bank. She was employed by Central Bank of Georgia, now First Union National Bank of Georgia, from 1973 to 1987, where she served as Vice President with functional responsibilities of commercial and consumer lending.

  JAMES W. KINMAN is Chairman of the Board and owner of Lowe Electric Company, a commercial and residential electric and plumbing supplies company in Macon, Georgia which he joined in 1961. Mr. Kinman was a former director of Bank South in Macon before joining the SNB board in January, 1996.

  ROBERT T. MULLIS is involved in solid waste and real estate interests and has held an ownership interest in Diamond Waste, Inc. since April, 1989; in RTM Industries, Inc. since July, 1982; and in Melrose Holdings, Inc. since May, 1994.

  MICHAEL T. O'DILLON was one of three founding executive officers of the Bank, and currently serves as Senior Vice President, Treasurer and Chief Financial Officer of SNB, and Senior Vice President, Cashier and Corporate Secretary of the Bank. He was employed by Central Bank of Georgia, now First Union National Bank of Georgia, from 1977 to 1987, where he served as Vice President and Corporate Secretary in charge of operations and financial reporting.

  BEN G. PORTER owns RMS Warehouse Properties and Snelling Personal Services. He retired from Charter Medical Corporation in 1988, where he served as Senior Vice President and President of Charter Medical International. He continues to serve as a consultant to Charter Medical. Mr. Porter was the former owner of Piedmont Communications Corporation, an operator of three radio stations. Prior to becoming a board member of SNB and the Bank in January, 1996 Mr. Porter served as a Director and as a member of the Executive Committee of Bank South Corporation in Atlanta.

  SYDNEY J. PYLES has recently retired from Sydney Pyles Plumbing & Heating Company, Inc., a mechanical contracting company where he served as President since 1964.

  JOHN F. ROGERS, JR. founded Rogers Oil Company in 1960 and diversified the company to include retail gasoline stations, wholesale gasoline sales, convenience stores, car washes, and apartment complexes. He sold the company in 1982 and now maintains private investments. Prior to becoming a board member of SNB and the Bank in January, 1996, he served as a board member of Bank South in Macon.

  CHARLES W. SELBY, a retired Macon businessman, is the Chairman of the Board and former President of Warren Associates, Inc., a Macon based general contracting company which he founded in 1972.

  FRANK M. SHEPHERD has been President and co-owner since 1963 of Shepherd Brothers Timber Company, Inc., a company involved in ownership, harvesting and marketing of timber in the southeast.

  CHRIS R. SHERIDAN, JR. is Vice President of Chris R. Sheridan & Co., a firm of building contractors in Macon, Georgia, and a software developer with Timberline Software Corporation. Mr. Sheridan is a Georgia Registered Civil Engineer and a member of the Georgia Society of Professional Engineers. Before joining the Board of SNB and the Bank in January, 1996, he served as Chairman of the Bank South, Macon Board of Directors.

  R. CHRIS SMITH has served as Vice President of Operations of the Bank since July, 1996. Mr. Smith has 30 years of banking experience in all phases of bank operations. He began his banking career with the Georgia Bank & Trust Company in 1968. The Georgia Bank & Trust Company was subsequently acquired by Bank South, Macon, and Mr. Smith served as Vice President of Operations for 12 years. Upon the merger of Bank South, Macon with Bank South, N.A. Mr. Smith served as Regional Vice President of Operations (Macon).

  JOE E. TIMBERLAKE, III currently serves as Director to Thomas & Howard Company, as Director and Treasurer of Flintlake, Inc., and as a managing partner in Timberlands Partnership. Mr. Timberlake was President of Timberlake Grocery Company of Macon, a wholesale grocery company, from 1976 through 1992. Mr. Timberlake sold the company in 1992, and now maintains private investments.

  H. AVERETT WALKER served as President and Chief Operating Officer of SNB and the Bank from January, 1996 through December, 1996. He now serves as President and Chief Executive Officer. His extensive banking career includes over two years with Bank South as Middle Georgia Regional President in Macon, and ten years with NationsBank including positions as Regional President in Albany/Moultrie and President in LaGrange. His banking experience began with seven years at Commercial Bank of Thomasville with various lending and collections responsibilities.

  FRANK G. WALL, JR. has been President since 1974 of Springhill Services, Inc., a warehousing, trucking and equipment rental company based in McIntyre, Georgia. Mr. Wall also holds ownership interests in SanTel Contractors, Inc. and Wilco Air, Inc.

  RICHARD W. WHITE, JR. has been President and part owner of White Brothers Warehouse, Inc., a wholesale distributor of auto parts, since 1985, and an officer since 1976.

  DAVID WOOWARD has served as Vice President of the Bank since October, 1996 and was recently named retail branch coordinator. He has seventeen years of experience in all aspects of branch banking and consumer lending. He was previously employed by First Liberty Bank, First Union National Bank, and Synous.

COMMITTEES OF THE BOARD OF DIRECTORS AND ATTENDANCE

  SNB does not have any standing audit, nominating or compensation committee or any committee performing similar functions. However, the same persons who currently serve as directors of SNB also comprise the Board of Directors of the Bank, the wholly owned subsidiary of SNB. The Bank has established and maintains various committees to assist it in the discharge of its duties.

  Audit Committee. The Audit and Examination Committee is responsible for overseeing all audit functions, development and implementation of a written audit policy, review of federal and state examinations, evaluation of internal controls and overseeing compliance with all audits and examinations required by law. The members of the Audit and Examination Committee are Charles W. Selby, Sr. (Chairman), Frank M. Shepherd, Jr., James W. Kinman, Richard W. White, Jr., Lee R. Greene, Jr., H. Averett Walker, and Robert C. Ham. The Audit and Examination Committee held two (2) meetings during 1997.

  Personnel Committee. The Personnel Committee establishes compensation for the executive officers and management of the Bank, reviews the selection and hiring of key officers, oversees the administration of employee benefit programs and sets guidelines for compensation for all employees. The members of the Personnel Committee are Robert C. Allen (Chairman), Benjamin W. Griffith, III, James W. Kinman, Robert T. Mullis, Frank G. Wall, Jr., H. Averett Walker and Robert C. Ham. The Personnel Committee held four (4) meetings during 1997.

  Executive Committee. The Executive Committee possesses and may exercise any and all powers of the full Board of Directors of the Bank in the management and direction of the business affairs of the Bank during the intervals between the meetings of the Bank's full Board of Directors. The Executive Committee of the Bank consists of Robert C. Ham (Chairman), Ben G. Porter, Robert C. Allen,
H. Averett Walker, Joe E. Timberlake, III, Alford C. Bridges, and Chris R. Sheridan, Jr. The Executive Committee met seven (7) times during 1997.

  Security National Bank also maintains committees to assist it in its investment, marketing and lending functions, as well as an electronic data processing steering committee and a building committee.

  The Board of Directors of SNB held eleven (11) meetings in 1997. No director failed to attend at least 75% of the aggregate of (a) the regular and called full board meetings of SNB and the Bank, and (b) applicable committee meetings of the Bank which they were eligible to attend, except for Benjamin W. Griffith, III (66%), Sydney J. Pyles (59%), John F. Rogers, Jr. (73%), and Frank M. Shepherd, Jr. (56%).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  SNB's directors and executive officers, their immediate family members and certain companies and other entities associated with them, have been customers of and have had banking transactions with the Bank and are expected to continue such relationships in the future. As of April 30, 1998 the aggregate outstanding balance of all such loans was $2,767,618, or 22.06% of the shareholders' equity of the Bank. In the opinion of SNB's management, the extensions of credit made by the Bank to such individuals, companies and entities since January 1, 1997 (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (iii) did not involve more than a normal risk of collectibility or present other unfavorable features.

  In 1998 the Bank contracted with Chris R. Sheridan & Co., of which director Chris R. Sheridan, Jr. is a principal, for the construction of the facilities to be located at its Hartley Bridge Road location. It is anticipated that the total compensation to be paid to Chris R. Sheridan & Co. will approximate $583,641. Chris R. Sheridan & Co. has subcontracted a portion of that work to Whiteway Development Corporation, of which director Alford C. Bridges is a principal, and it is anticipated that Whiteway Development Corporation will be paid approximately $97,000 pursuant to that subcontract. The contract with Chris R. Sheridan & Co. was reviewed by the architectural firm employed by the Bank to confirm the reasonableness of the price.

  Chris R. Sheridan & Co. also renovated the Bank's Pio Nono branch building in 1997 and was paid $65,762 by the Bank for that work.

  Warren Associates, Inc., of which director Charles W. Selby, Sr. is a principal, was hired by the Bank to renovate the Bank's main offices on Riverside Drive in 1997. Warren Associates, Inc. was paid $134,677 by the Bank for that work.

  Otherwise, there have been no transactions during the preceding two years, or proposed transactions, to which the Bank or SNB was or is to be a party in which any director, executive officer, or nominee, or any member of their immediate family, was a party.

                           SECURITY OWNERSHIP OF SNB

  The following table shows all persons known to SNB to be the beneficial owner of more than five (5) percent (5%) of SNB's voting securities as of April 30, 1998.

                                                              SHARES OF
                                                            COMMON STOCK
                                                         BENEFICIALLY OWNED
                                                         NUMBER OF SHARES &
                                                        PERCENT OF CLASS (2)
NAME AND ADDRESS                                        ---------------------
OF BENEFICIAL OWNER                                        (2)        (3)
-------------------                                     ---------------------
Robert T. Mullis                                          164,355     164,355(4)
 Macon, Georgia.......................................       7.15%       6.52%
All directors and executive officers of SNB as a group    985,294   1,151,844
 (23 persons).........................................      42.89%      45.73%

--------
(1) Beneficial ownership is determined in accordance with Item 403 of Regulation S-B of the Securities and Exchange Commission, and includes all shares which the listed individual has the right to acquire within sixty
    (60) days pursuant to options or warrants. SNB has relied upon information contained in statements filed with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Exchange Act concerning beneficial ownership.
(2) For percentage of class calculations in column (2), percentage of beneficial ownership is determined based on the 2,297,331 shares of SNB Common Stock issued and outstanding at April 30, 1998.
(3) For percentage of class calculations included in Column (3), the issuance of all outstanding warrants of SNB Common Stock are treated as if issued and outstanding. In connection with its original stock offering, the Bank issued warrants to purchase common stock to its organizers, interim directors and initial executive officers (the "Founders Warrants"). Each warrant originally entitled the owner to purchase one share of the Bank stock at the exercise price of $10 per share until the warrant expires. By virtue of the formation of SNB in 1994, the Founders Warrants were transformed into entitlements to purchase equal amounts of SNB stock. All Founders Warrants issued expire in November, 1998. Due to subsequent stock splits and the exercise of warrants since 1996, there were as of April 30, 1998 warrants to purchase 196,550 shares of SNB Common Stock which could be purchased pursuant to warrants granted, outstanding and eligible to be exercised at an adjusted price of $3.33 per share.
   At the 1996 Annual Meeting of Shareholders, the SNB Bancshares, Inc. 1996 Incentive Stock Option Plan was approved by a majority vote of the shareholders. Under this option plan, up to 81,250 shares, after adjustment for stock splits, were made available for grants to officers and key individuals of the Bank by the Board of Directors. All authorized shares were granted under the plan, but certain persons to whom the options had been granted left the employment of the Bank and as a result options to purchase 18,750 shares expired under the plan. As of April 30, 1998, none of the options had been exercised and options to purchase 62,500 shares were outstanding. Of the 62,500 option shares outstanding, 56,250 option shares are held by executive officers of SNB and 6,250 option shares are held by a non-executive officer of the Bank. Options to purchase 25,000 shares are exercisable within 60 days of April 30, 1998 and are included as if exercised for the percentage calculations in Column (3) above.
(4) Includes 132,747 shares held directly by Mr. Mullis; 9,040 shares held by a broker as custodian for Mr. Mullis; 6,086 shares held jointly with Michael C. Griffin; and 16,482 shares for which Mr. Mullis holds a power of attorney. Mr. Mullis disclaims beneficial ownership for the shares held jointly with Mr. Griffin and the shares for which he holds a power of attorney.
Additional information about Mr. Mullis, who is a director of SNB, is set forth in "Management of SNB".

                        EXECUTIVE COMPENSATION FOR SNB

SUMMARY COMPENSATION TABLE

  The following table summarizes the cash and noncash compensation for each of the last three fiscal years for H. Averett Walker, Director, President and CEO of SNB and Security National Bank, and Robert C. Ham, Chairman of the Board of SNB and Security National Bank. With the exception of stock options, all forms of compensation are derived from Security National Bank, SNB furnishes no cash compensation. There are no other executive officers of SNB or Security National Bank whose salary and bonus for the 1997 fiscal year, plus the value of any salary or bonus foregone, exceeded $100,000.00.

                                                                   LONG-TERM
                                    ANNUAL COMPENSATION       COMPENSATION AWARDS
                                ---------------------------- ---------------------
                                                     OTHER              SECURITIES
                                                    ANNUAL   RESTRICTED UNDERLYING
                                                    COMPEN-    STOCK     OPTIONS/     ALL OTHER
NAME & PRINCIPAL POSITION       SALARY(1) BONUS(2) SATION(3)  AWARD(S)   SARS(4)   COMPENSATION(5)
-------------------------  YEAR --------- -------- --------- ---------- ---------- ---------------
H. Averett Walker.......   1997 $129,799  $15,767     $ 0       $ 0            0       $11,721
 Director, President &     1996  117,376   23,405       0         0       18,750         3,300
 CEO, SNB & Security       1995        0        0       0         0            0             0
 National Bank(6)
Robert C. Ham...........   1997   81,970        0       0         0            0        12,252
 Chairman of Board         1996  133,898   24,341       0         0            0        20,017
 of Directors, SNB &       1995  106,959   18,922       0         0            0        14,141
 Security National
  Bank(7)

--------
(1) Includes amounts deferred at the election of the individuals into the Bank's 401(K) Savings Incentive and Profit Sharing Plan as follows:

                                                             1997   1996   1995
                                                            ------ ------ ------
     Walker................................................ $9,450 $    0 $    0
     Ham...................................................  9,500  9,500  9,730

(2) Includes accrued amounts earned from the Bank's Annual Cash Incentive Bonus Plan, shown above in the year accrued. Bonuses are distributed in January of the subsequent calendar year.
(3) Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.
(4) Number of option shares, as adjusted for subsequent stock splits, granted to Mr. Walker in May, 1996 from the SNB 1996 Incentive Stock Option Plan.
(5) Includes cash fees paid to the individuals in their capacities as directors of Security National Bank. SNB pays no director fees. Director fees of $3,600 and $3,300 were paid to Mr. Walker in 1997 and 1996, respectively. Director fees of $3,600, $3,600 and $3,000 were paid to Mr. Ham in 1997, 1996 and 1995, respectively. Includes the Bank's discretionary and matching contributions to Mr. Walker's 401(K) Savings Incentive and Profit Sharing Plan in the amount of $8,121 for the year 1997. Includes the Bank's discretionary and matching contributions to Mr. Ham's 401(K) Savings Incentive and Profit Sharing Plan in the amounts of $8,652, $16,417 and $11,141 for the years 1997, 1996 and 1995, respectively.
(6) Mr. Walker was elected to his positions with SNB and Security National Bank in January, 1996. During the year 1996, Mr. Walker served as Director, President and Chief Operating Officer of SNB and the Bank.
(7) During the year 1996, Mr. Ham also served as CEO of SNB and the Bank. Prior to January, 1996, Mr. Ham served as President and CEO of SNB and the Bank.

                    STOCK OPTION GRANT AND EXERCISE TABLES

  There were no grants made during the last fiscal year for stock options or stock appreciation rights to any executive officer of SNB or the Bank. During 1997 there were no exercises of grants previously made to any executive officer of SNB or the Bank.

  H. Averett Walker currently holds options for 18,750 shares of SNB Common Stock at an exercise price of $9.00 per share, as adjusted for stock splits, which were granted on May 2, 1996 at fair market value from the SNB Bancshares, Inc. 1996 Incentive Stock Option Plan. Options become exercisable in accordance with the following vesting schedule: 20% on May 2, 1997; 20% on May 2, 1998; 20% on May 2, 1999; 20% on May 2, 2000; and 20% on May 2, 2001.
As of December 31, 1997 20% of Mr. Walker's options were vested and exercisable.

  The following table provides certain information regarding the number and value of unexercised options at the end of the last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                                     VALUE OF UNEXERCISED
                          SHARES             NUMBER OF SECURITIES        IN-THE-MONEY
                         ACQUIRED           UNDERLYING UNEXERCISED     OPTIONS/SARS AT
                            ON     VALUE         OPTIONS/SARS            FY-END($)(1)
                         EXERCISE REALIZED       AT FY-END(#)            EXERCISABLE/
NAME                       (#)     ($)(1)  EXERCISABLE/UNEXERCISABLE    UNEXERCISABLE
----                     -------- -------- ------------------------- --------------------
H. Averett Walker.......     0      $ 0          3,750/15,000          $33,750/$135,000
Robert C. Ham...........     0        0               -0-/-0-                   -0-/-0-

--------
(1) Market value of underlying securities at exercise or year-end, valued at $18.00 per share, minus the exercise of base price.

             EMPLOYMENT CONTRACT AND CHANGE IN CONTROL ARRANGEMENT

  On January 10, 1996, SNB and the Bank entered into a letter agreement with
H. Averett Walker ("Walker"), employing Walker as President and Chief Operating Officer of SNB and the Bank for an initial base salary of $125,000.00 during 1996. The term of the agreement continues from and after the date commenced until terminated in accordance with the letter agreement. The base salary to be paid to Walker in future years is to be determined annually by the Personnel Committee of Bank's Board of Directors. The agreement calls for Walker's participation in the officers' annual cash incentive bonus plan and various other fringe benefits.

  On May 2, 1996, after approval of the SNB Bancshares, Inc., 1996 Incentive Stock Option Plan by shareholders at the 1996 Annual Meeting, Walker was granted incentive stock options to purchase up to 18,750 shares of SNB's Common Stock at a fair market value of $9.00 (both the number of shares and the purchase price have been adjusted to reflect subsequent stock splits) as determined by the Board of Directors at the date of such grant. The options vest at the rate of 20% per year until fully vested five (5) years after the grant date. Upon Walker's death or total disability, SNB is committed to pay any accrued but unpaid base salary, and all options granted as of the date of death or total disability shall remain exercisable. If Walker's employment is terminated "for cause" (as defined), all payments and benefits under the letter agreement cease effective with the termination of employment, and all options which have not vested are forfeited. If SNB and the Bank terminate Walker's employment without cause, he will continue to receive base salary and insurance benefits for six months, and vested options may be exercised within 30 days after the termination date.

  Walker's letter agreement includes "change of control" provisions (as defined), whereby, if a change in control occurs or is proposed within the first six (6) years of the agreement and Walker's employment is terminated within one (1) year of such change of control, Walker will be entitled to one year of base salary, bonus compensation and insurance benefits, with all options becoming immediately exercisable. The agreement includes certain one (1) year restrictions on Walker concerning nondisclosure of proprietary information, and covenants not to compete or solicit customers or employees of SNB or the Bank.

  There are no other compensatory plans, employment contracts or change in control arrangements with any of the executive officers included above which would result in any payments to said officers as a result of resignation, retirement or any other termination of such individual's employment with SNB or the Bank or from a change in control of SNB or the Bank.

                        COMPENSATION PURSUANT TO PLANS

STOCK WARRANTS:

  Executive officer Jackson is the holder of certain warrants issued in connection with the initial organization and stock offering of the Bank in 1988 (the "Founders Warrants"). During organization, the Bank issued warrants to purchase Common Stock to its organizers, interim directors and initial executive officers. Each warrant entitles the owner to purchase one share of Common Stock at the exercise price of $3.33 per share, adjusted to reflect subsequent stock splits, until the warrant expires. All warrants issued expire ten (10) years from the date of issuance of the Bank's charter. The warrants were issued without cost to the recipients.

  Due to the formation of SNB in 1994, all outstanding warrants for the Bank's Common Stock were automatically converted into warrants for equal amounts of SNB's Common Stock. Due to the 20% stock split effected in the form of a dividend on March 20, 1995, the 100% stock split effected in the form of a dividend on June 1, 1996, and the 25% stock split effected in the form of a dividend on September 25, 1997, the Founders Warrants currently held by Jackson have an amended exercise price of $3.33 per share.

  Ms. Jackson holds a total of 15,000 unexercised Founders Warrants which were issued to her in her capacity as an initial executive officer of the Bank.

INCENTIVE STOCK OPTIONS:

  On May 2, 1996, after approval of the SNB Bancshares, Inc., 1996 Incentive Stock Option Plan by shareholders at the Annual Meeting, the Board of Directors granted key officers the right to purchase shares of SNB's Common Stock at the price of $9.00, representing the market value of the stock at the date of the option grant after adjustment to reflect the effect of stock splits or dividends. The purchase price is adjusted to reflect the effect of stock splits or dividends. Option holders may exercise in accordance with a vesting schedule beginning with twenty (20%) percent the first year and increasing twenty (20%) percent for each year thereafter such that one hundred (100%) percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

  Robert C. Ham holds no option shares from the plan. H. Averett Walker holds 18,750 option shares, and executive officers Richard A. Collinsworth, Shirley
D. Jackson and Michael T. O'Dillon hold, as a group, 37,500 option shares in the plan. No option shares have been exercised since the initiation of the plan. At December 31, 1997, 62,500 option shares were outstanding. As of April 30, 1998, 25,000 shares were eligible to be purchased pursuant to the exercise of those options. The options were issued without cost to the recipients.

401(K) SAVINGS INCENTIVE AND PROFIT SHARING PLAN:

  During 1997, executive officers Ham, Walker, Collinsworth, Smith, Baugham, Jackson and O'Dillon participated in the Bank's 401(K) Savings Incentive and Profit Sharing Plan (the "Plan"), which became effective as of January 1, 1990 and which was ratified by a majority vote of the stockholders at the April 19, 1990 Annual Meeting. The Plan combines features whereby each participant may elect to defer certain portions of his salary into the 401(K) program and receive credit for certain matching amounts from the Bank, and additionally to share in the accumulation of a profit sharing pool funded by the Bank. Except as disclosed herein, there are currently no other stock bonus, money purchase, thrift, pension, profit sharing or employee stock ownership plans, qualified or unqualified, or deferred compensation arrangements in place at the Bank. The Plan may be amended at any regular annual meeting or at any called meeting of the stockholders by a majority vote of the stockholders. No such amendments have been made since the Plan's adoption.

  Any employee who was employed by the Bank on January 1, 1990 was deemed eligible to participate in the Plan at its inception. Any other employee hired subsequent to January 1, 1990 becomes eligible for participation upon completion of one (1) year of service and attainment of age twenty one (21). As of December 31, 1997, forty (40) employees of the Bank were eligible to participate and thirty seven (37) had chosen to participate in the Plan. Directors of the Bank are not eligible to participate in the Plan in their capacities as directors.

  The annual amount of expense incurred by the Bank for contribution to the Plan is calculated by first determining the Bank's pre-tax adjusted operating earnings, defined as annual pre-tax operating earnings, less capital gains, plus capital losses. The Bank's annual contribution is 10% of the pre-tax adjusted operating earnings, not to exceed 15% of annual eligible participating salaries, or such other maximum deductible amount as may be determined by Code Section 404 of the Internal Revenue Code of 1986, as amended.

  The Bank's total annual expense accrual is allocated among elements of the Plan in the following manner.

  401(K) Expense:

    An amount is contributed by the Bank to the 401(K) plan which, when combined with employee salary deferrals, equals one half of the 15% of annual participating salaries in the 401(K) plan. The Bank's 401(K) contribution is allocated each year among the participants based on the amount of each participating employee's elected salary deferral as a percentage of total elected salary deferrals.

  Profit Sharing Expense:

    The remaining one half of the 15% of annual participating salaries is then contributed by the Bank to the Profit Sharing Plan. This Profit Sharing contribution is allocated each year among the eligible employees' accounts in the Profit Sharing Plan based on the amount of each participating employee's salary as a percentage of eligible salaries.

  Cash Bonus Expense:

    For any given year, if the sum of the Bank's total annual contribution to the Plan and the amount of total employee 401(K) salary deferral contributions equals more than 15% of eligible participating salaries, then the amount in excess of 15% of eligible participating salaries is distributed as a cash bonus. Each participant shares in the cash bonus on a pro rata basis according to the percentage of each eligible employee's salary to total eligible salaries. Employees who are not eligible to participate in the Plan do not participate in the cash bonus, if any.

  Based upon the calculations described above relating to the Bank's operating results for the year, expense under the Plan was $185,436 for the year ended December 31, 1997, $167,890 for the year ended December 31, 1996, and $160,452 for the year ended December 31, 1995. These amounts are included in Salaries and Employee Benefits expense in the Statements of Operations. The Bank made contributions to the 401(K) and Profit Sharing Plans amounting to $43,504.18 for executive officers Ham, Walker, Collinsworth, O'Dillon, Jackson, Smith and Baugham in 1997, $32,461 for executive officers Ham, Jackson and O'Dillon for the Plan year 1996, and $21,815 for executive officers Ham, Jackson and O'Dillon for the Plan year 1995. Executive officers Walker, Collinsworth, Smith and Baugham were not eligible to participate in the Plan until 1997.

ANNUAL CASH INCENTIVE PLAN:

  In the March, 1994 meeting of the Bank's Board of Directors, an Annual Cash Incentive Plan program was approved. All officers and full-time employees of the Bank, including executive officers, participate in the Plan. Under the Plan, goals are established based on performance factors such as earnings, asset quality, performance against similar peer banks, and achievement of certain other related objectives in conjunction with the Bank's five year strategic plan and annual budget. The annual bonus for executive officers, up to a maximum of 40% of base salary, was designed based on market comparisons of the annual bonuses for similar positions at other companies. Individual performance, separate from overall Bank performance, can affect bonus amounts according to pre-established goals for each participant. Other Bank officers participate in the Plan up to maximums of from 20% to 30% of base salaries per scales set commensurate with position and responsibility. Full-time employees participate in the Plan up to a maximum of 10% of base salaries based on the attainment of several overall profitability goals.

  Payments of $146,774 in 1997 bonus awards were made to all participants in January, 1998. Total cash incentive plan expense accrued by the Bank during 1997 was $144,163. Payments to executive officers Walker, Collinsworth, Jackson, O'Dillon, Smith and Baugham amounted to $65,389 for the 1997 plan year.

OTHER PLANS:

  The executive officers are participants in the Bank's group insurance plans for employees, which include medical insurance, life insurance, dependent life insurance, accidental death and disability insurance and long term disability insurance. These group insurance plans do not discriminate in scope, terms or operations in favor of officers of the Bank and are available generally to all salaried employees.

OTHER EXECUTIVE COMPENSATION:

  No executive officer received during 1997 perquisites or other personal benefits not described above which exceeded the lesser of (a) 10% of the executive officer's disclosed total annual salary and bonus or (b) $50,000. As of December 31, 1997, except as disclosed herein, there were no other restricted stock award plans, stock option plans, stock appreciation rights, or long term incentive plans for any officers or employees of SNB or the Bank.

                           COMPENSATION OF DIRECTORS

  SNB pays no fees to its directors. In 1997, the Bank paid its directors $300.00 per month, without regard to attendance at meetings of the Board of Directors. That amount was increased to $400.00 per month effective February, 1998. No additional fee is payable for participation in committees or for attendance of committee meetings. No annual bonuses or other perquisites are provided to directors.

                           PENDING LEGAL PROCEEDINGS

  There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which SNB or the Bank is a party or of which any of its property is the subject. There are no material proceedings to which any director, officer, principal stockholder or any of their related interests, is a party, or has a material interest adverse to SNB or the Bank.

                             SNB BANCSHARES, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS

SUMMARY

  The following discussion reviews the results of operations and assesses the financial condition of SNB Bancshares, Inc. ("SNB") in Macon, Georgia for the three month periods ended March 31, 1998 and 1997, and for each of the five most recent years ended December 31, 1997. This discussion should be read in conjunction with the company's consolidated financial statements and accompanying notes. These financial statements and management's discussion and analysis include certain forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic business areas in which SNB conducts its operations.

  SNB is a one bank holding company organized at the direction of Security National Bank ("Bank") stockholders and management to hold 100% of the common stock of Security National Bank. At a Special Meeting of the Stockholders of the Bank on August 2, 1994, the stockholders of the Bank voted affirmatively for a Plan of Reorganization and Agreement of Merger pursuant to which the Bank became a wholly owned subsidiary of SNB. This reorganization was completed effective September 30, 1994. As a result of the reorganization, each outstanding share of $1.00 par value common stock of the Bank was converted into one share of $1.00 par value common stock of SNB. The functions of SNB as the parent holding company are limited in scope, so that the consolidated financial statements of SNB largely reflect the financial condition and operating results of its sole banking subsidiary. The Bank is a federally chartered commercial bank which commenced operations in Macon, Georgia on November 4, 1988. After the September 30, 1994 reorganization detailed above, the Bank has continued its normal operations as a subsidiary of SNB.

  The following table illustrates selected key financial data of the company for the three month periods ended March 31, 1998 and 1997, and for each of the past five years.

TABLE 1

SELECTED FIVE YEAR FINANCIAL DATA

                           THREE MONTHS ENDED
                                MARCH 31                      YEARS ENDED DECEMBER 31,
                          ----------------------  ----------------------------------------------------
                             1998        1997        1997        1996       1995      1994      1993
                          ----------  ----------  ----------  ----------  --------  --------  --------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF SHARES)
INCOME STATEMENT:
Net Interest Income.....  $    1,687  $    1,587  $    6,619  $    5,596  $  4,311  $  3,526  $  2,650
Provision for Loan Loss-
 es.....................          35          60         372         257       109       302       378
Other Income............         470         337       1,396       1,102       871     1,046       840
Other Expense...........       1,447       1,278       5,055       4,112     3,121     2,782     2,334
Income Taxes............         210         175         785         687       561       436       205
Extraordinary Items.....           0           0           0           0         0         0         0
Cumulative Effect of
 Accounting Change......           0           0           0           0         0         0        53
Net Income..............  $      465  $      411  $    1,803  $    1,642  $  1,391  $  1,052  $    626
PER SHARE (a):
Earnings Per Common
 Share:
Basic...................  $     0.21  $     0.20  $     0.86  $     0.96  $   0.93  $   0.70  $   0.42
Fully Diluted...........        0.19        0.17        0.73        0.81      0.80      0.65      0.39
Cash Dividends Paid.....        0.05        0.05        0.19        0.18      0.16      0.13      0.07
RATIOS:
Return on Average As-
 sets...................        1.30%       1.26%       1.32%       1.40%     1.51%     1.50%     1.03%
Return on Average Equi-
 ty.....................       10.78%      11.05%      11.41%      14.93%    18.16%    15.53%    10.12%
Dividend Payout Ratio
 (b)....................       24.73%      24.57%      22.71%      19.09%    17.26%    19.01%    15.97%
Average Equity to
 Average Assets.........       12.04%      11.45%      11.61%       9.37%     8.31%     9.65%    10.13%
Net Interest Margin.....        5.30%       5.49%       5.50%       5.32%     5.20%     5.60%     4.86%
BALANCE SHEET:
 (at end of period)
Assets..................  $  146,139  $  133,292  $  142,893  $  134,085  $107,566  $ 78,156  $ 66,022
Investment Securities...      27,927      29,260      30,985      32,656    34,440    18,649    19,976
Loans, Net of Income....     103,133      89,779      98,925      86,247    64,400    52,277    41,064
Reserve for Loan Loss-
 es.....................       1,450       1,448       1,395       1,383     1,128     1,020       743
Deposits................     124,805     114,265     121,941     113,032    92,969    67,209    56,876
Stockholders' Equity....      17,788      15,548      16,840      14,932     8,426     7,082     6,399
Shares Outstanding......   2,297,331   2,105,700   2,123,531   1,654,852   600,000   500,000   500,000

--------
(a) All per share amounts have been restated to apply SFAS 128 --"Earnings Per Share". Per share data for all periods have been retroactively restated for a 20% stock split on March 20, 1995, a 100% stock split on June 1, 1996, and a 25% stock split on September 25, 1997. All stock splits were effected in the form of dividends.
(b) Determined by dividing dividends declared by current year net income.

  Consolidated total assets of $146.1 million at March 31, 1998 were up by $12.8 million, or 9.6% over assets of $133.3 million at March 31, 1997. Average assets for the first quarter of 1998 totaled $145.3, up 11.0% over $130.8 million in average assets during the first quarter of 1997. Consolidated total assets of $142.9 million at December 31, 1997 were up by $8.8 million, or 6.6%, over total assets at December 31, 1996. Total assets of

$134.1 million at December 31, 1996 were up by $26.5 million, or 24.7%, over total consolidated assets at December 31, 1995. On average the balance sheet grew by 16.0% during 1997, 27.5% during 1996, 31.1% during 1995, and 15.0%
during 1994. These growth rates for the past several years are significantly higher than the economic growth statistics for the company's Macon-Bibb County market area. The strong growth trend demonstrates the company's capture of a larger percentage of the local financial services market due primarily to recent industry consolidations and restructuring efforts of the larger super regional banks in the area, particularly in the years 1995 and 1996. The following tables present condensed average balance sheets for the periods indicated, and the percentages of each of these categories to total average assets for each period.

TABLE 2

AVERAGE BALANCE SHEETS

                                             THREE MONTHS ENDED MARCH 31
                                            ---------------------------------
                                              1998      %       1997      %
                                            --------  -----   --------  -----
                                                 (AMOUNTS IN 1000S)
                  ASSETS:
Cash & Due From Banks...................... $  5,741    4.0 % $  4,620    3.5 %
Time Deposits--Other Banks.................       17    0.0 %       14    0.0 %
Federal Funds Sold.........................    3,933    2.7 %    2,776    2.1 %
Taxable Investment Securities..............   19,594   13.5 %   21,059   16.1 %
Non-Taxable Inv. Securities................    8,996    6.2 %    9,972    7.6 %
Market Adjustment--Securities..............      127    0.1 %      (37)   0.0 %
Loans, Net of Interest.....................  101,283   69.7 %   88,435   67.6 %
Allowance for Loan Losses..................   (1,433)  -1.0 %   (1,433)  -1.1 %
Bank Premises & Equipment..................    4,028    2.8 %    2,637    2.0 %
Other Real Estate..........................      218    0.2 %      567    0.4 %
Other Assets...............................    2,754    1.9 %    2,200    1.7 %
                                            --------  -----   --------  -----
    Total Assets........................... $145,259  100.0 % $130,812  100.0 %
                                            ========  =====   ========  =====
    LIABILITIES & STOCKHOLDERS' EQUITY:
Deposits:
Non-Interest Bearing....................... $ 20,506   14.1 % $ 17,960   13.7 %
Interest Bearing...........................  102,441   70.5 %   92,753   70.9 %
Federal Funds Purchased and................             0.0 %             0.0 %
Repurchase Agreements Sold.................      340    0.2 %      339    0.3 %
Demand Notes--US Treasury..................      628    0.4 %      252    0.2 %
Other Borrowed Money--FHLB.................    1,305    0.9 %    2,225    1.7 %
Obligations--Capital Leases................        0    0.0 %        0    0.0 %
Other Liabilities..........................    2,551    1.8 %    2,312    1.8 %
                                            --------  -----   --------  -----
Total Liabilities..........................  127,771   88.0 %  115,840   88.6 %
                                            --------  -----   --------  -----
Common Stock...............................    2,241    1.5 %    1,672    1.3 %
Surplus....................................    9,999    6.9 %    9,522    7.3 %
Undivided Profits..........................    5,248    3.6 %    3,778    2.9 %
                                            --------  -----   --------  -----
    Total Stockholders' Equity.............   17,488   12.0 %   14,972   11.4 %
                                            --------  -----   --------  -----
    Total Liabilities & Stockholders' Equi-
     ty.................................... $145,259  100.0 % $130,812  100.0 %
                                            ========  =====   ========  =====

AVERAGE BALANCE SHEETS

                                        YEARS ENDED DECEMBER 31
                              ------------------------------------------------
                                1997      %      1996      %     1995      %
                              --------  -----  --------  -----  -------  -----
                                          (AMOUNTS IN 1000S)
          ASSETS:
Cash & Due From Banks.......  $  6,091    4.5% $  4,084    3.5% $ 2,836    3.1%
Time Deposits--Other Banks..        20    0.0%        0    0.0%       0    0.0%
Federal Funds Sold..........     3,127    2.3%    2,092    1.8%   3,057    3.3%
Taxable Investment
 Securities.................    20,404   15.0%   22,435   19.1%  18,245   19.8%
Non-Taxable Inv.
 Securities.................     9,878    7.3%    9,827    8.4%   7,699    8.4%
Market Adjustment--
 Securities.................       (32)   0.0%      (28)   0.0%    (250)  -0.3%
Loans, Net of Interest......    91,893   67.5%   75,803   64.6%  57,933   62.9%
Allowance for Loan Losses...    (1,448)  -1.1%   (1,284)  -1.1%  (1,083)  -1.2%
Bank Premises & Equipment...     3,480    2.6%    2,612    2.2%   2,193    2.4%
Other Real Estate...........       417    0.3%      373    0.3%     284    0.3%
Other Assets................     2,289    1.7%    1,454    1.2%   1,167    1.3%
                              --------  -----  --------  -----  -------  -----
    Total Assets............  $136,119  100.0% $117,368  100.0% $92,081  100.0%
                              ========  =====  ========  =====  =======  =====
       LIABILITIES &
    STOCKHOLDERS' EQUITY:
Deposits:
Non-Interest Bearing........  $ 19,999   14.7% $ 16,936   14.4% $12,734   13.8%
Interest Bearing............    95,723   70.3%   83,670   71.3%  67,254   73.0%
Federal Funds Purchased and
 Repurchase Agreements
 Sold.......................       486    0.4%      212    0.2%      58    0.1%
Demand Notes--US Treasury...       416    0.3%      431    0.4%     491    0.5%
Other Borrowed Money--FHLB..     1,550    1.1%    3,701    3.2%   2,871    3.1%
Obligations--Capital
 Leases.....................         0    0.0%        0    0.0%       2    0.0%
Other Liabilities...........     2,146    1.6%    1,417    1.2%   1,032    1.1%
                              --------  -----  --------  -----  -------  -----
Total Liabilities...........   120,320   88.4%  106,367   90.6%  84,442   91.7%
                              --------  -----  --------  -----  -------  -----
Common Stock................     1,814    1.3%    1,363    1.2%     578    0.6%
Surplus.....................     9,643    7.1%    6,226    5.3%   4,500    4.9%
Undivided Profits...........     4,341    3.2%    3,412    2.9%   2,561    2.8%
                              --------  -----  --------  -----  -------  -----
    Total Stockholders'
     Equity.................    15,798   11.6%   11,001    9.4%   7,639    8.3%
                              --------  -----  --------  -----  -------  -----
    Total Liabilities &
     Stockholders' Equity...  $136,119  100.0% $117,368  100.0% $92,081  100.0%
                              ========  =====  ========  =====  =======  =====

LOANS

  The Bank's loan portfolio constitutes the major interest earning asset of SNB. To analyze prospective loans, management assesses the company's objectives for both credit quality and interest rate pricing to determine whether to extend a loan and the appropriate rate of interest for each loan. The loan portfolio is concentrated in various commercial, real estate and consumer loans to individuals and entities located in central Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the central Georgia area. The local economy is generally stable.

  Loans net of unearned income of $103.1 million and $89.8 million at March 31, 1998 and 1997 respectively, amounted to 70.6% and 67.4% of total assets, and 82.6% and 78.6% of deposits. The average yields generated by interest and fees from the loan portfolio amounted to 10.21% during the first three months of 1998, compared to 10.53% during the same quarter in 1997. SNB's reserve for loan losses as a percentage of outstanding loans amounted to 1.41% at March 31, 1998, compared to 1.61% at March 31, 1997.

  Loans net of unearned income of $98.9 million and $86.2 million at December 31, 1997 and 1996 respectively, amounted to 69.2% and 64.3% of total assets, and 81.1% and 76.3% of deposits. The average yields generated by interest and fees from the loan portfolio amounted to 10.49% during 1997, 10.92% during 1996 and 11.02% during 1995. SNB's allowance for loan losses at December 31, 1997, 1996 and 1995 amounted to 1.41%, 1.60% and 1.75%, respectively, of outstanding net loans. The following table presents the amount of loans outstanding by category, both in dollars and in percentages of the total portfolio, as of March 31, 1998 and 1997, and at the end of each of the past five years.

TABLE 3

LOANS BY TYPE

                             MARCH 31                       DECEMBER 31
                         ------------------   -----------------------------------------------
                           1998      1997      1997      1996      1995      1994      1993
                         --------   -------   -------   -------   -------   -------   -------
                                              (IN THOUSANDS)
Commercial, Financial
 and Agricultural....... $ 24,140   $16,630   $21,454   $15,129   $11,331   $ 9,983   $ 9,853
Real Estate--Construc-
 tion...................    1,835     2,174     1,971     2,864     2,848     2,012     1,552
Real Estate--Mortgage
 Mortgage Loans Held for
  Sale..................    1,922         0     1,181         0         0         0         0
 Other Mortgage.........   64,405    62,467    64,396    59,872    44,737    35,975    26,290
Loans to Individuals....   10,971     8,672    10,069     8,557     5,670     4,473     3,488
                         --------   -------   -------   -------   -------   -------   -------
    Total Loans.........  103,273    89,943    99,071    86,422    64,586    52,443    41,183
Unearned Income.........     (140)     (164)     (146)     (175)     (186)     (166)     (118)
                         --------   -------   -------   -------   -------   -------   -------
    Total Net Loans..... $103,133   $89,779   $98,925   $86,247   $64,400   $52,277   $41,065
                         ========   =======   =======   =======   =======   =======   =======
Percentage of Total
 Portfolio:
 Commercial, Financial
  and Agricultural......     23.4 %    18.5 %    21.7 %    17.5 %    17.6 %    19.1 %    24.0 %
 Real Estate--Construc-
  tion..................      1.8 %     2.4 %     2.0 %     3.3 %     4.4 %     3.9 %     3.8 %
Real Estate--Mortgage
 Mortgage Loans Held for
  Sale..................      1.9 %     0.0 %     1.2 %     0.0 %     0.0 %     0.0 %     0.0 %
 Other Mortgage.........     62.4 %    69.6 %    65.1 %    69.4 %    69.5 %    68.7 %    64.0 %
Loans to Individuals....     10.6 %     9.7 %    10.2 %     9.9 %     8.8 %     8.6 %     8.5 %
                         --------   -------   -------   -------   -------   -------   -------
    Total Loans.........    100.1 %   100.2 %   100.2 %   100.2 %   100.3 %   100.3 %   100.3 %
Unearned Income.........     -0.1 %    -0.2 %    -0.2 %    -0.2 %    -0.3 %    -0.3 %    -0.3 %
                         --------   -------   -------   -------   -------   -------   -------
    Total Net Loans.....    100.0 %   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %   100.0 %
                         ========   =======   =======   =======   =======   =======   =======

  The following table provides information on the maturity distribution of selected categories of the loan portfolio and certain interest sensitivity data as of March 31, 1998 and December 31, 1997.

TABLE 4

LOAN MATURITY DISTRIBUTION AND INTEREST SENSITIVITY

                                                         MARCH 31, 1998
                                                --------------------------------
                                                         OVER ONE
                                                  ONE      YEAR    OVER
                                                 YEAR    THROUGH   FIVE
                                                OR LESS FIVE YEARS YEARS  TOTAL
                                                ------- ---------- ----- -------
                                                         (IN THOUSANDS)
Selected loan categories:
  Commercial, financial and agricultural....... $16,898   $6,759   $483  $24,140
  Real estate--construction....................   1,633      202      0    1,835
                                                -------   ------   ----  -------
    Total...................................... $18,531   $6,961   $483  $25,975
                                                =======   ======   ====  =======
Loans shown above due after one year:
  Having predetermined interest rates..........                          $ 4,690
  Having floating interest rates...............                            2,754
                                                                         -------
    Total......................................                          $ 7,444
                                                                         =======

                                                       DECEMBER 31, 1997
                                                --------------------------------
                                                         OVER ONE
                                                  ONE      YEAR    OVER
                                                 YEAR    THROUGH   FIVE
                                                OR LESS FIVE YEARS YEARS  TOTAL
                                                ------- ---------- ----- -------
                                                         (IN THOUSANDS)
Selected loan categories:
  Commercial, financial and agricultural....... $15,018   $6,007   $429  $21,454
  Real estate--construction....................   1,754      217      0    1,971
                                                -------   ------   ----  -------
    Total...................................... $16,772   $6,224   $429  $23,425
                                                =======   ======   ====  =======
Loans shown above due after one year:
  Having predetermined interest rates..........                          $ 4,191
  Having floating interest rates...............                            2,462
                                                                         -------
    Total......................................                          $ 6,653
                                                                         =======

INVESTMENT SECURITIES

  The investment securities portfolio is another major interest earning asset and consists of debt and equity securities categorized as either Available for Sale or Held to Maturity. These securities provide the company with a source of liquidity and a stable source of income. The investment portfolio provides a resource to help balance interest rate risk and credit risk related to the loan portfolio.

  As of March 31, 1998, the securities portfolio amounted to $27.9 million, or 19.1% of total assets, compared to $29.3 million, or 22.0% of assets at March 31, 1997. Investments amounted to $31.0 million, or 21.7% of total assets at December 31, 1997, down from $32.7 million, or 24.4% of total assets at December 31, 1996. The decrease in investment portfolio size relative to the balance sheet reflects the deployment of a higher percentage of assets into the loan portfolio in recent years.

  The average tax equivalent yield on the portfolio, excluding the impact of SFAS No. 115 market value adjustments for unrealized gains and losses on available for sale securities as discussed below, was 6.44% for the first quarter of 1998 versus 6.62% for the first quarter of 1997, and 6.62% for the year 1997, compared to

6.44% in 1996 and 6.51% in 1995. The relative stability of the bond yields over this time frame indicates a reasonably stable interest rate environment in the bond markets. The portfolio averaged 21.4% of average earning assets during the first quarter of 1998, down from 25.4% during the first quarter of 1997. During the year 1997, the investment securities portfolio, excluding unrealized gains and losses, represented 24.2% of average earning assets and 22.2% of average total assets. During 1996, the portfolio averaged 29.3% of earning assets and 27.5% of total assets.

  At March 31, 1998, the major portfolio components, based on amortized or accreted cost, included 12.6% in U. S. Treasury securities, 48.0% in U. S. agency obligations, 6.2% in mortgage backed securities, 31.0% in tax exempt state, county and municipal bonds and 2.2% in stocks of the Federal Reserve Bank and Federal Home Loan Bank. On March 31, 1998, the market value of the total bond portfolio as a percentage of the book value was 100.9%.

  At December 31, 1997, the major portfolio components, based on amortized or accreted cost, included 11.4% in U. S. Treasury securities, 48.9% in U. S. agency obligations, 6.6% in mortgage backed securities, 31.2% in tax exempt state, county and municipal bonds and 1.9% in stocks of the Federal Reserve Bank and Federal Home Loan Bank. On December 31, 1997, the market value of the total bond portfolio as a percentage of the book value was 100.7%, up from 100.4% a year earlier. The bond markets have experienced relatively stable years during 1997 and 1996, causing little fluctuation in the market value of the portfolio. As of December 31, 1997, the entire investment securities portfolio had gross unrealized gains of $335,547 and gross unrealized losses of $105,223, for a net unrealized gain of $230,324. As of December 31, 1996, the portfolio had a net unrealized gain of $123,864. In accordance with SFAS No. 115, stockholders' equity included net unrealized gains of $69,955 and $16,083 recorded on the Available for Sale portfolio as of December 31, 1997 and 1996, respectively, net of deferred tax effects. No trading account has been established by SNB and none is anticipated.

  In December, 1995, SNB exercised an option allowed by "Special Report--a Guide to Implementation of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities--Questions and Answers" to make a one time transfer of certain securities from the Held to Maturity portfolio to the Available for Sale portfolio. This transfer was made to add additional liquidity and flexibility to the portfolio to enable SNB to more effectively manage its interest rate risk position. The amortized cost of the investment securities transferred was $1.9 million.

  The following table summarizes the Available for Sale and Held to Maturity investment securities portfolios as of March 31, 1998 and 1997, and as of December 31, 1997, 1996 and 1995. Available for Sale securities are shown at fair value, while Held to Maturity securities are shown at amortized or accreted cost.

TABLE 5

INVESTMENT SECURITIES

                                           MARCH 31           DECEMBER 31
                                        --------------- -----------------------
                                         1998    1997    1997    1996    1995
                                        ------- ------- ------- ------- -------
                                                    (IN THOUSANDS)
Securities Available for Sale
U. S. Treasury......................... $ 3,567 $ 4,042 $ 3,565 $ 4,070 $ 5,070
U. S. Government Agencies
  Mortgage--Backed.....................   1,720     300   2,048     414   1,166
  Other................................  13,312  13,222  14,536  15,834  15,754
State, County & Municipal..............   3,804   4,696   4,521   4,867   4,457
Other Investments......................     603     583     583     698     645
                                        ------- ------- ------- ------- -------
                                        $23,006 $22,843 $25,253 $25,883 $27,092
                                        ======= ======= ======= ======= =======
Securities Held to Maturity
U. S. Treasury......................... $     0 $     0 $     0 $     0 $   497
U. S. Government Agencies
  Mortgage--Backed.....................       0       3       0      56     264
  Other................................       0   1,000     500   1,000   1,000
State, County & Municipal..............   4,921   5,414   5,232   5,717   5,587
Other Investments......................       0       0       0       0       0
                                        ------- ------- ------- ------- -------
                                        $ 4,921 $ 6,417 $ 5,732 $ 6,773 $ 7,348
                                        ======= ======= ======= ======= =======
Total Investment Securities
U. S. Treasury......................... $ 3,567 $ 4,042 $ 3,565 $ 4,070 $ 5,567
U. S. Government Agencies
  Mortgage--Backed.....................   1,720     303   2,048     470   1,430
  Other................................  13,312  14,222  15,036  16,834  16,754
State, County & Municipal..............   8,725  10,110   9,753  10,584  10,044
Other Investments......................     603     583     583     698     645
                                        ------- ------- ------- ------- -------
                                        $27,927 $29,260 $30,985 $32,656 $34,440
                                        ======= ======= ======= ======= =======

  The following tables illustrate the contractual maturities and weighted average yields of investment securities held at March 31, 1998 and at December 31, 1997. Expected maturities will differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. No prepayment assumptions have been estimated in the table. The weighted average yields are calculated on the basis of the amortized cost and effective yields of each security weighted for the scheduled maturity of each security. The yield on state, county and municipal securities is computed on a taxable equivalent basis using a statutory federal income tax rate of 34%.

TABLE 6

MATURITIES OF INVESTMENT SECURITIES AND AVERAGE YIELDS

                                INVESTMENT SECURITIES   INVESTMENT SECURITIES
                                  HELD TO MATURITY        AVAILABLE FOR SALE
                               ----------------------- ------------------------
                               CARRYING AVERAGE  FAIR  CARRYING AVERAGE  FAIR
                                VALUE    YIELD  VALUE   VALUE    YIELD   VALUE
                               -------- ------- ------ -------- ------- -------
                                                (IN THOUSANDS)
U.S. Treasury:
  Within 1 Year...............  $    0   0.00%  $    0 $     0   0.00%  $     0
  1 to 5 Years................       0   0.00%       0   3,515   6.39%    3,567
  5 to 10 Years...............       0   0.00%       0       0   0.00%        0
  More Than 10 Years..........       0   0.00%       0       0   0.00%        0
                                ------   -----  ------ -------   -----  -------
                                $    0   0.00%  $    0 $ 3,515   6.39%  $ 3,567
                                ------   -----  ------ -------   -----  -------
Mortgage--Backed
Government Agencies:
  Within 1 Year...............  $    0   0.00%  $    0 $     0   0.00%  $     0
  1 to 5 Years................       0   0.00%       0       0   0.00%        0
  5 to 10 Years...............       0   0.00%       0     151   8.61%      160
  More Than 10 Years..........       0   0.00%       0   1,581   5.44%    1,560
                                ------   -----  ------ -------   -----  -------
                                $    0   0.00%  $    0 $ 1,732   5.72%  $ 1,720
                                ------   -----  ------ -------   -----  -------
Other U.S. Government
Agencies:
  Within 1 Year...............  $    0   0.00%  $    0 $ 2,000   3.04%  $ 1,975
  1 to 5 Years................       0   0.00%       0  11,333   6.14%   11,337
  5 to 10 Years...............       0   0.00%       0       0   0.00%        0
  More Than 10 Years..........       0   0.00%       0       0   0.00%        0
                                ------   -----  ------ -------   -----  -------
                                $    0   0.00%  $    0 $13,333   5.68%  $13,312
                                ------   -----  ------ -------   -----  -------
State, County and Municipal:
  Within 1 Year...............  $  582   8.29%  $  586 $   965   8.36%  $   968
  1 to 5 Years................   2,506   8.45%   2,548     677   8.10%      693
  5 to 10 Years...............   1,726   7.40%   1,805   1,942   7.88%    1,932
  More Than 10 Years..........     107   5.49%     106     106   7.95%      211
                                ------   -----  ------ -------   -----  -------
                                $4,921   8.00%  $5,045 $ 3,690   8.05%  $ 3,804
                                ------   -----  ------ -------   -----  -------
Other Investments:
  Within 1 Year...............  $    0   0.00%  $    0 $     0   0.00%  $     0
  1 to 5 Years................       0   0.00%       0       0   0.00%        0
  5 to 10 Years...............       0   0.00%       0       0   0.00%        0
  More Than 10 Years..........       0   0.00%       0     603   6.84%      603
                                ------   -----  ------ -------   -----  -------
                                $    0   0.00%  $    0 $   603   6.84%  $   603
                                ------   -----  ------ -------   -----  -------
Total Securities:
  Within 1 Year...............  $  582   8.29%  $  586 $ 2,965   4.77%  $ 2,943
  1 to 5 Years................   2,506   8.45%   2,548  15,525   6.28%   15,597
  5 to 10 Years...............   1,726   7.40%   1,805   2,093   7.93%    2,092
  More Than 10 Years..........     107   5.49%     106   2,290   5.92%    2,374
                                ------   -----  ------ -------   -----  -------
                                $4,921   8.00%  $5,045 $22,873   6.20%  $23,006
                                ======   =====  ====== =======   =====  =======

MATURITIES OF INVESTMENT SECURITIES AND AVERAGE YIELDS

                                INVESTMENT SECURITIES   INVESTMENT SECURITIES
                                  HELD TO MATURITY        AVAILABLE FOR SALE
                               ----------------------- ------------------------
                               CARRYING AVERAGE  FAIR  CARRYING AVERAGE  FAIR
                                VALUE    YIELD  VALUE   VALUE    YIELD   VALUE
DECEMBER 31, 1998              -------- ------- ------ -------- ------- -------
                                                (IN THOUSANDS)
U.S. Treasury:
  Within 1 Year...............  $    0   0.00%  $    0 $     0   0.00%  $     0
  1 to 5 Years................       0   0.00%       0   3,515   6.39%    3,565
  5 to 10 Years...............       0   0.00%       0       0   0.00%        0
  More Than 10 Years..........       0   0.00%       0       0   0.00%        0
                                ------   -----  ------ -------  ------  -------
                                $    0   0.00%  $    0 $ 3,515   6.39%  $ 3,565
                                ------   -----  ------ -------  ------  -------
Mortgage--Backed
Government Agencies:
  Within 1 Year...............  $    0   0.00%  $    0 $     0   0.00%  $     0
  1 to 5 Years................       0   0.00%       0       0   0.00%        0
  5 to 10 Years...............       0   0.00%       0     154  10.27%      165
  More Than 10 Years..........       0   0.00%       0   1,882   5.24%    1,884
                                ------   -----  ------ -------  ------  -------
                                $    0   0.00%  $    0 $ 2,036   5.62%  $ 2,048
                                ------   -----  ------ -------  ------  -------
Other U.S. Government
  Agencies:
  Within 1 Year...............  $  500   5.44%  $  500 $ 2,000   3.38%  $ 1,961
  1 to 5 Years................       0   0.00%       0  12,612   6.26%   12,575
  5 to 10 Years...............       0   0.00%       0       0   0.00%        0
  More Than 10 Years..........       0   0.00%       0       0   0.00%        0
                                ------   -----  ------ -------  ------  -------
                                $  500   5.44%  $  500 $14,612   5.86%  $14,536
                                ------   -----  ------ -------  ------  -------
State, County and Municipal:
  Within 1 Year...............  $1,070   8.35%  $1,078 $ 1,675   8.00%  $ 1,688
  1 to 5 Years................   2,346   7.60%   2,402     677   8.10%      697
  5 to 10 Years...............   1,514   7.60%   1,569   1,643   8.69%    1,711
  More Than 10 Years..........     302   7.71%     308     405   7.84%      425
                                ------   -----  ------ -------  ------  -------
                                $5,232   7.76%  $5,357 $ 4,400   8.26%  $ 4,521
                                ------   -----  ------ -------  ------  -------
Other Investments:
  Within 1 Year...............  $    0   0.00%  $    0 $     0   0.00%  $     0
  1 to 5 Years................       0   0.00%       0       0   0.00%        0
  5 to 10 Years...............       0   0.00%       0       0   0.00%        0
  More Than 10 Years..........       0   0.00%       0     583   7.01%      583
                                ------   -----  ------ -------  ------  -------
                                $    0   0.00%  $    0 $   583   7.01%  $   583
                                ------   -----  ------ -------  ------  -------
Total Securities:
  Within 1 Year...............  $1,570   7.43%  $1,578 $ 3,675   5.49%  $ 3,649
  1 to 5 Years................   2,346   7.60%   2,402  16,805   6.36%   16,837
  5 to 10 Years...............   1,514   7.60%   1,569   1,797   8.83%    1,876
  More Than 10 Years..........     302   7.71%     308   2,870   5.97%    2,892
                                ------   -----  ------ -------  ------  -------
                                $5,732   7.56%  $5,857 $25,147   6.36%  $25,253
                                ======   =====  ====== =======  ======  =======

  As of March 31, 1998 and December 31, 1997, the company had no holdings of securities of a single issuer in which the aggregate book value and aggregate market value of the securities exceeded ten percent of stockholders' equity, with the exception of U. S. Treasury and U. S. Government Agencies securities.

OTHER ASSETS

  SNB holds additional earning assets in overnight Federal Funds Sold. These balances amounted to $4.7 million and $3.7 million at March 31, 1998 and 1997, and $0.3 million and $5.0 million as of December 31,

1997 and 1996, respectively. Balances in non-earning assets are comprised of cash and correspondent bank balances, fixed assets, income receivable on loans and investments and other miscellaneous assets. Management works to minimize non-earning asset balances in order to maximize profit potential.

DEPOSITS

  Deposits are the company's primary liability and funding source. Total deposits as of March 31, 1998 were $124.8 million, up 9.2% from $114.3 million at March 31, 1997. Average deposits during the first quarter of 1998 were $122.9 million, up 11.1% from $110.7 million during the first quarter of 1997. The average cost of total deposits, with non-interest checking accounts factored in, was 4.20% during the first quarter of 1998, up slightly from 4.11% on average during the first quarter of 1997. The increase is attributed to a slight rise in the cost of higher balance money market accounts and in certificates of deposit.

  Total deposits grew 7.9% from $113.0 million at December 31, 1996 to $121.9 million at December 31, 1997. Average deposits for the year 1997 were $115.7 million, up 15.0% from average deposits in 1996. During 1997, 17.3% of average deposits were held in non-interest bearing checking accounts, 26.2% were in low yield interest bearing transaction and savings accounts, and 56.5% were in time certificates with higher yields. Comparable average deposit mix percentages during 1996 were 16.8%, 25.5% and 57.7%, respectively.

  The average cost of total deposits, including non-interest checking accounts, during 1997 was 4.12%, down from 4.29% in 1996 and 4.39% in 1995. The slight decrease in 1997 average deposits cost resulted from a continuing gradual shift to a more favorable mix in non-interest and low cost deposits, declines in the rates paid on interest checking and savings account balances, and the lower repricing of maturing certificates.

  The Bank's total interest expense on deposits and borrowed funds as a percentage of average earning assets amounted to 3.94% during 1997, down from 4.18% during 1996 and 4.29% during 1995. The reduction in the average cost of funds during 1997 reflects the declining rates on interest checking and certificates of deposit, deposit mix improvements, and less reliance on more costly Federal Home Loan Bank borrowings. The mild reduction in overall cost of funds from 1995 to 1996 reflects lower rates on interest checking and savings deposits and deposit mix improvements.

  The following tables reflect average balances of deposit categories for the three month periods ended March 31, 1998 and 1997, and for the years 1997, 1996 and 1995.

TABLE 7

AVERAGE DEPOSITS

                                                   THREE MONTHS ENDED MARCH 31
                                                 -------------------------------
                                                   1998     %      1997     %
                                                 -------- ------ -------- ------
                                                         (IN THOUSANDS)
Non-Interest Bearing Demand Deposits............ $ 20,506  16.7% $ 17,960  16.2%
Interest Bearing Demand Deposits................   10,920   8.9%    9,962   9.0%
Money Market Accounts...........................   17,108  13.9%   14,722  13.3%
Savings Deposits................................    4,419   3.6%    4,286   3.9%
Time Deposits of $100,000 or More...............   16,594  13.5%   13,884  12.5%
Other Time Deposits.............................   53,399  43.4%   49,900  45.1%
                                                 -------- ------ -------- ------
                                                 $122,946 100.0% $110,714 100.0%
                                                 ======== ====== ======== ======

                                            YEARS ENDED DECEMBER 31
                                 ----------------------------------------------
                                   1997     %      1996     %     1995     %
                                 -------- ------ -------- ------ ------- ------
Non-Interest Bearing Demand De-
 posits........................  $ 19,999  17.3% $ 16,936  16.8% $12,734  15.9%
Interest Bearing Demand Depos-
 its...........................     9,971   8.6%    8,727   8.7%   5,820   7.3%
Money Market Accounts..........    16,060  13.9%   13,062  13.0%   8,041  10.1%
Savings Deposits...............     4,300   3.7%    3,854   3.8%   3,733   4.7%
Time Deposits of $100,000 or
 More..........................    17,001  14.7%   14,202  14.1%  11,719  14.7%
Other Time Deposits............    48,389  41.8%   43,825  43.6%  37,941  47.4%
                                 -------- ------ -------- ------ ------- ------
                                 $115,720 100.0% $100,606 100.0% $79,988 100.0%
                                 ======== ====== ======== ====== ======= ======

  The following table summarizes the maturities of time deposits of $100,000 or more as of March 31, 1998, and December 31, 1997, 1996 and 1995. The company's large denomination time deposits are generally from customers within the local market area, therefore providing a greater degree of stability than is typically associated with this source of funds. The company holds no foreign deposits and has no brokered deposits.

TABLE 8

MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

                                               MARCH 31       DECEMBER 31
                                               -------- -----------------------
                                                 1998    1997    1996    1995
                                               -------- ------- ------- -------
                                                        (IN THOUSANDS)
As of the End of Period:
  3 Months or Less............................ $ 3,711  $ 4,721 $ 3,147 $ 4,467
  Over 3 Months through 6 Months..............   3,037    2,025   2,089   1,979
  Over 6 Months through 12 Months.............   6,075    4,049   4,325   4,098
  Over 12 Months..............................   5,281    5,205   3,962   5,307
                                               -------  ------- ------- -------
                                               $18,104  $16,000 $13,523 $15,851
                                               =======  ======= ======= =======

BORROWED MONEY

  Other interest bearing sources of funds at March 31, 1998 totaled $1.7 million, including $1.3 million in various advance agreements from the Federal Home Loan Bank (FHLB) under the fixed and principal reducing credit programs. Demand Notes to the U. S. Treasury of $0.1 million represented accumulated federal tax deposit payments through the Treasury Department's note option program. Federal funds purchased and securities sold under agreements to repurchase amounted to $0.3 million. Reliance on other borrowed money as a funding source decreased on average from $2.8 million during the first quarter of 1997 to $2.2 million during the first quarter of 1997 due to early payoffs of some FHLB notes. The cost of non-deposit borrowed money components averaged 6.60% in the first quarter of 1998, down from 8.78% during the first quarter of 1997.

  Other interest bearing sources of funds at December 31, 1997 totaled $2.3 million, down from $4.1 million at December 31, 1996. Of the 1997 balance, $1.3 million consisted of FHLB notes, $0.7 million was in treasury, tax and loan note balances, and $0.3 million was in federal funds purchased and securities sold under agreements to repurchase. Other borrowed money decreased on average from $4.3 million during 1996 to $2.5 million in 1997 due to FHLB note payoffs. The cost of non-deposit borrowed money components averaged 7.06% in 1997, up from 6.77% in 1996 and 6.37% in 1995, due to the higher cost of longer term FHLB notes.

  Other interest bearing sources of funds at December 31, 1996 amounted to $4.1 million, down from $4.7 million at December 31, 1995. The 1996 balance consisted of $3.6 million in FHLB notes, $1.6 million of which matured within the next year, and $0.5 million in Demand Notes to the U. S. Treasury.

OTHER LIABILITIES

  Other liabilities of $1.8 million at March 31, 1998, $1.8 million at December 31, 1997 and $2.0 million at December 31, 1996 consist of interest payable on deposits, federal income taxes payable and other accrued but unpaid expenses.

LIQUIDITY

  SNB, primarily through the actions of the Bank, engages in liquidity management to ensure adequate cash flow for deposit withdrawals and credit commitments. Needs are met through loan repayments, net interest and fee income, and the sale or maturity of existing assets. In addition, liquidity is continuously provided through the acquisition of new deposits or the renewal of maturing deposits. Management monitors deposit flow and evaluates alternate pricing structures to retain and grow deposits as needed. Through various asset/liability management strategies, a balance is maintained among goals of liquidity, safety and earnings potential. Balances held in cash and correspondent banks are reviewed daily to maximize the federal funds investment position. Internal policies which are consistent with regulatory liquidity guidelines are monitored and enforced by the Bank.

  The investment portfolio provides a ready means to raise cash without loss if liquidity needs arise. As of March 31, 1998, the company held $22.8 million in bonds, at amortized or accreted cost, in the Available for Sale portfolio, and $3.0 million of these bonds mature within a one year period. At December 31, 1997, the Available for Sale portfolio amounted to $25.1 million, with $3.7 million maturing within one year. Only marketable investment grade bonds are purchased. The Bank from time to time invests in short term CDs at other banks, and generally maintains a net sold position in overnight federal funds.

  Management continually monitors the relationship of loans to deposits as it relates to the company's liquidity posture. The Bank had ratios of loans to deposits of 82.6%, 81.1%, 76.3% and 69.3% at March 31, 1998 and December 31,
1997, 1996 and 1995, respectively, which were considered by management to be satisfactory levels for liquidity purposes. The stability of the Bank's core deposit base is an important factor in the company's liquidity position. A heavy percentage of the Bank's deposit base is comprised of accounts of individuals and small businesses with comprehensive banking relationships and limited volatility. The Bank has no brokered deposits. Additionally, there are only minimal amounts of deposits of public and governmental entities which require a pledge of the Bank's assets. At March 31, 1998 and December 31, 1997, the Bank had $18.1 million and $16.0 million, respectively, in certificates of deposit of $100,000 or more. Although these deposits represented 14.5% and 13.1% of respective total deposits, the majority of these large CDs are stable deposits of local individuals and small businesses. Management works to avoid reliance on volatile deposits that might lead to liquidity pressures.

  The parent company has an unsecured line of credit and the Bank has established borrowing lines for federal funds through correspondent banks. The parent company has a large excess cash position from new stock issued in 1996 and 1997. Borrowing capacity also exists through the Bank's membership in the Federal Home Loan Bank program. Management believes that the various funding sources discussed above are adequate to meet the liquidity needs of the Bank and SNB in the future without any material adverse impact on operating results.

CAPITAL RESOURCES AND DIVIDENDS

  SNB has always placed great emphasis on maintaining a strong capital base and continues to exceed all minimum capital requirements. SNB's equity capital of $17.8 million at March 31, 1998 amounts to 12.2% of total assets, compared to 11.8% at December 31, 1997, 11.1% at December 31, 1996 and 7.8% at December 31, 1995. On average, the equity capital was 11.6% of assets during 1997, compared to 9.4% for 1996 and 8.3% for 1995. The significant increase in capital levels during 1996 and 1997 reflects an influx of over $5.6 million in proceeds over the past two years from the issuance of new stock in three different events. In September, 1996, SNB issued a stock offering for the sale of 340,700 new shares of the company's common stock, as adjusted for the 25% stock split effected as a dividend in September, 1997. The issue, which generated $3.6 million in new capital, was fully subscribed and successfully completed by February, 1997. At the beginning of 1996, SNB issued an additional 203,500 shares of its common stock, as adjusted for stock splits in June, 1996 and September, 1997, primarily to newly elected directors and executive officers of the company. This action produced $1.8 million in new capital. Finally, portions of outstanding stock warrants, issued to the company's founding directors and executive officers group upon the original formation of the Bank in 1988, were exercised in 1996, 1997 and the first quarter of 1998, producing another $0.8 million in capital. Management foresees the principal uses of the new capital to be (a) sustaining the capital adequacy of the Bank as it continues to grow at a steady pace, (b) expanding the Bank's presence in Macon and central Georgia with more physical locations and improved delivery systems, (c) expansion into contiguous Houston County, and (d) possible acquisitions of other financial institutions.

  Additional outstanding stock warrants held by the company's organizing directors and executive officers are set to expire in November, 1998. It is anticipated that the exercise of the remaining 196,550 warrants as of March 31, 1998 at $3.333 per share, as adjusted for stock splits, will generate an additional $0.7 million in new capital for the company.

  Regulators use a risk adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the degree of risk associated with on- and off-balance sheet assets. The majority of these risk weighted assets for the company are on-balance sheet assets in the form of loans. A small portion of risk weighted assets are considered off-balance sheet assets comprised of letters of credit and loan commitments. Capital is categorized as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of stockholders' equity minus any intangible assets, while Tier 2 capital can consist of the reserve for loan losses up to certain limits, certain short term and other preferred stock and certain debt instruments.

  Current regulatory standards require bank holding companies to maintain a minimum risk based capital ratio of qualifying total capital to risk weighted assets of 8.0%, with at least 4.0% of the capital consisting of Tier 1 capital, and a Tier 1 leverage ratio of at least 4.0%. Additionally, the regulatory agencies define a well capitalized bank as one which has a leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6%, and a total risk based capital ratio of at least 10%. SNB's capital ratios under these guidelines as of March 31, 1998, and December 31, 1997 and 1996 are well above the levels for a well capitalized bank as shown in the following table.

TABLE 9

CAPITAL RATIOS(A)

                                                  MARCH 31    DECEMBER 31
                                                  --------  -----------------
                                                    1998      1997     1996
                                                  --------  --------  -------
                                                       (IN THOUSANDS)
As of End of Period:
 Tier 1 Capital:
  Stockholders' Equity........................... $ 17,699  $ 16,770  $14,645
  Less Intangible Assets.........................        0         0        0
                                                  --------  --------  -------
    Total Tier 1 Capital.........................   17,699    16,770   14,645
                                                  --------  --------  -------
 Tier 2 Capital:
  Eligible Portion of Reserve for Loan Losses....    1,386     1,338    1,131
  Subordinated and Other Qualifying Debt.........        0         0        0
                                                  --------  --------  -------
    Total Tier 2 Capital.........................    1,386     1,338    1,131
                                                  --------  --------  -------
Total Risk Based Capital......................... $ 19,085  $ 18,108  $15,776
                                                  ========  ========  =======
Total Net Risk Weighted Assets................... $110,851  $106,955  $90,258
                                                  ========  ========  =======
REGULATORY REQUIREMENT:
                                         WELL
                              MINIMUM CAPITALIZED
                              ------- -----------
Total Risk Based Capital Ra-
 tio.........................  8.0%     10.00%        17.2%     16.9%    17.5%
Tier 1 Capital Ratio.........  4.0%      6.00%        16.0%     15.7%    16.2%
Leverage Ratio...............  4.0%      5.00%        12.2%     11.7%    11.1%

--------
(a) Risk based capital ratios were prepared using risk based capital rules finalized in November, 1994, which exclude the impact of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities".

  Cash dividends of $114,867, or $.05 per common share, were distributed during the first quarter of 1998, up from $101,074, or $.05 per share, paid in the first quarter of 1997. The dividend payout amount as a percentage of net income was 24.7% for the first quarter of 1998 and 24.6% for the first quarter of 1997. Cash dividends of $409,501, or $.19 per common share, were declared and paid during 1997, up from $313,550, or $.18 per common share, paid during 1996, and $240,000, or $.16 per share, in 1995. The ratios of cash dividends paid to net income for these years were 22.7%, 19.1% and 17.3%, respectively. No dividends were paid in years prior to 1992. Since the commencement of cash dividend payments in 1992, the SNB Board of Directors has consistently declared and paid dividends on a quarterly basis.

  On March 20, 1995, SNB issued a 20% stock split effected in the form of a dividend. On June 1, 1996, a 100% stock split was issued and effected in the form of a dividend, and on September 25, 1997, a 25% stock split was issued and effected in the form of a dividend. Per share data for all periods presented has been retroactively restated to reflect the additional shares resulting from the stock splits.

  Management is aware of no current recommendations by regulatory authorities which, if they were to be implemented, would have a material effect on the company's liquidity, capital resources or operations.

EXPANDED COVERAGE OF MARKET AREA

 Bibb County:

  As the Bank grows, it continues to add physical office locations to serve its existing central Georgia market. SNB is adequately capitalized to meet all anticipated capital expenditure needs. In July, 1997, to expand and improve its physical coverage of Macon, the Bank purchased a land lot at 4519 Hartley Bridge Road in southwest Macon. A new branch building will be constructed and opened in 1998 to serve a growing area of the market currently underserved by banking offices. The Bank purchased an existing facility and opened its fifth full service office at 3945 Pio Nono Avenue in south Macon in August, 1997. The Bank's existing Shurling Drive branch was relocated to a larger and more convenient major intersection at 614 Shurling Drive. In February, 1997, the Bank relocated its in-house data processing facility and operational support functions to a leased operations center on Riverside Drive near the Bank's main office. Platformation and other improvements to the Bank's internal information technology were made in 1997. During 1996, a remote ATM/night depository facility was established on Forsyth Road in northwest Macon. In October, 1996, the Bank converted its data processing software to a new advanced system. The additional fixed assets purchased during 1997 and 1996 were financed through the original equity base and retained earnings of the company with no external borrowing.

 Houston County:

  In October, 1997, the Bank made its first expansion move into neighboring Houston County to the south. Houston County is included in the same Macon-Warner Robins metropolitan statistical area as SNB's principal Bibb County market. The Warner Robins Air Force Base is the largest employer in the central Georgia area and makes the two counties a common market. A mortgage loan production office was established in Warner Robins, Georgia under the management of a veteran mortgage originator from the area. In conjunction, the mortgage lending function has recently been strengthened in Bibb County as well. Land sites for one or more branches in Houston County are slated for purchase in 1998 to serve a market which is deemed to be a natural extension of the company's existing Bibb County territory.

ACQUISITION

  On January 29, 1998, SNB entered into an Agreement and Plan of Merger with Crossroads Bancshares, Inc. ("Crossroads") in Perry, Georgia, pursuant to which Crossroads will be merged with and will become a wholly-owned subsidiary of SNB. Pending approval of stockholders and regulatory authorities, Crossroads stockholders will receive 2.9 shares of the common stock of SNB in a business combination accounted for as a pooling of interests. The completion of the transaction is anticipated by mid-year 1998. Crossroads operates three offices in Houston County--one in Perry, Georgia and two in Warner Robins, Georgia. At December 31, 1997

Crossroads had total assets of $74 million, deposits of $67 million, and stockholders' equity of $6 million. The merger will allow SNB to establish an immediate presence in its primary targeted market for expansion. Since the merger will be accomplished through a stock swap, SNB's capital ratios will remain well above industry standards after the combination is completed.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 AND FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  Net income for the quarter ended March 31, 1998 equaled $464,994 compared to $411,400 for the same period in 1997, representing a 13.0% increase. The return on average assets increased 4 basis points from 1.26% for the quarter ended March 31, 1997 to 1.30% for the quarter ended March 31, 1998. The return on average equity for the three months ended March 31, 1998 averaged 10.78% compared to 11.05% for the same period ended March 31, 1997. This decline is largely due to the increase in capital over the periods. Diluted net income per share through March 31, 1998 was $.19 compared to $.17 for the same period in 1997.

  SNB's net income was $1,802,936, $1,642,274, and $1,390,795 for the years
1997, 1996 and 1995, respectively. Diluted earnings per share amounted to $0.73 in 1997, $0.81 in 1996, and $0.80 in 1995. Per share data for all periods have been retroactively restated for stock splits effected as dividends as follows: a 20% stock split on March 20, 1995, a 100% stock split on June 1, 1996, and a 25% stock split on September 25, 1997. The company's return on average assets amounted to 1.32% for 1997, 1.40% for 1996, and 1.51% for 1995. The return on average equity was 11.41%, 14.93%, and 18.16%, respectively.

  The mild declining trend in earnings per share and profitability ratios results from several factors. First, the company has seen an influx of new capital in the past two years. The issuance of additional stock and the exercise of a portion of outstanding founders' warrants in 1996, 1997 and the first quarter of 1998 generated $6,226,005 in new equity and a total of 797,331 new outstanding shares, after split adjustments. As of March 31, 1998, an additional 196,550 warrant shares remained to be issued, which will generate $655,167 in additional capital during 1998. The company's current equity strength will allow for substantial future growth and expansion without concern for raising additional capital.

  Second, expansion of SNB's physical branch network in the past two years has added significantly to overhead as discussed below. Offices opened in 1996 and 1997 have not yet reached an optimum size in deposits and loans to cover fixed costs and contribute significantly to earnings. These branches should trend toward profitability as more seasoned growth is realized at the newer offices in the future.

  Third, management has taken steps to grow internal support systems which can accommodate a larger organization in the future. Recent expenditures on technology include new mainframe software for the Bank's internal data processing system, check imaging and platformation, and a separate operations and processing center. The company's data processing facility can now support a multi-bank environment with minimal additional costs. Similar steps have been taken to strengthen staff in commercial lending, mortgage lending, credit administration, personnel and operations.

  Fourth, the expense provision for loan losses has been increased steadily over the past three years to ensure an adequate loan loss reserve balance in the face of strong loan growth, and to cover higher 1997 net charge offs taken to purge several weaker portfolio credits.

  Management envisions future deployment of excess capital (a) to sustain the capital adequacy of the lead bank as it continues to gain Bibb County market share, (b) to expand through acquisitions in targeted Georgia markets, (c) to complete the expansion of physical locations and delivery systems in existing markets, and (d) to enhance corporate infrastructure support systems to prepare for SNB's new multi-bank holding company environment.

NET INTEREST INCOME

  Net interest income (the difference between the interest earned on assets and the interest paid on deposits and liabilities) is the principal source of earnings for the company. SNB's average net interest rate margin, on a taxable equivalent basis, has been strong by industry standards at 5.50% in 1997, 5.32% in 1996 and 5.20% in 1995. Net interest income before tax equivalency adjustments in 1997 amounted to $6,618,798, up 18.3% from $5,596,294 in 1996.
The 1996 net interest income was up 29.8% from $4,310,577 posted in 1995.

  The tax equivalent net interest margin was 5.30% during the first quarter of 1998, down from 5.49% for the first quarter of 1997. Net interest income before tax equivalency adjustments was $1,686,717 for the first three months in 1998, up 6.3% from $1,587,038 for the same period in 1997.

  The following table presents interest income and interest expense for the first quarters of 1998 and 1997, and for the past three years. Interest income shown in the table has been adjusted to reflect taxable equivalent adjustments to tax-exempt securities income, thereby presenting interest income as if it was fully taxable, using SNB's incremental statutory corporate federal income tax rate of 34%.

TABLE 10

NET INTEREST INCOME

                                        THREE MONTHS
                                            ENDED
                                          MARCH 31     YEARS ENDED DECEMBER 31
                                        ------------- -------------------------
                                         1998   1997    1997     1996    1995
                                        ------ ------ -------- -------- -------
                                                    (IN THOUSANDS)
Interest Income........................ $2,994 $2,771 $ 11,560 $ 10,204 $ 8,041
Taxable Equivalent Adjustment..........     61     67      269      264     210
                                        ------ ------ -------- -------- -------
  Interest Income(1)...................  3,055  2,838   11,829   10,468   8,251
Interest Expense.......................  1,307  1,184    4,941    4,608   3,731
                                        ------ ------ -------- -------- -------
  Net Interest Income(1)............... $1,748 $1,654 $  6,888 $  5,860 $ 4,520
                                        ====== ====== ======== ======== =======

--------
(1) Reflects taxable equivalent adjustments using the statutory federal income tax rate of 34% in adjusting interest on tax exempt securities to a fully taxable basis.

  The resulting average net interest rate margins during these periods were as follows:

                                      THREE MONTHS
                                          ENDED
                                        MARCH 31      YEARS ENDED DECEMBER 31
                                      --------------  -------------------------
                                       1998    1997    1997     1996     1995
                                      ------  ------  -------  -------  -------
                                       (AS A % OF AVERAGE EARNING ASSETS)
Interest Income(1)...................   9.26%   9.42%    9.44%    9.50%    9.49%
Interest Expense.....................   3.96%   3.93%    3.94%    4.18%    4.29%
  Net Interest Rate Margin(1)........   5.30%   5.49%    5.50%    5.32%    5.20%

--------
(1) Reflects taxable equivalent adjustments using the statutory federal income tax rate of 34% in adjusting interest on tax exempt securities to a fully taxable basis.

 First Quarter 1998 compared to First Quarter 1997:

  The first quarter 1998 annualized net interest margin, on a tax equivalent basis, was 5.30%, down 19 basis points from 5.49% during the first quarter of 1997. The decline in margin was largely driven by a decrease in average loan yields, from 10.53% to 10.21% between the two quarters. Although the margin has been aided by loan volume as SNB continues to grow its loan portfolio relative to the rest of the balance sheet, loan yields have declined somewhat due to the competitive nature of the local market. The average cost of deposits and borrowings remained relatively constant at 5.06% during the first quarter of 1998 versus 5.02% for the same period in 1997.

 1997 compared to 1996:

  Tax equivalent net interest income increased by $1,028,000 from 1996 to 1997. This significant increase in absolute dollars of margin in 1997 was driven by strong balance sheet growth. The average margin yield improved by 18 basis points, from 5.32% in 1996 to 5.50% in 1997. Due to the stability of the interest rate environment over the two year period, the margin improvement was not rate driven, but instead can be attributed to volume growth and changes in the balance sheet mix. Average interest earning assets rose by 13.8% in 1997 over 1996. A build up of average balances in the higher yielding loan portfolio and a decline in the lower yielding bond portfolio produced a more profitable mix during 1996. Loans represented 67.5% of the average balance sheet in 1997, up from 64.6% in 1996. Investment securities and federal funds sold, on the other hand, were 24.6% of average 1997 assets, down from 29.3% during 1996. The overall yield on average interest earnings assets, on a taxable equivalent basis, have held steady for the past three years at 9.44% in 1997, 9.50% in 1996 and 9.49% in 1995.

  At the same time, the overall average cost of interest bearing liabilities has fallen as follows: 5.03% in 1997, 5.24% in 1996 and 5.28% in 1995. The mix of deposits has improved steadily in 1996 and 1997. The relative percentages of demand and low cost transaction accounts have increased. This is attributed to aggressive marketing in a period of flux for area super regional competition, growing consumer business due to the convenience of a larger branch network, and increases in business deposit relationships from larger commercial credit lines. Rates paid on interest bearing checking and savings accounts have trended downward over the periods. Reliance on certificates of deposits has fallen as evidenced by decreases in the relative percentage mix. At the same time, average CD rates have fallen as more costly promotional CDs from earlier years have repriced at lower rates upon maturity.

 1996 compared to 1995:

  Similar patterns are evident when comparing 1996 margin results to 1995. Tax equivalent net interest income increased by $1,340,000 from 1995 to 1996. The increase is attributed to significant balance sheet growth and improvements in balance sheet mix. The average margin yield improved by 12 basis points, from 5.20% in 1995 to 5.32% in 1996. Average interest earning assets rose by 26.7% in 1996 over 1995. Loans became a more dominant asset, representing 64.6% of the average balance sheet in 1996, up from 62.9% in 1995. Lower yielding investment securities and federal funds sold dropped to 29.3% of average 1996 assets, down from 31.5% during 1995.

  The mix of deposits improved during 1996 as well. The costlier certificates of deposit totaled 57.7% of average 1996 deposits, down from 62.1% in 1995. The average balances in lower cost core deposits improved from 38.0% in 1995 to 42.3% in 1996. A marketing campaign in early 1996 to increase checkable deposits and a strategic decision to place less reliance on jumbo CDs are reasons for the more profitable deposit mix in 1996 versus 1995.

  The following table summarizes average balance sheets, interest and yield information on a taxable equivalent basis for the three month periods ended March 31, 1998 and 1997.

TABLE 11

AVERAGE BALANCE SHEETS, INTEREST AND YIELDS

                               THREE MONTHS ENDED         THREE MONTHS ENDED
                                 MARCH 31, 1998             MARCH 31, 1997
                           -------------------------- --------------------------
                           AVERAGE            YIELD/  AVERAGE            YIELD/
                           BALANCE  INTEREST RATE (E) BALANCE  INTEREST RATE (E)
                           -------- -------- -------- -------- -------- --------
                                   (TAX EQUIVALENT BASIS, IN THOUSANDS)
ASSETS:
Loans, net of unearned
 income: (a)(b)
 Taxable.................  $101,283  2,549    10.21%  $ 88,435  2,297    10.53%
 Tax exempt (c)..........         0      0     0.00          0      0     0.00
                           --------  -----            --------  -----
 Net loans...............   101,283  2,549    10.21     88,435  2,208    10.53
                           --------  -----            --------  -----
Investment securities:
 (d)
 Taxable.................    19,594    275     5.70     21,059    308     5.92
 Tax exempt (c)..........     8,996    179     8.05      9,972    199     8.10
                           --------  -----            --------  -----
 Total investment
  securities.............    28,590    454     6.44     31,031    507     6.62
                           --------  -----            --------  -----
Interest earning
 deposits................        17      0     2.52         14      0     4.08
Federal funds sold.......     3,933     52     5.33      2,776     35     5.13
                           --------  -----            --------  -----
Total interest earning
 assets..................   133,825  3,055     9.26    122,256  2,838     9.42
                                     -----    -----             -----    -----
Non-earning assets.......    11,436                      8,556
                           --------                   --------
Total assets.............  $145,259                   $130,812
                           ========                   ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Interest bearing demand
 deposits................  $ 10,920     37     1.36   $  9,962     34     1.39
Money market accounts....    17,108    177     4.19     14,722    135     3.71
Savings deposits.........     4,419     24     2.21      4,286     23     2.22
Time deposits of $100,000
 or more.................    16,594    253     6.18     13,884    208     6.07
Other time deposits......    53,399    781     5.93     49,900    723     5.88
Federal funds purchased
 and repurchase
 agreements sold ........       340      7     7.81        339      3     3.17
Demand note U.S.
 Treasury................       628      7     4.24        252      6     9.22
Other borrowed money-
 FHLB....................     1,305     23     7.23      2,225     52     9.49
Capital leases & mortgage
 debt....................         0      0     0.00          0      0     0.00
                           --------  -----            --------  -----
Total interest bearing
 liabilities.............   104,714  1,307     5.06     95,568  1,184     5.02
                           --------  -----    -----   --------  -----    -----
Non-int. bearing demand
 deposits................    20,506                     17,960
Other liabilities........     2,551                      2,312
Stockholders' equity.....    17,488                     14,972
                           --------                   --------
Total liabilities and
 stockholders' equity....  $145,259                   $130,812
                           ========                   ========
Interest rate spread.....                      4.19%                      4.39%
                                              =====                      =====
Net interest income......            1,748                      1,654
                                     =====                      =====
Net interest margin......                      5.30%                      5.49%
                                              =====                      =====

--------
Notes to Table of Average Balance Sheets, Interest and Yields:
(a) Interest income includes loan fees as follows (in thousands): 1998-$119 and 1997-$98.
(b) Average loans are shown net of unearned income. Nonaccrual loans are included.
(c) Reflects taxable equivalent adjustments using the statutory income tax rate of 34% in adjusting interest on tax exempt investment securities to a fully taxable basis. The taxable equivalent adjustment included in the table above amounts to $61 for 1998 and $68 for 1997, (in thousands).
(d) Investment securities are stated at amortized or accreted cost.
(e) Yields and rates shown above are annualized.

  The following table summarizes average balance sheets, interest and yield information on a taxable equivalent basis for the years ended December 31, 1997, 1996 and 1995.

TABLE 11 (CONTINUED)

AVERAGE BALANCE SHEETS, INTEREST AND YIELDS

                                 YEAR ENDED                YEAR ENDED               YEAR ENDED
                             DECEMBER 31, 1997         DECEMBER 31, 1996         DECEMBER 31, 1995
                          ------------------------  ------------------------  -----------------------
                          AVERAGE           YIELD/  AVERAGE           YIELD/  AVERAGE          YIELD/
                          BALANCE  INTEREST  RATE   BALANCE  INTEREST  RATE   BALANCE INTEREST  RATE
                          -------- -------- ------  -------- -------- ------  ------- -------- ------
                                            (TAX EQUIVALENT BASIS, IN THOUSANDS)
ASSETS:
Loans, net of unearned
 income: (a)(b)
 Taxable................  $ 91,893   9,641  10.49%  $ 75,806   8,277  10.92%  $57,933  6,383   11.02%
 Tax exempt (c).........         0       0   0.00          0       0   0.00         0      0    0.00
                          --------  ------          --------  ------          -------  -----
 Net loans..............    91,893   9,641  10.49     75,806   8,277  10.92    57,933  6,383   11.02
                          --------  ------          --------  ------          -------  -----
Investment securities:
 (d)
 Taxable................    20,404   1,214   5.95     22,434   1,302   5.81    18,244  1,069    5.86
 Tax exempt (c).........     9,878     791   8.01      9,827     776   7.89     7,699    619    8.04
                          --------  ------          --------  ------          -------  -----
 Total investment
  securities............    30,282   2,005   6.62     32,361   2,078   6.44    25,943  1,688    6.51
                          --------  ------          --------  ------          -------  -----
Interest earning
 deposits...............        20       1   5.60          0       0   0.00         0      0    0.00
Federal funds sold......     3,127     182   5.81      2,092     112   5.37     3,057    180    5.89
                          --------  ------          --------  ------          -------  -----
Total interest earning
 assets.................   125,322  11,829   9.44    110,159  10,468   9.50    86,933  8,251    9.49
                                    ------  -----             ------  -----            -----   -----
Non-earning assets......    10,797                     7,209                    5,148
                          --------                  --------                  -------
Total assets............  $136,119                  $117,368                  $92,081
                          ========                  ========                  =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Interest bearing demand
 deposits...............  $  9,971     137   1.38   $  8,727     163   1.87   $ 5,820    135    2.32
Money market accounts...    16,060     653   4.06     13,062     505   3.87     8,041    265    3.30
Savings deposits........     4,300      95   2.22      3,854      86   2.24     3,733     96    2.56
Time deposits of
 $100,000 or more.......    17,001   1,025   6.03     14,202     887   6.24    11,719    726    6.20
Other time deposits.....    48,389   2,857   5.90     43,825   2,672   6.10    37,941  2,291    6.04
Federal funds purchased
 and repurchase
 agreements sold .......       486      24   4.98        212      13   6.13        58      4    6.38
Demand note U.S.
 Treasury...............       415      25   5.99        431      24   5.56       489     27    5.42
Other borrowed money-
 FHLB...................     1,550     124   8.02      3,701     257   6.95     2,871    187    6.53
Capital leases &
 mortgage debt..........         0       0   0.00          0       0   0.00         2      0    3.86
                          --------  ------          --------  ------          -------  -----
Total interest bearing
 liabilities............    98,175   4,941   5.03     88,014   4,608   5.24    70,674  3,731    5.28
                          --------  ------  -----   --------  ------  -----   -------  -----   -----
Non-int. bearing demand
 deposits...............    19,999                    16,936                   12,734
Other liabilities.......     2,146                     1,417                    1,033
Stockholders' equity....    15,798                    11,001                    7,640
                          --------                  --------                  -------
Total liabilities and
 stockholders' equity...  $136,119                  $117,368                  $92,081
                          ========                  ========                  =======
Interest rate spread....                     4.41%                     4.27%                    4.21%
                                            =====                     =====                    =====
Net interest income.....             6,888                     5,860                   4,520
                                    ======                    ======                   =====
Net interest margin.....                     5.50%                     5.32%                    5.20%
                                            =====                     =====                    =====

--------
Notes to Table of Average Balance Sheets, Interest and Yields:
(a) Interest income includes loan fees as follows (in thousands): 1997-$485, 1996-$585, and 1995-$383.
(b) Average loans are shown net of unearned income. Nonaccrual loans are included.
(c) Reflects taxable equivalent adjustments using the statutory income tax rate of 34% in adjusting interest on tax exempt investment securities to a fully taxable basis. The taxable equivalent adjustment included in the table above amounts to $269 for 1997, $264 for 1996, and $210 for 1995, (in thousands).
(d) Investment securities are stated at amortized or accreted cost.

  The following tables provide a detailed analysis of the changes in interest income and interest expense due to changes in rate and volume for the first quarter of 1998 compared to the first quarter of 1997, for the year 1997 compared to the year 1996 and for the year 1996 compared to the year 1995.

TABLE 12

RATE/VOLUME ANALYSIS

                                                FOR THE THREE MONTHS ENDED
                                                         MARCH 31
                                                --------------------------------
                                                   1998 COMPARED TO 1997
                                                --------------------------------
                                                     CHANGE DUE TO(A)
                                                --------------------------------
                                                                         NET
                                                 VOLUME      RATE       CHANGE
                                                ---------  ----------  ---------
                                                      (IN THOUSANDS)
INTEREST EARNED ON:
Taxable loans, net............................. $   1,353  $   (1,100)  $   253
Tax exempt loans(b)............................         0           0         0
Taxable investment securities..................       (87)         54       (33)
Tax exempt investment securities (b)...........       (79)         59       (20)
Interest earning deposits......................         0          (0)       (0)
Federal funds sold.............................        59         (43)       17
                                                ---------  ----------   -------
  Total interest income........................     1,247      (1,030)      217
                                                ---------  ----------   -------
INTEREST PAID ON:
Interest bearing demand deposits...............        13         (11)        2
Money market accounts..........................        89         (47)       42
Savings deposits...............................         3          (2)        1
Time deposits of $100,000 or more..............       165        (120)       45
Other time deposits............................       207        (150)       57
Federal funds purchased........................         0           4         4
Demand note U.S. Treasury......................        35         (34)        1
Other borrowed money-FHLB......................       (87)         58       (29)
Capital leases & mortgage debt.................         0           0         0
                                                ---------  ----------   -------
  Total interest expense.......................       424        (301)      123
                                                ---------  ----------   -------
  Net interest income.......................... $     823  $     (729)  $    94
                                                =========  ==========   =======

--------
(a) The change in interest due to both rate and volume has been allocated to the rate component.
(b) Reflects taxable equivalent adjustments using the statutory federal income tax rate of 34% in adjusting interest on tax exempt investment securities to a fully taxable basis.

RATE/VOLUME ANALYSIS

                                  FOR THE YEARS ENDED DECEMBER 31
                           --------------------------------------------------
                           1997 COMPARED TO 1996     1996 COMPARED TO 1995
                           ------------------------  ------------------------
                              CHANGE DUE TO(A)          CHANGE DUE TO(A)
                           ------------------------  ------------------------
                                              NET                       NET
                           VOLUME    RATE   CHANGE   VOLUME    RATE   CHANGE
                           -------  ------  -------  -------  ------  -------
                                          (IN THOUSANDS)
INTEREST EARNED ON:
Taxable loans, net........ $ 1,756  $ (392) $ 1,364  $ 1,969  $  (75) $ 1,894
Tax exempt loans(b).......       0       0        0        0       0        0
Taxable investment
 securities...............    (118)     29      (88)     245     (11)     234
Tax exempt investment
 securities(b)............       4      11       15      171     (14)     157
Interest earning
 deposits.................       0       1        1        0       0        0
Federal funds sold........      56      14       70      (57)    (11)     (68)
                           -------  ------  -------  -------  ------  -------
  Total interest income...   1,698    (337)   1,361    2,328    (111)   2,217
                           -------  ------  -------  -------  ------  -------
INTEREST PAID ON:
Interest bearing demand
 deposits.................      23     (49)     (26)      67     (39)      28
Money market accounts.....     116      32      148      166      74      240
Savings deposits..........      10      (1)       9        3     (13)     (10)
Time deposits of $100,000
 or more..................     175     (36)     138      154       7      161
Other time deposits.......     278     (93)     185      355      26      381
Federal funds purchased...      17      (6)      11       10      (1)       9
Demand note U.S.
 Treasury.................      (1)      2        1       (3)      1       (2)
Other borrowed money-
 FHLB.....................    (150)     16     (134)      54      16       70
Capital leases & mortgage
 debt.....................       0       0        0       (0)      0       (0)
                           -------  ------  -------  -------  ------  -------
  Total interest expense..     469    (136)     333      806      71      877
                           -------  ------  -------  -------  ------  -------
  Net interest income..... $ 1,229  $ (201) $ 1,028  $ 1,522  $ (182) $ 1,340
                           =======  ======  =======  =======  ======  =======

--------
(a) The change in interest due to both rate and volume has been allocated to the rate component.
(b) Reflects taxable equivalent adjustments using the statutory federal income tax rate of 34% in adjusting interest on tax exempt investment securities to a fully taxable basis.

INTEREST RATE RISK MANAGEMENT

  The management of interest rate risk is the primary goal of SNB's asset/liability management function. SNB attempts to achieve consistent growth in net interest income while limiting volatility from changes in interest rates. Management seeks to accomplish this goal by balancing the maturity and repricing characteristics of various assets and liabilities. The company's asset/ liability mix is sufficiently balanced so that the effect on net interest income of interest rate moves in either direction is not expected to be significant over time.

  The principal tool used by SNB to measure its interest rate sensitivity is a cumulative gap analysis model which seeks to measure the repricing differentials, or gap, between rate sensitive assets and liabilities over various time horizons. Additionally, simulation modeling is used to estimate the impact on net interest income of overall repricing at various levels of increase or decrease in current market interest rates over a range of plus or minus 300 basis points. At March 31, 1998, the company estimates through simulation modeling that net interest income would increase by $70,000 if interest rates rose by 300 basis points, and decrease by $70,000 if interest rates declined by 300 basis points. At December 31, 1997, similar shock testing indicated a potential $54,000 decrease in net interest income if interest rates rose by 300 basis points, and a $54,000 increase if interest rates fell by 300 basis points.

  The gap analysis models are normally prepared quarterly by management and are reviewed at each meeting of the company's asset/liability management committee. The following table reflects the gap positions of SNB's consolidated balance sheet as of March 31, 1998 and December 31, 1997 and 1996 at various repricing intervals. This gap analysis indicates that SNB was moderately liability sensitive over a one year time horizon at March 31, 1998, December 31, 1997 and December 31, 1996, with cumulative one year gaps of (6.4%), (5.8%) and (4.3%), respectively. The projected deposit repricing volumes reflect adjustments based on management's assumptions of the expected rate sensitivity to current market rates for core deposits without contractual maturity (i.e., interest bearing checking, savings and money market accounts). Management believes that these adjustments allow for a more accurate profile of SNB's interest rate risk position. Management is of the opinion that the current degree of interest rate risk is acceptable and within policy parameters.

TABLE 13

INTEREST RATE SENSITIVITY

                                                  MARCH 31, 1998
                                      ----------------------------------------
                                                 OVER 3    OVER 1 YEAR
                                      0 UP TO 3 UP TO 12      UP TO    OVER 5
                                       MONTHS    MONTHS      5 YEARS    YEARS
                                      --------- --------   ----------- -------
                                                  (IN THOUSANDS)
Amounts maturing or repricing:
Investment securities(a).............  $ 3,783  $  4,321     $15,055   $ 4,735
Loans, net of unearned income........   32,891    12,790      46,890    10,044
Other earning assets.................    4,655         0           0         0
                                       -------  --------     -------   -------
  Interest sensitive assets..........   41,329    17,111      61,945    14,779
                                       -------  --------     -------   -------
Deposits.............................   30,924    35,647      37,688         0
Other borrowings.....................      480        55         935       270
                                       -------  --------     -------   -------
  Interest sensitive liabilities.....   31,404    35,702      38,623       270
                                       -------  --------     -------   -------
    Interest sensitivity gap.........  $ 9,925  $(18,591)    $23,322   $14,509
                                       =======  ========     =======   =======
    Cumulative interest sensitivity
     gap.............................  $ 9,925  $ (8,666)    $14,656   $29,165
                                       =======  ========     =======   =======
    Cumulative interest sensitivity
     gap as a percentage of total
     interest sensitive assets.......      7.3%     -6.4 %      10.8%     21.6%
                                       =======  ========     =======   =======
    Cumulative interest sensitive
     assets as a percentage of
     cumulative interest sensitive
     liabilities.....................    131.6%     87.1 %     113.9%    127.5%
                                       =======  ========     =======   =======
                                                DECEMBER 31, 1997
                                      ----------------------------------------
                                                 OVER 3    OVER 1 YEAR
                                      0 UP TO 3 UP TO 12      UP TO    OVER 5
                                       MONTHS    MONTHS      5 YEARS    YEARS
                                      --------- --------   ----------- -------
Amounts maturing or repricing:
Investment securities(a).............  $ 3,649  $  3,002     $17,666   $ 6,563
Loans, net of unearned income (b)....   33,192    10,839      44,817     9,503
Other earning assets.................      283         0           0         0
                                       -------  --------     -------   -------
  Interest sensitive assets..........   37,124    13,841      62,483    16,066
                                       -------  --------     -------   -------
Deposits.............................   32,265    25,144      40,074         0
Other borrowings.....................    1,013        55         990       270
                                       -------  --------     -------   -------
  Interest sensitive liabilities.....   33,278    25,199      41,064       270
                                       -------  --------     -------   -------
    Interest sensitivity gap.........  $ 3,846  $(11,358)    $21,419   $15,796
                                       =======  ========     =======   =======
    Cumulative interest sensitivity
     gap.............................  $ 3,846  $ (7,512)    $13,907   $29,703
                                       =======  ========     =======   =======
    Cumulative interest sensitivity
     gap as a percentage of total
     interest sensitive assets.......      3.0%     (5.8)%      10.7%     22.9%
                                       =======  ========     =======   =======
    Cumulative interest sensitive
     assets as a percentage of
     cumulative interest sensitive
     liabilities.....................    111.6%     87.2 %     114.0%    129.8%
                                       =======  ========     =======   =======

INTEREST RATE SENSITIVITY

                                                DECEMBER 31, 1996
                                      ----------------------------------------
                                                 OVER 3    OVER 1 YEAR
                                      0 UP TO 3 UP TO 12      UP TO    OVER 5
                                       MONTHS    MONTHS      5 YEARS    YEARS
                                      --------- --------   ----------- -------
                                                  (IN THOUSANDS)
Amounts maturing or repricing:
Investment securities(a).............  $ 4,826  $  4,354     $17,703   $ 5,747
Loans, net of unearned income........   31,596     9,395      36,790     8,170
Other earning assets.................    4,980         0           0         0
                                       -------  --------     -------   -------
  Interest sensitive assets..........   41,402    13,749      54,493    13,917
                                       -------  --------     -------   -------
Deposits.............................   26,190    32,219      33,673         0
Other borrowings.....................      468     1,571       1,648       453
                                       -------  --------     -------   -------
  Interest sensitive liabilities.....   26,658    33,790      35,321       453
                                       -------  --------     -------   -------
    Interest sensitivity gap.........  $14,744  $(20,041)    $19,172   $13,464
                                       =======  ========     =======   =======
    Cumulative interest sensitivity
     gap.............................  $14,744  $ (5,297)    $13,875   $27,339
                                       =======  ========     =======   =======
    Cumulative interest sensitivity
     gap as a percentage of total
     interest sensitive assets.......     11.9%     -4.3 %      11.2%     22.1%
                                       =======  ========     =======   =======
    Cumulative interest sensitive
     assets as a percentage of
     cumulative interest sensitive
     liabilities.....................    155.3%     91.2 %     114.5%    128.4%
                                       =======  ========     =======   =======

--------
(a) Excludes the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", consisting of net unrealized gains of $106 in 1997 and $24 in 1996.
(b) Nonaccrual loans are excluded.

PROVISION FOR LOAN LOSSES

  The general nature of lending results in periodic charge offs, in spite of SNB's continuous loan review process, credit standards, and internal controls. The company's recent charge off history during 1994, 1995 and 1996 was exceptionally good with minimal losses taken. Net losses increased during 1997 to a higher level. The majority of the 1997 losses are attributed to the transition of executive management and efforts to purge weaker credits. SNB incurred net charge offs of $359,939 during 1997, compared to $1,482 during 1996 and $1,147 in 1995. SNB expensed $372,000 in 1997, $257,000 in 1996, and
$109,143 in 1995 for loan loss provisions. The reserve for loan losses on December 31, 1997 stood at 1.41% of outstanding net loans, compared to 1.60% and 1.75% at December 31, 1996 and 1995.

  During the first quarter of 1998, SNB incurred net recoveries of $19,686, compared to $4,481 in net recoveries during the first quarter of 1997. Provisions for loan losses were expensed in the amounts of $35,000 and $60,000, respectively, during the first quarters of 1998 and 1997. The reserve for loan losses amounted to 1.41% of outstanding net loans at March 31, 1998 versus 1.61% of loans at March 31, 1997.

  The provision for loan losses represents management's determination of the amount necessary to be transferred to the reserve for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is the Bank's policy to provide for exposure to losses principally through an ongoing loan review process. This review process is undertaken to ascertain any probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and the Loan Committee of the Bank Board of Directors, and also those of the regulatory agencies that review the loans as part of their regular examination process. During routine examinations of banks, the Office of the Comptroller of the Currency (OCC), from time to time, may require additions to banks' provisions for loan losses and reserves for loan losses if the regulators' credit evaluations differ from those of management.

  In addition to ongoing internal loan reviews and risk assessment, management uses other factors to judge the adequacy of the reserve including current economic conditions, loan loss experience, regulatory guidelines and current levels of nonperforming loans. Management believes that the $1,449,874 balance in the reserve for loan losses at March 31, 1998, and the $1,395,188 balance at December 31, 1997 were adequate to absorb known risks in the loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the company's loan portfolio.

  On January 1, 1995, SNB adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". Prior years have not been restated to reflect this accounting change. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded as an adjustment to the reserve for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the reserve for loan losses.

  The following tables summarize loans charged off, recoveries of loans previously charged off and additions to the reserve which have been charged to operating expense for the periods indicated. The company has no lease financing or foreign loans.

TABLE 14

RESERVE FOR LOAN LOSSES

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
                                                                     (IN
                                                                 THOUSANDS)
Reserve for loan losses at beginning of period................  $1,395  $1,383
Loans charged off during the period:
  Commercial, financial and agricultural......................       1      60
  Real estate--construction...................................       0       0
  Real estate--mortgage.......................................       0      27
  Loans to individuals........................................       7      33
                                                                ------  ------
Total loans charged off.......................................       8     120
                                                                ------  ------
Recoveries during the period of loans previously charged off:
  Commercial, financial and agricultural......................       3       1
  Real estate--construction...................................       0       0
  Real estate--mortgage.......................................       0     121
  Loans to individuals........................................      25       3
                                                                ------  ------
Total loans recovered.........................................      28     125
                                                                ------  ------
Net loans charged off during the period.......................     (20)     (5)
                                                                ------  ------
Additions to reserve--provision expense.......................      35      60
                                                                ------  ------
Reserve for loan losses at end of period......................  $1,450  $1,448
                                                                ======  ======
Reserve for loan losses to period end net loans...............    1.41%   1.60%
                                                                ======  ======
Ratio of net recoveries during the period to average net loans
 outstanding during the period................................    0.02%   0.01%
                                                                ======  ======

RESERVE FOR LOAN LOSSES

                                              YEARS ENDED DECEMBER 31
                                          ------------------------------------
                                           1997    1996    1995    1994   1993
                                          ------  ------  ------  ------  ----
                                                   (IN THOUSANDS)
Reserve for loan losses at beginning of
 period.................................  $1,383  $1,128  $1,020  $  743  $862
Loans charged off during the period:
  Commercial, financial and
   agricultural.........................     283      73       0      13   365
  Real estate--construction.............       0       0       0       0     0
  Real estate--mortgage.................     137      53       0      10   163
  Loans to individuals..................     178      74      60      54    14
                                          ------  ------  ------  ------  ----
Total loans charged off.................     598     200      60      77   542
                                          ------  ------  ------  ------  ----
Recoveries during the period of loans
 previously charged off:
  Commercial, financial and
   agricultural.........................     203     124      23      11    13
  Real estate--construction.............       0       0       0       0     0
  Real estate--mortgage.................       6      37      18      14     8
  Loans to individuals..................      29      37      18      27    24
                                          ------  ------  ------  ------  ----
Total loans recovered...................     238     198      59      52    45
                                          ------  ------  ------  ------  ----
Net loans charged off during the
 period.................................     360       2       1      25   497
                                          ------  ------  ------  ------  ----
Additions to reserve-provision expense..     372     257     109     302   378
                                          ------  ------  ------  ------  ----
Reserve for loan losses at end of
 period.................................  $1,395  $1,383  $1,128  $1,020  $743
                                          ======  ======  ======  ======  ====
Reserve for loan losses to period end
 net loans..............................    1.41%   1.60%   1.75%   1.95% 1.81%
                                          ======  ======  ======  ======  ====
Ratio of net loans charged off during
 the period to average net loans
 outstanding during the period..........    0.39%   0.00%   0.00%   0.06% 1.38%
                                          ======  ======  ======  ======  ====

  An allocation of the reserve for loan losses has been made according to the respective amounts deemed necessary to provide for the possibility of incurred losses within the various loan categories. The allocation is based primarily on previous charge off experience adjusted for risk characteristic changes among each category. Additional reserve amounts are allocated by evaluating the loss potential of individual loans that management has considered impaired. The reserve for loan loss allocation is based on subjective judgment and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge offs may ultimately occur. The adoption of SFAS 114 in 1995 did not have a material effect on the consolidated financial statements and prior years have not been restated. The table on the following page exhibits these allocations as of March 31, 1998 and as of December 31st for the last five years.

TABLE 15

ALLOCATION OF RESERVE FOR LOAN LOSSES

                                          MARCH 31          DECEMBER 31
                                         -----------  ------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
                                         RESERVE %*   RESERVE %*   RESERVE %*
                                         ------- ---  ------- ---  ------- ---
                                                   (IN THOUSANDS)
Balance at end of period applicable to:
  Commercial, financial and agricultur-
   al................................... $  442   23% $  425   22% $  630   18%
  Real estate--construction.............      0    2       0    2       0    3
  Real estate--mortgage.................    344   64     331   66     205   69
  Loans to individuals..................    301   11     290   10     202   10
  Unallocated...........................    363  --      349  --      346  --
                                         ------  ---  ------  ---  ------  ---
    Total reserve for loan losses....... $1,450  100% $1,395  100% $1,383  100%
                                         ======  ===  ======  ===  ======  ===
                                                     DECEMBER 31
                                         -------------------------------------
                                            1995         1994         1993
                                         -----------  -----------  -----------
                                         RESERVE %*   RESERVE %*   RESERVE %*
                                         ------- ---  ------- ---  ------- ---
Balance at end of period applicable to:
  Commercial, financial and agricultur-
   al................................... $  358   18% $  323   19% $  236   24%
  Real estate--construction.............     17    4      15    4      11    4
  Real estate--mortgage.................    291   69     263   69     192   64
  Loans to individuals..................    181    9     163    8     119    8
  Unallocated...........................    281  --      256  --      185  --
                                         ------  ---  ------  ---  ------  ---
    Total reserve for loan losses....... $1,128  100% $1,020  100% $  743  100%
                                         ======  ===  ======  ===  ======  ===

--------
* Loan balance in each category expressed as a percentage of total end of period loans.

ASSET QUALITY

  Nonperforming assets consist of nonaccrual loans, loans restructured due to debtors' financial difficulties, and real estate acquired through foreclosure and repossession. Nonaccrual loans are those loans on which recognition of interest income has been discontinued. Restructured loans generally allow for an extension of the original repayment period or a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or sooner if it is known or expected that the collection of all principal and/or interest is unlikely. Any loan past due 90 days or more, if not classified as nonaccrual based on a determination of collectibility, is classified as a past due loan. Other real estate is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs.

  Nonperforming assets at March 31, 1998 amounted to $799,000, or 0.54% of total assets. This compares to $996,000 in nonperforming assets at December 31, 1997, which represented 0.70% of total assets. Nonperforming assets at December 31, 1996 amounted to approximately $795,000, or 0.59% of total assets, up from approximately $581,000, or 0.54% of total assets at December 31, 1995. The company's history in the level of nonperforming assets as a percentage of total assets has improved significantly since 1991. These year end ratios have been 0.70% in 1997, 0.59% in 1996, 0.54% in 1995, 0.65% in
1994, 1.36% in 1993, 1.45% in 1992, and 4.76% in 1991. Management attributes the improvement to a comprehensive and continuous loan review process, more thorough advance credit analysis, tighter internal controls, a monthly review process by top management to determine the adequacy of the reserve for loan losses and to pinpoint potential problem loans, and the general economic health of the local market area.

TABLE 16

NONPERFORMING ASSETS

                               MARCH 31            DECEMBER 31
                               -------- --------------------------------------
                                 1998    1997    1996    1995    1994    1993
                               -------- ------  ------  ------  ------  ------
                                             (IN THOUSANDS)
Nonaccrual loans.............   $  637  $  720  $  471  $  218  $  318  $  498
Restructured loans...........        0       0       0       0       0       0
                                ------  ------  ------  ------  ------  ------
Nonperforming loans..........      637     720     471     218     318     498
90 days past due and still
 accruing loans..............      233      93     537       0       0       0
                                ------  ------  ------  ------  ------  ------
    Total....................   $  870  $  813  $1,008  $  218  $  318  $  498
                                ======  ======  ======  ======  ======  ======
Nonperforming assets:
  Nonperforming loans(a).....   $  637  $  720  $  471  $  218  $  318  $  498
  Other real estate owned....      162     276     324     363     187     399
                                ------  ------  ------  ------  ------  ------
    Total....................   $  799  $  996  $  795  $  581  $  505  $  897
                                ======  ======  ======  ======  ======  ======
Nonperforming assets to total
 loans and other real
 estate......................     0.77%   1.00%   0.91%   0.89%   0.96%   2.16%
                                ======  ======  ======  ======  ======  ======
Reserve for loan losses to
 nonperforming loans.........   227.63% 193.75% 293.63% 517.43% 320.75% 149.20%
                                ======  ======  ======  ======  ======  ======

                         NONACCRUAL RESTRUCTURED TOTAL
                         ---------- ------------ -----
Year ended March 31,
 1998:
Interest at contracted
 rates(b)...............    $15         $ 0       $15
Interest recorded as
 income.................      0           0         0
                            ---         ---       ---
Reduction of interest
 income during the
 quarter................    $15         $ 0       $15
                            ===         ===       ===
                         NONACCRUAL RESTRUCTURED TOTAL
                         ---------- ------------ -----
Year ended December 31,
 1997:
Interest at contracted
 rates(b)...............    $69         $ 0       $69
Interest recorded as
 income.................      0           0         0
                            ---         ---       ---
Reduction of interest
 income during 1997.....    $69         $ 0       $69
                            ===         ===       ===

--------
(a) Nonperforming loans exclude loans 90 days past due and still accruing.
(b) Interest income that would have been recorded, if the loans had been current and in accordance with their original terms.

  At March 31, 1998 and December 31, 1997, there were no other loans classified for regulatory purposes as loss or doubtful which are not included in the table above. There were other loans classified for regulatory purposes as substandard or special mention which are not included in the table above. However, management is aware of no such substandard or special mention loans not included above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which any information causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

NONINTEREST INCOME

  Noninterest income of $469,867 for the first quarter of 1998 was up by 39.1% from $337,748 for the first quarter of 1997. The principal cause of the increase was the establishment of a mortgage loan division during the fourth quarter of 1997. First quarter mortgage fee income increased by over $112,000 since last year. Service charges on deposit accounts increased by 7.4% to $260,553 due to continued growth in the deposit base.

  Noninterest income of $1,396,280 in 1997 represented a 26.8% increase from $1,101,491 recorded in 1996. Service charges on deposit accounts were up significantly, increasing by $285,049, or 40.8%, from $985,483 to $700,074. The increase was due to strong growth in core transaction accounts and a significant rise in fees collected for insufficient funds charges. Other services charges, commission and fees rose by $54,038, or 20.6%, spurred mainly from increases in ATM fees from a larger network of machines, credit life insurance commissions and customer check sales to a growing volume of consumer relationships. Increases were partially offset by declines in realized gains on the sale of securities and Small Business Administration
(SBA) loans, which tend to be infrequent events. Gains on the sale of Available for Sale securities declined by $21,859, and gains on the sale of SBA loans dropped by $28,212.

  Noninterest income in 1996 totaled $1,101,491, up 26.5% from $870,987 in 1995. Over 80% of the increase, or $189,000, is attributed to growth related increases in service charges on deposit accounts, which rose by 36.9% over the previous year. Other increases were realized in mortgage origination fee income, up $25,000, fees related to more ATM locations, up $26,000, and an increase in gains from sales in the securities portfolio, up $21,000. The improvements were partially offset by a loss of data processing servicing income.

  Noninterest income of $870,987 in 1995 represented a 16.7% decline from $1,046,122 recorded in 1994. Three major items caused the decline. First, activity in the SBA lending program declined significantly in 1995, resulting in a $148,000 net reduction in gains and service fee income from SBA loans. Second, mortgage origination fee income from real estate loans not retained by the Bank fell by $43,000. Third, no significant gains were recorded during 1995 from the sale of investment securities. Securities gains declined by $20,000 from 1994 to 1995. The reductions were partially offset by continued increases in service charge income on deposit accounts, which grew by $57,000 due to strong balance sheet growth.

NONINTEREST EXPENSE

  Noninterest expense consists of salaries and employee benefits, occupancy, furniture and equipment expense and other operating costs. Total noninterest expense of $1,446,951 during the first quarter of 1998 represents a 13.2% increase over the first quarter of 1997. For the first quarter of 1998, salaries and employee benefits amounted to $778,233, up 24.7% over the first quarter of 1997. Occupancy, furniture and equipment expenses totaled $210,904 for the first quarter of 1998, up 33.0% from the same period in the prior year. These costs are directly associated with SNB's continued expansion of its branch network and growth in market share in central Georgia. All other operating expenses amounted to $457,814 for the first quarter of 1998, down 7.6% from the same period in 1997.

  Noninterest expense was $5,054,798 for the year 1997, up 22.9% from $4,111,698 in 1996. Almost 39% of the increase is attributed to higher costs of salaries and benefits. The Bank has increased staff significantly during 1997 to strengthen and add internal support positions and to staff new branches opened over the past two years. Total salaries and benefits increased by $367,469, or 17.1%. Occupancy costs grew by 24.9%, or $143,423. The increase is attributed to operating and depreciation costs for the new branches and ATM sites, the new off-site data processing and operations center, and the new loan production office in Houston County. An additional charge of $78,861 was taken in expenses related to the relocation of the Shurling Drive office in northeast Macon. All other operating overhead increased by $353,347, or 25.4%. Most increases were growth and volume-related. Higher costs were experienced in supporting the new mainframe software and ATM network and in legal and loan collection fees. Increases were partially offset by lower advertising and business development expenses, correspondent bank charges and controls in printing and supplies costs.

  Noninterest expense was $4,111,698 for the year 1996, up 31.8% from $3,120,822 in 1995. Almost 66% of the increase is attributed to higher costs of salaries and benefits. The Bank increased staff to carry out executive management succession plans, to staff an infrastructure for the growing organization, and to staff the growing number of physical locations. Salaries and benefits increased by $656,000, or 44.1%. Occupancy costs rose by $168,000, or 41.4%, due to a full year of expenses for operating the Bank's four full service offices. All other overhead expenses increased by $171,000, or 14.0%, due principally to volume and growth related increases. Overhead pressures were partially alleviated by reductions in the cost of FDIC deposit insurance premiums and lower internal data processing costs.

  Noninterest expense in 1995 was $3,120,822, up 12.2% over 1994 noninterest expense of $2,781,589. The size of the average balance sheet grew by 31.1% while general overhead costs were held to a lesser 12.0% increase. Salaries and benefits expense increased by $143,000, or 10.7%, due to staffing level increases made to accommodate Bank growth and the new Shurling Drive branch office. Occupancy costs rose by $89,000, or 28.1%, due to costs of the new branch location and increased depreciation and maintenance on new data processing, proof and imaging equipment. All other overhead costs were up by $102,000, or 9.1%. Major increases were in advertising costs and stationery and supplies needed to introduce new technologies. Higher costs were partially offset by reductions in FDIC deposit insurance and lower outside professional fees.

INCOME TAXES

  Federal and state income tax expense during the first quarter of 1998 amounted to $209,639, for an effective tax rate of 31.1% of pre-tax profits. Tax expense of $174,924 for the first three months of 1997 represented a 29.8% effective tax rate. Federal and state income tax expense in 1997 amounted to $785,344, or an effective rate of 30.3%, on the year's pre-tax earnings. Federal and state income tax expense in 1996 was $686,813, equating to a 29.5% effective tax rate. This effective rate is up slightly from 28.7%, or $560,804, in 1995. The principal item reducing the effective tax rate below federal statutory tax rates of 34.0% has been the level of tax exempt interest income on municipal securities for all periods shown. See Note 8 to SNB's consolidated financial statements for a detailed analysis of income taxes.

INFLATION

  Inflation impacts the financial condition and operating results of SNB. However, because most of the assets of the Bank subsidiary are monetary in nature, the effect is less significant compared to other commercial or industrial companies with heavy investments in inventories and fixed assets. Inflation influences the growth of total banking assets, which in turn produces a need for an increased equity capital base to support the growing bank. Inflation also influences interest rates and tends to raise the general level of salaries, operating costs and purchased services. SNB has not attempted to measure the effect of inflation on various types of income and expense due to difficulties in quantifying the impact. Management's awareness of inflationary effects has led to various operational strategies to cope with its impact. The Bank engages in various asset / liability management strategies to control interest rate sensitivity and minimize exposure to interest rate risk. Prices for banking products and services are continually reviewed in relation to current costs, and overhead cost cutting is an ongoing task.

YEAR 2000

  The banking industry relies on the validity of financial information, most of which is generated and maintained by automated data processing systems. Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.

  SNB management has formed a Year 2000 Operating Committee which is charged with administering the phases of awareness, assessment, renovation, validation and implementation which are required to ensure Year 2000 compliance throughout the organization in a timely manner. The Year 2000 Operating Committee meets on a weekly basis and reports quarterly to the Board EDP Steering Committee. The EDP Steering Committee minutes are then reviewed by the full Board of Directors.

  The Year 2000 Operating Committee is in the assessment phase of its work. All information and environmental systems have been examined by external technical support. The Committee has contacted all vendors and suppliers. Due to the relative modernity of the Bank's data processing systems and equipment, and based on data collected to date from external sources, management is of the opinion that the costs of becoming Year 2000 compliant in a timely manner will not have a material adverse impact on the operating results or financial condition of the company.

                            BUSINESS OF CROSSROADS

GENERAL

  Crossroads is a bank holding company organized under the laws of the State of Georgia and registered with the FRB pursuant to the BHCA. Crossroads owns all of the outstanding common stock of Crossroads Bank of Georgia ("Crossroads Bank"), a Georgia state chartered bank that provides general banking services in Houston County, Georgia. At March 31, 1998 Crossroads Bank, on a consolidated basis, had total assets of $68,882,000, total loans of $46,963,000, total deposits of $62,043,000 and total stockholders' equity of $6,073,000. Crossroads Bank's net income for 1997 was $811,563.05, or $2.78 per share.

  Crossroads Bank serves its primary market of Houston County, Georgia from its headquarters located in Perry, Georgia and two branch offices in Warner Robins, Georgia. The banking business in this market is highly competitive. Crossroads Bank competes for both deposits and loan customers with many other financial institutions with equal or greater resources than are available to Crossroads Bank. Such institutions include other commercial banks, credit unions, insurance companies, brokerage firms and other financial service companies.

  Crossroads Bank operates a full service commercial banking business and provides a wide range of banking services, including checking and savings accounts; various types of certificates of deposit; agricultural, consumer, commercial and real estate loans; safe deposit boxes; drive-in banking facilities; and access to 24-hour teller machines through the Honor network. A description of Crossroads Bank's primary banking activities is set forth below.

DEPOSITS

  Crossroads Bank offers a wide range of commercial and consumer deposit accounts, including checking accounts, money market checking accounts, negotiable order of withdrawal (NOW) accounts, individual retirement accounts, time certificates of deposit and regular savings accounts. The sources of deposits typically are residents and businesses and their employees with Crossroads Bank's market area. Crossroads Bank pays competitive interest rates on time and savings deposits and has implemented a service charge fee schedule competitive with other financial institutions in its market area.

LENDING ACTIVITIES

  Crossroads Bank's lending activities include agricultural, real estate, consumer and commercial loans. Crossroads Bank's agricultural loans are made for crop production expenses and to finance the purchase of farm-related equipment. Crossroads Bank participates in the FmHa Guaranteed Loan Program. The FmHa guarantees 90% of the principal and interest on qualified crop production loans. Crossroads Bank's real estate loan portfolio includes traditional first mortgage loans to individuals on single-family homes, loans secured by farmland, and construction loans. Crossroads Bank also makes consumer loans, consisting primarily of installment loans, to individuals for personal, family, and household purposes, including loans for automobiles, home improvements and investments. Crossroads Bank's commercial lending is directed principally toward businesses located within its defined trade area with a demand for funds that falls within its legal lending limits. Crossroads Bank also targets businesses that are existing or are potential deposit customers.

  Lending decisions are based upon a determination of the borrower's ability and willingness to repay the loan, which in turn are impacted, in the case of an individual borrower, by factors such as the borrower's income, job stability, length of time as a resident in the community, previous credit history and collateral and, in the case of a commercial borrower, by factors such as the borrower's cash flow, sales trends and inventory levels, collateral and relevant economic conditions. In the case of agricultural loans, Crossroads Bank typically looks to the borrower's cash flow as the principal source of repayment and generally secures repayment by a security interest in crops or farm-related equipment and, in some cases, an assignment of crop insurance or a mortgage on real estate. Crossroads Bank is aware of the risks associated with loans, such as fraud, bankruptcy, economic downturn, deterioration or non-existent collateral and changes in interest rates. In addition, agricultural loans carry additional risks, such as fluctuating commodity prices and the risk of adverse weather conditions. The underwriting standards of Crossroads do not typically conform to those of either FNMA or FHLMC except in those instances in which Crossroads anticipates the loan will be sold in the secondary market.

INVESTMENT ACTIVITIES

  After establishing necessary cash reserves and funding loans, Crossroads Bank invests its remaining liquid assets in investments allowed under banking laws and regulations. It invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities and in certain obligations of states and municipalities. Risks associated with these investments include, but are not limited to, mismanagement in terms of interest rate, maturity and concentration.

ASSET/LIABILITY MANAGEMENT

  It is management's objective to manage Crossroads Bank's assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers of Crossroads Bank are charged with the responsibility of developing and monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is managements' overall philosophy to support asset growth primarily through growth of core deposits, which includes deposits of all categories made by individuals, partnerships, corporations and other entities. Crossroads Bank's asset/liability mix is monitored on a timely basis. The objective of this policy is to manage interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on its earnings.

EMPLOYEES

  As of April 30, 1998, Crossroads Bank had a total of 36 full-time equivalent and 7 part-time employees to whom they provide a variety of benefits. Crossroads Bank considers employee relations to be excellent, and neither is a party to any collective bargaining agreement.

PROPERTIES

  The principal offices of Crossroads Bank are located at 1208 Washington Street, Perry, Georgia 31069. Branch offices are located at 1869 Watson Boulevard and 302 Richard Russell Parkway in Warner Robins, Georgia. Crossroads Bank owns these facilities without encumbrance.

LITIGATION

  Crossroads Bank is not party to, nor is any of their property the subject of, any material pending legal proceedings, other than ordinary routine litigation incidental to their business, and no such proceedings are known to be contemplated by governmental authorities.

                MANAGEMENT AND SECURITY OWNERSHIP OF CROSSROADS

MANAGEMENT

  The following table sets forth, as of April 30, 1998, certain information regarding each director and executive officer of Crossroads. All fifteen (15) directors also serve as directors of Crossroads Bank, which will continue to operate as a separately chartered entity following the Merger, and each of the listed individuals will continue to serve as directors of Crossroads Bank following the Merger. SNB has agreed that four of the following persons, as yet unidentified, will be recommended and nominated to serve as directors of SNB following the Merger. The management currently in place at Crossroads Bank, however, will continue in office after the Merger.

                                                                    POSITION WITH
                                                                    CROSSROADS OR
                                        PRINCIPAL                  CROSSROADS BANK
          NAME           AGE            OCCUPATION                    OF GEORGIA
          ----           ---            ----------                 ---------------
William D. Watson.......  56 President, Crossroads            President and Director of
                             Bank of Georgia                  Crossroads and Crossroads
                                                              Bank of Georgia
Carol A. Bryant.........  50 Vice President and Cashier,      Secretary and Treasurer of
                             Crossroads Bank of Georgia       Crossroads; Vice President
                                                              and Cashier of Crossroads
                                                              Bank of Georgia
Edward M. Beckham, II...  59 Oil Distributor, farmer          Director of Crossroads and
                                                              Crossroads Bank of Georgia
Stewart Bloodworth......  58 Farmer                           Director of Crossroads and
                                                              Crossroads Bank of Georgia
Vividawn D. Hamby.......  54 Office Manager                   Director of Crossroads and
                                                              Crossroads Bank of Georgia
Riley Hunt..............  56 Part owner of funeral home,      Director of Crossroads and
                             retirement home, and             Crossroads Bank of Georgia
                             storage warehouses
Herman Ragin............  69 Retired                          Director of Crossroads and
                                                              Crossroads Bank of Georgia
John Slezak.............  86 Owner of Quality Inn Motel,      Director of Crossroads and
                             real estate developer            Crossroads Bank of Georgia
Dr. Felix Smith.........  75 Retired veterinarian             Director of Crossroads and
                                                              Crossroads Bank of Georgia
Cullen Talton...........  65 Sheriff, Houston County;         Director of Crossroads and
                             real estate developer            Director and Chairman of
                                                              the Board of Crossroads
                                                              Bank of Georgia
T. R. Tolleson, Jr. ....  42 Manager, building supply company Director of Crossroads and
                                                              Crossroads Bank of Georgia
L. C. Walker, Sr. ......  81 Retired farm equipment dealer    Director of Crossroads and
                                                              Crossroads Bank of Georgia
Larry Walker............  56 Attorney, State Representative   Director of Crossroads and
                                                              Crossroads Bank of Georgia
Gail Spivey.............  56 Retail                           Director of Crossroads and
                                                              Crossroads Bank of Georgia

                                                                     POSITION WITH
                                                                     CROSSROADS OR
                                         PRINCIPAL                  CROSSROADS BANK
          NAME           AGE            OCCUPATION                     OF GEORGIA
          ----           ---            ----------                  ---------------
Mark Byrd...............  27 Developer and property management Director of Crossroads and
                                                               Crossroads Bank of Georgia
Bobby Stalnaker.........  48 Co-owner and President of         Director of Crossroads and
                             manufacturing company             Crossroads Bank of Georgia


  All of Crossroads' directors hold office for a term of one year or until their respective successors are duly elected and qualified. All of Crossroads' officers serve at the will of the Board of Directors, and until their successors have been elected and qualified or until their earlier death, resignation, removal, retirement, or disqualification. Except as described under the caption "Proposed Merger--Interest of Management in the Merger", there are no arrangements or understandings between any of the directors, executive officers or any other persons pursuant to which any of Crossroads' directors or executive officers have been selected for their respective positions. L. C. Walker, Sr. is the father of Larry Walker; otherwise, there are no family relationships between any directors or executive officers.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth as of April 30, 1998 the total number of Crossroads shares beneficially owned by each director of Crossroads, each beneficial owner of 5% or more of the outstanding Crossroads shares, and all directors and executive officers of Crossroads as a group. The number of Crossroads shares shown as being beneficially owned by each director are those over which he has either sole or shared voting or investment power. Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to their shares. At April 30, 1998, Crossroads had 291,982 shares of common stock outstanding.

                                                         SHARES     PERCENT OF
     NAME OF BENEFICIAL OWNER                           OWNED (1)     CLASS
     ------------------------                           ---------   ----------
     William D. Watson.................................   2,000         .68%
      204 Windermere Drive
      Perry, GA 31069
     Carol Bryant......................................     300         .10%
      398 Peggy Drive
      Fort Valley, GA 31030
     Edward M. Beckham, II.............................  10,500        3.60%
      1102 Beckham Circle
      Perry, GA 31069
     Stewart Bloodworth................................  16,318(2)     5.59%
      1907 Northside Drive
      Perry, GA 31069
     Vividawn L. Hamby.................................     500        0.17%
      7335 Nob Hill Drive
      Macon, GA 31206
     Riley Hunt........................................   1,100(3)      .38%
      2002 Tucker Road
      P.O. Box 52
      Perry, Georgia 31069
     Herman Ragin......................................   3,000        1.03%
      1103 Lovely Lane
      Perry, GA 31069
     John Slezak.......................................  12,850        4.40%
      1500 Sam Nunn Boulevard
      Perry, GA 31069
     Dr. Felix Smith...................................   5,100(4)     1.75%
      P.O. Box 956
      Perry, GA 31069
     Cullen Talton.....................................   5,000        1.71%
      P.O. Box 100
      Bonaire, GA 31005
     L. C. Walker, Sr. ................................  19,800(5)     6.78%
      1357 Main Street
      Perry, GA 31069

                                                          SHARES     PERCENT OF
     NAME OF BENEFICIAL OWNER                            OWNED (1)     CLASS
     ------------------------                            ---------   ----------
     Larry Walker.......................................   4,300(6)     1.47%
      1905 Northside Drive
      Perry, GA 31069
     Gail Spivey........................................   1,400         .48%
      101 Donna Kay Court
      Bonaire, GA 31005
     Mark Byrd..........................................     200         .06%
      102 Kings Crossing Court
      Bonaire, GA 31005
     Bobby Stalnaker....................................   1,300(7)      .44%
      974 Highway 247
      Kathleen, GA 31047
     T. R. Tolleson, Jr. ...............................   9,400(8)     3.22%
      802 Evergreen Street
      Perry, GA 31069
     All directors and executive
      officers as a group (16 persons)..................  92,968       31.84%

--------
(1) The information contained in this column is based on information furnished to Crossroads by the individuals identified above and shareholder records of Crossroads.
(2) Includes 5,300 shares owned by Mr. Bloodworth's spouse.
(3) Includes 1,000 shares owned jointly with Sandra Hunt.
(4) Includes 100 shares held by Felix M. Smith, as custodian of Benjamin Baldwin Smith, Jr.
(5) Includes 1,250 shares owned by Walker-Thompson Supply and 6,550 shares owned by Mr. Walker's spouse.
(6) Includes 100 shares owned by Mr. Walker's spouse.
(7) Includes 300 shares owned by Mr. Stalnaker's spouse.
(8) Includes 700 shares owned by Ross Lands, Inc. and 1,000 shares owned by Mr. Tolleson's spouse.

               SELECTED HISTORICAL FINANCIAL DATA OF CROSSROADS

  The following selected financial data is derived from the financial statements of Crossroads. The financial data for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is derived from the consolidated financial statements. The following data should be read in conjunction with Crossroads' consolidated financial statements and the related notes contained elsewhere in this Joint Proxy Statement/Prospectus.

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                            SELECTED FINANCIAL DATA

                           THREE MONTHS
                          ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                          ----------------  -------------------------------------------
                           1998     1997     1997     1996     1995     1994     1993
                          -------  -------  -------  -------  -------  -------  -------
                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET
 DATA:
  Total Assets..........  $68,890  $64,111  $73,568  $69,976  $56,745  $50,309  $49,741
  Total Loans...........   46,963   40,426   46,559   37,582   32,373   29,839   27,475
  Total Deposits........   62,043   58,009   66,920   63,867   51,726   45,989   45,774
  Investment
   Securities...........    7,918    7,014   10,248   14,112   13,429    6,453   12,569
  Stockholders' Equity..    6,079    5,215    5,910    5,131    4,535    3,839    3,526
SELECTED INCOME STATE-
 MENT DATA:
  Interest Income.......  $ 1,345  $ 1,215  $ 5,098  $ 4,221  $ 3,806  $ 3,194  $ 2,990
  Interest Expense......      582      583    2,404    2,005    1,764    1,420    1,618
                          -------  -------  -------  -------  -------  -------  -------
    Net Interest
     Income.............      763      632    2,694    2,216    2,042    1,774    1,372
  Provision for Loan
   Losses...............       45       12      133       63      110       63       64
  Other Income..........      180      189      791      678      506      405      365
  Other Expense.........      539      484    2,110    1,676    1,491    1,341    1,264
                          -------  -------  -------  -------  -------  -------  -------
  Income Before Tax.....      359      325    1,242    1,155      946      775      409
  Income Tax Expense          132      128      438      404      339      263      132
                          -------  -------  -------  -------  -------  -------  -------
  Net income before
   minority interest and
   cumulative effect....      227      197      804      751      608      512      277
  Minority interest.....        0        0        0        0        0        0        0
                          -------  -------  -------  -------  -------  -------  -------
  Net income before
   cumulative effect....      227      197      804      751      608      512      277
  Cumulative effect.....        0        0        0        0        0        0      (21)
                          -------  -------  -------  -------  -------  -------  -------
    Net Income..........  $   227  $   197  $   804  $   751  $   608  $   512  $   256
                          =======  =======  =======  =======  =======  =======  =======
PER SHARE DATA:
  Net Income (a)........  $  3.11  $  2.70  $  2.75  $  2.54  $  2.05  $  1.71  $  0.85
  Book Value............    20.82    17.86    20.24    17.57    15.32    12.84    11.79
  Tangible Book Value...    20.82    17.85    20.24    17.57    15.32    12.84    11.79
  Dividends.............     0.20     0.20     0.20     0.20     0.20     0.00     0.00
PROFITABILITY RATIOS:
 (A)
  Net Income to Average
   Assets...............     1.29%    1.22%    1.24%    1.42%    1.28%    1.08%    0.55%
  Net Income to Average
   Stockholders'
   Equity...............    15.15%   15.23%   14.56%   15.54%   14.52%   13.80%    7.55%
  Net Interest Margin...     4.60%    4.20%    4.61%    4.59%    4.68%    4.09%    3.21%
LOAN QUALITY RATIOS:
  Net Charge-Offs to
   Total Loans..........     0.12%    0.01%    0.09%    0.01%    0.52%    0.13%    0.28%
  Reserve for Loan
   Losses to Total Loans
   and OREO.............     0.94%    0.94%    0.99%    0.99%    1.00%    1.27%    1.29%
  Nonperforming Assets
   to Total Loans and
   OREO.................     0.17%    0.64%    1.68%    1.46%    0.81%    2.19%    2.72%
  Reserve for Loan
   Losses to
   Nonperforming Loans..   539.76%  147.88%  258.89%  160.68%  400.00%   87.21%   64.91%
  Reserve for Loan
   Losses to Total
   Nonperforming
   Assets...............    72.49%   67.19%   58.91%   67.75%  123.19%   58.05%   47.47%
LIQUIDITY RATIOS:
  Loans to Total
   Deposits.............    75.69%   69.69%   69.57%   58.84%   62.59%   64.88%   60.02%
  Loans to Average
   Earning Assets.......    70.80%   67.08%   79.63%   77.91%   74.14%   68.79%   64.21%
  Noninterest-Bearing
   Deposits to Total
   Deposits.............    19.18%   15.89%   25.29%   26.06%   28.09%   19.90%   18.58%
CAPITAL ADEQUACY RATIOS:
  Common Stockholders'
   Equity to Total
   Assets...............     8.82%    8.13%    8.03%    7.33%    7.99%    7.63%    7.09%
  Total Stockholders'
   Equity to Total
   Assets...............     8.82%    8.13%    8.03%    7.33%    7.99%    7.63%    7.09%
  Dividend Payout
   Ratio................    25.55%   29.44%    7.26%    7.90%    9.84%    0.00%    0.00%

--------
(a) Percentages for the three months ended March 31, 1998 and 1997 have been annualized.

                               FINANCIAL REVIEW

SUMMARY

  The following discussion reviews the results of operations and assesses the financial condition of Crossroads Bancshares, Inc. (Crossroads) in Perry, Georgia. This discussion should be read in conjunction with the preceding consolidated financial statements and accompanying notes. These financial statements and financial review include certain forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements.

  Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic business areas in which Crossroads conducts its operations.

  The following table presents condensed average balance sheets for the periods indicated, and the percentages of each of these categories to total average assets for each period.

TABLE 1

AVERAGE BALANCE SHEETS

                                     YEARS ENDED DECEMBER 31
                           ---------------------------------------------------
                            1997      %       1996      %       1995      %
                           -------  ------   -------  ------   -------  ------
                                        (AMOUNTS IN 1000S)
ASSETS:
Cash & Due From Banks....  $ 3,229    4.97 % $ 2,503    4.72 % $ 1,811    3.81 %
Time Deposits-Other
 Banks...................        0    0.00 %      11    0.02 %      83    0.17 %
Federal Funds Sold.......    8,088   12.44 %   5,576   10.51 %   4,261    8.97 %
Taxable Investment Secu-
 rities..................    6,493    9.99 %   7,291   13.75 %   7,635   16.08 %
Non-Taxable Inv. Securi-
 ties....................       17    0.03 %       0    0.00 %       0    0.00 %
Market Adjustment-Securi-
 ties....................      (60)  -0.09 %    (105)  -0.20 %    (161)  -0.34 %
Loans, Net of Interest...   43,868   67.48 %  35,358   66.65 %  31,688   66.73 %
Allowance for Loan Loss-
 es......................     (408)  -0.63 %    (340)  -0.64 %    (388)  -0.82 %
Bank Premises & Equip-
 ment....................    2,428    3.73 %   1,510    2.86 %   1,243    2.62 %
Other Real Estate........      427    0.66 %     178    0.34 %     291    0.61 %
Other Assets.............      930    1.43 %   1,055    1.99 %   1,023    2.15 %
                           -------  ------   -------  ------   -------  ------
  TOTAL ASSETS...........  $65,012  100.00 % $53,037  100.00 % $47,486  100.00 %
                           =======  ======   =======  ======   =======  ======
LIABILITIES & STOCKHOLDERS'
 EQUITY:
Deposits:
  Non-Interest Bearing...  $ 9,511   14.63 % $ 7,578   14.29 % $ 5,638   11.87 %
  Interest Bearing.......   49,160   75.62 %  40,060   75.53 %  37,034   77.99 %
Federal Funds Purchased..        0    0.00 %       0    0.00 %      75    0.16 %
Demand Notes-US Trea-
 sury....................       71    0.11 %      91    0.17 %     137    0.29 %
Other Borrowed Money.....       62    0.10 %      49    0.09 %      37    0.08 %
Obligations-Capital
 Leases..................      236    0.36 %       0    0.00 %      10    0.02 %
Other Liabilities........      451    0.69 %     426    0.80 %     368    0.77 %
                           -------  ------   -------  ------   -------  ------
  Total Liabilities......   59,491   91.51 %  48,204   90.89 %  43,299   91.18 %
                           -------  ------   -------  ------   -------  ------
Common Stock.............    3,017    4.64 %   3,017    5.69 %   3,017    6.35 %
Retained Earnings........    2,504    3.85 %   1,816    3.42 %   1,170    2.46 %
                           -------  ------   -------  ------   -------  ------
  Total Stockholders'
   Equity................    5,521    8.49 %   4,833    9.11 %   4,187    8.82 %
                           -------  ------   -------  ------   -------  ------
  TOTAL LIABILITIES &
   STOCKHOLDERS' EQUITY..  $65,012  100.00 % $53,037  100.00 % $47,486  100.00 %
                           =======  ======   =======  ======   =======  ======

  Consolidated total assets of $73.6 million at December 31, 1997 were up by $3.6 million, or 5.1%, over total assets at December 31, 1996. Total assets of $70.0 million at December 31, 1996 were up by $13.2 million, or 23.3%, over total consolidated assets at December 31, 1995. On average, the balance sheet grew by 22.5% during 1997and 11.7% during 1996. This growth is reflective of the overall strong economy and continued marketing efforts, in addition to the opening of branch offices in 1996.

LOANS

  The Bank's loan portfolio constitutes the major interest earning asset of Crossroads. To analyze prospective loans, management assesses the company's objectives for both credit quality and interest rate pricing to determine whether to extend a loan and the appropriate rate of interest for each loan. The loan portfolio is concentrated in various commercial, real estate and consumer loans to individuals and entities located in Middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the Middle Georgia area.

  Loans net of unearned income of $46.6 million and $37.6 million at December 31, 1997 and 1996, respectively, amounted to 63.2% and 53.7% of total assets, and 69.6% and 58.8% of deposits. The average yields generated by interest and fees from the loan portfolio amounted to 9.72% during 1997 and 9.91% during 1996. Crossroads' allowance for loan losses at December 31, 1997 and 1996 amounted to 1.01% of outstanding net loans.

  The following table presents the composition of Crossroads' loan portfolio, both in dollars and in percentages of the total portfolio, at the end of each of the past two years and at the end of the first quarter of 1998.

TABLE 2

LOANS BY TYPE

                                                  MARCH 31     DECEMBER 31
                                                  --------   -----------------
                                                    1998      1997      1996
                                                  --------   -------   -------
                                                       (IN THOUSANDS)
Commercial, Financial and Agricultural........... $12,430    $11,534   $ 7,524
Real Estate-Construction.........................   4,465      4,971     6,850
Real Estate-Mortgage
  Mortgage Loans Held for Sale...................       0          0         0
  Other Mortgage.................................  25,364     21,866    16,310
Loans to Individuals.............................   4,704      8,188     6,898
                                                  -------    -------   -------
    Total Loans..................................  46,963     46,559    37,582
Allowance for Loan Losses........................    (448)      (466)     (376)
                                                  -------    -------   -------
    Total Net Loans.............................. $46,515    $46,093   $37,206
                                                  =======    =======   =======
Percentage of Total Portfolio:
Commercial, Financial and Agricultural...........    26.7 %     25.0 %    20.2 %
Real Estate-Construction.........................     9.6 %     10.8 %    18.4 %
Real Estate-Mortgage
  Mortgage Loans Held for Sale...................     0.0 %      0.0 %     0.0 %
  Other Mortgage.................................    54.6 %     47.5 %    43.8 %
Loans to Individuals.............................    10.1 %     17.8 %    18.5 %
                                                  -------    -------   -------
    Total Loans..................................   101.0 %    101.0 %   101.0 %
Allowance for Loan Losses........................    -1.0 %     -1.0 %    -1.0 %
                                                  -------    -------   -------
    Total Net Loans..............................   100.0 %    100.0 %   100.0 %
                                                  =======    =======   =======

  The following table presents the Bank's loan maturities and certain interest sensitivity data as of December 31, 1997. Loans may be periodically renewed with principal reductions and appropriate interest rate adjustments.

TABLE 3

LOAN MATURITY DISTRIBUTION AND INTEREST SENSITIVITY

                                                                  (IN THOUSANDS)
Maturity:
  One year or less...............................................    $27,187
  After One year through five years..............................     18,804
  After five years...............................................        568
                                                                     -------
                                                                     $46,559
                                                                     =======
Rate Sensitivity:
  Predetermined interest rates...................................    $38,361
  Floating or adjustable interest rates..........................      8,198
                                                                     -------
    Total........................................................    $46,559
                                                                     =======

INVESTMENT SECURITIES

  The investment securities portfolio is another major interest earning asset and consists largely of obligations of the U.S. Government and its' agencies. All investments are classified as available for sale and are therefore carried at fair value. The investment portfolio provides the company with a source of liquidity and is a resource used to help balance interest rate risk and credit risk related to the loan portfolio. Investments amounted to $10.2 million, or 13.9% of total assets at December 31, 1997, down from $14.1 million, or 20.2% of total assets at December 31, 1996. The decrease in investment portfolio size relative to the balance sheet reflects the shift in earning assets into the loan portfolio during 1997 to meet the increased loan demand resulting in part from the company's expansion into the Warner Robins market in the fourth quarter of 1996.

  The average 1997 yield on the portfolio, excluding the impact of SFAS No. 115 market value adjustments for unrealized gains and losses on available for sale securities as discussed below, was 5.8%, compared to 5.76% for 1996. The stability of the bond yields over this time frame indicates a reasonably stable interest rate environment in the bond markets. During 1997, the investment securities portfolio, excluding unrealized gains and losses, represented 17.5% of average earning assets and 15.85 of average total assets. During 1996, the portfolio averaged 29.3% of average earning assets and 26.6% of average total assets.

  The following table presents the carrying values of investment securities held by Crossroads at March 31, 1998 and December 31, 1997 and 1996.

TABLE 4

INVESTMENT SECURITIES

                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED  FAIR
    MARCH 31, 1998                        COST      GAINS      LOSSES    VALUE
    --------------                      --------- ---------- ---------- -------
                                                    (IN THOUSANDS)
U.S. Treasuries........................  $   504     $  3       $  0    $   507
U. S. Government Agencies
  Other................................    5,974        3        (11)     5,966
  Mortgage-Backed......................      911        6          0        917
State, County & Municipal..............      308        0         (1)       307
Other Investments......................      221        0          0        221
                                         -------     ----       ----    -------
                                         $ 7,918     $ 12       $(12)   $ 7,918
                                         =======     ====       ====    =======
  DECEMBER 31, 1997
  -----------------
U.S. Treasuries........................  $   505     $  1       $  0    $   506
U. S. Government Agencies
  Other................................    8,487        2        (14)     8,475
  Mortgage-Backed......................      946       11          0        957
State, County & Municipal..............      100        0          0        100
Other Investments......................      210        0          0        210
                                         -------     ----       ----    -------
                                         $10,248     $ 14       $(14)   $10,248
                                         =======     ====       ====    =======
  DECEMBER 31, 1996
  -----------------
U. S. Treasuries.......................  $   507                $ (4)   $   503
U. S. Government Agencies
  Other................................   11,984     $  1        (40)    11,945
  Mortgage-Backed......................    1,506        0        (12)     1,494
State, County & Municipal..............        0        0          0          0
Other Investments......................      170        0          0        170
                                         -------     ----       ----    -------
                                         $14,167     $  1       $(56)   $14,112
                                         =======     ====       ====    =======

  The following table illustrates the contractual maturities and weighted average yields of investment securities held at December 31, 1997. Expected maturities will differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. The weighted average yields are calculated on the basis of the amortized cost and effective yields of each security weighted for the scheduled maturity of each security.

TABLE 5

MATURITIES OF INVESTMENT SECURITIES AND AVERAGE YIELDS

                                                 AFTER ONE  AFTER FIVE
                                                  YEAR BUT  YEARS BUT
                                         WITHIN    WITHIN     WITHIN     AFTER
                                        ONE YEAR FIVE YEARS TEN YEARS  TEN YEARS
                AMOUNT                   AMOUNT    AMOUNT     AMOUNT    AMOUNT
                ------                  -------- ---------- ---------- ---------
                                                     (IN THOUSANDS)
U.S. Government and agency.............  5,991     2,491       499          0
Mortgage-backed........................      0       957         0          0
State, county and municipal............      0       100         0          0
Other..................................      0         0         0          0
                                         -----     -----       ---        ---
  Total................................  5,991     3,548       499          0
                                         =====     =====       ===        ===

  The above maturity distribution does not include Crossroads' investment in FHLB stock.

     WEIGHTED AVERAGE YIELD*                         YIELD  YIELD  YIELD  YIELD
     -----------------------                         -----  -----  -----  -----
   U.S. Government and agency....................... 5.54%  6.05%  6.54%  0.00%
   Mortgage-backed.................................. 0.00   6.61   0.00   0.00
   State, county and municipal...................... 0.00   4.10   0.00   0.00
   Other............................................    0      0      0      0
                                                     ----   ----   ----   ----
     Total.......................................... 5.54%  6.15%  6.54%  0.00%
                                                     ====   ====   ====   ====

--------
* Yield on tax exempt securities have not been calculated on a tax equivalent basis.

  As of December 31, 1997, the company had no holdings of securities of a single issuer in which the aggregate book value and aggregate market value of the securities exceeded ten percent of stockholders' equity, with the exception of U. S. Treasury and U. S. Government Agencies securities.

OTHER ASSETS

  Crossroads holds additional earning assets in overnight Federal Funds Sold. These balances amounted to $7.0 million, $8.8 million and $10.7 million as of March 31, 1998 and December 31, 1997 and 1996, respectively. Balances in nonearning assets are comprised of cash and correspondent bank balances, fixed assets, income receivable on loans and investments and other miscellaneous assets. Management works to minimize non-earning asset balances in order to maximize profit potential.

DEPOSITS

  Deposits are the company's primary liability and funding source. Total deposits experienced moderate growth in 1997, increasing 4.7% from $63.9 million at December 31, 1996 to $66.9 million at December 31, 1997. During 1997, 16.2% of average deposits were held in non-interest bearing checking accounts, 25.5% were in low yield interest-bearing transaction and savings accounts, and 58.3% were in time certificates with higher yields. Comparable average deposit mix percentages during 1996 were 15.9%, 24.3% and 59.8%, respectively. Deposits declined 7.3 percent in the first quarter of 1998, from $66,920,000 at December 31, 1997 to

$62,043,000 at March 31, 1998. This slight decline has been normal for Crossroads during the first quarter of the year due to individuals withdrawing funds for holiday expenses and income taxes.

  The average cost of total deposits, including non-interest checking accounts, during 1997 was 4.84%, decreasing slightly from 4.98% in 1996. The slight decrease in 1997 average deposits cost resulted from a moderate increase in noninterest and low cost deposits.

  Crossroads' total interest expense on deposits and borrowed funds as a percentage of average earning assets amounted to 4.11% during 1997, down from 4.16% during 1996. The small reduction in the average cost of funds during 1997 reflects the shift in deposit mix to noninterest and low cost deposits.

  The following table presents the average amount outstanding and the average rate paid on deposits by Crossroads for the years 1997 and 1996.

TABLE 6

AVERAGE DEPOSITS

                                                      1997            1996
                                                 --------------- ---------------
                                                 AVERAGE AVERAGE AVERAGE AVERAGE
                                                 AMOUNT   RATE   AMOUNT   RATE
                                                 ------- ------- ------- -------
                                                         (IN THOUSANDS)
Noninterest-bearing Demand Deposits............. $ 9,511  0.00%  $ 7,578  0.00%
Interest-bearing Demand and Savings.............  14,980  2.96%   11,594  3.01%
Time Deposits...................................  34,180  3.67%   28,466  5.79%
                                                 -------  ----   -------  ----
                                                 $58,671  4.84%  $47,638  4.98%
                                                 =======  ====   =======  ====

  The table below presents the maturities of time deposits as of March 31, 1998 and December 31, 1997. The company's large denomination time deposits are generally from customers within the local market area, therefore providing a greater degree of stability than is typically associated with this source of funds. The company holds no foreign deposits.

TABLE 7

MATURITY DISTRIBUTION OF TIME DEPOSITS

                                                      TIME      TIME
                                                    DEPOSITS  DEPOSITS
                                                    $100,000  LESS THAN
                                                   OR GREATER $100,000   TOTAL
                                                   ---------- --------- -------
                                                          (IN THOUSANDS)
As of March 31:
  Three Months or Less............................   $1,883    $ 6,437  $ 8,320
  Over Three Months through Twelve Months.........    4,201     13,378   17,579
  Over Twelve Months..............................      838      4,981    5,819
                                                     ------    -------  -------
                                                     $6,922    $24,796  $31,718
                                                     ======    =======  =======
As of December 31:
  Three Months or Less............................   $1,537    $ 6,482  $ 8,019
  Over Three Months through Twelve Months.........    3,482     15,555   19,037
  Over Twelve Months..............................    1,139      5,305    6,444
                                                     ------    -------  -------
                                                     $6,158    $27,342  $33,500
                                                     ======    =======  =======

OTHER LIABILITIES

  Other liabilities averaged $0.45 million at December 31, 1997 and $0.43 million at December 31, 1996, consisting of interest payable on deposits, federal income taxes payable and other accrued but unpaid expenses.

LIQUIDITY

  Crossroads, primarily through the actions of the Bank, engages in liquidity management to insure adequate cash flow for deposit withdrawals and credit commitments. Needs are met through loan repayments, net interest and fee income, and the sale or maturity of existing assets. In addition, liquidity is continuously provided through the acquisition of new deposits or the renewal of maturing deposits. Management monitors deposit flow and evaluates alternate pricing structures to retain and grow deposits as needed. Through various asset/liability management strategies, a balance is maintained among goals of liquidity, safety and earnings potential. Balances held in cash and correspondent banks are reviewed daily to maximize the federal funds investment position. Internal policies which are consistent with regulatory liquidity guidelines are monitored and enforced by the Bank.

  The investment portfolio provides a ready means to raise cash without loss if liquidity needs arise. At December 31, 1997, all investment securities were held as available for sale, and $6.0 million of these bonds mature within a one year period. The Bank from time to time invests in short term CDs at other banks, and generally maintains a net sold position in overnight federal funds.

  Management continually monitors the relationship of loans to deposits as it relates to the company's liquidity posture. The Bank had ratios of loans to deposits of 75.7%, 69.6%, 58.8% and 62.6% at March 31, 1998 and December 31,
1997, 1996, and 1995, respectively, which were considered by management to be satisfactory levels for liquidity purposes. The stability of the Bank's core deposit base is an important factor in the Company's liquidity position. A heavy percentage of the Bank's deposit base is comprised of accounts of individuals and small businesses with comprehensive banking relationships and limited volatility. The Bank has no brokered deposits. Additionally, there are only minimal amounts of deposits of public and governmental entities which require a pledge of the Bank's assets.

  The parent company has an unsecured line of credit and the Bank has established borrowing lines for federal funds through correspondent banks. Borrowing capacity also exists through the Bank's membership in the Federal Home Loan Bank program. Management believes that the various funding sources discussed above are adequate to meet the liquidity needs of the Bank and Crossroads in the future without any material adverse impact on operating results.

CAPITAL RESOURCES AND DIVIDENDS

  Crossroads has always placed great emphasis on maintaining a strong capital base and continues to exceed all minimum capital requirements. Crossroads' equity capital of $5.9 million at December 31, 1997 amounts to 8.0% of total assets, compared to 7.3% at December 31, 1996. Equity capital equaled 8.8% of total assets at March 31, 1998. On average, the equity capital was 8.5% of assets during 1997, compared to 9.1% for 1996.

  Regulators use a risk adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the degree of risk associated with on- and off-balance sheet assets. The majority of these risk weighted assets for the company are on-balance assets in the form of loans. A small portion of risk weighted assets are considered off-balance sheet assets comprised of letters of credit and loan commitments. Capital is categorized as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of stockholders' equity minus any intangible assets while Tier 2 capital consists of the allowance for loan losses up to certain limits, certain short term and other preferred stock and certain debt instruments.

  Current regulatory standards require bank holding companies to maintain a minimum risk based capital ratio of qualifying total capital to risk weighted assets of 8.0%, with at least 4.0% of the capital consisting of Tier 1 capital, and a Tier 1 leverage ratio of at least 4.0%. Additionally, the regulatory agencies define a well capitalized bank as one which has a leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6%, and a total risk based capital ratio of at least 10%. Crossroads' capital ratios under these guidelines as of March 31, 1998 and December 31, 1997 and 1996 are well above the levels for a well capitalized bank as shown in the following table.

TABLE 8

CAPITAL RATIOS (A)

                                                       MARCH 31   DECEMBER 31
                                                       --------  --------------
                                                         1998     1997    1996
                                                       --------  ------  ------
                                                           (IN THOUSANDS)
  Total Tier 1 Capital....................               6,073    5,853   5,122
  Total Risk Based Capital................             $ 6,521    6,319   5,498
  Total Net Risk Weighted Assets..........             $50,824   54,568  46,475
                                             MINIMUM
                                           REQUIREMENT
                                           -----------
Total Risk Based Capital Ratio............    8.0%        12.8%    11.6%   11.8%
Tier 1 Capital Ratio......................    4.0%        11.9%    10.7%   11.0%
Leverage Ratio............................    4.0%         8.6%     8.5%    7.3%

--------
(a) Risk based capital ratios for both years presented were prepared using risk based capital rules finalized in November, 1994, which exclude the impact of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities".

  Management is aware of no current recommendations by regulatory authorities which, if they were to be implemented, would have a material effect on the company's liquidity, capital resources or operations.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  Crossroads' net income was approximately $804,000, $751,000, and $608,000 for 1997, 1996 and 1995, respectively. Earnings per common and common equivalent share amounted to $2.75 in 1997, $2.54 in 1996, and $2.05 in 1995. The company's return on average assets amounted to 1.24% for 1997, 1.42% for 1996, and 1.28% for 1995. The return on average equity was 14.56%, 15.54%, and 14.52%, respectively.

NET INTEREST INCOME

  Net interest income (the difference between the interest earned on assets and the interest paid on deposits and liabilities) is the principal source of earnings for the company. Crossroads' average net interest rate margin was 4.61% in 1997 and 4.59% in 1996. The 1997 net interest income total at $2,694,000 was up 21.6% from 1996, when it amounted to $2,216,000. This increase can be attributed to the aforementioned loan growth, coupled with a shift in deposit mix to lower cost deposits. Average interest earning assets rose by 22.2% in 1997 over 1996. A build up of average balances in the higher yielding loan portfolio and a decline in the lower yielding bond portfolio produced a more profitable mix during 1997. Loans represented 67.5% of the average balance sheet in 1997, up from 66.7% in 1996. Investment securities and federal funds sold, combined, for these same time periods were 22.5% and 24.3% of average earning assets, respectively.

  Net interest income increased by approximately $174,000 from 1995 to 1996. Essentially all of this increase is attributed to the moderate balance sheet growth during 1996. The net interest margin over this period remained somewhat stable at 4.59% in 1996 from 4.68% in 1995. This minor decline is partly attributable to the average loan portfolio, which exhibited an overall growth of 11.6% over the previous year, however, declined slightly as a percentage of total average assets,--66.6% in 1996 compared to 66.7% in 1995. Assets also shifted into less profitable securities and overnight federal funds.

  The following table summarizes average balance sheets, interest and yield information for the years ended December 31, 1997 and 1996.

TABLE 9

AVERAGE BALANCE SHEETS, INTEREST AND YIELDS

                                        1997                      1996
                              ------------------------- -------------------------
                              AVERAGE   INCOME/ YIELDS/ AVERAGE   INCOME/ YIELDS/
                              BALANCES  EXPENSE  RATES  BALANCES  EXPENSE  RATES
                              --------  ------- ------- --------  ------- -------
           ASSETS                             ($ IN THOUSANDS)
Interest-earning Assets
 Loans, Net of Unearned
  Income..................... $43,868   $4,266   9.72%  $35,358   $3,504    9.91%
 Investment Securities
  Taxable....................   6,493      380   5.85%    7,291      420    5.76%
  Tax-exempt.................      17        1   5.88%        0        0    0.00%
   Total Investment
    Securities...............   6,510      380   5.84%    7,291      420    5.76%
 Interest-bearing Deposits in
  Other Banks................       0        0   0.00%       11        2   18.18%
  Funds Sold.................   8,088      452   5.59%    5,576      295    5.29%
                              -------   ------          -------   ------
   Total Interest-earning
    Assets                     58,466    5,098   8.72%   48,236    4,221    8.75%
                              -------   ------          -------   ------
Noninterest-earning Assets
 Cash........................   3,229                     2,503
 Allowance for Loan Losses...    (408)                     (340)
 Unrealized Loss on Available
  for Sale Securities........     (60)                     (105)
 Other Assets................   3,785                     2,743
                              -------                   -------
   Total Noninterest-earning
    Assets...................   6,546                     4,801
                              -------                   -------
   Total Assets.............. $65,012                   $53,037
                              =======                   =======
       LIABILITIES AND
     STOCKHOLDERS' EQUITY
Interest-bearing Liabilities
 Interest-bearing Deposits
  Interest-bearing Demand and
   Savings................... $14,980   $  444   2.96%  $11,594   $  349    3.01%
  Other Time.................  34,180    1,937   5.67%   28,466    1,647    5.79%
                              -------   ------          -------   ------
   Total Interest-bearing
    Deposits.................  49,160    2,381   4.84%   40,060    1,996    4.98%
                              -------   ------          -------   ------
Other interest-bearing
 Liabilities
 Debt........................     369       23   6.23%      140        9    6.43%
 Funds Purchased and
  Securities Under Agreement
  to Repurchase..............       0        0   0.00%        0        0    0.00%
                              -------   ------          -------   ------
   Total Other Interest-
    bearing Liabilities......     369       23   6.23%      140        9    6.43%
                              -------   ------          -------   ------
   Total Interest-bearing
    Liabilities..............  49,529    2,404   4.85%   40,200    2,005    4.99%
                              -------   ------          -------   ------
Noninterest-bearing
 Liabilities and
 Stockholders' Equity
 Demand Deposits.............   9,511                     7,578
 Other Liabilities...........     451                       426
 Stockholders' Equity........   5,521                     4,833
                              -------                   -------
   Total Noninterest-bearing
    Liabilities and
    Stockholders' Equity.....  15,483                    12,837
                              -------                   -------
   Total Liabilities and
    Stockholders' Equity..... $65,012                   $53,037
                              =======                   =======
Interest Rate Spread.........                    3.87%                      3.76%
                                                 ====                      =====
Net Interest Income..........           $2,694                    $2,216
                                        ======                    ======
Net Interest Margin..........                    4.61%                      4.59%
                                                 ====                      =====

--------
(1) The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis.

  The following table provides a detailed analysis of the changes in interest income and interest expense due to changes in rate and volume for the year 1997 compared to the year 1996 and the year 1996 compared to the year 1995.

TABLE 10

RATE/VOLUME ANALYSIS

(IN THOUSANDS)

                         1997 COMPARED TO 1996        1996 COMPARED TO 1995
                         --------------------------   --------------------------
                           CHANGE DUE TO(A)             CHANGE DUE TO(A)
                         --------------------------   --------------------------
                                              NET                          NET
                         VOLUME    RATE     CHANGE    VOLUME    RATE     CHANGE
                         -------   -------  -------   -------   -------  -------
INTEREST INCOME
Loans, Net--Taxable.....  $   843     $(81)  $   762   $   360  $    37   $   397
Investment Securities...                                                        0
    Taxable.............      (46)       6       (40)      (20)      (4)      (24)
    Tax-exempt..........        0        1         1         0        0         0
Interest earning Depos-
 its in Other Banks.....       (2)       0        (2)       (5)       1        (4)
Federal Funds Sold......      133       24       157        77      (31)       46
                          -------  -------   -------   -------  -------   -------
  TOTAL INTEREST IN-
   COME.................      928      (50)      878       412        3       415
                          -------  -------   -------   -------  -------   -------
INTEREST EXPENSE
Interest bearing Demand
 and Savings Deposits...      102       (7)       95       (58)       7       (51)
Time Deposits...........      331      (41)      290       287       10       297
Federal funds pur-
 chased.................        0        0         0        (5)       0        (5)
Other Debt..............       15       (1)       14        (2)       2         0
                          -------  -------   -------   -------  -------   -------
  TOTAL INTEREST EX-
   PENSE................      448      (49)      399       222       19       241
                          -------  -------   -------   -------  -------   -------
  NET INTEREST INCOME...  $   480  $    (1)  $   479   $   190     $(16)  $   174
                          =======  =======   =======   =======  =======   =======

--------
(a) Changes in net interest income for the periods, based on either changes in average balances or changes in average rates for interest earning assets and interest-bearing liabilities, are shown on this table. During each year there are numerous and simultaneous balance and rate changes; therefore, it is not possible to precisely allocate the changes between balances and rates. For the purpose of this table, changes that are not exclusively due to balance changes or rate changes have been attributed to rates.

INTEREST RATE RISK MANAGEMENT

  The management of interest rate risk is the primary goal of Crossroads' asset/liability management function. Crossroads attempts to achieve consistent growth in net interest income while limiting volatility from changes in interest rates. Management seeks to accomplish this goal by balancing the maturity and repricing characteristics of various assets and liabilities. The company's asset/liability mix is sufficiently balanced so that the effect on net interest income of interest rate moves in either direction is not expected to be significant over time.

  The following table reflects the gap positions of Crossroads' consolidated balance sheet as of December 31, 1997 at various repricing intervals. This gap analysis indicates that Bancshares was moderately liability sensitive over a one year time horizon at December 31, 1997, with a cumulative one year gap of (2.5%). The projected deposit repricing volumes reflect adjustments based on management's assumptions of the expected rate sensitivity to current market rates for core deposits without contractual maturity (i.e., interest-bearing checking, savings and money market accounts). Management believes that these adjustments allow for a more accurate profile of Crossroads' interest rate risk position.

TABLE 11

INTEREST RATE SENSITIVITY

                                                   OVER 3   OVER 1 YEAR
                                        0 UP TO 3 UP TO 12     UP TO    OVER 5
                                         MONTHS    MONTHS     5 YEARS    YEARS
                                        --------- --------  ----------- -------
                                                    (IN THOUSANDS)
AMOUNTS MATURING OR REPRICING:
EARNING ASSETS:
Investment securities(a)...............  $ 5,990  $     0     $ 3,548   $   499
Loans, net of unearned income..........   17,030   10,157      18,804       568
Other earning assets...................    8,795        0           0         0
                                         -------  -------     -------   -------
  Interest sensitive assets............   31,815   10,157      22,352     1,067
                                         -------  -------     -------   -------
INTEREST-BEARING LIABILITIES:
Interest-bearing Demand Deposits.......   14,736        0           0         0
Savings................................    1,761
Certificates, Less than $100,000.......    6,482   15,555       5,305
Certificates, $100,000 and Over........    1,537    3,482       1,139
Other borrowings.......................       76
                                         -------  -------     -------   -------
  Interest sensitive liabilities.......   24,592   19,037       6,444         0
                                         -------  -------     -------   -------
  Interest sensitivity gap.............  $ 7,223  $(8,880)    $15,908   $ 1,067
                                         =======  =======     =======   =======
  Cumulative interest sensitivity gap..  $ 7,223  $(1,657)    $14,251   $15,318
                                         =======  =======     =======   =======
  Cumulative interest sensitivity gap
   as a percentage of total interest
   sensitive assets....................     11.0%    -2.5%       21.8%     23.4%
                                         =======  =======     =======   =======
  Cumulative interest sensitive assets
   as a percentage of cumulative inter-
   est sensitive liabilities...........    129.4%    96.2%      128.5%    130.6%
                                         =======  =======     =======   =======

--------
(a) Excludes the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities".

PROVISION FOR LOAN LOSSES

  The provision for loan losses represents management's determination of the amount necessary to be transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. During routine examinations of banks, the Federal Deposit Insurance Corporation (FDIC) and the Georgia Department of Banking and Finance from time to time, may require additions to banks' provisions for loan losses and allowances for loan losses if the regulators' credit evaluations differ from those of management.

  Management determines the adequacy of the allowance through a combination of factors including loan officer assessments of the individual credits, current economic conditions, loan loss experience, regulatory guidelines and current levels of nonperforming loans. Crossroads expensed $133,000 in 1997, $63,000 in 1996 and $110,000 in 1995 for loan loss provisions. The allowance for loan losses on December 31, 1997 was 1.01% of outstanding loans, compared to 1.01% and 1.00% as of December 31, 1996 and 1995. Management believes that the $466,000 balance in the allowance for loan losses at December 31, 1997 is adequate to absorb known risks in the loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the company's loan portfolio.

On January 1, 1995, Bancshares adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". Prior years have not been restated to reflect this accounting change. The change did not have a material impact on the financial statements. Impaired loans are loans for which principal and interest are lunlikely to be collected in accordance with the original loan terms and, generally represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded as an adjustment to the reserve for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses.

  The following table summarizes loans charged off, recoveries of loans previously charged off and additions to the allowance which have been charged to operating expense for the periods indicated. The Company has no lease financing or foreign loans.

TABLE 12

ALLOWANCE FOR LOAN LOSSES

                                            QUARTER ENDED FOR THE YEARS ENDED
                                              MARCH 31,      DECEMBER 31,
                                            ------------- --------------------
                                                1998        1997       1996
                                            ------------- ---------  ---------
                                                     (IN THOUSANDS)
Average Amount of Loans Outstanding.......     $49,735    $  43,868  $  35,358
Balance of Reserve for Possible Loan
 Losses at Beginning of Period............     $   466    $     376  $     323
Charge-offs:
  Commercial, financial and agricultural..           0           12          2
  Real Estate.............................          58           13          0
  Consumer................................          10           62         16
                                               -------    ---------  ---------
    Total Charge-offs.....................          68           87         18
                                               -------    ---------  ---------
Recoveries:
  Commercial, financial and agricultural..           2            2          0
  Real Estate.............................           0            3          0
  Consumer................................           3           39          8
                                               -------    ---------  ---------
    Total Recoveries......................           5           44          8
                                               -------    ---------  ---------
Net loans charged off during the year.....          63           43         10
                                               -------    ---------  ---------
Provision for Loan Losses.................          45          133         63
                                               -------    ---------  ---------
Allowance for loan losses at end of year..     $   448    $     466  $     376
                                               =======    =========  =========
Allowance for loan losses to year end Net
 Loans....................................        0.96%        1.01%      1.01%
                                               =======    =========  =========
Ratio of Net Charge-offs to Average
 Loans....................................        0.13%        0.10%      0.03%
                                               =======    =========  =========

  An allocation of the allowance for loan losses has been made according to the respective amounts deemed necessary to provide for the possibility of incurred losses within the various loan categories. The allocation is based primarily on previous charge-off experience, adjusted for risk characteristic changes among each category. Additional allowance amounts are allocated by evaluating the loss potential of individual loans that management has considered impaired. The allowance for loan loss allocation is based on subjective judgment and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. The table below exhibits these allocations for the past two years.

TABLE 13

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                             DECEMBER 31
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
                                                       RESERVE % *  RESERVE % *
                                                       ------- ---  ------- ---
                                                           (IN THOUSANDS)
Balance at end of period applicable to:
  Commercial, financial and agricultural..............  $149    25%  $102    20%
  Real estate-construction............................    61    11     68    18
  Real estate-mortgage................................    93    47     90    44
  Real estate--other..................................   126   --      71   --
  Loans to individuals................................    37    17     45    18
                                                        ----   ---   ----   ---
    Total allowance for loan losses...................  $466   100%  $376   100%
                                                        ====   ===   ====   ===

--------
* Loan balance in each category expressed as a percentage of total year-end loans.

ASSET QUALITY

  Nonperforming assets consist of nonaccrual and certain past due loans, loans restructured due to debtor's financial difficulties, and real estate acquired through foreclosure and repossession. Nonaccrual loans are those loans on which recognition of interest income has been discontinued. Restructured loans generally allow for an extension of the original repayment period or a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or sooner if it is known or expected that the collection of all principal and interest is unlikely. Any loan past due 90 days or more, if not classified as nonaccrual based on a determination of collectibility, is classified as a past due loan.

  Other real estate is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs. There were no provisions for estimated losses recognized or recorded at December 31, 1997.

  Nonperforming assets at December 31, 1997 amounted to approximately $781,000, or 1.06% of total assets, up from approximately $549,000, or 0.78% of total assets at December 31, 1996. This increase is directly related to an increase in other real estate owned which totaled $601,000 at December 31, 1997 compared to $315,000 at December 31, 1996. Loan growth is another major factor when considering loan performance. Compared to total loans, nonperforming assets at December 31, 1997 and 1996 equaled 1.7% and 1.5%, respectively.

TABLE 14

NONPERFORMING ASSETS

                                                                  YEAR ENDING
                                                                 DECEMBER 31,
                                                                ----------------
                                                                 1997     1996
                                                                -------  -------
                                                                (IN THOUSANDS)
  Loans accounted for on a nonaccrual basis....................     150      226
  Installment loans and term loans contractually past due
   ninety days or more as to interest or principal payments and
   still accruing..............................................      30        8
  Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal balance
   because of deterioration in the financial position of the
   borrower....................................................       0        0
  Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan
   repayment terms.............................................       0        0
  Foreclosed assets............................................     601      315
                                                                -------  -------
  Total nonperforming assets...................................     781      549
                                                                =======  =======

  At December 31, 1997, there were other loans classified for regulatory purposes as loss, doubtful, substandard, or special mention which are not included in the table above. Management is aware of no such loans not included above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which any information causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

NONINTEREST INCOME

  Noninterest income in 1997 totaled $791,000, up 16.7% from $678,000 in 1996. Sixty percent of the increase, or $68,000, is attributed to growth related increases in service charges on deposit accounts, which rose by 27.6% over the previous year.

  Noninterest income of $678,000 in 1996 represented a 25.4% increase from $506,000 recorded in 1995. Again, this increase is attributable to an increase in fee income, with service charges on deposits amounting to $246,000 representing 24.8% of the total increase in noninterest income.

NONINTEREST EXPENSES

  Noninterest expenses were $2,110,000 for the year 1997, up 25.9% from $1,676,000 in 1996. Almost 54% of the increase is attributed to higher costs of salaries and benefits resulting from the company's expansion into Warner Robins in the fourth quarter of 1996.

  Salaries and benefits increased by $285,000, or 35.0%. Occupancy costs rose by $74,000, or 30.1%, due to a full year of expenses for operating the additional middle Georgia offices. All other overhead expenses increased by $76,000, or 12.3%, due principally to volume and growth related increases.

  Noninterest expenses in 1996 were $1,676,000, up 17.5% over 1995 noninterest expenses of $1,491,000. Salaries and benefits expense increased by $73,000 or 9.8%, while occupancy costs rose by 24.6% in 1996 due to the costs of the new branch location.

INCOME TAXES

  Income tax expense in 1997 amounted to $438,000, or an effective rate of 35.3%, on the year's pre-tax earnings. Income tax expense in 1996 was $404,000, equating to a 35.0% effective tax rate. This effective rate is down slightly from 35.8%, or $339,000 in 1995. See Note 7 to Crossroads' consolidated financial statements for a detailed analysis of income taxes.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

  For the quarter ended March 31, 1998 net income totaled $227,000, an increase of 15.0% over March 31, 1997 when net income totaled $197,000. The increase in net income is largely attributable to an increase in interest and fees on loans generated from a loan portfolio which equalled $46,963,000 as of March 31, 1998 compared to $40,809,000 as of March 31, 1997, representing an increase of 15.1%. Earnings per share amounted to $0.78 and $0.67 at March 31, 1998 and 1997, respectively. Crossroads' return on average assets amounted to 1.29% for the three months ended March 31, 1998 and 1.22% for the three months ended March 31, 1997. The return on average equity was 15.15% and 15.23%, respectively.

INTEREST INCOME AND INTEREST EXPENSE

  Interest income for the three months ended March 31, 1998 totaled $1,345,000 compared to $1,215,000 for the same period in 1997 representing an increase of $130,000 or 10.7%. As stated above, this increase is attributable to loan growth of 15.1% resulting in an increase in interest and fees on loans of $172,000 or 18.3%. Interest on investment securities totaled $110,000 for the first quarter of 1998, decreasing $14,000 or 11.3% from the same period in 1997.

  Interest expense totaled $583,000 at March 31, 1998 and 1997 of which 99.5% and 99.8% consisted of interest paid on customer deposits in 1998 and 1997, respectively.

  Interest income exceeded interest expense by $763,000 for the three months ended March 31, 1998 resulting in an increase of $132,000 or 20.8% over the prior year period ended March 31, 1997. Crossroads' net interest margin increased 40 basis points to 4.60% as of March 31, 1998 compared to 4.20% as of March 31, 1997.

PROVISION FOR LOAN LOSSES

  Crossroads provided $45,000 for potential loan losses for the three months ended March 31, 1998 compared to $12,000 for the same period in 1997. The amount of the provision for loan losses is the result of judgment made by management after giving due consideration to the credit worthiness and size of the loan portfolio. As of March 31, 1998, the allowance for loan losses was 0.95% of outstanding loans. As of March 31, 1997 the comparable level was 0.94%. Table 12 details the activity in the allowance for loan losses account for the three months ending March 31, 1998.

NONINTEREST INCOME AND NONINTEREST EXPENSE

  Noninterest income consists of service charges on deposits, other service charges, commissions and fees, and other miscellaneous income. For the quarter ended March 31, 1998, service charges on deposits totaled $87,000 or 48.4% of noninterest income. The level of service charges has increased 13.0% compared to the first quarter of 1997 due in part to a 7.0% growth in customer deposits.

  Noninterest expense consists of salaries and employee benefits, occupancy, furniture and equipment expense and other miscellaneous operating expenses. For the first quarter of 1998, salary and employee benefits amounted to $290,000, an increase of 14.1% over the first quarter of 1997. Occupancy, furniture and equipment related expenses totaled $73,000 as of March 31, 1998 compared to $72,000 as of March 31, 1997. In total, noninterest expense for the first quarter of 1998 increased 11.7% compared to the first quarter of 1997, due largely to Crossroads' growth efforts.

INFLATION

  Inflation impacts the financial condition and operating results of Crossroads. However, because most of the assets of the Bank subsidiary are monetary in nature, the effect is less significant compared to other commercial or industrial companies with heavy investments in inventories and fixed assets. Inflation influences the growth of total banking assets, which in turn produces a need for an increased equity capital base to support the growing bank. Inflation also influences interest rates and tends to raise the general level of salaries, operating costs and purchased services. Crossroads has not attempted to measure the effect of inflation on various types of income and expense due to difficulties in quantifying the impact.

  Management's awareness of inflationary effects has led to various operational strategies to cope with its impact. The Bank engages in various asset/liability management strategies to control interest rate sensitivity and minimize exposure to interest rat risk. Prices for banking products and services are continually reviewed in relation to current costs, and overhead cost cutting is an ongoing task.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income". This statement established standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This is effective for fiscal years beginning after December 15, 1997. Crossroads does not expect any material changes to its current reporting format in response to this statement.

  Also, in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", and is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. The adoption of this statement will have no effect on the financial statements of the Company.

YEAR 2000 COMPUTER ISSUE

  Crossroads has developed preliminary plans to address the possible exposures related to the impact on its financial, informational and operational systems of the Year 2000. Crossroads currently processes inhouse. However, major data processing changes are not anticipated for their current system when considering the proposed merger which should be effected prior to Year 2000. Other equipment is being identified and vendors are being contacted. While there may be some expenses incurred during the next two years, it is not expected to have a material effect on the company's consolidated financial statements or results of operations.

                       CERTAIN REGULATORY CONSIDERATIONS

  The following discussion sets forth the material elements of the regulatory framework applicable to banks, and bank holding companies and provides certain specific information related to SNB and Crossroads.

GENERAL

  SNB and Crossroads are each bank holding companies registered with the Federal Reserve and the Georgia Department under the BHCA and the Georgia BHCA. As such, SNB and Crossroads are both subject to the supervision, examination and reporting requirements of the BHCA and the regulations of the Federal Reserve and the Georgia BHCA.

  The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

  The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the communities to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

  The BHCA, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that SNB, Crossroads, and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any Georgia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states.

  In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act which was effective on July 1, 1995. The Georgia Interstate Banking Act provides that (i) interstate acquisitions by institutions located in Georgia will be permitted in states which also allow national interstate acquisitions, and (ii) interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which allow national interstate acquisitions.

  Additionally, on January 26, 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on a limited basis beginning July 1, 1996. Beginning July 1, 1998, the number of de novo branches which may be established will no longer be limited.

  The BHCA generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve

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

to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHCA does not place territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

  The bank subsidiaries of SNB and Crossroads are members of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, their deposits are insured by the FDIC to the maximum extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

  Crossroads Bank is subject to regulation, supervision, and examination by the FDIC and the Georgia Department. The Bank is subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency. The banking regulator for both Crossroads Bank and the Bank, as well as the Georgia Department in the case of Crossroads Bank, regularly examine the operations of Crossroads Bank and the Bank and are given authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal banking regulators and the Georgia Department also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

  SNB and Crossroads are legal entities separate and distinct from their banking and other subsidiaries. The principal sources of cash flow of SNB, including cash flow to pay dividends to its shareholders, are dividends from the Bank. The principal source of cash flow to Crossroads, including cash flow to pay dividends to its shareholders, is dividends from Crossroads Bank. There are statutory and regulatory limitations on the payment of dividends by the Bank to SNB and by Crossroads Bank to Crossroads, respectively, as well as by SNB and Crossroads to their shareholders.

  If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At March 31, 1998, under dividend restrictions imposed under federal and state laws, the Bank, without obtaining governmental approvals, could declare aggregate dividends to SNB of approximately $3,130,645. At

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

December 31, 1997, retained earnings available from Crossroads Bank to pay dividends totaled approximately $402,222.

  The payment of dividends by SNB and Crossroads and their respective subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

  SNB and Crossroads and their respective banks are required to comply with the capital adequacy standards established by the Federal Reserve and the appropriate federal banking regulator in the case of their banking subsidiaries. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

  The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

  The minimum guideline for the ratio (the "Total Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be comprised of common stock, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, SNB's consolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 17.2% and 15.97%, respectively. At March 31, 1998, Crossroads' unconsolidated Total Risk-Based Capital Ratio and its Tier 1 Risk-Based Capital Ratio (i.e., the ratio of Tier 1 Capital to risk weighted assets) were 12.83% and 11.95%, respectively.

  In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. SNB's Leverage Ratio at March 31, 1998 was 12.2%. Crossroads' Leverage Ratio at March 31, 1998 was 8.64%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  The Bank and Crossroads Bank are subject to risk-based and leverage capital requirements adopted by their respective federal banking regulators, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

  Each of the subsidiary depository institutions of SNB and Crossroads was in compliance with applicable minimum capital requirements as of March 31, 1998. Neither SNB nor Crossroads has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it or its subsidiary depository institutions.

  Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

  The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC have, pursuant to FDICIA, amended the risk-based capital standards so as to calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and to require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

SUPPORT OF SUBSIDIARY INSTITUTIONS

  Under Federal Reserve policy, SNB and Crossroads are expected to act as a source of financial strength for, and to commit resources to support, each of their banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, SNB and Crossroads may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with
(i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. As a result, any loss suffered by the FDIC in respect of any of the subsidiaries of SNB would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of SNB's investment in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

  FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

  Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Risk-Based Capital Ratio of 10% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

  For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of
Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets;
(vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior executive officer, the regulator must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;
(x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking regulator, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

  At March 31, 1998, the Bank and Crossroads Bank had the requisite capital levels to qualify as "well capitalized."

FDIC INSURANCE ASSESSMENTS

  Pursuant to FDICIA, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

  Once the designated ratio for the BIF was reached in May 1995, the FDIC was authorized to reduce the minimum assessment rate below the 23 basis points and to set future assessment rates at such levels that would maintain the fund's reserve ratio at the designated level. In August 1995, the FDIC adopted regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-member banks, starting with the second half of 1995, were to pay assessments ranging from 4 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. Refunds with interest were paid for assessments for the month(s) after the month in which the designated reserve ratio for the BIF was reached. Subsequently, on November 14, 1995, the FDIC announced that, beginning in 1997, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size. At the same time, the FDIC elected to retain the existing assessment rate range of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund.

  On September 30, 1996, the President signed the Deposit Insurance Fund Act of 1996 ("DIFA") which was part of the omnibus spending bill enacted by Congress at the end of its 1996 session. DIFA mandated that the FDIC impose a one-time special assessment on the SAIF-assessable deposits of each insured depository institution at a rate applicable to all such institutions that the FDIC determined would cause the SAIF to achieve its designated reserve ratio of 1.25% as of October 1, 1996. The assessment was based on the amount of SAIF-insured deposits owned by each institution as of March 31, 1995. DIFA allowed the FDIC to exempt any insured institution that it determined to be weak from paying the special assessment if the FDIC determined that the exemption would reduce the risk to the SAIF.

  DIFA provides that the FDIC may not set semi-annual assessments with respect to SAIF or BIF in excess of the amount needed to maintain the 1.25% designated reserve ratio or, if the reserve ratio is less than the designated reserve ratio, to increase the reserve ratio to the designated reserve ratio.

  On October 10, 1996, the FDIC adopted a final rule governing the payment of the SAIF special assessment. The FDIC imposed a special assessment in the amount of 65.7 basis points.

  Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

SAFETY AND SOUNDNESS STANDARDS

  The FDIA, as amended by the FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation and fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal regulatory agencies also proposed guidelines for asset quality and earnings standards.

                             10-KSB ANNUAL REPORT

  A copy of SNB's 1997 Annual Report, which contains audited financial statements and footnote disclosures, has previously been mailed to each stockholder of record of SNB together with these proxy materials. UPON WRITTEN REQUEST, A COPY OF SNB'S MOST RECENT ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, SHALL BE FURNISHED TO SHAREHOLDERS OF EITHER SNB OR CROSSROADS, WITHOUT CHARGE, WHO MAKE WRITTEN REQUESTS THEREFOR TO SNB AT P.O. BOX 4748, MACON, GEORGIA 31208: ATTENTION MICHAEL T. O'DILLON. COPIES OF EXHIBITS AND BASIC DOCUMENTS FILED WITH THAT REPORT OR REFERENCED THEREIN WILL BE FURNISHED TO SHAREHOLDERS OF RECORD UPON REQUEST.

                                    EXPERTS

  The consolidated financial statements of SNB appearing in this Joint Proxy Statement/Prospectus have been audited by McNair, McLemore, Middlebrooks & Co., LLP, independent accountants, to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Crossroads appearing in this Joint Proxy Statement/Prospectus have been audited by McNair, McLemore, Middlebrooks & Co., LLP to the extent and for the years indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                                   OPINIONS

  The legality of the shares of the SNB Common Stock to be issued in the Merger will be passed upon by Martin, Snow, Grant & Napier, LLP, Macon, Georgia. The income tax consequences of the Merger will be passed upon by Martin, Snow, Grant & Napier, LLP, Macon, Georgia.

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

                   ADDITIONAL PROPOSAL FOR SNB SHAREHOLDERS

 PROPOSAL II

AMENDMENT TO ARTICLES OF INCORPORATION--INCREASING NUMBER OF AUTHORIZED
SHARES.

  SNB is authorized under its existing Articles of Incorporation to issue 5,000,000 shares of its $1.00 par value common stock, of which 2,297,331 shares were issued and outstanding as of April 30, 1998. It is anticipated that as a result of the Merger an additional 846,748 shares of the common stock of SNB will be issued to the present holders of Crossroads' Common Stock, leaving approximately 1,855,921 authorized but unissued shares of the common stock of SNB. In addition, there are outstanding options and warrants to purchase 277,800 shares of SNB Common Stock. The Board of Directors of SNB has proposed an amendment to its articles of incorporation which will increase the number of issued and outstanding shares of SNB's Common Stock from 5,000,000 to 10,000,000 in order to permit the issuance of additional shares of SNB Common Stock in connection with, among other matters, future acquisitions and the declaration of future stock dividends without the necessity of obtaining further shareholder approval. There are no present intentions to issue any of the additional 5,000,000 shares which would be authorized under the proposed amendment to SNB's articles of incorporation.

  The text of the amendment to be voted on by shareholders of SNB is as follows:

  (a) Paragraph 3 of the Articles of Incorporation of the Company is deleted in its entirety and the following new paragraph 3 is substituted in lieu thereof:

  "3. The Corporation shall have the authority to issue 10,000,000 common shares with a par value of $1.00 per share."

  THE BOARD OF DIRECTORS OF SNB RECOMMENDS A VOTE IN FAVOR OF PROPOSAL II.

 PROPOSAL III

AMENDMENT TO ARTICLES OF INCORPORATION--RESTRUCTURING OF BOARD OF DIRECTORS AND ELECTION OF DIRECTORS.

  (a) The articles of incorporation of SNB presently provide for the division of the Board of Directors into five (5) classes which are as nearly equal in number as possible, with each director serving for a term of five (5) years but with staggered terms which ensure that approximately 20% of the directors stand for election each year.

  The Board of Directors of SNB believes that a term of three (3) years for directors will better serve the interests of SNB's shareholders, and accordingly has proposed an amendment to the articles of incorporation of SNB which will provide for the division of the Board of Directors of SNB into three (3), rather than five (5), classes and which will provide for staggered terms of three (3), rather than five (5), years each. Under the proposed amendment, those initial directors in Class I will hold office until the annual meeting of shareholders in 1999; those initial directors in Class II will hold office until the annual meeting of shareholders in 2000; and the initial directors in Class III will hold office until the annual meeting of shareholders in 2001. Thereafter, the term of all directors shall be for three
(3) years. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. The proposed amendment further provides for the election of directors by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present;

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

the current articles of incorporation provide for the election by the affirmative vote of a majority of the shares represented at the annual meeting. The Board of Directors believes the proposed change in the voting requirement for directors is consistent with the practice of most financial institutions similar to SNB.

  The Board of Directors of SNB on March 12, 1998 adopted a resolution providing that in the event Proposal III(a) is approved, in future elections at least one (1) director in each class will not be nominated by the Board of Directors for reelection by the shareholders. That same resolution provides, effective December 31, 1999, for a mandatory retirement age for directors at age 75, at which time the director will serve as director emeritus for a term of five (5) years, with the right to attend all meetings and receive the same compensation as other board members until age 80.

  The full text of the amendment to be voted on by the shareholders of SNB at the SNB meeting (proposal III(a)) is as follows:

  (b) Paragraph 7 of the Articles of Incorporation of the Company is deleted in its entirety and the following new paragraph 7 is substituted in lieu thereof:

  "7. The Board of Directors of the corporation shall consist of not less than five nor more than 25 persons and shall be divided into three classes: Class I, Class II, and Class III which shall be as nearly equal in number as possible. The exact number of directors in each class shall be set by the Board of Directors or resolution of the shareholders adopted at the annual meeting of shareholders by the affirmative vote of a majority of the shares represented at the annual meeting. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of shareholders in 1999, each initial director in Class II shall hold office until the annual meeting in 2000, and each initial director in Class III shall hold office until the annual meeting of shareholders in 2001. Directors in all classes shall be elected at the annual meeting of shareholders in 1998. At each annual shareholders meeting held thereafter, directors shall be chosen for a term of three years, as the case may be, to succeed those whose terms expire. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

  The maximum number of directors may be increased or decreased from time to time by amendment to this article; provided however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. In the event of any increase or decrease in the authorized number of directors, each director then serving shall continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office for cause or death. Newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to maintain such classes as nearly equal as possible; provided however, that there shall be no additional directors elected by the Board until the next meeting of shareholders called for the purpose of electing directors. Each director shall serve until the expiration of his term and his successor is elected unless he should earlier resign, retire, be disqualified, die or be removed for cause as provided by law."

  THE BOARD OF DIRECTORS OF SNB RECOMMENDS APPROVAL OF PROPOSAL III(A).

  (b) In the event the amendment to the articles of incorporation to change the classification of SNB's Board of Directors is approved, shareholders of SNB will also vote on the election of the eight (8) initial directors of SNB at the Meeting. In order to facilitate the restructuring of SNB's Board of Directors, all current directors of SNB have submitted their resignations as directors, contingent upon SNB's acceptance of the resignations; the adoption by the shareholders of SNB of the amendment to the articles of incorporation restructuring the Board of Directors of SNB into three classes; and the election of directors by the shareholders of SNB at the Meeting to fill the eight (8) vacancies created by the resignation of those directors. The articles of incorporation of SNB provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) persons, with the exact number of directors in each class to be set by the Board of Directors or resolution of the shareholders adopted at the annual meeting of shareholders. The Board of Directors has by resolution fixed the number of directors to be elected at the Meeting to be set at eight (8), with two (2) members in Class I (term expiring in 1999), three (3) members in Class II (term expiring in 2000) and three (3) members in Class III (term expiring in 2001).

  The Board of Directors has nominated and recommended to shareholders of SNB that, subject to the amendment of the articles of incorporation of SNB, the following persons be elected at the Meeting as initial directors of SNB for the classes indicated:

  Alford C. Bridges (Class I); Richard W. White, Jr. (Class I); Robert C. Ham (Class II); Robert T. Mullis (Class II); Joe E. Timberlake, III (Class II); Benjamin W. Griffith, III (Class III); Ben G. Porter (Class III) and H. Averett Walker (Class III).

  The Agreement provides that in the event the proposed acquisition of Crossroads is consummated SNB will nominate and recommend for election to the Board of Directors of SNB four (4) persons who presently serve as directors of Crossroads. It is anticipated that in the event Proposal III(a) is adopted and the acquisition of Crossroads is consummated the Board of Directors of SNB will by resolution increase the number of directors from eight (8) to twelve
(12), and will fill the four (4) newly created directorships with four (4) persons who presently serve on the Board of Directors of Crossroads.

  In the event Proposal III(a) is not approved by the shareholders of SNB, it is the intention of the Board of Directors to move for an adjournment of the Meeting for the purpose of nominating other persons to serve as directors of SNB under its current articles of incorporation and to solicit proxies for voting in the election of such directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL III(B) AND OF THE ELECTION OF EACH OF THE EIGHT (8) NOMINEES FOR DIRECTORS OF SNB.

 PROPOSAL IV

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS.

  The Board of Directors of SNB has appointed by the firm of McNair, McLemore & Middlebrooks & Co., LLP, Macon, Georgia, to continue as independent accountants of SNB and the Bank for the year ending December 31, 1998 and has directed that such appointment be submitted to the shareholders of SNB for ratification at the Meeting. McNair, McLemore & Middlebrooks & Co., LLP has served as independent accountants of both SNB and the Bank since their inceptions and is considered by management to be well qualified.

  A representative of McNair, McLemore & Middlebrooks & Co., LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MCNAIR, MCLEMORE & MIDDLEBROOKS & CO., LLP AS INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998.

                        SHAREHOLDER PROPOSALS FOR 1999

  From time to time, SNB shareholders may present proposals which may be proper subjects for inclusion in SNB's proxy statement for consideration at its annual meeting of shareholders. To be considered for inclusion, shareholder proposals must be submitted on a timely basis. Proposals for SNB's
annual meeting must be received by SNB no later than    , and any such
proposals, as well as any questions related thereto, should be directed to the secretary of SNB at P.O. Box 4748, 2918 Riverside Drive, Macon, Georgia 31208.

            OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

  The Board of Directors of SNB knows of no matters other than those referred to in the accompanying notice of annual meeting of shareholders which may properly come before the Meeting. However, if any other matters should be properly presented for consideration and voting at the Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed proxy form to vote the shares represented by all proxy forms in accordance with their judgment of what is in the best interest of SNB.

                                          By Order of the Board of Directors,

                                          SHIRLEY D. JACKSON
                                          Secretary

Macon, Georgia
May  , 1998

                         INDEX TO FINANCIAL STATEMENTS

                SNB BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED
                        FINANCIAL STATEMENTS (AUDITED):

Report of Independent Accountant..........................................   F-2
Consolidated Balance Sheets--December 31, 1997 and 1996 and March 31,
 1998.....................................................................   F-3
Consolidated Statements of Operations for the three months ended March 31,
 1998 and 1997............................................................   F-4
Consolidated Statements of Operations for the years ended December 31,
 1997, 1996 and 1995......................................................   F-5
Consolidated Statements of Comprehensive Income for the three months ended
 March 31, 1998 and 1997..................................................   F-6
Consolidated Statements of Comprehensive Income for the years Ended Decem-
 ber 31, 1997, 1996 and 1995..............................................   F-7
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995 and for the three months ended
 March 31, 1998...........................................................   F-8
Consolidated Statements of Cash Flows for the three months ended March 31,
 1998 and 1997............................................................   F-9
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995......................................................  F-10
Notes to Consolidated Financial Statements................................  F-11

            CROSSROADS BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED
                        FINANCIAL STATEMENTS (AUDITED):

Report of Independent Accountant..........................................  F-30
Consolidated Balance Sheets--and March 31, 1998, December 31, 1997, 1996..  F-31
Consolidated Statements of Income for the three months ended March 31,
 1998 and 1997............................................................  F-32
Consolidated Statements of Income for the years ended December 31, 1997,
 1996 and 1995............................................................  F-33
Consolidated Statements of Comprehensive Income for the three months ended
 March 31, 1998 and 1997..................................................  F-34
Consolidated Statements of Comprehensive Income for the years ended
 December 31, 1997, 1996 and 1995.........................................  F-35
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995 and for the three months ended
 March 31, 1998...........................................................  F-36
Consolidated Statements of Cash Flows for the three months ended March 31,
 1998 and 1997............................................................  F-37
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995......................................................  F-38
Notes to Consolidated Financial Statements................................  F-39

                              [MCNAIR LETTERHEAD]

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
 SNB Bancshares, Inc. and Subsidiary

  We have audited the accompanying consolidated balance sheets of SNB BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1997 and 1996 and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNB Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                     McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
January 14, 1998

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                         DECEMBER 31,
                                      MARCH 31,    --------------------------
                                         1998          1997          1996
                                     ------------  ------------  ------------
                                     (UNAUDITED)
CASH AND BALANCES DUE FROM
 DEPOSITORY INSTITUTIONS............ $  5,645,135  $  7,769,572  $  5,488,508
                                     ------------  ------------  ------------
FEDERAL FUNDS SOLD..................    4,650,000       280,000     4,980,000
                                     ------------  ------------  ------------
INVESTMENT SECURITIES AVAILABLE FOR
 SALE, AT FAIR VALUE................   23,006,113    25,253,067    25,882,358
                                     ------------  ------------  ------------
INVESTMENT SECURITIES HELD TO
 MATURITY, AT COST (FAIR VALUE OF
 $5,045,260, $5,856,682 AND
 $6,872,706, RESPECTIVELY)..........    4,920,476     5,732,350     6,773,211
                                     ------------  ------------  ------------
LOANS...............................  103,252,258    99,071,379    86,421,730
  Allowance for Loan Losses.........   (1,449,874)   (1,395,188)   (1,383,127)
  Unearned Interest and Fees........     (119,077)     (145,940)     (174,978)
                                     ------------  ------------  ------------
                                      101,683,307    97,530,251    84,863,625
                                     ------------  ------------  ------------
PREMISES AND EQUIPMENT..............    4,065,653     3,971,334     2,533,931
                                     ------------  ------------  ------------
OTHER REAL ESTATE (NET OF ALLOWANCE
 OF $10,522, $31,500 AND $6,750, AS
 OF MARCH 31, 1998, DECEMBER 31,
 1997 AND 1996, RESPECTIVELY).......      161,867       276,334       323,966
                                     ------------  ------------  ------------
OTHER ASSETS........................    2,006,273     2,079,834     3,239,884
                                     ------------  ------------  ------------
TOTAL ASSETS........................ $146,138,824  $142,892,742  $134,085,483
                                     ============  ============  ============
                   LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
  Noninterest-Bearing............... $ 20,546,269  $ 24,459,748  $ 20,950,094
  Interest-Bearing..................  104,258,444    97,481,432    92,081,567
                                     ------------  ------------  ------------
                                      124,804,713   121,941,180   113,031,661
                                     ------------  ------------  ------------
BORROWED MONEY
  Federal Funds Purchased and
   Securities Sold Under Agreement
   to Repurchase....................      287,195       343,421            --
  Demand Notes to U.S. Treasury.....      165,177       670,251       467,945
  Other Borrowed Money..............    1,287,500     1,315,000     3,671,800
                                     ------------  ------------  ------------
                                        1,739,872     2,328,672     4,139,745
                                     ------------  ------------  ------------
OTHER LIABILITIES...................    1,806,195     1,782,915     1,981,625
                                     ------------  ------------  ------------
STOCKHOLDERS' EQUITY
  Common Stock, Par Value $1 a
   Share; Authorized 5,000,000
   Shares, Issued 2,297,331,
   2,123,531 and 1,654,852 Shares as
   of March 31, 1998 and December
   31, 1997 and 1996, Respectively..    2,297,331     2,123,531     1,654,852
  Paid-In Capital...................   10,131,627     9,726,094     9,312,662
  Retained Earnings.................    5,270,523     4,920,395     3,948,855
  Net Unrealized Gain on Securities
   Available for Sale, Net of Tax of
   $45,623 in 1998, $36,037 in 1997
   and $8,285 in 1996...............       88,563        69,955        16,083
                                     ------------  ------------  ------------
                                       17,788,044    16,839,975    14,932,452
                                     ------------  ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY............................. $146,138,824  $142,892,742  $134,085,483
                                     ============  ============  ============

      The accompanying notes are an integral part of these balance sheets.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS ENDED MARCH 31

                                                             1998       1997
                                                          ---------- ----------
                                                               (UNAUDITED)
INTEREST INCOME
  Loans, Including Fees.................................. $2,549,238 $2,296,523
  Federal Funds Sold.....................................     51,716     35,128
  Deposits with Other Banks..............................        108        146
  Investment Securities
    U. S. Treasury.......................................     55,352     62,516
    U. S. Government Agencies............................    209,990    230,019
    State, County and Municipal..........................    117,793    131,365
  Other Investments......................................      9,916     15,106
                                                          ---------- ----------
                                                           2,994,113  2,770,803
                                                          ---------- ----------
INTEREST EXPENSE
  Deposits...............................................  1,271,021  1,123,351
  Federal Funds Purchased................................      3,635      2,653
  Demand Notes Issued to the U.S. Treasury...............      6,561      5,722
  Other Borrowed Money...................................     26,179     52,038
                                                          ---------- ----------
                                                           1,307,396  1,183,764
                                                          ---------- ----------
NET INTEREST INCOME......................................  1,686,717  1,587,039
  Provision for Loan Losses..............................     35,000     60,000
                                                          ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES......  1,651,717  1,527,039
                                                          ---------- ----------
NONINTEREST INCOME
  Service Charges on Deposits............................    260,553    242,694
  Other Service Charges, Commissions and Fees............    204,352     79,113
  Securities Gains.......................................      4,704      2,640
  Other..................................................        258     13,301
                                                          ---------- ----------
                                                             469,867    337,748
                                                          ---------- ----------
NONINTEREST EXPENSES
  Salaries and Employee Benefits.........................    778,233    624,266
  Occupancy and Equipment................................    210,904    158,622
  Other..................................................    457,814    495,576
                                                          ---------- ----------
                                                           1,446,951  1,278,464
                                                          ---------- ----------
INCOME BEFORE INCOME TAXES...............................    674,633    586,323
INCOME TAXES.............................................    209,639    174,924
                                                          ---------- ----------
NET INCOME............................................... $  464,994 $  411,399
                                                          ========== ==========
BASIC EARNINGS PER SHARE................................. $     0.21 $     0.20
                                                          ========== ==========
DILUTED EARNINGS PER SHARE............................... $     0.19 $     0.17
                                                          ========== ==========

        The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31

                                               1997        1996        1995
                                            ----------- ----------- ----------
INTEREST INCOME
  Loans, Including Fees.................... $ 9,641,319 $ 8,277,182 $6,382,841
  Federal Funds Sold.......................     181,760     112,358    180,038
  Deposits with Other Banks................       1,108         162      1,284
  Investment Securities
    U. S. Treasury.........................     247,000     309,433    263,889
    U. S. Government Agencies..............     921,257     947,789    770,209
    State, County and Municipal............     522,060     512,013    408,548
  Other Investments........................      45,375      45,233     34,520
                                            ----------- ----------- ----------
                                             11,559,879  10,204,170  8,041,329
                                            ----------- ----------- ----------
INTEREST EXPENSE
  Deposits.................................   4,767,769   4,313,570  3,512,975
  Federal Funds Purchased..................      10,051      12,995      3,693
  Demand Notes Issued to the U.S.
   Treasury................................      24,870      23,970     26,538
  Other Borrowed Money.....................     138,391     257,341    187,546
                                            ----------- ----------- ----------
                                              4,941,081   4,607,876  3,730,752
                                            ----------- ----------- ----------
NET INTEREST INCOME........................   6,618,798   5,596,294  4,310,577
  Provision for Loan Losses................     372,000     257,000    109,143
                                            ----------- ----------- ----------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES...............................   6,246,798   5,339,294  4,201,434
                                            ----------- ----------- ----------
NONINTEREST INCOME
  Service Charges on Deposits..............     985,483     700,074    511,535
  Other Service Charges, Commissions and
   Fees....................................     316,249     262,211    179,468
  Securities Gains.........................       2,218      24,077      2,637
  Gain from Sale of SBA Loans..............      21,788      50,000     46,142
  Other....................................      70,542      65,129    131,205
                                            ----------- ----------- ----------
                                              1,396,280   1,101,491    870,987
                                            ----------- ----------- ----------
NONINTEREST EXPENSES
  Salaries and Employee Benefits...........   2,511,401   2,143,932  1,488,196
  Occupancy and Equipment..................     718,405     574,982    406,517
  Loss on Sale of Premises and Equipment...      78,861          --      4,282
  Office Supplies and Printing.............     162,569     175,633    159,897
  Other....................................   1,583,562   1,217,151  1,061,930
                                            ----------- ----------- ----------
                                              5,054,798   4,111,698  3,120,822
                                            ----------- ----------- ----------
INCOME BEFORE INCOME TAXES.................   2,588,280   2,329,087  1,951,599
INCOME TAXES...............................     785,344     686,813    560,804
                                            ----------- ----------- ----------
NET INCOME................................. $ 1,802,936 $ 1,642,274 $1,390,795
                                            =========== =========== ==========
BASIC EARNINGS PER SHARE................... $      0.86 $     0 .96 $     0.93
                                            =========== =========== ==========
DILUTED EARNINGS PER SHARE................. $      0.73 $      0.81 $     0.80
                                            =========== =========== ==========

        The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE THREE MONTHS ENDED MARCH 31

                                                                1998     1997
                                                              -------- --------
                                                                 (UNAUDITED)
NET INCOME................................................... $464,994 $411,399
OTHER COMPREHENSIVE INCOME, NET OF TAX
  Unrealized Holding Gains (Losses)..........................   18,608  (96,292)
                                                              -------- --------
COMPREHENSIVE INCOME......................................... $483,602 $315,107
                                                              ======== ========



        The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                 1997       1996        1995
                                              ---------- ----------  ----------
NET INCOME................................... $1,802,936 $1,642,274  $1,390,795
OTHER COMPREHENSIVE INCOME, NET OF TAX
  Unrealized Holding Gains (Losses)..........     53,872     (8,061)    192,448
                                              ---------- ----------  ----------
COMPREHENSIVE INCOME......................... $1,856,808 $1,634,213  $1,583,243
                                              ========== ==========  ==========



        The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                       UNREALIZED
                                     COMMON     PAID-IN    RETAINED    GAIN (LOSS)
                          SHARES     STOCK      CAPITAL    EARNINGS   ON SECURITIES    TOTAL
                         --------- ---------- ----------- ----------  ------------- -----------
BALANCE, DECEMBER 31,
 1994...................   500,000 $  500,000 $ 4,500,000 $2,250,736    $(168,304)  $ 7,082,432
 20% Stock Split
  Effected as Dividend..   100,000    100,000               (100,000)
 Net Unrealized Gain
  During 1995 on
  Securities Available
  for Sale, Net of Tax..                                                  192,448       192,448
 Cash Dividends.........                                    (240,000)                  (240,000)
 Net Income.............                                   1,390,795                  1,390,795
                         --------- ---------- ----------- ----------    ---------   -----------
BALANCE, DECEMBER 31,
 1995...................   600,000    600,000   4,500,000  3,301,531       24,144     8,425,675
 Issuance of Common
  Stock.................    81,400     81,400   1,668,700                             1,750,100
 100% Stock Split
  Effected as Dividend..   681,400    681,400               (681,400)
 Issuance of Common
  Stock.................   242,852    242,852   2,988,160                             3,231,012
 Exercise of Stock
  Warrants..............    49,200     49,200     155,802                               205,002
 Net Unrealized Loss
  During 1996 on
  Securities Available
  for Sale, Net of Tax..                                                   (8,061)       (8,061)
 Cash Dividends.........                                    (313,550)                  (313,550)
 Net Income.............                                   1,642,274                  1,642,274
                         --------- ---------- ----------- ----------    ---------   -----------
BALANCE, DECEMBER 31,
 1996................... 1,654,852  1,654,852   9,312,662  3,948,855       16,083    14,932,452
 Issuance of Common
  Stock.................    29,708     29,708     371,350                               401,058
 25% Stock Split
  Effected as Dividend..   421,553    421,553               (421,895)                      (342)
 Exercise of Stock
  Warrants..............    17,418     17,418      42,082                                59,500
 Net Unrealized Gain
  During 1997 on
  Securities Available
  for Sale, Net of Tax..                                                   53,872        53,872
 Cash Dividends.........                                    (409,501)                  (409,501)
 Net Income.............                                   1,802,936                  1,802,936
                         --------- ---------- ----------- ----------    ---------   -----------
BALANCE, DECEMBER 31,
 1997................... 2,123,531  2,123,531   9,726,094  4,920,395       69,955    16,839,975
 Exercise of Stock
  Warrants..............   173,800    173,800     405,533                               579,333
 Net Unrealized Gain
  During 1998 on
  Securities Available
  for Sale, Net of Tax..                                                   18,608        18,608
 Cash Dividends.........                                    (114,866)                  (114,866)
 Net Income.............                                     464,994                    464,994
                         --------- ---------- ----------- ----------    ---------   -----------
BALANCE, MARCH 31, 1998
 (UNAUDITED)............ 2,297,331 $2,297,331 $10,131,627 $5,270,523    $  88,563   $17,788,044
                         ========= ========== =========== ==========    =========   ===========

        The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE THREE MONTHS ENDED MARCH 31

                                                         1998         1997
                                                      -----------  -----------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income.......................................... $   464,994  $   411,399
 Adjustments to Reconcile Net Income to Net Cash
  Provided from Operating Activities
  Depreciation.......................................      92,751       69,604
  Amortization and Accretion.........................      10,398       23,455
  Provision for Loan Losses..........................      35,000       60,000
  Securities Gains...................................      (4,704)      (2,640)
  Gain from Sale of SBA Loans........................       9,312       50,000
  Unrealized Gain on Other Real Estate...............        (185)          --
  Gain on Sale of Premises and Equipment.............        (100)      (9,816)
  CHANGE IN
   Interest Receivable...............................     228,786       81,440
   Prepaid Expenses..................................     (38,160)     (23,825)
   Interest Payable..................................     131,546      195,459
   Accrued Expenses and Accounts Payable.............     (94,323)      10,705
   Other.............................................     (40,594)     908,898
                                                      -----------  -----------
                                                          794,721    1,774,679
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of Investment Securities Available for
  Sale...............................................  (1,000,000)  (1,229,774)
 Purchase of Investment Securities Held to Maturity..    (177,585)          --
 Proceeds from Disposition of Investment Securities
  Available for Sale.................................   2,563,913    4,105,137
  Held to Maturity...................................   1,595,000      353,668
 Loans to Customers..................................  (4,188,056)  (3,953,717)
 Purchase of Premises and Equipment..................    (186,970)    (871,085)
 Other Real Estate and Repossessions.................     105,340      185,641
                                                      -----------  -----------
                                                       (1,288,358)  (1,410,130)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Interest-Bearing Customer Deposits..................   6,777,012    1,701,064
 Noninterest-Bearing Customer Deposits...............  (3,913,479)    (467,957)
 Demand Note to the U.S. Treasury....................    (505,074)    (259,464)
 Issuance of Common Stock............................     579,333      401,058
 Dividends Paid......................................    (114,866)    (101,074)
 Federal Funds Purchased.............................     (56,226)         150
 Repayments on Notes to Federal Home Loan Bank.......     (27,500)  (2,329,300)
                                                      -----------  -----------
                                                        2,739,200   (1,055,523)
                                                      -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.........................................   2,245,563     (690,974)
CASH AND CASH EQUIVALENTS, BEGINNING.................   8,049,572   10,468,508
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS, ENDING.................... $10,295,135  $ 9,777,534
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                           1997          1996          1995
                                       ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income..........................  $  1,802,936  $  1,642,274  $  1,390,795
 Adjustments to Reconcile Net Income
  to Net Cash Provided from Operating
  Activities
  Depreciation.......................       319,284       237,354       196,592
  Amortization and Accretion.........       143,558       109,578        19,759
  Provision for Loan Losses..........       372,000       257,000       109,143
  Deferred Income Taxes..............       (51,981)      (84,456)       14,263
  Securities Gains...................        (2,218)      (24,077)       (2,637)
  Gain from Sale of SBA Loans........       (21,788)      (50,000)      (46,142)
  Gain on Sale of Other Real Estate..       (31,831)           --        (5,632)
  Unrealized (Gain) Loss on Other
   Real Estate.......................        25,000            --       (34,000)
  Loss on Sale of Premises and
   Equipment.........................        78,861            --         4,282
  CHANGE IN
  Interest Receivable................      (218,694)      (69,380)     (474,907)
  Prepaid Expenses...................        (3,463)      (90,945)        2,135
  Interest Payable...................       (11,069)       73,973       852,485
  Accrued Expenses and Accounts
   Payable...........................       (43,941)      112,996      (338,636)
  Other..............................     1,206,954    (1,021,465)       32,547
                                       ------------  ------------  ------------
                                          3,563,608     1,092,852     1,720,047
                                       ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from Sale of SBA Loans.....       546,788       982,096       922,840
 Investment in SBA Loans.............      (700,000)     (932,096)     (876,698)
 Purchase of Investment Securities
  Available for Sale.................    (9,104,048)   (9,177,429)  (14,161,045)
 Purchase of Investment Securities
  Held to Maturity...................            --    (1,261,907)   (4,517,414)
 Proceeds from Disposition of
  Investment Securities
  Available for Sale.................     9,779,096    10,374,775     2,454,169
  Held to Maturity...................     1,026,354     1,806,630       715,830
 Loans to Customers..................   (13,218,707)  (22,048,648)  (12,381,647)
 Purchase of Software................       (35,183)     (190,477)           --
 Purchase of Premises and Equipment..    (1,849,364)     (450,883)     (629,401)
 Proceeds from Disposal of Premises
  and Equipment......................        13,816            --         1,600
 Other Real Estate...................       409,544       239,539       120,695
                                       ------------  ------------  ------------
                                        (13,131,704)  (20,658,400)  (28,351,071)
                                       ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Interest-Bearing Customer Deposits..     5,399,523    13,357,828    24,598,294
 Noninterest-Bearing Customer
  Deposits...........................     3,509,653     6,705,328     1,161,386
 Demand Note to the U.S. Treasury....       202,306      (465,694)      394,769
 Issuance of Common Stock............       460,558     5,186,114            --
 Dividends Paid......................      (409,501)     (313,550)     (240,000)
 Federal Funds Purchased.............       343,421            --            --
 Note to the Federal Home Loan Bank..            --            --     1,425,000
 Repayments on Notes to Federal Home
  Loan Bank..........................    (2,356,800)      (68,800)      (12,800)
 Mortgage Indebtedness on Other Real
  Estate.............................            --            --        (6,144)
                                       ------------  ------------  ------------
                                          7,149,160    24,401,226    27,320,505
                                       ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS....................    (2,418,936)    4,835,678       689,481
CASH AND CASH EQUIVALENTS,
 BEGINNING...........................    10,468,508     5,632,830     4,943,349
                                       ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, ENDING....  $  8,049,572  $ 10,468,508  $  5,632,830
                                       ============  ============  ============

        The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The consolidated financial statements include the accounts of SNB Bancshares, Inc. and its wholly-owned subsidiary, Security National Bank (the
Bank) located in Macon, Georgia. All significant intercompany accounts have been eliminated. The accounting and reporting policies of SNB Bancshares, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

  In June 1997, FASB issued Statement No. 130, Reporting Comprehensive Income. The new statement is effective for periods beginning after December 15, 1997 and requires that all changes in equity during a period from transactions and events from nonowner sources be reported as other comprehensive income in the financial statements and related notes. SNB Bancshares adopted SFAS 130 on January 1, 1998. Prior years have been restated to conform with new requirements.

  Also, in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to stockholders. The adoption of this statement will have no effect on the financial statements of the Company.

 Interim and Subsequent Financial Information (Unaudited)

  The consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations, comprehensive income and cash flows for the three months ended March 31, 1998 and 1997 and the statement of changes in stockholders' equity for the three months ended March 31, 1998 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1998 and 1997 have been made.

  Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial information included herein. These interim unaudited financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto. The results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

 Investment Securities

  Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank classifies its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

  Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1997 and 1996. Realized and unrealized gains and losses are determined using the specific identification method.

 Loans

  Interest income on loans is recognized using the effective interest method on all loans except for certain installment add-on loans. Interest on these loans is recognized using the rule of 78's, which results in no material difference from the use of the effective interest method.

  Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

  Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

  Security National Bank's loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the middle Georgia area.

 Allowance for Loan Losses

  The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

  An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

  Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes

                      SNB BANCSHARES, INC. AND SUBSIDIARY
in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

 Premises and Equipment

  Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

  Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

                     DESCRIPTION                 LIFE IN YEARS    METHOD
                     -----------                 -------------    ------     ---
      Banking Premises..........................      30       Straight-Line
      Furniture and Equipment...................     5-25      Straight-Line

  Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

 Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

 Other Real Estate

  Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs.

(2) CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

  Components of cash and balances due from depository institutions are as follows:

                                                              DECEMBER 31
                                              MARCH 31   ---------------------
                                                1998        1997       1996
                                             ----------- ---------- ----------
                                             (UNAUDITED)
   Cash on Hand and Cash Items.............. $1,640,315  $1,676,535 $1,136,379
   Noninterest-Bearing Deposits with Other
    Banks...................................  4,004,820   6,093,037  4,352,129
                                             ----------  ---------- ----------
                                             $5,645,135  $7,769,572 $5,488,508
                                             ==========  ========== ==========

  As of December 31, 1997, the Bank had no required deposits with the Federal Reserve.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(3) INVESTMENT SECURITIES

  Investment securities as of March 31, 1998 (unaudited) are summarized as follows:

                                              GROSS      GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED
                                   COST       GAINS      LOSSES   FAIR VALUE
                                ----------- ---------- ---------- -----------
   SECURITIES AVAILABLE FOR
    SALE
   U.S. Treasury............... $ 3,515,539  $ 51,442             $ 3,566,981
   U.S. Government Agencies
     Mortgage Backed...........   1,731,419     9,045   $(20,265)   1,720,199
     Other.....................  13,332,592    39,127    (60,662)  13,311,057
   State, County and
    Municipal..................   3,690,378   114,199               3,804,577
   Other.......................     603,299                           603,299
                                -----------  --------   --------  -----------
                                $22,873,227  $213,813   $(80,927) $23,006,113
                                ===========  ========   ========  ===========
   SECURITIES HELD TO MATURITY
   State, County and
    Municipal.................. $ 4,920,476  $128,024   $ (3,240) $ 5,045,260
                                ===========  ========   ========  ===========

  Investment securities as of December 31, 1997 are summarized as follows:

                                              GROSS      GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED
                                   COST       GAINS      LOSSES    FAIR VALUE
                                ----------- ---------- ----------  -----------
   SECURITIES AVAILABLE FOR
    SALE
   U.S. Treasury............... $ 3,515,493  $ 49,421              $ 3,564,914
   U.S. Government Agencies
     Mortgage Backed...........   2,035,936    14,703  $  (2,345)    2,048,294
     Other.....................  14,612,218    24,260   (100,862)   14,535,616
   State, County and
    Municipal..................   4,400,128   120,815                4,520,943
   Federal Reserve Stock.......     181,200                            181,200
   Federal Home Loan Bank
    Stock......................     402,100                            402,100
                                -----------  --------  ---------   -----------
                                $25,147,075  $209,199  $(103,207)  $25,253,067
                                ===========  ========  =========   ===========
   SECURITIES HELD TO MATURITY
   U.S. Government Agencies
     Mortgaged Backed..........
     Other..................... $   500,000            $     (11)  $   499,989
   State, County and
    Municipal..................   5,232,350  $126,348     (2,005)    5,356,693
                                -----------  --------  ---------   -----------
                                $ 5,732,350  $126,348  $  (2,016)  $ 5,856,682
                                ===========  ========  =========   ===========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

  The amortized cost and fair value of investment securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  SECURITIES
                                 ---------------------------------------------
                                   AVAILABLE FOR SALE      HELD TO MATURITY
                                 ----------------------- ---------------------
                                  AMORTIZED     FAIR     AMORTIZED     FAIR
                                    COST        VALUE       COST      VALUE
                                 ----------- ----------- ---------- ----------
   Due in One Year or Less...... $ 3,675,212 $ 3,645,828 $1,570,374 $1,577,520
   Due After One Year Through
    Five Years..................  16,804,753  16,839,960  2,346,082  2,401,823
   Due After Five Years Through
    Ten Years...................   1,642,888   1,711,139  1,513,772  1,569,275
   Due After Ten Years..........     404,986     424,546    302,122    308,064
                                 ----------- ----------- ---------- ----------
                                  22,527,839  22,621,473  5,732,350  5,856,682
   Mortgage Backed Securities...   2,035,936   2,048,294
   Federal Reserve Stock........     181,200     181,200
   Federal Home Loan Bank
    Stock.......................     402,100     402,100
                                 ----------- ----------- ---------- ----------
                                 $25,147,075 $25,253,067 $5,732,350 $5,856,682
                                 =========== =========== ========== ==========

  Investment securities as of December 31, 1996 are summarized as follows:

                                              GROSS      GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED     FAIR
                                   COST       GAINS      LOSSES       VALUE
                                ----------- ---------- ----------  -----------
   SECURITIES AVAILABLE FOR
    SALE
   U.S. Treasury............... $ 4,038,805  $ 31,228              $ 4,070,033
   U.S. Government Agencies
     Mortgage Backed...........     397,156    16,701                  413,857
     Other.....................  15,964,313    48,605  $(179,278)   15,833,640
   State, County and
    Municipal..................   4,759,315   109,184     (2,071)    4,866,428
   Federal Reserve Stock.......     181,200                            181,200
   Federal Home Loan Bank
    Stock......................     517,200                            517,200
                                -----------  --------  ---------   -----------
                                $25,857,989  $205,718  $(181,349)  $25,882,358
                                ===========  ========  =========   ===========
   SECURITIES HELD TO MATURITY
   U.S. Government Agencies
     Mortgage Backed........... $    56,351            $     (30)  $    56,321
     Other.....................   1,000,000  $     45                1,000,045
   State, County and
    Municipal..................   5,716,860   103,283     (3,803)    5,816,340
                                -----------  --------  ---------   -----------
                                $ 6,773,211  $103,328  $  (3,833)  $ 6,872,706
                                ===========  ========  =========   ===========

  Proceeds from sales of investments in debt securities were $2,396,131 in 1997, $8,306,405 in 1996 and $3,169,999 in 1995. Gross realized gains totaled
$5,050, $37,612 and $7,117 in 1997, 1996 and 1995, respectively. Gross losses totaled $2,832, $13,535 and $4,480 in 1997, 1996 and 1995, respectively.

  Investment securities having a carrying value approximating $5,306,000 and $4,551,000 as of December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(4) LOANS

  The composition of loans are as follows:

                                                            DECEMBER 31
                                         MARCH 31   ---------------------------
                                           1998        1997        1996
                                       ------------ ----------- -----------
                                       (UNAUDITED)
   Loans Secured by Real Estate
     Construction and Land
      Development....................  $  1,835,165 $ 1,970,867 $ 2,864,293
     Secured by Farmland (Including
      Farm Residential and Other
      Improvements)..................       331,285   1,086,022   2,337,764
     Secured by 1-4 Family
      Residential Properties.........    31,643,845  30,161,359  25,555,495
     Secured by Multifamily (5 or
      More) Residential Properties...       212,330     198,482      17,530
     Secured by Nonfarm
      Nonresidential Properties......    34,139,337  34,130,975  31,961,212
   Loans to Deposit Institutions.....     3,150,000   2,150,000          --
   Commercial and Industrial Loans
    (U.S. Addressees)................    20,990,285  19,304,107  15,129,141
   Loans to Individuals for
    Household, Family and Other
    Personal Expenditures
     Credit Cards and Related Plans..       515,644     495,153     427,437
     Other...........................    10,434,367   9,574,414   8,128,858
                                       ------------ ----------- -----------
                                       $103,252,258 $99,071,379 $86,421,730
                                       ============ =========== ===========
   Loans by interest rate type are:
     Fixed Rate......................               $78,561,935 $65,083,381
     Variable Rate...................                20,509,444  21,338,349
                                                    ----------- -----------
                                                    $99,071,379 $86,421,730
                                                    =========== ===========

  Impaired loans included in total loans above as of December 31 are summarized as follows:

                                                       1997        1996
                                                    ----------- -----------
   Total Investment in Impaired
    Loans............................               $   504,869 $   485,744
   Less Allowance for Impaired Loan
    Losses...........................                   225,000     119,809
   Net Investment....................               $   279,869 $   365,935
                                                    ----------- -----------
   Average Investment................               $   495,307 $   425,840
                                                    =========== ===========

  For the year ended December 31, 1997, no income was recorded on the cash basis on impaired loans. Foregone interest on impaired and other nonperforming loans approximated $68,500 in 1997, $66,000 in 1996 and $8,000 in 1995.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(5) ALLOWANCE FOR LOAN LOSSES

  Transactions in the allowance for loan losses are summarized below:

                              THREE MONTHS
                                 ENDED         YEARS ENDED DECEMBER 31
                                MARCH 31   ----------------------------------
                                  1998        1997        1996        1995
                              ------------ ----------  ----------  ----------
                              (UNAUDITED)
   BALANCE, BEGINNING........  $1,395,188  $1,383,127  $1,127,609  $1,019,613
   Provision Charged to
    Operating Expenses.......      35,000     372,000     257,000     109,143
   Loans Charged Off.........      (8,297)   (598,140)   (200,046)    (60,191)
   Loan Recoveries...........      27,983     238,201     198,564      59,044
                               ----------  ----------  ----------  ----------
   BALANCE, ENDING...........  $1,449,874  $1,395,188  $1,383,127  $1,127,609
                               ==========  ==========  ==========  ==========

  The 1997 and 1996 allowance for loan losses presented above include an allowance for impaired loan losses which was established as of January 1, 1996. Transactions in the allowance for impaired loan losses during 1997 and 1996 were as follows:

                                                               1997      1996
                                                             --------  --------
   BALANCE, BEGINNING....................................... $119,809  $ 98,447
   Provision Charged to Operating Expenses..................  165,000    98,890
   Loans Charged Off........................................  (59,809)  (77,528)
                                                             --------  --------
   Balance, Ending.......................................... $225,000  $119,809
                                                             ========  ========

(6) PREMISES AND EQUIPMENT

  Premises and equipment are comprised of the following:

                                                            DECEMBER 31
                                          MARCH 31    ------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
                                         (UNAUDITED)
   Land................................. $ 1,082,363  $ 1,080,263  $   531,411
   Building.............................   1,836,480    1,836,480    1,226,457
   Leasehold Improvements...............     115,610      115,610           --
   Furniture, Fixtures and Equipment....   2,377,865    2,274,096    1,829,521
   Construction in Progress.............      81,202           --           --
                                         -----------  -----------  -----------
                                           5,493,520    5,306,449    3,587,389
   Accumulated Depreciation.............  (1,427,867)  (1,335,115)  (1,053,458)
                                         -----------  -----------  -----------
                                         $ 4,065,653  $ 3,971,334  $ 2,533,931
                                         ===========  ===========  ===========

  Depreciation charged to operations totaled $319,284 in 1997, $237,354 in 1996 and $196,592 in 1995.

  Certain bank facilities are leased under various operating leases. Rental expense was $100,573 in 1997, $40,175 in 1996 and $ -0- in 1995.

  Future minimum rental commitments under noncancelable leases are:

            YEAR                                                        AMOUNT
            ----                                                       --------
            1998...................................................... $100,000
            1999......................................................   71,136
            2000......................................................   71,556
            2001......................................................   71,556
            2002......................................................   71,556
                                                                       --------
                                                                       $385,804
                                                                       ========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(7) OTHER ASSETS

  Organization costs totaling $40,510 incurred in connection with formation of the parent company are being amortized to operations over a period of 60 months. Related amortization expense totaled $8,103 in 1997, 1996 and 1995. Accumulated amortization as of December 31, 1997 is $26,333.

(8) INCOME TAXES

  The Company reports income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  The components of income tax expense for the years ended December 31 are as follows:

                                                       1997     1996     1995
                                                     -------- -------- --------
   Current Federal Expense.......................... $680,481 $576,357 $546,541
   Deferred Federal Expense.........................   51,981   84,456   14,263
                                                     -------- -------- --------
                                                      732,462  660,813  560,804
   Current State Tax Expense........................   52,882   26,000       --
                                                     -------- -------- --------
                                                     $785,344 $686,813 $560,804
                                                     ======== ======== ========

Federal income tax expense of $732,462 in 1997, $660,813 in 1996 and $560,804 in 1995 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                                  1997       1996       1995
                                                ---------  ---------  ---------
   STATUTORY FEDERAL INCOME TAXES.............. $ 880,015  $ 791,889  $ 663,544
     Tax-Exempt Interest.......................  (162,632)  (160,347)  (128,602)
     Interest Expense Disallowance.............    23,798     24,469     21,153
     Premiums on Officers' Life Insurance......     1,420      2,621      3,169
     Meal and Entertainment Disallowance.......     5,084      3,603      2,212
     Other.....................................   (15,223)    (1,422)      (672)
                                                ---------  ---------  ---------
   ACTUAL FEDERAL INCOME TAXES................. $ 732,462  $ 660,813  $ 560,804
                                                =========  =========  =========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

  The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

                                                              1997      1996
                                                            --------  --------
   DEFERRED TAX ASSETS
     Allowance for Loan Losses............................. $388,804  $321,598
     Georgia Occupation and License Tax Credit.............   53,581    53,581
     Other Real Estate Owned Valuation Allowance...........   10,795     2,295
     Valuation Allowance for Deferred Tax Assets...........  (23,286)  (23,286)
                                                            --------  --------
                                                             429,894   354,188
                                                            --------  --------
   DEFERRED TAX LIABILITIES
     Premises and Equipment................................ (121,036)  (99,852)
     Securities Accretion..................................  (19,011)  (16,470)
                                                            --------  --------
                                                            (140,047) (116,322)
                                                            --------  --------
                                                             289,847   237,866
   DEFERRED TAX LIABILITY ON UNREALIZED SECURITIES GAINS...  (36,037)   (8,285)
                                                            --------  --------
   NET DEFERRED TAX ASSET.................................. $253,810  $229,581
                                                            ========  ========

(9) DEPOSITS

  Components of interest-bearing deposits are as follows:

                                                              DECEMBER 31
                                             MARCH 31   -----------------------
                                               1998        1997        1996
                                           ------------ ----------- -----------
                                           (UNAUDITED)
   Interest-Bearing Demand................ $ 28,072,111 $28,629,709 $25,062,789
   Savings................................    4,725,573   4,255,571   4,153,442
   Time, $100,000 and Over................   18,104,417  15,999,676  13,522,903
   Other Time.............................   53,356,343  48,596,476  49,342,433
                                           ------------ ----------- -----------
                                           $104,258,444 $97,481,432 $92,081,567
                                           ============ =========== ===========

  The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $7,630,000 and $12,048,000 on December 31, 1997 and 1996, respectively.

  As of December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

            YEAR                                AMOUNT
            ----                              -----------
            1998............................. $40,510,113
            1999.............................  13,081,501
            2000.............................  10,243,481
            2001.............................     409,200
            2002 and Thereafter..............     351,857
                                              -----------
                                              $64,596,152
                                              ===========

(10) FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

  Securities sold under agreement to repurchase generally mature within 7 to 14 days. Mortgage backed securities sold under repurchase agreements are held and segregated by the Bank's investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Bank, subject to agreement by the buyer. The agreements, as of December 31, 1997, mature within 7 days.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

  Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                             1997       1996
                                                           --------  ----------
   Average Balance During the Year........................ $271,284  $       --
   Average Interest Rate During the Year..................     5.22%         --
   Maximum Month-End Balance During the Year..............  484,012          --

  Mortgage backed securities underlying the agreements as of December 31 are:

                                                               1997      1996
                                                             -------- ----------
   Carrying Value........................................... $500,144 $       --
   Estimated Fair Value.....................................  501,328         --

(11) OTHER BORROWED MONEY

  Other borrowed money is comprised of the following as of December 31:

                                                             1997       1996
                                                          ---------- ----------
   Advance agreements with the Federal Home Loan Bank of
    Atlanta payable in varying amounts through August 7,
    2005. Interest at rates ranging from 6.96 percent to
    7.93 percent payable under the principal reducing
    credit program and the fixed rate credit program....  $1,315,000 $3,671,800
                                                          ========== ==========

  Maturities of borrowed money for each of the next five years and thereafter are as follows:

            YEAR                                 AMOUNT
            ----                               ----------
            1998.............................. $   55,000
            1999..............................     55,000
            2000..............................    935,000
            2001..............................         --
            2002..............................         --
            Thereafter........................    270,000
                                               ----------
                                               $1,315,000
                                               ==========

(12) EMPLOYEE BENEFITS

  The Bank has a 401(K) Savings Incentive and Profit Sharing Plan effective as of January 1, 1990. All employees as of the effective date were eligible to participate in the plan. Subsequently-employed persons become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include salary reduction deferrals elected by employees, a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $185,436 in 1997, $167,890 in 1996 and $160,452 in 1995.

(13) COMMITMENTS AND CONTINGENCIES

  In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Bank had commitments under standby letters of credit to U.S. addressees approximating $759,300 as of December 31, 1997 and $201,800 as of December 31, 1996. Unfulfilled loan commitments as of December 31, 1997 and 1996 approximated $16,366,000 and $13,215,000, respectively. No losses are anticipated as a result of commitments and contingencies.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(14) STOCK WARRANTS AND OPTIONS

  In connection with the original stock offering, the Bank issued 149,900 warrants to its organizers, interim directors and initial executive officers for the purchase of common stock. Each warrant entitled the owner to purchase one share of Bank stock at the exercise price of $10 per share until the warrant expired. Upon formation of SNB Bancshares, Inc. in a one-for-one exchange of common stock effective September 30, 1994, the outstanding warrants were transformed into entitlements to purchase an equivalent number of shares of common stock of the holding company. As a result of stock splits effected in the form of dividends, the number of outstanding warrants increased to 449,700 with an adjusted exercise price of $3.33 per share.

  During 1996, the board of directors of SNB Bancshares, Inc. adopted the 1996 incentive stock option plan which granted key officers the right to purchase shares of common stock at the price of $9.00, as adjusted for stock splits, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent at the end of the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

  A summary of warrant and option transactions follows:

                                             MARCH 31, 1998   DECEMBER 31, 1997
                                           ------------------ ------------------
                                              (UNAUDITED)
                                              SHARES UNDER       SHARES UNDER
                                           ------------------ ------------------
                                                    INCENTIVE          INCENTIVE
                                           ORIGINAL   STOCK   ORIGINAL   STOCK
                                           WARRANTS  OPTIONS  WARRANTS  OPTIONS
                                           -------- --------- -------- ---------
   Granted................................ 449,700   62,500   449,700   62,500
   Canceled...............................      --       --        --       --
   Exercised.............................. 253,150       --    79,350       --
                                           -------   ------   -------   ------
   Outstanding............................ 196,550   62,500   370,350   62,500
                                           =======   ======   =======   ======
   Eligible to be Exercised............... 196,550   12,500   370,350   12,500
                                           =======   ======   =======   ======

(15) INTEREST INCOME AND EXPENSE

  Interest income of $522,299, $471,608 and $394,240 from state, county and municipal bonds was exempt from regular income taxes in 1997, 1996 and 1995, respectively.

  Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $1,025,297, $886,601 and $726,041 for the years ended December 31, 1997, 1996 and 1995, respectively.

(16) SUPPLEMENTAL CASH FLOW INFORMATION

  Cash payments for the following were made during the years ended December
31:

                                                  1997       1996       1995
                                               ---------- ---------- ----------
   Interest Expense........................... $4,952,149 $4,533,903 $2,878,203
                                               ========== ========== ==========
   Income Taxes............................... $  888,400 $  721,000 $  553,400
                                               ========== ========== ==========

  Noncash investing activities for the years ended December 31 are as follows:

     Acquisitions of Real Estate Through
      Foreclosure............................. $  355,081 $  200,531 $  257,224
                                               ========== ========== ==========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(17) EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (Statement 128), Earnings per Share. Statement 128 establishes standards for computing and presenting earnings per share ("EPS") and supersedes Accounting Principles Board Opinion No. 15 ("APB 15") and its related interpretations. It replaces the presentation of primary EPS with a presentation of basic EPS, which excludes dilution, and requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB 15. Statement 128 is effective for periods ending after December 15, 1997, including interim periods, and will require restatement of all prior period EPS data presented with earlier application not permitted. The following presents earnings per share for the years ended December 31, 1997, 1996 and 1995 and the three months ended March 31, 1998 and 1997 under the requirements of Statement 128:

                                                               COMMON
                                                    INCOME     SHARES
                                                  NUMERATOR  DENOMINATOR  EPS
                                                  ---------- ----------- -----
                                                         MARCH 31, 1998
                                                  ----------------------------
                                                          (UNAUDITED)
   BASIC EPS
     Income Available to Common Stockholders..... $  464,994  2,257,229  $0.21
                                                                         =====
   DILUTIVE EFFECT OF POTENTIAL COMMON STOCK
     Stock Options and Warrants..................               232,981
                                                  ----------  ---------
   DILUTED EPS
     Income Available to Common Stockholders
      After Assumed Conversions of Dilutive
      Securities................................. $  464,994  2,490,210  $0.19
                                                  ==========  =========  =====
                                                         MARCH 31, 1997
                                                  ----------------------------
                                                          (UNAUDITED)
   BASIC EPS
     Income Available to Common Stockholders..... $  411,399  2,092,009  $0.20
                                                                         =====
   DILUTIVE EFFECT OF POTENTIAL COMMON STOCK
     Stock Options and Warrants..................               287,045
                                                  ----------  ---------
   DILUTED EPS
     Income Available to Common Stockholders
      After Assumed Conversions of Dilutive
      Securities................................. $  411,399  2,379,054  $0.17
                                                  ==========  =========  =====
                                                       DECEMBER 31, 1997
                                                  ----------------------------
   BASIC EPS
     Income Available to Common Stockholders..... $1,802,936  2,105,449  $0.86
                                                                         =====
   DILUTIVE EFFECT OF POTENTIAL COMMON STOCK
     Stock Options and Warrants..................               356,411
                                                  ----------  ---------
   DILUTED EPS
     Income Available to Common Stockholders
      After Assumed Conversions of Dilutive
      Securities................................. $1,802,936  2,461,860  $0.73
                                                  ==========  =========  =====
                                                       DECEMBER 31, 1996
                                                  ----------------------------
   BASIC EPS
     Income Available to Common Stockholders..... $1,642,274  1,704,289  $0.96
                                                                         =====
   DILUTIVE EFFECT OF POTENTIAL COMMON STOCK
     Stock Options and Warrants..................               317,858
                                                  ----------  ---------
   DILUTED EPS
     Income Available to Common Stockholders
      After Assumed Conversions of Dilutive
      Securities................................. $1,642,274  2,022,147  $0.81
                                                  ==========  =========  =====

                      SNB BANCSHARES, INC. AND SUBSIDIARY

                                                               COMMON
                                                    INCOME     SHARES
                                                  NUMERATOR  DENOMINATOR  EPS
                                                  ---------- ----------- -----
                                                       DECEMBER 31, 1995
                                                  ----------------------------
   BASIC EPS
     Income Available to Common Stockholders..... $1,390,795  1,500,000  $0.93
                                                                         =====
   DILUTIVE EFFECT OF POTENTIAL COMMON STOCK
     Stock Options and Warrants..................               230,334
                                                              ---------
   DILUTED EPS
     Income Available to Common Stockholders
      After Assumed Conversions of Dilutive
      Securities................................. $1,390,795  1,730,334  $0.80
                                                  ==========  =========  =====

  All share and per share data have been restated to reflect a 25 percent stock split occurring on September 25, 1997, a 100 percent stock split occurring on June 1, 1996 and a 20 percent stock split occurring on March 20, 1995. All stock splits were effected in the form of dividends.

  In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. SNB Bancshares, Inc. continues to follow Opinion 25 in accounting for its stock-based compensation awards; accordingly, no compensation expense has been recognized in the financial statements. If compensation expense were determined on the basis of Statement 123, net income and earnings per share would have been reduced as follows:

                                                                        1997
                                                                     ----------
   NET INCOME
     As Reported.................................................... $1,802,936
                                                                     ==========
     Proforma....................................................... $1,767,061
                                                                     ==========
   BASIC EARNINGS PER SHARE
     As Reported.................................................... $     0.86
                                                                     ==========
     Proforma....................................................... $     0.84
                                                                     ==========
   DILUTED EARNINGS PER SHARE
     As Reported.................................................... $     0.73
                                                                     ==========
     Proforma....................................................... $     0.72
                                                                     ==========

  Proforma information includes only the effects of incentive stock option awards which were granted in May 1996 and began vesting in May 1997. Incentive stock options granted had no proforma effect on 1996 and 1995 financial statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

  Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:

   Expected Annual Dividends (As Percent of Stock Price)................   2.33%
   Discount Rate-Bond Equivalent Yield..................................   6.50%
   Expected Life........................................................ 5 Years
   Expected Cumulative Volatility.......................................  77.35%

(18) COMPREHENSIVE INCOME

  For the three months ended March 31, 1998 (unaudited), other comprehensive income is comprised of the following:

                                                BEFORE TAX TAX EFFECT NET OF TAX
                                                ---------- ---------- ----------
   UNREALIZED GAIN ON SECURITIES
     Gain Arising During Year..................  $32,897    $11,184    $21,713
     Reclassification Adjustment...............   (4,704)    (1,599)    (3,105)
                                                 -------    -------    -------
   NET UNREALIZED GAIN.........................  $28,193    $ 9,585    $18,608
                                                 =======    =======    =======

  The financial information included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary to fairly state the financial position and results of operations for the interim periods presented.

(19) RELATED PARTY TRANSACTIONS

  The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $3,182,795 as of December 31, 1997 and $2,227,190 as of December 31, 1996. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                                                          1997         1996
                                                       -----------  -----------
   BALANCE, BEGINNING................................. $ 2,227,190  $ 2,544,857
     New Loans........................................   4,462,525    1,840,377
     Repayments.......................................  (3,506,920)  (2,158,044)
                                                       -----------  -----------
   BALANCE, ENDING.................................... $ 3,182,795  $ 2,227,190
                                                       ===========  ===========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(20) FINANCIAL INFORMATION OF SNB BANCSHARES, INC. (PARENT ONLY)

  SNB Bancshares, Inc. (the parent company) was formed as a one-bank holding company from Security National Bank in September 1994. The parent company's balance sheets as of December 31, 1997 and 1996 and the related statements of income and cash flows for the years then ended are as follows:

                      SNB BANCSHARES, INC. (PARENT ONLY)
                                BALANCE SHEETS
                                  DECEMBER 31

                                    ASSETS

                                                          1997        1996
                                                       ----------- -----------
   Cash............................................... $ 2,535,406 $ 4,388,241
   Accounts Receivable--Other.........................      11,621      31,118
   Investment in Loans................................   2,150,000          --
   Interest Receivable on Loans.......................      40,444          --
   Unamortized Organization Costs.....................      14,178      22,280
   Investment in Subsidiary, at Equity................  12,245,079  10,514,772
   Income Tax Benefit.................................          --       9,626
                                                       ----------- -----------
   TOTAL ASSETS....................................... $16,996,728 $14,966,037
                                                       =========== ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

   LIABILITIES
     Federal Income Tax Payable....................... $   124,130 $        --
     State Income Tax Payable.........................      18,600      24,000
     Other............................................      14,023       9,585
                                                       ----------- -----------
                                                           156,753      33,585
                                                       ----------- -----------
   STOCKHOLDERS' EQUITY
     Common Stock, Par Value $1 a Share; Authorized
      5,000,000 Shares, Issued and Outstanding
      2,123,531 and 1,654,852 Shares, Respectively ...   2,123,531   1,654,852
     Paid-In Capital..................................   9,726,094   9,312,662
     Retained Earnings................................   4,920,395   3,948,855
     Net Unrealized Gain on Securities Available for
      Sale, Net of Tax................................      69,955      16,083
                                                       ----------- -----------
   TOTAL STOCKHOLDERS' EQUITY.........................  16,839,975  14,932,452
                                                       ----------- -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......... $16,996,728 $14,966,037
                                                       =========== ===========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

                       SNB BANCSHARES, INC. (PARENT ONLY)
                              STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                            1997       1996
                                                         ---------- ----------
   INCOME
     Dividends from Subsidiary.......................... $  409,501 $  313,550
     Interest...........................................     60,680
                                                         ---------- ----------
                                                            470,181    313,550
                                                         ---------- ----------
   EXPENSE
     Amortization of Organization Costs.................      8,103      8,103
     Other..............................................    102,577     50,984
                                                         ---------- ----------
                                                            110,680     59,087
                                                         ---------- ----------
   INCOME BEFORE TAXES AND EQUITY IN UNDISTRIBUTED
    EARNINGS OF SUBSIDIARY..............................    359,501    254,463
     Income Tax Benefit.................................     17,000     20,091
                                                         ---------- ----------
   INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
    SUBSIDIARY..........................................    376,501    274,554
     Equity in Undistributed Earnings of Subsidiary.....  1,426,435  1,367,720
                                                         ---------- ----------
   NET INCOME........................................... $1,802,936 $1,642,274
                                                         ========== ==========


                       SNB BANCSHARES, INC. (PARENT ONLY)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                         1997         1996
                                                      -----------  -----------
   CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income.....................................  $ 1,802,936  $ 1,642,274
     Adjustments to Reconcile Net Income to Net Cash
      Provided from Operating Activities
       Amortization.................................        8,103        8,103
       Equity in Undistributed Earnings of
        Subsidiary..................................   (1,426,435)  (1,367,720)
       Increase in Other............................      111,846       (3,624)
                                                      -----------  -----------
                                                          496,450      279,033
                                                      -----------  -----------
   CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in Loans............................   (2,150,000)          --
     Capital Infusion in Subsidiary.................     (250,000)    (800,000)
                                                      -----------  -----------
                                                       (2,400,000)    (800,000)
                                                      -----------  -----------
   CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends Paid.................................     (409,843)    (313,550)
     Issuance of Common Stock.......................      460,558    5,186,114
                                                      -----------  -----------
                                                           50,715    4,872,564
                                                      -----------  -----------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS.....................................   (1,852,835)   4,351,597
   CASH AND CASH EQUIVALENTS, BEGINNING.............    4,388,241       36,644
                                                      -----------  -----------
   CASH AND CASH EQUIVALENTS, ENDING................  $ 2,535,406  $ 4,388,241
                                                      ===========  ===========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(21) STOCK SPLITS EFFECTED AS DIVIDENDS

  On September 25, 1997, the board of directors approved a 25 percent stock split to be effected in the form of a dividend. On May 23, 1996, a two-for-one stock split was effected in the form of a dividend on June 1, 1996. On March 20, 1995, a 20 percent stock split was effected as a dividend. All share and per share data including stock options and warrants have been adjusted to reflect the additional shares outstanding resulting from the stock splits.

(22) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of SNB Bancshares' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

    Cash and Short-Term Investments--For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

    Investment Securities Available for Sale--Fair values for investment securities are based on quoted market prices.

    Loans--The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

    Deposit Liabilities--The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

    Standby Letters of Credit--Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

  The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                 1997               1996
                                          ------------------ ------------------
                                                   ESTIMATED          ESTIMATED
                                          CARRYING   FAIR    CARRYING   FAIR
                                           AMOUNT    VALUE    AMOUNT    VALUE
                                          -------- --------- -------- ---------
                                                     (IN THOUSANDS)
   ASSETS
     Cash and Short-Term Investments....  $  8,050 $  8,050  $ 10,468 $ 10,468
     Investment Securities Available for
      Sale..............................    25,253   25,253    25,882   25,882
     Investment Securities Held to
      Maturity..........................     5,732    5,856     6,773    6,873
     Loans..............................    99,071  101,311    84,864   85,460
   LIABILITIES
     Deposits...........................   121,941  122,604   113,032  113,971
     Borrowed Money.....................     2,329    2,329     4,140    4,195
   UNRECOGNIZED FINANCIAL INSTRUMENTS
     Standby Letters of Credit..........                759                202
     Unfulfilled Loan Commitments.......             16,366             13,215

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(23) REGULATORY CAPITAL MATTERS

  The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

  The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

  Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1997, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                   TO BE WELL
                                                                CAPITALIZED UNDER
                                               FOR CAPITAL      PROMPT CORRECTIVE
                              ACTUAL        ADEQUACY PURPOSES   ACTION PROVISIONS
                         -----------------  -------------------------------------
                           AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                         ----------- -----  ----------- ------------------- -----
AS OF MARCH 31, 1998
 (UNAUDITED)
  Total Capital to Risk-
   Weighted Assets...... $19,085,000 17.22% $ 8,866,000  8.00%  $11,083,000 10.00%
  Tier I Capital to
   Risk-Weighted
   Assets...............  17,699,000 15.97    4,433,000  4.00     6,650,000  6.00
  Tier I Capital to
   Average Assets.......  17,699,000 12.18    5,812,000  4.00     7,266,000  5.00
AS OF DECEMBER 31, 1997
  Total Capital to Risk-
   Weighted Assets...... $18,108,000 16.93% $ 8,557,000  8.00%  $10,696,000 10.00%
  Tier I Capital to
   Risk-Weighted
   Assets...............  16,770,000 15.68    4,278,000  4.00     6,417,000  6.00
  Tier I Capital to
   Average Assets.......  16,770,000 12.32    5,445,000  4.00     6,806,000  5.00
AS OF DECEMBER 31, 1996
  Total Capital to Risk-
   Weighted Assets...... $15,776,000 17.48% $ 7,220,000  8.00%  $ 9,025,000 10.00%
  Tier I Capital to
   Risk-Weighted
   Assets...............  14,645,000 16.23    3,609,000  4.00     5,414,000  6.00
  Tier I Capital to
   Average Assets.......  14,645,000 10.85    5,399,000  4.00     6,749,000  5.00

(24) RECLASSIFICATIONS

  Certain reclassifications have been made in the 1996 and 1995 financial statements to conform to the 1997 presentation.

(25) SUBSEQUENT EVENTS

  On January 29, 1998, the Company entered into an Agreement and Plan of Merger with Crossroads Bancshares, Inc. ("Crossroads"), pursuant to which Crossroads will be merged with and will become a wholly-owned subsidiary of the Company. Pending approval by stockholders and regulatory authorities, Crossroads stockholders will receive 2.9 shares of the common stock of the Company, in a business combination accounted for as a pooling of interests. Historical financial information presented in future reports will be restated to include Crossroads.

                              [MCNAIR LETTERHEAD]

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Crossroads Bancshares, Inc. and Subsidiary

  We have audited the accompanying consolidated balance sheets of CROSSROADS BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1997 and 1996 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crossroads Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                     McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Perry, Georgia
February 20, 1998

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                            DECEMBER 31
                                          MARCH 31    ------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
                                         (UNAUDITED)
CASH AND DUE FROM BANKS................. $ 3,595,355  $ 4,503,497  $ 4,421,664
                                         -----------  -----------  -----------
INTEREST-BEARING DEPOSITS WITH OTHER
 BANK...................................          --           --       11,650
                                         -----------  -----------  -----------
FEDERAL FUNDS SOLD......................   7,010,000    8,795,000   10,680,000
                                         -----------  -----------  -----------
INVESTMENT SECURITIES AVAILABLE FOR
 SALE, AT FAIR VALUE....................   7,918,061   10,247,846   14,111,821
                                         -----------  -----------  -----------
LOANS...................................  46,962,766   46,559,024   37,582,067
  Allowance for Loan Losses.............    (448,099)    (465,799)    (376,449)
                                         -----------  -----------  -----------
                                          46,514,667   46,093,225   37,205,618
                                         -----------  -----------  -----------
PREMISES AND EQUIPMENT..................   2,078,151    2,103,264    2,178,952
                                         -----------  -----------  -----------
OTHER REAL ESTATE.......................     534,962      601,308      315,033
                                         -----------  -----------  -----------
OTHER ASSETS............................   1,238,466    1,224,357    1,051,609
                                         -----------  -----------  -----------
TOTAL ASSETS............................ $68,889,662  $73,568,497  $69,976,347
                                         ===========  ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS
  Noninterest-Bearing................... $11,897,454  $16,922,665  $16,643,224
  Interest-Bearing......................  50,145,238   49,997,483   47,224,185
                                         -----------  -----------  -----------
                                          62,042,692   66,920,148   63,867,409
                                         -----------  -----------  -----------
BORROWED MONEY
  Demand Notes to U.S. Treasury.........      57,935       75,466      138,974
                                         -----------  -----------  -----------
OBLIGATION UNDER CAPITAL LEASE..........     219,698      244,050           --
                                         -----------  -----------  -----------
OTHER LIABILITIES.......................     490,510      418,420      838,819
                                         -----------  -----------  -----------
STOCKHOLDERS' EQUITY
  Common Stock, Par Value $10 a Share;
   Authorized 5,000,000 Shares; Issued
   301,682 Shares; Outstanding 291,982
   Shares as of March 31, 1998,December
   31, 1997 and 1996....................   3,016,820    3,016,820    3,016,820
  Retained Earnings.....................   3,210,515    3,042,203    2,296,156
                                         -----------  -----------  -----------
                                           6,227,335    6,059,023    5,312,976
  Treasury Stock at Cost, 9,700 Shares
   for March 31, 1998, December 31,
   1997and 1996.........................    (148,632)    (148,632)    (148,632)
  Unrealized Gain (Loss) on Securities
   Available for Sale, Net of $64 Tax as
   of March 31, 1998 and $11 as of
   December 31, 1997 and Tax Benefit of
   $22,133 as of December 31, 1998......         124           22      (33,199)
                                         -----------  -----------  -----------
TOTAL STOCKHOLDERS' EQUITY..............   6,078,827    5,910,413    5,131,145
                                         -----------  -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY................................. $68,889,662  $73,568,497  $69,976,347
                                         ===========  ===========  ===========

      The accompanying notes are an integral part of these balance sheets.

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE THREE MONTHS ENDED MARCH 31

                                                             1998       1997
                                                          ---------- ----------
                                                               (UNAUDITED)
INTEREST INCOME
  Commercial Loans, Including Fees....................... $  570,879 $  540,134
  Installment Loans, Including Fees......................    541,754    400,589
  Federal Funds Sold.....................................    121,923    149,687
  Investment Securities
    U. S. Treasury.......................................      7,242      7,268
    U. S. Government Agencies............................    100,240    116,548
    Municipal............................................      2,949         --
  Other Investments......................................        307        593
                                                          ---------- ----------
                                                           1,345,294  1,214,819
                                                          ---------- ----------
INTEREST EXPENSE
  Deposits...............................................    579,386    582,123
  Other..................................................      2,838      1,152
                                                          ---------- ----------
                                                             582,224    583,275
                                                          ---------- ----------
NET INTEREST INCOME......................................    763,070    631,544
  Provision for Loan Losses..............................     45,000     12,000
                                                          ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES......    718,070    619,544
NONINTEREST INCOME.......................................    180,292    188,830
NONINTEREST EXPENSES.....................................    539,532    483,094
                                                          ---------- ----------
INCOME BEFORE INCOME TAXES ..............................    358,830    325,280
INCOME TAXES.............................................    132,122    128,121
                                                          ---------- ----------
NET INCOME............................................... $  226,708 $  197,159
                                                          ========== ==========
BASIC EARNINGS PER SHARE................................. $     0.78 $     0.67
                                                          ========== ==========
DILUTED EARNINGS PER SHARE............................... $     0.78 $     0.67
                                                          ========== ==========


        The accompanying notes are an integral part of these statements.

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                 1997       1996       1995
                                              ---------- ---------- ----------
INTEREST INCOME
  Commercial Loans, Including Fees........... $2,466,055 $2,081,156 $1,948,339
  Installment Loans, Including Fees..........  1,799,228  1,420,447  1,153,255
  Federal Funds Sold.........................    452,232    295,695    249,356
  Investment Securities
    U. S. Treasury...........................     29,431     29,550     13,869
    U. S. Government Agencies................    349,381    390,095    429,749
    Municipal................................        706
  Other Investments..........................      1,124      4,269     11,564
                                              ---------- ---------- ----------
                                               5,098,157  4,221,212  3,806,132
                                              ---------- ---------- ----------
INTEREST EXPENSE
  Deposits...................................  2,380,866  1,996,204  1,750,279
  Other......................................     22,806      9,056     14,099
                                              ---------- ---------- ----------
                                               2,403,672  2,005,260  1,764,378
                                              ---------- ---------- ----------
NET INTEREST INCOME..........................  2,694,485  2,215,952  2,041,754
  Provision for Loan Losses..................    133,000     63,000    110,456
                                              ---------- ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES......................................  2,561,485  2,152,952  1,931,298
NONINTEREST INCOME...........................    790,740    678,165    506,166
NONINTEREST EXPENSES.........................  2,110,269  1,675,894  1,491,270
                                              ---------- ---------- ----------
INCOME BEFORE INCOME TAXES ..................  1,241,956  1,155,223    946,194
INCOME TAXES.................................    437,513    404,260    338,660
                                              ---------- ---------- ----------
NET INCOME................................... $  804,443 $  750,963 $  607,534
                                              ========== ========== ==========
BASIC EARNINGS PER SHARE..................... $     2.75 $     2.54 $     2.05
                                              ========== ========== ==========
DILUTED EARNINGS PER SHARE................... $     2.75 $     2.54 $     2.05
                                              ========== ========== ==========


        The accompanying notes are an integral part of these statements.

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE THREE MONTHS ENDED MARCH 31

                                                                1998     1997
                                                              -------- --------
                                                                 (UNAUDITED)
NET INCOME................................................... $226,708 $197,159
OTHER COMPREHENSIVE INCOME, NET OF TAX
  Unrealized Holding Gains (Losses)..........................      102  (55,349)
                                                              -------- --------
COMPREHENSIVE INCOME......................................... $226,810 $141,810
                                                              ======== ========



        The accompanying notes are an integral part of these statements.

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                      1997     1996      1995
                                                    -------- --------  --------
NET INCOME......................................... $804,443 $750,963  $607,534
OTHER COMPREHENSIVE INCOME, NET OF TAX
  Unrealized Holding Gains (Losses)................   33,221  (12,114)  180,424
                                                    -------- --------  --------
COMPREHENSIVE INCOME............................... $837,664 $738,849  $787,958
                                                    ======== ========  ========



        The accompanying notes are an integral part of these statements.

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 AND
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                            UNREALIZED
                           COMMON    RETAINED   TREASURY    GAIN (LOSS)
                           STOCK     EARNINGS     STOCK    ON SECURITIES   TOTAL
                         ---------- ----------  ---------  ------------- ----------
BALANCE, DECEMBER 31,
 1994................... $3,016,820 $1,056,751  $ (32,778)   $(201,509)  $3,839,284
  Net Income............               607,534                              607,534
  Dividends Paid........               (59,796)                             (59,796)
  Purchase of Treasury
   Stock................                          (32,600)                  (32,600)
  Net Unrealized Gain on
   Securities Available
   for Sale, Net of
   Tax..................                                       180,424      180,424
                         ---------- ----------  ---------    ---------   ----------
BALANCE, DECEMBER 31,
 1995...................  3,016,820  1,604,489    (65,378)     (21,085)   4,534,846
  Net Income............               750,963                              750,963
  Dividends Paid........               (59,296)                             (59,296)
  Purchase of Treasury
   Stock................                          (83,254)                  (83,254)
  Net Unrealized Loss on
   Securities Available
   for Sale, Net of
   Tax..................                                       (12,114)     (12,114)
                         ---------- ----------  ---------    ---------   ----------
BALANCE, DECEMBER 31,
 1996...................  3,016,820  2,296,156   (148,632)     (33,199)   5,131,145
  Net Income............               804,443                              804,443
  Dividends Paid........               (58,396)                             (58,396)
  Net Unrealized Gain on
   Securities Available
   for Sale, Net of
   Tax..................                                        33,221       33,221
                         ---------- ----------  ---------    ---------   ----------
BALANCE, DECEMBER 31,
 1997...................  3,016,820  3,042,203   (148,632)          22    5,910,413
  Net Income............               226,708                              226,708
  Dividends Paid........               (58,396)                             (58,396)
  Net Unrealized Gain on
   Securities Available
   for Sale, Net of
   Tax..................                                           102          102
                         ---------- ----------  ---------    ---------   ----------
BALANCE, MARCH 31, 1998
 (UNAUDITED)............ $3,016,820 $3,210,515  $(148,632)   $     124   $6,078,827
                         ========== ==========  =========    =========   ==========


        The accompanying notes are an integral part of these statements.

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE THREE MONTHS ENDED MARCH 31

                                                         1998         1997
                                                      -----------  -----------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income.......................................... $   226,708  $   197,159
 Adjustments to Reconcile Net Income to Net Cash
  Provided from Operating Activities
   Depreciation......................................      29,448       30,225
   Amortization-Other................................                    1,448
   Provision for Loan Losses.........................      45,000       12,000
   Deferred Income Tax (Benefit).....................                  (23,483)
   Amortization on Investment Securities.............     (13,810)     (15,444)
   Loss on Disposal of Other Real Estate and
    Repossessions....................................      22,314        3,400
   CHANGE IN
    Prepaid Expenses.................................         556      (14,493)
    Interest Receivable..............................      (1,497)      (4,120)
    Miscellaneous Assets.............................     (13,221)      12,135
    Interest Payable.................................     (53,222)       8,195
    Miscellaneous Liabilities........................     125,312      (62,717)
                                                      -----------  -----------
                                                          367,588      144,305
                                                      -----------  -----------
CASH FLOWS (TO) INVESTING ACTIVITIES
 Proceeds from Sales and Maturities of Investment
  Securities.........................................   7,522,979   15,565,766
 Purchases of Investment Securities..................  (5,179,229)  (8,537,189)
 Loans...............................................    (524,786)  (3,236,792)
 Purchase of Premises and Equipment..................      (4,335)     (28,939)
 Other Real Estate and Repossessions.................     102,376        6,500
                                                      -----------  -----------
                                                        1,917,005    3,769,346
CASH FLOWS FROM FINANCING ACTIVITIES
 Demand, Interest-Bearing Demand and Savings
  Accounts...........................................  (3,095,174)  (5,925,810)
 Time Deposits.......................................  (1,782,282)      67,861
 Demand Notes to the U.S. Treasury...................     (17,531)     (35,974)
 Dividend Paid.......................................     (58,396)     (58,396)
 Principal Payment on Obligation Under Capital
  Lease..............................................     (24,352)
                                                      -----------  -----------
                                                       (4,977,735)  (5,952,319)
                                                      -----------  -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS............  (2,693,142)  (2,038,668)
CASH AND CASH EQUIVALENTS--BEGINNING.................  13,298,497   15,113,314
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS--ENDING.................... $10,605,355  $13,074,646
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                           1997         1996          1995
                                       ------------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income........................... $    804,443  $   750,963  $    607,534
 Adjustments to Reconcile Net Income
  to Net Cash Provided from Operating
  Activities
   Depreciation.......................      133,852       98,547        87,141
   Amortization-Other.................        4,021        5,792         5,792
   Provision for Loan Losses..........      133,000       63,000       110,456
   Deferred Income Tax (Benefit)......      (25,134)     (67,386)       22,948
   (Amortization) Accretion-Investment
    Securities........................       (9,211)       5,200         5,713
   Net Realized Gains on Investment
    Securities........................       (1,394)                    (2,858)
   Gain on Disposal of Premises and
    Equipment.........................                                  (8,184)
   (Gain) Loss on Disposal of Other
    Real Estate.......................       13,200      (14,101)
   CHANGE IN
    Prepaid Expenses..................      (41,688)       4,798         6,081
    Interest Receivable...............      (95,291)      57,408      (224,906)
    Miscellaneous Assets..............      (24,080)       2,893        50,259
    Interest Payable..................       30,755       15,867         8,253
    Miscellaneous Liabilities.........     (183,327)     169,478        48,381
                                       ------------  -----------  ------------
                                            739,146    1,092,459       716,610
                                       ------------  -----------  ------------
CASH FLOWS (TO) INVESTING ACTIVITIES
 Proceeds from Sales and Maturities of
  Investment Securities...............   18,551,730    7,797,538     3,455,487
 Purchases of Investment Securities...  (14,621,785)  (8,505,828)  (10,144,519)
 Loans................................   (9,020,607)  (5,241,926)   (2,703,322)
 Purchase of Premises and Equipment...      (58,164)    (942,708)      (49,182)
 Proceeds from Disposal of Premises
  and Equipment.......................                     3,600         8,184
 Other Real Estate....................     (299,475)
                                       ------------  -----------  ------------
                                         (5,448,301)  (6,889,324)   (9,433,352)
                                       ------------  -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Demand, Interest-Bearing Demand and
  Savings Accounts....................    3,630,378    4,740,106       885,433
 Time Deposits........................     (577,639)   7,401,449     4,851,740
 Other Borrowed Money.................                   (24,000)
 Demand Notes to the U.S. Treasury....      (63,508)      63,891       (53,190)
 Treasury Stock.......................                   (83,254)      (32,600)
 Cash Value of Life Insurance.........      (12,720)     (12,559)       (8,468)
 Dividend Paid........................      (58,396)     (59,296)      (59,796)
 Principal Payment on Obligation Under
  Capital Lease.......................      (23,777)
                                       ------------  -----------  ------------
                                          2,894,338   12,026,337     5,583,119
                                       ------------  -----------  ------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.....................   (1,814,817)   6,229,472    (3,133,623)
CASH AND CASH EQUIVALENTS-BEGINNING...   15,113,314    8,883,842    12,017,465
                                       ------------  -----------  ------------
CASH AND CASH EQUIVALENTS-ENDING...... $ 13,298,497  $15,113,314  $  8,883,842
                                       ============  ===========  ============

        The accompanying notes are an integral part of these statements.

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

  Crossroads Bancshares, Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Crossroads Bank of Georgia, Inc. (the Bank). The Bank generates commercial (including agricultural), mortgage and consumer loans and receives deposits from customers located primarily in Perry, Warner Robins, Georgia and the surrounding areas. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation.

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

  In June 1997, FASB issued Statement No. 130, Reporting Comprehensive Income. The new statement is effective for periods beginning after December 15, 1997 and requires that all changes in equity during a period from transactions and events from nonowner sources be reported as other comprehensive income in the financial statements and related notes. Crossroads Bancshares adopted SFAS 130 on January 1, 1998. Prior years have been restated to conform with new requirements. There were no reclassification adjustments applicable to the quarter ended March 31, 1998.

  Also, in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to stockholders. The adoption of this statement will have no effect on the financial statements of the Company.

BASIS OF CONSOLIDATION

  The consolidated financial statements include the accounts of Crossroads Bancshares, Inc. and its wholly-owned subsidiary, Crossroads Bank of Georgia, Inc. All significant intercompany transactions and balances have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and financial position could differ from those estimates.

  Material estimates that are susceptible to significant change in the near term include the determination of the allowance for loan losses, the valuation of real estate acquired by foreclosure or in satisfaction of loans and the valuation of deferred tax assets.

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

INTERIM AND SUBSEQUENT FINANCIAL INFORMATION (UNAUDITED)

  The consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations, comprehensive income and cash flows for the three months ended March 31, 1998 and 1997 and the statement of changes in stockholders' equity for the three months ended March 31, 1998 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1998 and 1997 have been made.

  Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial information included herein. These interim unaudited financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto. The results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

INVESTMENT SECURITIES

  The Bank's investments in securities are classified and accounted for as follows:

    Securities Available for Sale-Securities which are not classified as securities to be held to maturity are reported at fair market value. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a separate component of stockholders' equity until realized. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using the interest method over the period to maturity.

  The Bank has no securities which are classified as trading or held to maturity.

LOANS

  Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional payments are recognized as interest income on the cash basis.

  Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but whose collateral values equal or exceed outstanding principal and interest.

INTEREST INCOME ON LOANS

  Interest on loans is accrued and credited to income based on principal amount and loan terms.

ALLOWANCE FOR LOAN LOSSES

  The allowance method is used in providing for loan losses. Accordingly, all loan losses decrease and all recoveries increase the allowance for loan losses. The provision for loan losses charged to operating expense is based on past experience and other factors which, in management's judgment, deserve current recognition in

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY estimating possible loan losses. Other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans and economic conditions.

  An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans based upon expected future cash flows or estimated net realizable value of collateral. Upon determination that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

  Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future reductions in the carrying amount of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

  Bank premises and equipment are recorded at acquisition cost net of accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are expensed as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

CASH FLOWS

  Cash and cash equivalents include cash and due from banks, interest-bearing deposits with other banks and federal funds sold.

  Cash payments for the following were made during the years ended December
31:

                                                   1997       1996       1995
                                                ---------- ---------- ----------
   Interest Expense............................ $2,372,916 $1,991,340 $1,756,125
                                                ========== ========== ==========
   Income Taxes................................ $  700,841 $  303,232 $  263,173
                                                ========== ========== ==========

OTHER REAL ESTATE

  Other real estate represents real estate no longer utilized in bank operations or acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded if a subsequent decline in value occurs. Management believes the recorded value of other real estate approximated its market value for all years presented.

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

(2) INVESTMENT SECURITIES

  The carrying amount of securities available for sale and their approximate fair values are as follows:

                                               GROSS      GROSS
                                  AMORTIZED  UNREALIZED UNREALIZED
                                    COST       GAINS      LOSSES   FAIR VALUE
                                 ----------- ---------- ---------- -----------
   MARCH 31, 1998 (UNAUDITED)
     U. S. Treasury............. $   504,330  $ 2,860              $   507,190
     U. S. Government Agencies
       Mortgage Backed..........     911,025    5,678    $   (157)     916,546
       Other....................   5,973,878    3,407     (11,089)   5,966,196
     Municipal..................     308,040       25        (536)     307,529
     Federal Home Loan Bank
      Stock.....................     220,600                           220,600
                                 -----------  -------    --------  -----------
                                 $ 7,917,873  $11,970    $(11,782) $ 7,918,061
                                 ===========  =======    ========  ===========
   DECEMBER 31, 1997
     U. S. Treasury............. $   504,815  $   655              $   505,470
     U. S. Government Agencies
       Mortgage Backed..........     945,925   10,799                  956,724
       Other....................   8,487,274    2,332    $(13,606)   8,476,000
     Municipal..................     100,000                 (148)      99,852
     Federal Home Loan Bank
      Stock.....................     209,800                           209,800
                                 -----------  -------    --------  -----------
                                 $10,247,814  $13,786    $(13,754) $10,247,846
                                 ===========  =======    ========  ===========
   DECEMBER 31, 1996
     U. S. Treasury............. $   506,633             $ (3,508) $   503,125
     U. S. Government Agencies
       Mortgage Backed..........   1,505,739              (12,368)   1,493,371
       Other....................  11,984,381  $   987     (40,443)  11,944,925
     Federal Home Loan Bank
      Stock.....................     170,400                           170,400
                                 -----------  -------    --------  -----------
                                 $14,167,153  $   987    $(56,319) $14,111,821
                                 ===========  =======    ========  ===========

  The amortized cost and fair value of investment securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers have the right to call or prepay obligations with or without prepayment penalties.

                                                         AMORTIZED
                                                           COST     FAIR VALUE
                                                        ----------- -----------
   Due in One Year or Less............................. $ 5,990,750 $ 5,990,490
   Due After One Year Through Five Years...............   3,543,114   3,548,440
   Due After Five Years Through Ten Years..............     504,150     499,116
                                                        ----------- -----------
                                                         10,038,014  10,038,046
   Federal Home Loan Bank Stock........................     209,800     209,800
                                                        ----------- -----------
                                                        $10,247,814 $10,247,846
                                                        =========== ===========

  Investment securities having a book value of $8,672,435 and $9,621,991 as of December 31, 1997 and 1996, respectively, were pledged to secure public and trust deposits and for other purposes required or permitted by law.

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

  Proceeds from sales and maturities of investments in debt securities were $18,551,730 in 1997, $7,797,538 in 1996 and $3,455,487 in 1995. Gross realized gains totaled $1,394, $0 and $2,858 in 1997, 1996 and 1995, respectively. Gross realized losses totaled $0 in each year presented.

(3) LOANS

  Loans by type are:

                                                               DECEMBER 31
                                              MARCH 31   -----------------------
                                                1998        1997        1996
                                             ----------- ----------- -----------
                                             (UNAUDITED)
   Loans Secured by Real Estate
     Construction and Land Development.....  $ 4,464,905 $ 4,971,221 $ 6,849,749
     Secured by Farmland (Including Farm
      Residential and Other Improvements)..    1,367,052   1,765,171     865,159
     Secured by 1-4 Family Residential
      Properties...........................    9,641,224   9,342,894   8,996,855
     Secured by Multi-family Residential
      Properties...........................      158,456     162,989      37,805
     Secured by Nonfarm Residential
      Properties...........................   14,378,155  12,360,010   7,276,135
   Commercial and Industrial Loans.........    8,877,057   9,768,827   6,657,907
   Loans to Finance Agricultural Production
    and Other Loans to Farmers.............    3,553,130   3,575,130   2,658,358
   Loans to Individuals for Household,
    Family and Other Personal Expenditures
    Credit Cards and Related Plans.........       62,108      59,394
     Other.................................    4,460,679   4,553,388   4,240,099
                                             ----------- ----------- -----------
                                             $46,962,766 $46,559,024 $37,582,067
                                             =========== =========== ===========

  Impaired loans included in total loans as of December 31, are summarized as follows:

                                                                1997     1996
                                                              --------  -------
   Total Investment in Impaired Loans........................ $140,648  $34,702
     Allowance for Impaired Loan Losses......................  (69,556) (24,713)
                                                              --------  -------
   Net Investment............................................ $ 71,092  $ 9,989
                                                              ========  =======
   Average Investment........................................ $112,569  $39,000
                                                              ========  =======

  For the years ended December 31, 1997 and 1996, income recorded on the cash basis on impaired loans totaled $1,801 and $8,879, respectively. Foregone interest on impaired loans and other nonperforming loans totaled $16,002, $34,023 and $3,383 in 1997, 1996 and 1995, respectively.

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

(4) ALLOWANCE FOR LOAN LOSSES

  Transactions in the allowance for loan losses are summarized as follows:

                                      THREE MONTHS
                                         ENDED      YEARS ENDED DECEMBER 31
                                        MARCH 31   ----------------------------
                                          1998       1997      1996      1995
                                      ------------ --------  --------  --------
                                      (UNAUDITED)
   BALANCE-BEGINNING.................   $465,799   $376,449  $323,676  $382,044
     Provision Charged to
      Operating Expense..............     45,000    133,000    63,000   110,456
     Loan Losses.....................    (67,594)   (90,222)  (17,875) (183,720)
     Recoveries......................      4,894     46,572     7,648    14,896
                                        --------   --------  --------  --------
   BALANCE-ENDING....................   $448,099   $465,799  $376,449  $323,676
                                        ========   ========  ========  ========

  The 1997 and 1996 allowance for loan losses includes an allowance for impaired loan losses which was established as of January 1, 1995. Transactions in the allowance for impaired loan losses were as follows:

                                                                1997     1996
                                                               -------  -------
   BALANCE-BEGINNING.......................................... $24,713  $26,869
     Provision Charged to Operating Expense...................  30,000       --
     Loans Charged Off........................................  (4,935)  (2,456)
     Recoveries...............................................  19,778      300
                                                               -------  -------
   BALANCE-ENDING............................................. $69,556  $24,713
                                                               =======  =======

(5) PREMISES AND EQUIPMENT

  Premises and equipment are comprised of the following:

                                                              DECEMBER 31
                                             MARCH 31    ----------------------
                                               1998         1997        1996
                                            -----------  ----------  ----------
                                            (UNAUDITED)
   Land.................................... $  498,509   $  498,509  $  498,509
   Buildings...............................  1,528,906    1,528,074   1,522,358
   Furniture, Fixtures and Equipment.......    828,322      824,819     772,371
                                            ----------   ----------  ----------
                                             2,855,737    2,851,402   2,793,238
   Accumulated Depreciation................   (777,586)    (748,138)   (614,286)
                                            ----------   ----------  ----------
                                            $2,078,151   $2,103,264  $2,178,952
                                            ==========   ==========  ==========

  Depreciation charged to operations totaled $133,852 in 1997, $98,547 in 1996 and $87,141 in 1995.

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

(6) OTHER ASSETS

  Other assets consist of the following:

                                                 THREE    YEARS ENDED DECEMBER
                                                MONTHS             31
                                              ENDED MARCH ---------------------
                                                31 1998      1997       1996
                                              ----------- ---------- ----------
                                              (UNAUDITED)
   Accrued Interest.......................... $  753,038  $  751,541 $  656,250
   Prepaid Income Taxes......................                 13,243
   Prepaid Expenses..........................     62,459      63,015     34,570
   Deferred Income Tax Benefit...............    138,546     138,546    135,556
   Unamortized Organization Costs............                  4,021
   Cash Value of Life Insurance..............    192,220     192,220    179,500
   Other.....................................     92,203      65,792     41,712
                                              ----------  ---------- ----------
                                              $1,238,466  $1,224,357 $1,051,609
                                              ==========  ========== ==========

  Organization costs totaling $28,952 incurred with formation of the parent company are being amortized to operations over 60 months using the straight-line method. Amortization expense totaled $4,021, $5,792 and $5,792 for 1997, 1996 and 1995, respectively. The costs were fully amortized as of December 31, 1997.

(7) INCOME TAXES

  The Company and the Bank file a consolidated income tax return. The consolidated provision for income taxes for the years ended December 31 consists of the following:

                                                     1997      1996      1995
                                                   --------  --------  --------
   Current........................................ $462,647  $471,646  $315,712
   Deferred Tax (Benefit).........................  (25,134)  (67,386)   22,948
                                                   --------  --------  --------
                                                   $437,513  $404,260  $338,660
                                                   ========  ========  ========

  The net deferred taxes in the accompanying consolidated balance sheets as of December 31 include the following amounts of deferred tax assets and liabilities:

                                                     1997      1996      1995
                                                   --------  --------  --------
   Deferred Tax Asset............................. $211,234  $174,797  $115,345
   Deferred Tax Liability.........................  (72,677)  (61,374)  (69,308)
                                                   --------  --------  --------
                                                    138,557   113,423    46,037
   Deferred Tax Asset (Liability) on Unrealized
    Securities Gains and Losses...................      (11)   22,133    14,057
                                                   --------  --------  --------
   Net Deferred Tax Asset......................... $138,546  $135,556  $ 60,094
                                                   ========  ========  ========

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

  The sources of timing differences and the net change in deferred income tax asset for the years ended December 31 are as follows:

                                                     1997      1996      1995
                                                   --------  --------  --------
   (INCREASE) DECREASE IN NET DEFERRED TAX ASSET
     Provision for Loan Losses...................  $(33,064) $(39,032) $  2,774
     Depreciation Expense........................    11,303    (7,934)    7,699
     Deferred Compensation.......................    (5,862)   (5,426)   (6,486)
     Interest on Nonaccrual Loans................     7,208   (12,256)    1,241
     Other.......................................    (4,719)   (2,738)   17,720
                                                   --------  --------  --------
                                                    (25,134)  (67,386)   22,948
   Deferred Income Tax Effect of Unrealized Gains
    and
    Losses on Securities Available for Sale......    22,144    (8,076)  109,448
                                                   --------  --------  --------
                                                   $ (2,990) $(75,462) $132,396
                                                   ========  ========  ========

  Income tax expense computed at statutory rates on income before income taxes differs from actual income tax expense due to permanent immaterial differences between book and tax accounting.

(8) DEPOSITS

  Components of interest-bearing deposits are as follows:

                                                              DECEMBER 31
                                             MARCH 31   -----------------------
                                               1998        1997        1996
                                            ----------- ----------- -----------
                                            (UNAUDITED)
   Interest-Bearing Demand................. $16,453,989 $14,736,238 $11,695,276
   Savings.................................   1,973,146   1,760,861   1,450,886
   Time, $100,000 and Over.................   6,921,814   6,158,780   6,355,991
   Other Time..............................  24,796,289  27,341,604  27,722,032
                                            ----------- ----------- -----------
                                            $50,145,238 $49,997,483 $47,224,185
                                            =========== =========== ===========

(9) OBLIGATION UNDER CAPITAL LEASE

  The Bank leases equipment with a lease term through January 30, 2002. The obligation under this capital lease has been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 5.25 percent. Capitalized cost of $267,917 less accumulated depreciation is included in premises and equipment on the consolidated balance sheets.

  Future minimum lease payments under this capital lease and the net present value of these payments as of December 31, 1997 are as follows:

     1998............................................................. $ 61,620
     1999.............................................................   61,620
     2000.............................................................   61,620
     2001.............................................................   61,620
     2002.............................................................   30,810
                                                                       --------
   Total Future Minimum Lease Payments................................  277,290
   Amount Representing Interest.......................................   33,240
                                                                       --------
   Present Value of Future Minimum Lease Payments..................... $244,050
                                                                       ========

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

(10) OTHER LIABILITIES

  Components of other liabilities are as follows:

                                                                 DECEMBER 31
                                                   MARCH 31   -----------------
                                                     1998       1997     1996
                                                  ----------- -------- --------
                                                  (UNAUDITED)
   Interest Payable..............................  $254,901   $308,123 $277,368
   Income Taxes Payable..........................   118,878             224,951
   Deferred Compensation Payable.................    77,096     73,139   58,483
   Accounts Payable..............................        --      6,248  247,324
   Accrued Expenses..............................    16,062     17,393    7,119
   Other.........................................    23,573     13,517   23,574
                                                   --------   -------- --------
                                                   $490,510   $418,420 $838,819
                                                   ========   ======== ========

(11) NONINTEREST INCOME

                                          THREE
                                         MONTHS     YEARS ENDED DECEMBER 31
                                       ENDED MARCH ---------------------------
                                         31 1998     1997      1996     1995
                                       ----------- --------  -------- --------
                                       (UNAUDITED)
   Service Charges on Deposits........  $ 87,278   $313,332  $245,703 $202,980
   Other Service Charges, Commissions
    and Fees..........................   111,481    462,565   394,159  276,689
   Securities Gains...................                1,394              2,858
   Gain (Loss) on Disposal of Other
    Real Estate.......................   (22,314)   (13,200)   14,101
   Dividends..........................     3,847     13,929    11,643    1,926
   Increase in Cash Value of Life
    Insurance.........................               12,720    12,559   21,713
                                        --------   --------  -------- --------
                                        $180,292   $790,740  $678,165 $506,166
                                        ========   ========  ======== ========

(12) NONINTEREST EXPENSES

                                       THREE
                                      MONTHS        YEARS ENDED DECEMBER 31
                                    ENDED MARCH --------------------------------
                                      31 1998      1997       1996       1995
                                    ----------- ---------- ---------- ----------
                                    (UNAUDITED)
   Salaries........................  $235,563   $  898,347 $  664,684 $  603,294
   Employee Benefits...............    54,489      200,306    149,072    137,523
   Occupancy.......................    72,864      317,567    244,058    195,805
   Other...........................   176,616      694,049    618,080    554,648
                                     --------   ---------- ---------- ----------
                                     $539,532   $2,110,269 $1,675,894 $1,491,270
                                     ========   ========== ========== ==========

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

(13) RELATED PARTY TRANSACTIONS

  The Bank has direct and indirect loans outstanding to certain officers, directors and related interests which totaled $1,585,739 and $2,107,842 as of December 31, 1997, and 1996, respectively. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

   BALANCE, BEGINNING............................................... $2,107,842
     New Loans......................................................    436,914
     Repayments.....................................................   (959,017)
                                                                     ----------
   BALANCE, ENDING.................................................. $1,585,739
                                                                     ==========

(14) NONCASH FINANCING AND INVESTING ACTIVITIES

  Noncash financing and investing activities are as follows:

                                             THREE
                                            MONTHS    YEARS ENDED DECEMBER 31
                                          ENDED MARCH ------------------------
                                            31 1998     1997    1996    1995
                                          ----------- -------- ------- -------
                                          (UNAUDITED)
   Financed Sales of Other Real Estate...   $3,200    $439,562 $44,555 $47,530
                                            ======    ======== ======= =======

(15) DEFERRED COMPENSATION PLAN

  During 1993, the Bank adopted a deferred compensation plan under which certain of its officers could elect to defer, until termination, retirement, death or unforeseeable emergency a portion of their current compensation. This plan is created in accordance with Internal Revenue Code Section 457. The Bank pays interest on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 1997, 1996 and 1995, the Bank's liability under this plan totaled $73,139, $58,483 and $44,917, respectively.

(16) CONCENTRATIONS OF CREDIT

  The Bank's loans, commitments and standby letters of credit have been granted primarily to customers in the middle Georgia area. Accordingly, the ultimate collectibility of these loans is largely dependent upon economic conditions in this area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit in excess of regulatory limits to any single borrower or group of related borrowers.

(17) EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (Statement 128), Earnings per Share. Statement 128 establishes standards for computing and presenting earnings per share ("EPS") and supersedes Accounting Principles Board Opinion No. 15 ("APB 15") and its related interpretations. It replaces the presentation of primary EPS with a presentation of basic EPS, which excludes dilution, and requires dual presentation of basic and diluted EPS for all entities with complex

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY capital structures. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB 15. Statement 128 is effective for periods ending after December 15, 1997, including interim periods, and will require restatement of all prior period EPS data presented with earlier application not permitted. The following presents earnings per share for the years ended December 31, 1997, 1996 and 1995 and the quarter ended March 31, 1998 and 1997 under the requirements of Statement 128 (dollars in thousands):

                                                                COMMON
                                                     INCOME     SHARES
                                                    NUMERATOR DENOMINATOR  EPS
                                                    --------- ----------- -----
                                                          MARCH 31, 1998
                                                    ---------------------------
                                                            (UNAUDITED)
   BASIC EPS
     Income Available to Common Stockholders......    $227        292     $0.78
                                                      ====        ===     =====
   DILUTED EPS
     Income Available to Common Stockholders After
      Assumed Conversions of Dilutive Securities..    $227        292     $0.78
                                                      ====        ===     =====
                                                          MARCH 31, 1997
                                                    ---------------------------
                                                            (UNAUDITED)
   BASIC EPS
     Income Available to Common Stockholders......    $197        292     $0.67
                                                      ====        ===     =====
   DILUTED EPS
     Income Available to Common Stockholders After
      Assumed Conversions of Dilutive Securities..    $197        292     $0.67
                                                      ====        ===     =====
                                                         DECEMBER 31, 1997
                                                    ---------------------------
   BASIC EPS
     Income Available to Common Stockholders......    $804        292     $2.75
                                                      ====        ===     =====
   DILUTED EPS
     Income Available to Common Stockholders After
      Assumed Conversions of Dilutive Securities..    $804        292     $2.75
                                                      ====        ===     =====
                                                         DECEMBER 31, 1996
                                                    ---------------------------
   BASIC EPS
     Income Available to Common Stockholders......    $751        296     $2.54
                                                      ====        ===     =====
   DILUTED EPS
     Income Available to Common Stockholders After
      Assumed Conversions of Dilutive Securities..    $751        296     $2.54
                                                      ====        ===     =====
                                                         DECEMBER 31, 1995
                                                    ---------------------------
   BASIC EPS
     Income Available to Common Stockholders......    $608        297     $2.05
                                                      ====        ===     =====
   DILUTED EPS
     Income Available to Common Stockholders After
      Assumed Conversions of Dilutive Securities..    $608        297     $2.05
                                                      ====        ===     =====

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

(18)FINANCIAL INFORMATION OF CROSSROADS BANCSHARES, INC. (PARENT ONLY)

  Crossroads Bancshares, Inc. (the parent company) was formed on August 18, 1992 as a one-bank holding company from Crossroads Bank of Georgia, Inc. The parent company's balance sheets as of December 31, 1997 and 1996 and the related statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1997 are as follows:

                   CROSSROADS BANCSHARES, INC. (PARENT ONLY)
                                BALANCE SHEETS
                                 DECEMBER 31,

                                    ASSETS

                                                           1997        1996
                                                        ----------  ----------
   CASH................................................ $   54,528  $    1,755
   INVESTMENT IN SUBSIDIARY, AT EQUITY.................  5,853,200   5,121,605
   OTHER ASSETS........................................      2,685       7,785
                                                        ----------  ----------
   TOTAL ASSETS........................................ $5,910,413  $5,131,145
                                                        ==========  ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

   LIABILITIES......................................... $       --  $       --
   STOCKHOLDERS' EQUITY
     Common Stock, Par Value $10; Authorized 5,000,000
      Shares; Issued 301,682 Shares; Outstanding
      291,982 Shares for 1997 and 1996.................  3,016,820   3,016,820
     Retained Earnings.................................  3,042,203   2,296,156
                                                        ----------  ----------
                                                         6,059,023   5,312,976
     Treasury Stock at Cost, 9,700 Shares for 1997 and
      1996.............................................   (148,632)   (148,632)
     Net Unrealized Gain (Loss) on Investment
      Securities.......................................         22     (33,199)
                                                        ----------  ----------
                                                         5,910,413   5,131,145
                                                        ----------  ----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......... $5,910,413  $5,131,145
                                                        ==========  ==========

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                   CROSSROADS BANCSHARES, INC. (PARENT ONLY)
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                        FOR THE YEARS ENDED DECEMBER 31

                                              1997        1996        1995
                                           ----------  ----------  ----------
   INCOME
     Dividend from Subsidiary............. $  110,500  $  160,500  $  107,500
     Interest.............................         49
                                           ----------  ----------  ----------
                                              110,549     160,500     107,500
                                           ----------  ----------  ----------
   EXPENSE
     Interest.............................                  1,498       2,467
     Amortization of Organization Costs...      4,021       5,792       5,792
     Other................................      3,144       2,684       1,015
                                           ----------  ----------  ----------
                                                7,165       9,974       9,274
                                           ----------  ----------  ----------
   INCOME BEFORE INCOME TAXES AND EQUITY
    IN UNDISTRIBUTED EARNINGS OF
    SUBSIDIARY............................    103,384     150,526      98,226
     Income Tax Benefit...................      2,685       3,764       3,500
                                           ----------  ----------  ----------
   INCOME BEFORE EQUITY IN UNDISTRIBUTED
    EARNINGS
    OF SUBSIDIARY.........................    106,069     154,290     101,726
     Equity in Undistributed Earnings of
      Subsidiary..........................    698,374     596,673     505,808
                                           ----------  ----------  ----------
   NET INCOME.............................    804,443     750,963     607,534
   DIVIDENDS PAID.........................    (58,396)    (59,296)    (59,796)
   RETAINED EARNINGS-BEGINNING............  2,296,156   1,604,489   1,056,751
                                           ----------  ----------  ----------
   RETAINED EARNINGS-ENDING............... $3,042,203  $2,296,156  $1,604,489
                                           ==========  ==========  ==========

                   CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

                   CROSSROADS BANCSHARES, INC. (PARENT ONLY)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                1997       1996       1995
                                              ---------  ---------  ---------
   CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income.............................. $ 804,443  $ 750,963  $ 607,534
     Adjustments to Reconcile Net Income to
      Net Cash Provided from Operating
      Activities
       Amortization..........................     4,021      5,792      5,792
       Equity in Undistributed Earnings of
        Subsidiary...........................  (698,374)  (596,673)  (505,808)
       Decrease (Increase) in Other..........     1,079     (4,577)    (6,732)
                                              ---------  ---------  ---------
                                                111,169    155,505    100,786
                                              ---------  ---------  ---------
   CASH FLOWS TO FINANCING ACTIVITIES
     Treasury Stock..........................              (83,254)   (32,600)
     Dividends Paid..........................   (58,396)   (59,296)   (59,796)
     Principal Payment on Other Borrowed
      Money..................................              (24,000)
                                              ---------  ---------  ---------
                                                (58,396)  (166,550)   (92,396)
                                              ---------  ---------  ---------
   INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS..............................    52,773    (11,045)     8,390
   CASH AND CASH EQUIVALENTS-BEGINNING.......     1,755     12,800      4,410
                                              ---------  ---------  ---------
   CASH AND CASH EQUIVALENTS-ENDING.......... $  54,528  $   1,755  $  12,800
                                              =========  =========  =========

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

(19)COMMITMENTS AND CONTINGENCIES

  The Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                                     CONTRACT AMOUNT
                                             --------------------------------
                                                1997       1996       1995
                                             ---------- ---------- ----------
   Financial Instruments Whose Contract
    Amounts Represent Credit Risk
     Commitments to Extend Credit........... $8,492,651 $8,120,464 $5,482,596
     Standby Letters of Credit..............    357,138    550,012    671,257

  Since many of these instruments are expected to expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements.

(20)REGULATORY CAPITAL MATTERS

  The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

  The Bank is subject to various regulatory capital requirements administered by banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital; Tier 1 capital to risk weighted assets and of Tier I capital to adjusted total assets. Management believes, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regularoty framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                  CROSSROADS BANCSHARES, INC. AND SUBSIDIARY

  The Bank's actual and required capital amounts and ratios are as follows:

                                                                  TO BE WELL
                                                                 CAPITALIZED
                                                                 UNDER PROMPT
                                               FOR CAPITAL        CORRECTIVE
                                                 ADEQUACY           ACTION
                                ACTUAL           PURPOSES         PROVISIONS
                           ----------------  ----------------  ----------------
                             AMOUNT   RATIO    AMOUNT   RATIO    AMOUNT   RATIO
                           ---------- -----  ---------- -----  ---------- -----
AS OF MARCH 31, 1998
 (UNAUDITED)
  Total Risk-Based Capital
   to Risk-Weighted
   Assets................. $6,521,000 12.83% $4,066,000 8.00%  $5,083,000 10.00%
  Tier I Capital to Risk-
   Weighted Assets........  6,073,000 11.95   2,033,000 4.00    3,049,000  6.00
  Tier I Capital to
   Adjusted Total Assets..  6,073,000  8.64   2,812,000 4.00    3,514,000  5.00
AS OF DECEMBER 31, 1997
  Total Risk-Based Capital
   to Risk-Weighted
   Assets.................  6,319,000 11.58   4,365,000 8.00    5,457,000 10.00
  Tier I Capital to Risk-
   Weighted Assets........  5,853,000 10.72   2,184,000 4.00    3,276,000  6.00
  Tier I Capital to
   Adjusted Total Assets..  5,853,000  8.54   2,741,000 4.00    3,427,000  5.00
AS OF DECEMBER 31, 1996
  Total Risked Based
   Capital to Risk-
   Weighted Assets........  5,498,000 11.83   3,718,000 8.00    4,648,000 10.00
  Tier I Capital to Risk-
   Weighted Assets........  5,122,000 10.96   1,869,000 4.00    2,804,000  6.00
  Tier I Capital to
   Adjusted Total Assets..  5,122,000  7.32   2,799,000 4.00    3,499,000  5.00

(21)SUBSEQUENT EVENTS

  Subsequent to December 31, 1997, the Company declared a dividend of $.20 per common share to stockholders of record as of February 13, 1998. This dividend is payable March 1, 1998 and totals $58,396.

  On January 29, 1998, the Company entered into an Agreement and Plan of Merger with SNB Bancshares, Inc. ("SNB"), pursuant to which the Company will be merged with and become a wholly-owned subsidiary of SNB. Pending approval by stockholders and regulatory authorities, Crossroads Bancshares, Inc.'s stockholders will receive 2.9 shares of common stock of SNB, in a business combination accounted for as a pooling of interest.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                               ----------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              SNB BANCSHARES, INC.

                                      AND

                          CROSSROADS BANCSHARES, INC.

                             AS OF JANUARY 29, 1998

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of January 29, 1998, by and between CROSSROADS BANCSHARES, INC. ("CROSSROADS"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Perry, Georgia, and SNB BANCSHARES, INC. ("SNB"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Macon, Georgia.

                                   PREAMBLE

  Certain terms used in this Agreement are defined in Section 10.1 hereof.

  The Boards of Directors of CROSSROADS and SNB are of the opinion that the transactions described herein are in the best interests of CROSSROADS and SNB and their respective shareholders. This Agreement provides for the combination of CROSSROADS with SNB pursuant to the merger of CROSSROADS with and into SNB, as a result of which the outstanding shares of the capital stock of CROSSROADS shall be converted into the right to receive shares of common stock of SNB (except as provided herein), and the shareholders of CROSSROADS shall become shareholders of SNB (except as provided herein). The transactions described in this Agreement are subject to the approvals of the shareholders of CROSSROADS, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                                TERMS OF MERGER

  1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CROSSROADS shall be merged with and into SNB in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). SNB shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CROSSROADS and SNB.

  1.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at the main office of Crossroads Bank, Perry, Georgia, or such other place as may be mutually agreed upon by the Parties.

  1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on (a) the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the shareholders of CROSSROADS approve this Agreement to the extent such approval is required by applicable Law; or (b) such later date as may be mutually agreed upon in writing by the chief executive officer or chief financial officer of each Party.

                                   ARTICLE 2

                         ARTICLES, BYLAWS, MANAGEMENT

  2.1 Articles of Incorporation. The Articles of Incorporation of SNB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

  2.2 Bylaws. The Bylaws of SNB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

  2.3 Directors and Officers. The directors of SNB in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of SNB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of SNB from and after the Effective Time in accordance with the Bylaws of SNB. The directors and officers of CROSSROADS Bank immediately prior to the Effective Time shall serve as the initial directors and officers of CROSSROADS Bank from and after the Effective Time in accordance with the Bylaws of CROSSROADS Bank. SNB agrees to designate four
(4) of the existing Directors of CROSSROADS selected by SNB as Directors of SNB to the extent permitted and to nominate and recommend the election of said four (4) Directors for election as Directors by the shareholders of the surviving company.

                                   ARTICLE 3

                  MANNER OF CONVERTING AND EXCHANGING SHARES

  3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of SNB and CROSSROADS shall be converted as follows:

    (a) Each share of SNB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

    (b) Each Outstanding CROSSROADS Share shall auto-matically be converted at the Effective Time into the right to receive that number of shares of SNB Common Stock (plus cash in lieu of fractional shares pursuant to subsection (d) below, if applicable) equal to (i) 846,748 divided by (ii) the aggregate number of Outstanding CROSSROADS Shares (the "Exchange Ratio"); provided, however, if the number of shares of Crossroads outstanding at closing is 291,982 shares the Exchange Ratio shall be 2.9.

    (c) In accordance with the provisions of this Section 3.1, each CROSSROADS shareholder who does not dissent shall receive the number of shares (or such fraction of a share, subject to subsection (d) below) of SNB Common Stock that shall be equal to (i) the Exchange Ratio multiplied by (ii) the aggregate number of Outstanding CROSSROADS Shares such shareholder holds as of the Effective Time (the "Merger Consideration").

    (d) Notwithstanding any other provision of this Agreement, each holder of shares of CROSSROADS Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SNB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SNB Common Stock multiplied by $18.00. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

    (e) Each share of the CROSSROADS Common Stock that is not an Outstanding CROSSROADS Share as of the Effective Time shall be canceled without consideration therefor.

    (f) Outstanding CROSSROADS Shares held by CROSSROADS shareholders who, prior to the Effective Time, have met the requirements of Article 13 of the GBCC with respect to shareholders

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  dissenting from the Merger shall not be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Outstanding CROSSROADS Shares in accordance with Article 13 of the GBCC, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of CROSSROADS Common Stock who have not dissented as to the Merger.

  3.2 Exchange of Shares. Promptly following the Effective Time, SNB or a commercial bank or trust company selected by SNB (the "Exchange Agent"), shall send to each holder of Outstanding CROSSROADS Shares immediately prior to the Effective Time a form of letter of transmittal (the "Letter of Transmittal") for use in exchanging certificates previously evidencing shares of CROSSROADS Common Stock ("Old Certificates"). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of any cash and certificates representing SNB Common Stock, which certificates shall be deposited with the Exchange Agent by SNB as of the Effective Time. If any certificates for shares of SNB Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Unless and until Old Certificates or evidence that such certificates have been lost, stolen or destroyed (accompanied by such security or indemnity as shall be requested by CROSSROADS) are presented to the Exchange Agent, the holder thereof shall not be entitled to the consideration to be paid in exchange therefor pursuant to the Merger, to any dividends payable on any SNB Common Stock to which he or she is entitled, or to exercise any rights as a shareholder of SNB Common Stock. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to SNB, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to SNB for payment or delivery of such property. In no event will any holder of CROSSROADS Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or SNB.

  3.3 Anti-Dilution Provisions. In the event SNB changes the number of shares of SNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

  3.4 Shares Held by CROSSROADS or SNB. Each of the shares of CROSSROADS Common Stock held by any CROSSROADS Company or by any SNB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  3.5 CROSSROADS Bank. After consummation of the Merger, CROSSROADS Bank shall be operated as a subsidiary of SNB.

  3.6 Rights of Former CROSSROADS Shareholders. At the Effective Time, the stock transfer books of CROSSROADS shall be closed as to holders of CROSSROADS Common Stock immediately prior to the Effective Time and no transfer of CROSSROADS Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2 of this Agreement, each Old Certificate (other than shares to be canceled pursuant to Sections 3.l(d) and (f) of this

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Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of CROSSROADS shall be entitled to vote after the Effective Time at any meeting of shareholders of SNB the number of whole shares of SNB Common Stock into which their respective shares of CROSSROADS Common Stock are converted, regardless of whether such holders have exchanged their certificates representing CROSSROADS Common Stock for certificates representing SNB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by SNB on the SNB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of SNB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of CROSSROADS Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.2 of this Agreement. However, upon surrender of such CROSSROADS Common Stock certificate, both the SNB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF CROSSROADS

  CROSSROADS hereby represents and warrants to SNB as follows:

  4.1 Organization, Standing and Power. CROSSROADS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. CROSSROADS has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CROSSROADS is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  4.2 Authority; No Breach. (a) CROSSROADS has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CROSSROADS, subject to the approval of this Agreement by the holders of sixty percent (60%) of the outstanding CROSSROADS Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of CROSSROADS, enforceable against CROSSROADS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by CROSSROADS, nor the consummation by CROSSROADS of the transactions contemplated hereby, nor compliance by CROSSROADS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CROSSROADS'S Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CROSSROADS Company under, any Contract or Permit of any CROSSROADS Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, or,

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(iii) subject to receipt of the requisite approvals referred to in Section
8.1(b) of this Agreement, violate any Law or Order applicable to any CROSSROADS Company or any of their respective Assets.

  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by CROSSROADS of the Merger and the other transactions contemplated in this Agreement.

  4.3 Capital Stock. (a) The authorized capital stock of CROSSROADS consists of 5,000,000 shares of CROSSROADS Common Stock, of which 291,982 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of CROSSROADS are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of CROSSROADS has been issued in violation of any preemptive rights of the current or past shareholders of CROSSROADS.

  (b) There are no other shares of capital stock or other equity securities of CROSSROADS outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CROSSROADS or contracts, commitments, understandings, or arrangements by which CROSSROADS is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

  4.4 CROSSROADS Subsidiaries. CROSSROADS has Previously Disclosed all of the CROSSROADS Subsidiaries as of the date of this Agreement. CROSSROADS owns all of the issued and outstanding shares of capital stock of Crossroads Bank of Georgia ("Bank"). No equity securities of any CROSSROADS Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Bank is bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any CROSSROADS Company is or may be bound to transfer any shares of the capital stock of any Bank. There are no Contracts relating to the rights of Bank to vote or to dispose of any shares of the capital stock of any Bank. All of the shares of capital stock of Bank held by CROSSROADS are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the CROSSROADS Company free and clear of any Lien. Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS. Bank is an insured institution as defined in the Federal Deposit Insurance Act and is the only subsidiary of CROSSROADS.

  4.5 Financial Statements. CROSSROADS has Previously Disclosed, and delivered to SNB prior to the execution of this Agreement, copies of all CROSSROADS Financial Statements for periods ended prior to the date hereof and will deliver to SNB copies of all CROSSROADS Financial Statements prepared subsequent to the date hereof. The CROSSROADS Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the CROSSROADS Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the CROSSROADS Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity,

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and cash flows of the CROSSROADS Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

  4.6 Absence of Undisclosed Liabilities. No CROSSROADS Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CROSSROADS as of December 31, 1997 included in the CROSSROADS Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no CROSSROADS Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  4.7 Absence of Certain Changes or Events. Since December 31, 1997, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, and (b) the CROSSROADS Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CROSSROADS provided in Article 7 of this Agreement.

  4.8 Tax Matters. (a) All Tax returns required to be filed by or on behalf of any of the CROSSROADS Companies have been duly filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on CROSSROADS, and all returns filed are complete and accurate to the Knowledge of CROSSROADS. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, except as reserved against in the CROSSROADS Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

  (b) None of the CROSSROADS Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any CROSSROADS Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  (c) Adequate provision for any Taxes due or to become due for any of the CROSSROADS Companies for the period or periods through and including the date of the respective CROSSROADS Financial Statements has been made and is reflected on such CROSSROADS Financial Statements.

  (d) Deferred Taxes of the CROSSROADS Companies have been provided for in accordance with GAAP.

  (e) Each of the CROSSROADS Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  (f) Effective January 1, 1993, CROSSROADS adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."


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  4.9 CROSSROADS Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "CROSSROADS Allowance") shown on the consolidated balance sheets of CROSSROADS included in the most recent CROSSROADS Financial Statements dated prior to the date of this Agreement was, and the CROSSROADS Allowance shown on the consolidated balance sheets of CROSSROADS included in the CROSSROADS Financial Statements as of dates subsequent to the execution of this Agreement will be, maintained in accordance with, and are in the amounts required by, GAAP and applicable regulatory requirements or guidelines and are adequate to provide for losses relating to or inherent in the loan and lease portfolios of the CROSSROADS Companies, all as of the dates thereof, except where the failure of such CROSSROADS Allowance to be so maintained is not reasonably likely to have a Material Adverse Effect on CROSSROADS.

  4.10 Assets. The CROSSROADS Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the CROSSROADS Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CROSSROADS's past practices. All Assets which are material to CROSSROADS's business on a consolidated basis, held under leases or subleases by any of the CROSSROADS Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the CROSSROADS Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the CROSSROADS Companies is a named insured are reasonably sufficient. The Assets of the CROSSROADS Companies include all assets required to operate the business of the CROSSROADS Companies as presently conducted.

  4.11 Environmental Matters. (a) Each CROSSROADS Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  (b) There is no Litigation pending or, to the Knowledge of CROSSROADS, threatened before any court, governmental agency or authority or other forum in which any CROSSROADS Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant
(i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any CROSSROADS Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of CROSSROADS, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  (c) There is no Litigation pending or, to the Knowledge of CROSSROADS, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any CROSSROADS Company in respect of such Loan Property) has been or, with respect to threatened litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of CROSSROADS, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  (d) To the Knowledge of CROSSROADS, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

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  (e) During the period of (i) any CROSSROADS Company's ownership or operation of any of their respective current properties, (ii) any CROSSROADS Company's participation in the management of any Participation Facility, or (iii) any CROSSROADS Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or to the Knowledge of CROSSROADS Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  (f) Prior to the period of (i) any CROSSROADS Company's ownership or operation of any of their respective current properties, (ii) any CROSSROADS Company's participation in the management of any Participation Facility, or
(iii) any CROSSROADS Company's holding of a security interest in a Loan Property, to the Knowledge of CROSSROADS, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  4.12 Compliance with Laws. (a) CROSSROADS is duly registered as a bank holding company under the BHC Act. Each CROSSROADS Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  (b) Except as Previously Disclosed, no CROSSROADS Company:

    (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS; and

    (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any CROSSROADS Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, or (C) requiring any CROSSROADS Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

  4.13 Labor Relations. No CROSSROADS Company is the subject of any Litigation asserting that it or any other CROSSROADS Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CROSSROADS Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any CROSSROADS Company, pending or, to its Knowledge, threatened or, to its Knowledge, is there any activity involving any CROSSROADS Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  4.14 Employee Benefit Plans. (a) CROSSROADS has Previously Disclosed, and delivered or made available to SNB prior to the execution of this Agreement, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CROSSROADS

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Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CROSSROADS Benefit Plans"). Any of the CROSSROADS Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CROSSROADS ERISA Plan." Each CROSSROADS ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "CROSSROADS Pension Plan." No CROSSROADS Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

  (b) All CROSSROADS Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS. Each CROSSROADS ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and CROSSROADS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of CROSSROADS, no CROSSROADS Company has engaged in a transaction with respect to any CROSSROADS Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject any CROSSROADS Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  (c) No CROSSROADS ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any CROSSROADS Pension Plan, (ii) no change in the actuarial assumptions with respect to any CROSSROADS Pension Plan, and (iii) no increase in benefits under any CROSSROADS Pension Plan as a result of plan amendments or changes in applicable law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS or materially adversely affect the funding status of any such plan. Neither any CROSSROADS Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any CROSSROADS Company, or the single-employer plan of any entity which is considered one employer with CROSSROADS under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on CROSSROADS. No CROSSROADS Company has provided, or is required to provide, security to a CROSSROADS Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

  (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any CROSSROADS Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on CROSSROADS. Except as Previously Disclosed, no CROSSROADS Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title TV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on CROSSROADS. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CROSSROADS Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

  (e) No CROSSROADS Company has any obligations for retiree health and life benefits under any of the CROSSROADS Benefit Plans, and there are no restrictions on the rights of such CROSSROADS Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on CROSSROADS.

  (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any CROSSROADS Company from any CROSSROADS Company under any CROSSROADS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CROSSROADS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

  (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CROSSROADS Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the CROSSROADS Financial Statements to the extent required by and in accordance with GAAP.

  4.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the CROSSROADS Financial Statements, none of the CROSSROADS Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year, (b) any Contract relating to the borrowing of money by any CROSSROADS Company or the guarantee by any CROSSROADS Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any Contracts between or among CROSSROADS Companies (together with all Contracts referred to in Sections 4.10 and 4.14(a) of this Agreement, the "CROSSROADS Contracts"). None of the CROSSROADS Companies is in Default under any CROSSROADS Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS. All of the indebtedness of any CROSSROADS Company for money borrowed is prepayable at any time by such CROSSROADS Company without penalty or premium.

  4.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending or, to the Knowledge of CROSSROADS, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any CROSSROADS Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CROSSROADS Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

  4.17 Reports. Except as Previously Disclosed, since January 1, 1994, each CROSSROADS Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to FILE with all Regulatory Authorities. As of their respective dates, each of such reports and documents, including, without limitation, the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, none of such reports or documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  4.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CROSSROADS Company or any Affiliate thereof to SNB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CROSSROADS Company or any Affiliate thereof for inclusion in the Registration Statement to be FILED by SNB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CROSSROADS Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to CROSSROADS'S shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any CROSSROADS Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of CROSSROADS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CROSSROADS Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  4.19 Accounting. Tax and Regulatory Matters. Except as Previously Disclosed, no CROSSROADS Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8. 1 (b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of CROSSROADS, there exists no fact, circumstance, or reason why the requisite Consents referred to in
Section 8. 1 (b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

  4.20 Charter Provisions. Each CROSSROADS Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any CROSSROADS Company or restrict or impair the ability of SNB to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CROSSROADS Company that may be acquired or controlled by it.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF SNB

  SNB hereby represents and warrants to CROSSROADS as follows:

  5.1 Organization, Standing and Power. SNB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. SNB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SNB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  5.2 Authority; No Breach. (a) SNB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SNB. This Agreement represents a legal, valid and binding obligation of SNB, enforceable against SNB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by SNB, nor the consummation by SNB of the transactions contemplated hereby, nor compliance by SNB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of SNB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SNB Company under, any Contract or Permit of any SNB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB, or, (iii) subject to receipt of the requisite approvals referred to in Section 8. 1 (b) of this Agreement, violate any Law or Order applicable to any SNB Company or any of their respective Assets.

  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SNB of the Merger and the other transactions contemplated in this Agreement.

  5.3 Capital Stock. (a) The authorized capital stock of SNB consists of (i) 5,000,000 shares of SNB Common Stock, of which 2,556,381 shares are issued and outstanding as of the date of this Agreement (includes shares to be issued subject to outstanding stock option and warrants). All of the issued and outstanding shares of SNB Common Stock are, and all of the shares of SNB Common Stock to be issued in exchange for shares of CROSSROADS Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of SNB Common Stock has been, and none of the shares of SNB Common Stock to be issued in exchange for shares of CROSSROADS Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SNB.

  (b) Except as set forth in the total shares in Section 5.3(a) of this Agreement, or as Previously Disclosed, there are no shares of capital stock or other equity securities of SNB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of SNB or contracts, commitments, understandings, or arrangements by which SNB is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

  5.4 SNB Subsidiaries. SNB has no subsidiaries.

  5.5 Financial Statements. SNB has Previously Disclosed and delivered to CROSSROADS prior to the execution of this Agreement copies of all SNB Financial Statements for periods ended prior to the date hereof and will deliver to CROSSROADS copies of all SNB Financial Statements prepared subsequent to the date hereof. The SNB Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the SNB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the SNB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the SNB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

  5.6 Absence of Undisclosed Liabilities. No SNB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of SNB as of December 31, 1997 included in the SNB Financial Statements or reflected in the notes thereto. No SNB Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  5.7 Absence of Certain Changes or Events. Since March 31, 1997, except as disclosed in SEC Documents filed by SNB prior to the date of this Agreement,
(a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB, and (b) the SNB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SNB provided in Article 7 of this Agreement.

  5.8 Tax Matters. (a) All Tax returns required to be filed by or on behalf of any of the SNB Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on SNB, and all returns filed are complete and accurate to the Knowledge of SNB. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on SNB, except as reserved against in the SNB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

  (b) None of the SNB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any SNB Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  (c) Adequate provision for any Taxes due or to become due for any of the SNB Companies for the period or periods through and including the date of the respective SNB Financial Statements has been made and is reflected on such SNB Financial Statements.

  (d) Deferred Taxes of the SNB Companies have been provided for in accordance with GAAP.

  (e) Effective January 1, 1993, SNB adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

  5.9 SNB Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "SNB Allowance") shown on the consolidated balance sheets of SNB included in the most recent SNB Financial Statements dated prior to the date of this Agreement was, and the SNB Allowance shown on the consolidated balance sheets of SNB included in the SNB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the SNB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the SNB Companies as of the dates thereof except where the failure of such SNB Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on SNB.

  5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the SNB Financial Statements, the SNB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the SNB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SNB'S past practices. All Assets which are material to SNB'S business on a consolidated basis, held under leases or subleases by any of the SNB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the SNB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the SNB Companies is a named insured are reasonably sufficient. The Assets of the SNB Companies include all assets required to operate the business of the SNB Companies as presently conducted.

  5.11 Environmental Matters. (a) Each SNB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  (b) There is no Litigation pending or, to the Knowledge of SNB, threatened before any court, governmental agency or authority or other forum in which any SNB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any SNB Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of SNB, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  (c) There is no Litigation pending or, to the Knowledge of SNB, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any SNB Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of SNB, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  (d) To the Knowledge of SNB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  (e) During the period of (i) any SNB Company's ownership or operation of any of their respective current properties, (ii) any SNB Company's participation in the management of any Participation Facility, or (iii) any SNB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  (f) Prior to the period of (i) any SNB Company's ownership or operation of any of their respective current properties, (ii) any SNB Company's participation in the management of any Participation Facility, or (iii) any SNB Company's holding of a security interest in a Loan Property, to the Knowledge of SNB, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  5.12 Compliance with Laws. SNB is duly registered as a bank holding company under the BHC Act. Each SNB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB. No SNB Company: (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB; or (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any SNB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB, or (C) requiring any SNB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

  5.13 Labor Relations. No SNB Company is the subject of any Litigation asserting that it or any other SNB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SNB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any SNB Company, pending or, to its Knowledge, threatened or, to its Knowledge, is there any activity involving any SNB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  5.14 Employee Benefit Plans. (a) SNB has Previously Disclosed and delivered or made available to CROSSROADS prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SNB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SNB Benefit Plans"). Any of the SNB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "SNB ERISA Plan." Each SNB ERISA Plan which is also a "defined benefit plan" (as defined in Section
4140)) of the Internal Revenue Code) is referred to herein as a "SNB Pension Plan." No SNB Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

  (b) All SNB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB. Each SNB ERISA Plan which is intended to be qualified under Section 401 (a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and SNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the knowledge of SNB, no SNB Company has engaged in a transaction with respect to any SNB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject any SNB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  (c) No SNB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any SNB Pension Plan, (ii) no change in the actuarial assumptions with respect to any SNB Pension Plan, and (iii) no increase in benefits under any SNB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB or materially adversely affect the funding status of any such plan. Neither any SNB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any SNB Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on SNB. No SNB Company has provided, or is required to provide, security to a SNB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

  (d) No Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any SNB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on SNB. No SNB Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on SNB. No notice of a "reportable event" within the meaning of
   Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be FILED for any SNB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

  (e) Except as Previously Disclosed, (i) no SNB Company has any obligations for retiree health and life benefits under any of the SNB Benefit Plans and
   (ii) there are no restrictions on the rights of such SNB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on SNB.

  (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any SNB Company from any SNB Company under any SNB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SNB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

  (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any SNB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the SNB Financial Statements to the extent required by and in accordance with GAAP.

  5.15 Legal Proceedings. There is no Litigation instituted or pending or, to the Knowledge of SNB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SNB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SNB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

  5.16 Reports. Since January 1, 1994, each SNB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the

SEC, including, without limitation, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB). As of their respective dates, each of such reports and documents, including, without limitation, the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, none of such reports and documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  5.17 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any SNB Company or any Affiliate thereof to CROSSROADS pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any SNB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by SNB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any SNB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to CROSSROADS's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any SNB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when FIRST mailed to the shareholders of CROSSROADS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any SNB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  5.18 Accounting, Tax and Regulatory Matters. No SNB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.l(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of SNB, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

  5.19 Charter Provisions. Each SNB Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any SNB Company or restrict or impair the ability of any CROSSROADS shareholder to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of SNB Common Stock that may be acquired or controlled by it.

                                   ARTICLE 6

                   CONDUCT OF BUSINESS PENDING CONSUMMATION

  6.1 Affirmative Covenants of CROSSROADS. Unless the prior written consent of SNB shall have been obtained, and except as otherwise contemplated herein, CROSSROADS shall, and shall cause each of its

Subsidiaries: (a) to operate its business in the usual, regular, and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.l(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

  6.2 Negative Covenants of CROSSROADS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CROSSROADS covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of SNB, which consent shall not be unreasonably withheld:

    (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any CROSSROADS Company; or

    (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a CROSSROADS Company to another CROSSROADS Company) (for the CROSSROADS Companies on a consolidated basis) except in the ordinary course of the business of CROSSROADS Companies consistent with past practices (which shall include, for CROSSROADS Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, receipt of Federal Home Loan Bank advances, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any CROSSROADS Company of any Lien or permit any such Lien to exist; or

    (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CROSSROADS Company, or declare or pay any dividend or make any other distribution in respect of CROSSROADS'S capital stock, provided that CROSSROADS shall be permitted to pay a cash dividend recently declared by it payable on March 1, 1998 to shareholders of record on February 15, 1998 in the amount of $.20 per share.

    (d) except as Previously Disclosed, issue, sell, pledge, encumber, authorize the issuance of, or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of CROSSROADS Common Stock or any other capital stock of any CROSSROADS Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

    (e) adjust, split, combine or reclassify any capital stock of any CROSSROADS Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CROSSROADS Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any CROSSROADS Subsidiary (unless any such shares of stock are sold or otherwise transferred to another CROSSROADS Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

    (f) acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, or (iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

    (g) grant any increase in compensation or benefits to the employees or officers of any CROSSROADS Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except to employees in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any CROSSROADS Company; or pay any bonus to, or grant any increase in fees or other increases in compensation or other benefits to, directors of any CROSSROADS Company; or

    (h) enter into or amend any employment Contract between any CROSSROADS Company and any Person (unless such amendment is required by Law) that the CROSSROADS Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

    (i) adopt any new employee benefit plan of any CROSSROADS Company or make any material change in or to any existing employee benefit plans of any CROSSROADS Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

    (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

    (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any CROSSROADS Company for money damages in excess of $50,000 or which involves material restrictions upon the operations of any CROSSROADS Company; or

    (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

  6.3 Covenants of SNB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SNB covenants and agrees that it shall continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the SNB Common Stock and the business prospects of the SNB Companies and, to the extent consistent therewith, to use all reasonable efforts to preserve intact the SNB Companies' core businesses and goodwill with their respective employees and the communities they serve.

  6.4 Adverse Changes in Condition. Each Party agrees (a) to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and (b) to use its reasonable efforts to prevent or promptly to remedy the same.

  6.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

  6.6 Pooling. From and after the date of this Agreement, no Party, or any of its Affiliates, shall knowingly take or fail to take any action, other than actions which such Party is required to take or abstain from taking pursuant to this Agreement, which action or failure to act could reasonably be expected to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. From and after the date of this Agreement, each of the Parties shall take all reasonable actions necessary to cause the Merger to be characterized as a "pooling of interests" for accounting purposes.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

  7.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement, SNB shall file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under applicable Securities Laws in connection with the issuance of the shares of SNB Common Stock upon consummation of the Merger. CROSSROADS shall furnish all information concerning it and the holders of its capital stock as SNB may reasonably request in connection with such action. CROSSROADS shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of the Merger and this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (a) SNB shall prepare and file on CROSSROADS'S behalf a Proxy Statement (which shall be included in the Registration Statement and which shall include an explanation of the restrictions on resale with respect to the shares of SNB Common Stock received by the holders of CROSSROADS Common Stock in the Merger) with the SEC and mail it to its shareholders, (b) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of CROSSROADS shall recommend to its shareholders that they approve this Agreement, and (d) the Board of Directors and officers of CROSSROADS shall use their reasonable efforts to obtain such shareholders' approval.

  7.2 Listing. SNB shall use its best efforts to list, prior to the Effective Time, on the NASDAQ/NMS, the shares of SNB Common Stock to be issued to the holders of CROSSROADS Common Stock pursuant to the Merger.

  7.3 Applications. SNB shall promptly prepare and file, and CROSSROADS shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

  7.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SNB shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

  7.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by SNB in connection with the SNB Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by SNB or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

  7.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

  (b) Except as may be required by applicable Law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from the other Party (including work papers and other material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial position and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

  (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

  7.7 Press Releases. Prior to the Effective Time, CROSSROADS and SNB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this
Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

  7.8 No Solicitation. (a) CROSSROADS shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, CROSSROADS or any of its Subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, subject to compliance with subsection (c) below and after receiving the written opinion of independent outside legal counsel to the effect that the failure to do so would constitute a breach by the CROSSROADS Board of Directors of its fiduciary duties to CROSSROADS shareholders under applicable law, CROSSROADS may, in response to an unsolicited Takeover Proposal that (i) was not received in violation of this Section 7.8, (ii) is not subject to financing and (iii) the CROSSROADS Board of Directors determines in good faith, after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect, would result in a transaction more favorable to CROSSROADS shareholders than the Merger, (A) furnish information with respect to CROSSROADS to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of CROSSROADS or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of CROSSROADS or any of its Subsidiaries, whether or not such person is purporting to act on behalf of CROSSROADS or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 7.8 by CROSSROADS. For purposes of this Agreement, "Takeover Proposal" means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of CROSSROADS or any of its Subsidiaries (other than investors in the ordinary course of business) or of over 15% of any class of equity securities of CROSSROADS or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of CROSSROADS or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving CROSSROADS or any of its Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to SNB of the transactions contemplated hereby.

  (b) Except as set forth herein, neither the Board of Directors of CROSSROADS nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to SNB, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, upon receipt of the written opinion of independent outside legal counsel to the effect that failure to do so would constitute a breach of its fiduciary duties to CROSSROADS shareholders under applicable law, then, prior to the Shareholders' Meeting, the CROSSROADS Board of Directors may (subject to the terms of this and the following sentences) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second business day following SNB's receipt of written notice (a "Notice of Superior Proposal") advising SNB that the CROSSROADS Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided that CROSSROADS shall not enter into an agreement with respect to a Superior Proposal unless CROSSROADS shall have furnished SNB with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal (not subject to financing) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of CROSSROADS Common Stock or CROSSROADS Bank then outstanding or all or substantially all of the assets of CROSSROADS or CROSSROADS Bank and otherwise on terms that the CROSSROADS Board of Directors determines in its good faith judgment (after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect) to be more favorable to CROSSROADS shareholders than the Merger.

  (c) In addition to the obligations of CROSSROADS set forth in subsection (b) above, CROSSROADS shall immediately advise SNB orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any Takeover Proposal or inquiry. CROSSROADS shall keep SNB fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

  (d) Nothing contained in this Section 7.8 shall prohibit CROSSROADS from making any disclosure to CROSSROADS's shareholders if the CROSSROADS Board of Directors determines in good faith, after receipt of the written advice of outside counsel to such effect, that it is required to do so in order to discharge properly its fiduciary duties to shareholders under applicable law; provided that CROSSROADS does not, except as permitted by subsection (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

  7.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

  7.10 Agreement of Affiliates. CROSSROADS has Previously Disclosed all Persons whom it reasonably believes are "affiliates" of CROSSROADS for purposes of Rule 145 under the 1933 Act. CROSSROADS shall use its reasonable efforts to cause each such Person to deliver to SNB not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit I hereto, providing that such

Person will not sell, pledge, transfer, or otherwise dispose of the shares of CROSSROADS Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of SNB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regardless of whether each such affiliate has provided the written agreement referred to in this Section, SNB shall be entitled to place restrictive legends upon certificates for shares of SNB Common Stock issued to affiliates of CROSSROADS pursuant to this Agreement to enforce the provisions of this Section.

  7.11 Employee Benefits and Contracts. Following the Effective Time, SNB shall provide generally to officers and employees of the CROSSROADS Companies employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the SNB Companies to their similarly situated officers and employees, provided that for a period of twelve (12) months after the Effective Time, SNB shall provide generally to officers and employees of CROSSROADS Companies severance benefits in accordance with the policies of either (i) CROSSROADS as Previously Disclosed, or (ii) SNB, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. For purposes of participation and vesting under such employee benefit plans, the service of the employees of the CROSSROADS Companies prior to the Effective Time shall be treated as service with a SNB Company participating in such employee benefit plans. SNB also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts Previously Disclosed to SNB between any CROSSROADS Company and any current or former director, officer, or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the CROSSROADS Benefit Plans.

  7.12 Large Deposits. Prior to the Closing, CROSSROADS will provide SNB and SNB will furnish to CROSSROADS with a list of all certificates of deposit or checking, savings or other deposits owned by persons who, to the Knowledge of the CROSSROADS, had deposits aggregating more than $100,000 and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of CROSSROADS and the Bank and their affiliates in an amount aggregating more than $100,000 as of the last day of the calendar month immediately prior to the Closing.

  7.13 Indemnification. SNB agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of CROSSROADS and CROSSROADS Bank ("Indemnified Parties") as provided in their respective articles of incorporation and bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in FULL force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

  7.14 Irrevocable Proxies. Concurrent with the execution hereof, CROSSROADS shall use its best efforts to obtain and deliver to SNB irrevocable proxies in substantially the form of Exhibit 4 hereto from each member of CROSSROADS's Executive Officers and from each member of CROSSROADS'S Board of Directors and their affiliates not later than 30 days after the date of this Agreement.

  7.15 Post-Closing Understanding. SNB agrees that CROSSROADS Bank of Georgia will be maintained as a separately chartered, freestanding banking subsidiary of SNB managed by its own Board of Directors as of the Effective Time and until such time as SNB in its business judgment deems a change in such status warranted. SNB shall, however, be entitled to change the name of CROSSROADS Bank of Georgia at or after the Effective Time to achieve consistency with the marketing program of SNB. It is the stated present intention of SNB to involve William D. Watson, who presently serves as President of CROSSROADS Bank of Georgia, as the City President of that institution subsequent to the Effective Time and to maintain Carol A. Bryant, Ronald K. Bell, Ronald J. Baggett and Ray M. Durham with the resulting organization in a role similar to that now occupied by them with CROSSROADS Bank of Georgia. SNB agrees that four (4) of the Directors of CROSSROADS immediately prior to the Effective Time will be added to the Board of Directors of the resulting holding company as provided in Section 2.3.

                                   ARTICLE 8

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

  8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

    (a) Shareholder Approval. The shareholders of CROSSROADS shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

    (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; provided, however, that no such condition or restriction shall be deemed to be materially adverse unless it materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

    (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8. 1 (b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

    (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

    (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under all Securities Laws relating to the issuance or trading of the shares of SNB Common Stock issuable pursuant to the Merger shall have been received.

    (f) NASD Listing. The shares of SNB Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ/NMS.

    (g) Tax Matters. CROSSROADS shall have received a written opinion of counsel from Martin, Snow, Grant & Napier, in form reasonably satisfactory to it, substantially to the effect that for federal income tax purposes (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (b) the exchange in the Merger of CROSSROADS Common Stock for SNB Common Stock will not give rise to gain or loss to the shareholders of CROSSROADS with respect to such exchange (except to the extent of any cash received).

  8.2 Conditions to Obligations of SNB. The obligations of SNB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SNB pursuant to Section 10.6(a) of this Agreement:

    (a) Representations and Warranties. The representations and warranties of CROSSROADS set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CROSSROADS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) Certificates. CROSSROADS shall have delivered to SNB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions of its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CROSSROADS'S Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SNB and its counsel shall reasonably request.

    (d) Opinion of Counsel. CROSSROADS shall have delivered to SNB an opinion of Walker, Hulbert, Gray & Byrd, counsel to CROSSROADS, dated as of the Closing Date, covering those matters set forth in Exhibit 2 hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) (the "Interpretive Standards").

    (e) Accountant's Letters. SNB shall have received from McNair, McLemore & Middlebrooks letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding CROSSROADS, in form and substance reasonably satisfactory to SNB, which letters shall be based upon customary specified procedures undertaken by such firm, and which letter shall provide, without limitation, (i) that there has been no Material adverse change in the financial position, business, or results or operations of SNB since the date of the execution of this Agreement and (ii) that the transaction may be characterized as a "pooling of interests" for accounting purposes.

    (f) Material Disclosures. CROSSROADS shall have disclosed to SNB all matters which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CROSSROADS.

    (g) Dissenting Shareholders. Holders of not more than 5% of the issued and outstanding shares of CROSSROADS Common Stock shall have perfected their rights as dissenting shareholders pursuant to Article 13 of the GBCC.

  8.3 Conditions to Obligations of CROSSROADS. The obligations of CROSSROADS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CROSSROADS pursuant to Section 10.6(b) of this
Agreement:

    (a) Representations and Warranties. The representations and warranties of SNB set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or
  (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SNB.

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SNB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) Certificates. SNB shall have delivered to CROSSROADS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SNB'S Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CROSSROADS and its counsel shall reasonably request.

    (d) Opinion of Counsel. SNB shall have delivered to CROSSROADS an opinion of Martin, Snow, Grant & Napier, counsel to SNB, dated as of the Closing Date, covering those matters set forth in Exhibit 3 hereto, which opinion may be rendered in accordance with the Interpretive Standards.

                                   ARTICLE 9

                                  TERMINATION

  9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CROSSROADS, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

    (a) By mutual consent of the Board of Directors of SNB and the Board of Directors of CROSSROADS; or

    (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 8.2(a) of this Agreement in the case of SNB and Section 8.3(a) of this Agreement in the case of CROSSROADS; or

    (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within
  (30) days after the giving of written notice to the breaching Party of such breach; or

    (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of CROSSROADS fail to approve this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon (assuming, for this purpose, that SNB votes the proxies granted to it pursuant to Section 7.14 hereof in favor thereof); or

    (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1998, provided the failure to consummate the Merger on or before such date was not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1 (e); or

    (f) By the Board of Directors of either Party (provided that the terminating PARTY is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement.

    (g) By the Board of Directors of CROSSROADS in connection with entering into a definitive agreement in accordance with Section 7.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses.

  9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except (i) as provided in Sections 10.2 and 10.14, and (ii) a termination pursuant to Section 9.1(b) or (c) of this Agreement shall entitle the non-breaching Party to all expenses incurred in connection with the proposed merger contemplated herein to be paid by the breaching Party, as and for liquidated damages, which shall be sole remedy of either Party against the other under this Agreement pursuant to O.C.G.A.
(S)13-6-7. The Parties agree that the amount specified as liquidated damages hereunder represents a good faith and reasonable estimate by the Parties of the amount of damages that the non-breaching Party would expect to incur in the event of a default under this Agreement and is not intended as a penalty.

                                  ARTICLE 10

                                 MISCELLANEOUS

  10.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

  "Affiliate" of a Person shall mean (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under Common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

  "Agreement" shall mean this Agreement and Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

  "Articles of Merger" shall mean the Articles of Merger to be executed by SNB and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.3 of this Agreement.

  "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

  "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.
  "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

  "Closing Date" shall have the meaning provided in Section 1.2 of this Agreement.

  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

  "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

  "CROSSROADS Bank" shall mean CROSSROADS Bank of Georgia, a Georgia state-chartered bank and a CROSSROADS Subsidiary.

  "CROSSROADS Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

  "CROSSROADS Common Stock" shall mean the $10.00 par value Common Stock of CROSSROADS.

  "CROSSROADS Companies" shall mean, collectively, CROSSROADS and all CROSSROADS Subsidiaries.

  "CROSSROADS Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of CROSSROADS as of September 30, 1997, and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended September 30, 1997, and for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as previously furnished by CROSSROADS to SNB, and (b) the consolidated balance sheets of CROSSROADS (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 1997.

  "CROSSROADS Stock Plans" shall mean the existing stock option and other stock-based compensation plans of CROSSROADS.

  "CROSSROADS Subsidiaries" shall mean the Subsidiaries of CROSSROADS, which shall include the CROSSROADS Subsidiaries described in Section 4.4 of this Agreement and any Person acquired as a Subsidiary of CROSSROADS in the future and owned by CROSSROADS at the Effective Time.

  "DEFAULT" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke., change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

  "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

  "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.
  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall have the meaning provided in Section 4.14(c) of this Agreement.

  "ERISA Plan" shall have the meaning provided in Section 4.14 of this Agreement.

  "Exchange Agent" shall have the meaning provided in Section 3.2 of this Agreement.

  "Exchange Ratio" shall have the meaning provided in Section 3.1(b) of this Agreement.

  "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

  "Expenses" shall have the meaning provided in Section 10.2 of this Agreement.

  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

  "GBCC" shall mean the Georgia Business Corporation Code.

  "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law.

  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

  "Interpretive Standards" shall have the meaning provided in Section 8.2(d) of this Agreement.

  "IRS" shall mean the Internal Revenue Service.

  "Knowledge" as used with respect to a Person shall mean the Knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

  "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

  "Letter of Transmittal" shall have the meaning provided in Section 3.2 of this Agreement.

  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

  "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

  "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

  "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

  "Merger" shall mean the merger of CROSSROADS with and into SNB referred to in Section 1.1 of this Agreement.

  "Merger Consideration" shall have the meaning provided in Section 3.1(c) of this Agreement.

  "NASD" shall mean the National Association of Securities Dealers, Inc.

  "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

  "1933 Act" shall mean the Securities Act of 1933, as amended.

  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Old Certificates" shall have the meaning provided in Section 3.2 of this Agreement.

  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

  "Outstanding CROSSROADS Shares" shall mean all shares of CROSSROADS outstanding immediately prior to the Effective Time, other than shares held in CROSSROADS's treasury which shall be canceled without consideration at the Effective Time.

  "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, without limitation, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

  "Party" shall mean either CROSSROADS or SNB, and "Parties" shall mean both CROSSROADS and SNB.

  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

  "Previously Disclosed" shall mean information (a) delivered in writing prior to the date of this Agreement in the manner and to the Party and counsel described in Section 10.8 of this Agreement and describing in reasonable detail the matters contained therein, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition, or (b) disclosed prior to the date of this Agreement by SNB to CROSSROADS in an SEC Document delivered to CROSSROADS in which the specific information has been identified by SNB.

  "Proxy Statement" shall mean the proxy statement used by CROSSROADS to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of SNB relating to shares of SNB Common Stock to be issued to the shareholders of CROSSROADS.

  "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by SNB under the 1933 Act in connection with the transactions contemplated by this Agreement.

  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state banking and other regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

  "SEC Documents" shall mean all reports and registration statements filed, or required to be FILED, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

  "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, state blue sky laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

  "Shareholders' Meeting" shall mean the meeting of the shareholders of CROSSROADS to be held pursuant to Section 7.1 of this Agreement, including any adjournment or postponement thereof.

  "SNB Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

  "SNB Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

  "SNB Common Stock" shall mean the $10.00 par value common stock of SNB.

  "SNB Companies" shall mean, collectively, SNB and all SNB Subsidiaries.

  "SNB Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of SNB as of September 30, 1997, and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended September 30, 1997, and for each of the three years ended December 31, 1997, 1996 and 1995, as filed by SNB in SEC Documents and (ii) the consolidated statements of condition of SNB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents FILED with respect to periods ended subsequent to September 30, 1997.

  "SNB Stock Plans" shall mean the existing stock option and other stock-based compensation plans.

  "SNB Subsidiaries" shall mean the Subsidiaries of SNB.

  "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

  "Superior Proposal" shall have the meaning provided in Section 7.8(b) of this Agreement.

  "Surviving Corporation" shall mean SNB as the surviving corporation resulting from the Merger.

  "Takeover Proposal" shall have the meaning provided in Section 7.8(a) of this Agreement. "CROSSROADS Allowance" shall have the meaning provided in
Section 4.9 of this Agreement.

  "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

  10.2 Expenses. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (the "Expenses"), except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

  10.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by CROSSROADS or SNB, each of CROSSROADS and SNB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

  10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b) of this Agreement, with respect to the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.13 of this Agreement.

  10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of CROSSROADS Common Stock, there shall be made no amendment decreasing the consideration to be received by CROSSROADS shareholders without the further approval of such shareholders.

  10.6 Waivers. (a) Prior to or at the Effective Time, SNB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CROSSROADS, to waive or extend the time for the compliance or fulfillment by CROSSROADS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SNB.

  (b) Prior to or at the Effective Time, CROSSROADS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SNB, to waive or extend the time for the compliance or fulfillment by SNB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CROSSROADS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CROSSROADS.

  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

  10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

  10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

  SNB:                   SNB Bancshares, Inc.
                         P. O. Box 4748

  Copy to Counsel:       Macon, GA 31208-4748
                         Attention: H. Averett Walker, President


  CROSSROADS:
                         Martin, Snow, Grant & Napier

  Copy to Counsel:       P. O. Box 1606
                         Macon, GA 31202-1606
                         Attention: Edward J. Harrell

                         CROSSROADS Bancshares, Inc.
                         P. O. Box 1308
                         Perry, GA 31069-1308
                         Attention: William D. Watson, President

                         Walker, Hulbert, Gray & Byrd
                         P. O. Box 1234
                         Perry, GA 31069-1234
                         Attention: John D. Christy

  10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

  10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  10.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

  10.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.14 Survival. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that (i) Articles Two, Three and Ten and Sections 7.6(b), 7.9, 7.11 and 7.13 of this Agreement shall survive the Effective Time; and (ii) Sections 7.6(b), 7.8(b), 9.2, 10.2 and 10. 14 shall survive the termination and abandonment of this Agreement.

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers as of the day and year first above written.

                                          CROSSROADS BANCSHARES, INC.

                                                     /s/ Cullen Talton
                                          By:__________________________________
                                                      CULLEN TALTON,
                                            Chairman of the Board of Directors

                                                   /s/ William D. Watson
                                          ATTEST:______________________________
                                                    WILLIAM D. WATSON,
                                                         President

                                                               [CORPORATE SEAL]

                                          SNB BANCSHARES, INC.

                                                   /s/ H. Averett Walker
                                          By:__________________________________
                                                    H. AVERETT WALKER,
                                                         President

                                                               [CORPORATE SEAL]

                 MODIFICATION TO AGREEMENT AND PLAN OF MERGER
                    BY AND BETWEEN SNB BANCSHARES, INC. AND
              CROSSROADS BANCSHARES, INC. AS OF FEBRUARY 12, 1998

  WHEREAS, SNB BANCSHARES, INC. ("SNB"), a corporation organized and existing under the laws of the State of Georgia, and CROSSROADS BANCSHARES, INC. ("Crossroads"), a corporation organized and existing under the laws of the State of Georgia, collectively, the parties, entered an Agreement and Plan of Merger ("Agreement") on January 29, 1998;

  WHEREAS, Section 10.5 of the Agreement provides that the same may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties; and

  WHEREAS, the parties mutually desire to modify the Agreement to impose an additional condition precedent on the obligation of SNB to perform under the Agreement, and the Boards of Directors of each of the parties having approved such modification;

  NOW, THEREFORE, in consideration of the above and other good and valuable consideration, the existence of which is hereby acknowledged, the parties do hereby modify the Agreement as follows:

                                      1.

  Section 8.1 of the Agreement is amended by adding the following sentence to paragraph (a) of said section:

  The shareholders of SNB shall have approved the Merger and issuance of the SNB common stock pursuant to the Merger, as and to the extent required by law, by the provisions of any governing instruments or by the rules of the NASDAQ National Market.

  IN WITNESS WHEREOF, each of the parties has caused this modification to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers as of the day and year first above written.

                                          CROSSROADS BANCSHARES, INC.

                                                     /s/ Cullen Talton
                                          By:__________________________________
                                                      CULLEN TALTON,
                                            Chairman of the Board of Directors

                                                   /s/ William D. Watson
                                          ATTEST:______________________________
                                                    WILLIAM D. WATSON,
                                                         President

                                                               [CORPORATE SEAL]

                                          SNB BANCSHARES, INC.

                                                   /s/ H. Averett Walker
                                          By:__________________________________
                                                    H. AVERETT WALKER,
                                                         President

                                                               [CORPORATE SEAL]

                                  APPENDIX B

                    TITLE 14, CHAPTER 2, ARTICLE 13 OF THE
                       GEORGIA BUSINESS CORPORATION CODE
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

(S) 14-2-1301. DEFINITIONS.

  As used in this article, the term:

    a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

    c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

    e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

    f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

    g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    h. "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 14-2-1302. RIGHT TO DISSENT.

  a. A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party:

      (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (A) Alters or abolishes a preferential right of the shares;

      (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

      (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

      (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

      (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

    (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporation action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

  (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

    (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

    (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(S) 14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

(S) 14-2-1320. NOTICE OF DISSENTERS' RIGHTS.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

  (b) If corporate action creating dissenter's rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

(S) 14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.

  (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

    (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) must not vote his shares in favor of the proposed action.

  (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his shares under this article.

(S) 14-2-1322. DISSENTERS' NOTICE.

  (a) If proposed corporate action created dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

  (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must;

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

    (4) Be accompanied by a copy of this article.

(S) 14-2-1323. DUTY TO DEMAND PAYMENT.

  (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

  (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 14-2-1324. SHARE RESTRICTIONS.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 14-2-1325. OFFER OF PAYMENT.

  (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

  (b) The offer of payment must be accompanied by:

    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under Code
  Section 14-2-1327; and

    (5) A copy of this article.

  (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(S)14-2-1326. FAILURE TO TAKE ACTION.

  (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(S)14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

    (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

  (b) A dissenter waives his or her right to demand payment under this Code Section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

  (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

    (1) The shareholder may demand the information required under subsection
  (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

    (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3. JUDICIAL APPRAISAL OF SHARES.

(S)14-2-1330. COURT ACTION.

  (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

  (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(S)14-2-1331. COURT COSTS AND COUNSEL FEES.

  (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

  (b) The court may also asses the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

    (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

    (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

  (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(S)14-2-1332. LIMITATION OF ACTIONS.

  No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article 8, Part 5 of the Georgia Business Corporation Code provides for indemnification of directors and officers of corporations. Under the provisions of O.C.G.A. (S) 14-2-852, a director of the Company, wholly successful on the merits or otherwise, in the defense of any proceeding or claim to which the director is a party because he or she is a director of the Company, is entitled as a matter of right to indemnification against reasonable expense, including attorneys' fees, incurred by him in connection with the proceedings. The Company is further authorized to indemnify any person who is made a director to a proceeding because he or she is a director against any liability incurred if that person acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The authority of the Company to indemnify a director is not applicable in connection with any proceeding brought by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined the director has met the relevant standard of conduct, or in connection with any other proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him whether or not involving an action in his or her official capacity.

  A determination that a director is entitled to indemnification shall be made if there are two or more disinterested directors by the Board of Directors by a majority vote of all the disinterested directors constituting a quorum or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; by special legal counsel, if there are fewer than two disinterested directors selected by the Board of Directors; or by the shareholders of the corporation, excluding shares owned by or voted under the control of directors who do not quality as a disinterested director. A director of a corporation who is a party to a legal proceeding may apply to the court for indemnification or advances for expenses. The court may order indemnification or advances for expenses if it determines (1) the director is entitled to mandatory indemnification; or (2) the director is fairly and reasonably entitled to indemnification even if the director has not met the relevant standard of conduct set forth in subsections O.C.G.A. (S) 14-2-851(a) and (b), has failed to comply with O.C.G.A. (S) 14-2-853, or was adjudged liable in a proceeding brought by or in the right of the corporation or in any proceeding alleging that personal benefit was improperly received by him or her, in which latter event, however, his or her indemnification is limited to reasonable expenses incurred in connection with the proceeding. If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court indemnification or advance for expenses. The articles of incorporation of the Company also eliminate, as permitted by law, the personal liability of directors of the Company from monetary damages for breach of duty of care or other duty as a director, excepting only any liability for misappropriation of any business opportunity of the corporation, intentional misconduct, and other specified conduct.

  An officer of the Company who is not a director is entitled to mandatory indemnification and is entitled to apply for court ordered indemnification in each case to the same extent as is a director of the Company. The Company may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its Board of Directors, or contract.

  The Company bylaws provide for indemnification of officers and directors substantially similar to that provided by Article 8, Part 5 of the Georgia Business Corporations Code. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling. Precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant's articles of incorporation provide that no director of SNB shall be personally liable to the Registrant or its shareholders for monetary damages for a breach of the duty of care or any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of the Registrant; (ii) actual omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) liability for unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

NUMBER   DESCRIPTION OF EXHIBITS

2.1 Agreement and Plan of Reorganization dated January 29, 1998, between SNB and Crossroads (included as Appendix A to the Joint Proxy
     Statement/Prospectus contained herein).

2.2 First Amendment to Agreement and Plan of Reorganization dated February 12, 1998, between SNB and Crossroads (included as Appendix A to the Joint Proxy Statement/Prospectus contained herein).

3.1 Articles of Incorporation of the Registrant (incorporated by reference as Exhibit 3(a) to the Registrant's Form 10-KSB for the fiscal year ended December 31, 1995).

3.2 Bylaws of the Registrant as amended March 12, 1998 (incorporated by reference as Exhibit 3.2 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).

4.1 Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).

5.1 Legal opinion of Martin, Snow, Grant & Napier, LLP (incorporated by reference as Exhibit 5.1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).

8.1 Tax opinion of Martin, Snow, Grant & Napier, LLP. (incorporated by reference as Exhibit 8.1 to Amendment No. 1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on June 2, 1998, Registration No. 333-49977.

10.1 Employment Agreement with H. Averett Walker (incorporated by reference as
     Exhibit 10(a) to the Registration Statement filed on Form SB-2, Commission File No. 333-11371 on September 8, 1996).

10.2 1996 Incentive Stock Option Plan (incorporated by reference as Exhibit 10(b) to the Registration Statement filed on Form SB-2, Commission File No. 333-11371 on September 8, 1996).

10.3 Form of Director Warrants issued in connection with formation of Security National Bank (incorporated by reference as Exhibit 10(c) to the Registration Statement filed on Form SB-2, Commission File No. 333-11371 on September 8, 1996.

11.1  Statement of Per Share Earnings (incorporated by reference as Exhibit
      11.1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).

21.1 Subsidiaries of Registrant (incorporated by reference as Exhibit 21.1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).

23.1 Consent of Martin, Snow, Grant & Napier, LLP (included in Exhibits 5.1 and 8.1).

23.2 Consent of McNair, McLemore, Middlebrooks & Co., LLP (incorporated by reference as Exhibit 23.2 to Amendment No. 1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on June 2, 1998, Registration No. 333-49977).

24 Power of Attorney (incorporated by reference as Exhibit 24 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).

99.1 Form of proxy for SNB Bancshares, Inc. (incorporated by reference as Exhibit 99.1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).

99.2 Form of proxy for Crossroads Bancshares, Inc. (incorporated by reference as Exhibit 99.2 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).

ITEM 22.UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the registrant has been advised that in the opinion of the

    Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, without one business day of receipt of such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the requests.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, SNB BANCSHARES, INC. HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED IN THE CITY OF MACON, STATE OF GEORGIA, ON THE 11TH DAY OF JUNE, 1998.

                                          SNB BANCSHARES, INC.

                                                  /s/ H. Averett Walker
                                          By: _________________________________
                                                     H. AVERETT WALKER
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE SECURITIES ACT OF 1933 AND PURSUANT TO THE POWER OF ATTORNEY CONTAINED IN THE ORIGINAL REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY SNB BANCSHARES, INC., THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITY AND ON THE DATE INDICATED BY THEIR DULY AUTHORIZED ATTORNEY-IN-FACT.

            SIGNATURE                          TITLE                       DATE
            ---------                          -----                       ----
       Alford C. Bridges           Director
     Joe E. Timberlake, III        Director
     Richard E. White, Jr.         Director
         Robert C. Ham             Director
        Robert T. Mullis           Director
         Ben G. Porter             Director
       H. Averett Walker           Director, President and
                                    Chief Executive Officer
                                    (Principal Executive
                                    Officer)
        Robert C. Allen            Director
       Lee R. Greene, Jr.          Director

            SIGNATURE                          TITLE                       DATE
            ---------                          -----                       ----
        Sydney J. Pyles            Director
      John F. Rogers, Jr.          Director
     Charles W. Shelby, Sr.        Director
     Frank M. Shepherd, Jr.        Director
     Chris R. Sheridan, Jr.        Director
       Frank G. Wall, Jr.          Director
      Michael T. O'Dillon          Senior Vice President,
                                    Treasurer and Chief
                                    Financial Officer
                                    (Principal Financial and
                                    Accounting Officer)

By: /s/ H. Averett
Walker
  --------------------------
H. AVERETT WALKER, ATTORNEY-
          IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   2.1   Agreement and Plan of Reorganization dated January 29, 1998, between
         SNB and Crossroads (included as Appendix A to the Joint Proxy
         Statement/Prospectus contained herein).
   2.2   First Amendment to Agreement and Plan of Reorganization dated February
         12, 1998, between SNB and Crossroads (included as Appendix A to the
         Joint Proxy Statement/Prospectus contained herein).
   3.1   Articles of Incorporation of the Registrant (incorporated by reference as Exhibit 3(a) to the Registrant's Form 10-KSB for the fiscal year ended December 31, 1995).
   3.2   Bylaws of the Registrant as amended March 12, 1998 (incorporated by reference as Exhibit 3.2 to the Registrant's Form S-4 filed by SNB
         Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).
   4.1   Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13,
         1998, Registration No. 333-49977).
   5.1   Legal opinion of Martin, Snow, Grant & Napier, LLP (incorporated by reference as Exhibit 5.1 to the Registrant's Form S-4 filed by SNB
         Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).
   8.1   Tax opinion of Martin, Snow, Grant & Napier, LLP (incorporated by reference as Exhibit 8.1 to Amendment No. 1 to the Registrant's Form
         S-4 filed by SNB Bancshares, Inc. on June 2, 1998, Registration No.
         333-49977).
  10.1   Employment Agreement with H. Averett Walker (incorporated by reference as Exhibit 10(a) to the Registration Statement filed on Form SB-2,
         Commission File No. 333-11371 on September 8, 1996).
  10.2   1996 Incentive Stock Option Plan (incorporated by reference as Exhibit
         10 (b) to the Registration Statement filed on Form SB-2, Commission
         File No. 333-11371 on September 8, 1996).
  10.3   Form of Director Warrants issued in connection with formation of
         Security National Bank (incorporated by reference as Exhibit 10(c) to the Registration Statement filed on Form SB-2, Commission File No.
         333-11371 on September 8, 1996.
  11.1   Statement of Per Share Earnings (incorporated by reference as Exhibit
         11.1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on
         April 13, 1998, Registration No. 333-49977).
  21.1   Subsidiaries of Registrant (incorporated by reference as Exhibit 21.1 to the Registrant's Form S-4 filed by SNB Bancshares, Inc. on April
         13, 1998, Registration No. 333-49977).
  23.1   Consent of Martin, Snow, Grant & Napier, LLP (included in Exhibits 5.1 and 8.1).
  23.2   Consent of McNair, McLemore, Middlebrooks & Co., LLP (incorporated by reference as Exhibit 23.2 to Amendment No. 1 to the Registrant's Form
         S-4 filed by SNB Bancshares, Inc. on June 2, 1998, Registration No.
         333-49977).
   24    Power of Attorney (incorporated by reference as Exhibit 24 to the
         Registrant's Form S-4 filed by SNB Bancshares, Inc. on April 13, 1998,
         Registration No. 333-49977).
  99.1   Form of proxy for SNB Bancshares, Inc. (incorporated by reference as
         Exhibit 99.1 to the Registrant's Form S-4 filed by SNB Bancshares,
         Inc. on April 13, 1998, Registration No. 333-49977).
  99.2   Form of proxy for Crossroads Bancshares, Inc. (incorporated by reference as Exhibit 99.2 to the Registrant's Form S-4 filed by SNB
         Bancshares, Inc. on April 13, 1998, Registration No. 333-49977).